As filed with the Securities and Exchange Commission on October 12, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD RESIDENTIAL PROPERTIES INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1520	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

(416) 363-9491

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brookfield Asset Management, LLC

Attention: Barry Blattman

3 World Financial Center

200 Vesey Street

New York, NY 10281

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lawrence Chernin, Esq. Goodmans LLP 333 Bay Street, Suite 3400 Toronto, Ontario, Canada M5H 2S7 (416) 979-2211	Sachin Shah President Brookfield Residential Properties Inc. Brookfield Place, Suite 300 181 Bay Street, P.O. Box 762 Toronto, Ontario, Canada M5J 2T3 (416) 363-9491	Daniel M. Miller, Esq. Dorsey & Whitney LLP 777 Dunsmuir Street, Suite 1605 Vancouver, British Columbia, Canada V7Y 1K4 (604) 687-5151

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the conditions to the transactions described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered*	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value	50,387,805 shares(1)	$8.58	$432,327,367(3)	$30,824
8% Convertible Preferred Shares, no par value	76,945 shares(2)	$25.00	$1,923,625(4)	$138
Total				$30,962

(1)	This registration statement relates to common shares, no par value per share, of Brookfield Residential Properties Inc. (“BRP”), issuable to holders of common stock, $0.01 par value per share, of Brookfield Homes Corporation (“BHC”), in the proposed merger. The amount of BRP common shares to be registered has been determined by multiplying (A) the exchange ratio (0.764900530 shares of BRP for every share of BHC common stock) by (B) 65,874,977 the maximum number of shares of BHC common stock that may be cancelled and exchanged in the merger.
(2)	This registration statement relates to 8% convertible preferred shares of BRP, issuable to holders of preferred shares of BHC in the proposed merger. The amount of BRP preferred shares to be registered has been determined by multiplying (A) the exchange ratio (one share of BRP preferred stock for every share of BHC preferred stock) by (B) the maximum number of shares of BHC preferred stock that may be held by United States residents that were outstanding as of the filing date hereof. The shares of preferred stock of BHC known to be held by persons outside of the United States are not registered under this registration statement.
(3)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the product of: (A) the maximum number of shares of BHC common stock that may be cancelled and exchanged in the merger, multiplied by (B) $8.58, the average of the high and low sale prices for shares of BHC common stock as reported on the NYSE on October 7, 2010.
(4)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act, based upon the aggregate book value of the BHC preferred shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the shares of Brookfield Residential stock to be issued in the transactions has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2010

Dear Common Stockholder of Brookfield Homes Corporation:

I am pleased to send you this proxy statement/prospectus for a special meeting of the common stockholders of Brookfield Homes Corporation, referred to as Brookfield Homes, where you will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger and contribution, referred to as the merger and contribution agreement, pursuant to which Brookfield Homes will combine its businesses with the residential land and housing division of Brookfield Properties Corporation, which division is referred to as BPO Residential, to create a public company named Brookfield Residential Properties Inc., referred to as Brookfield Residential. Brookfield Residential is currently a wholly-owned subsidiary of Brookfield Asset Management Inc., referred to as Brookfield Asset Management, through which Brookfield Asset Management holds its interest in Brookfield Homes common stock and 8% Convertible Preferred Stock, Series A, referred to as the 8% convertible preferred stock. Brookfield Properties Corporation, which is referred to as Brookfield Office Properties, is also a majority-owned subsidiary of Brookfield Asset Management.

The Brookfield Homes board of directors, upon the recommendation of the special committee of independent directors formed to consider and negotiate the transactions, recommends that you vote “FOR” the adoption of the merger and contribution agreement. In considering the recommendation of the Brookfield Homes board of directors with respect to the transactions, please be aware that Brookfield Asset Management, as the majority beneficial shareholder of both Brookfield Homes and Brookfield Office Properties, and Brookfield Homes’ directors and executive officers have interests in the transactions that may be different from, or in addition to, those of Brookfield Homes’ stockholders generally, which may have influenced the directors in approving and recommending the merger and contribution agreement. For a more detailed description of these interests, see “The Transactions—Interests of Brookfield Asset Management and of Brookfield Homes’ Directors and Executive Officers in the Transactions” beginning on page 52 of this proxy statement/prospectus.

The merger and contribution agreement sets forth the terms of a merger between Brookfield Homes and Brookfield Residential Acquisition Corp., a wholly-owned subsidiary of Brookfield Residential. In that merger, you will receive 0.764900530 of a common share of Brookfield Residential, referred to as Brookfield Residential common stock, for each share of Brookfield Homes common stock that you own. The merger and contribution agreement provides that Brookfield Residential will convert its shares of Brookfield Homes 8% convertible preferred stock to Brookfield Homes common stock prior to the merger. Holders of the remaining shares of Brookfield Homes 8% convertible preferred stock will receive one 8% convertible preferred share of Brookfield Residential, referred to as Brookfield Residential 8% convertible preferred stock, for each share of Brookfield Homes 8% convertible preferred stock held. The merger and contribution agreement also provides for Brookfield Office Properties to contribute all of the equity interests in each of the entities owning BPO Residential to Brookfield Residential immediately prior to the merger in exchange for shares of Brookfield Residential common stock, a CDN$265 million senior unsecured promissory note and a CDN$215 million junior unsecured promissory note, payable to Brookfield Office Properties. After completion of the transactions contemplated by the merger and contribution agreement:

•	Brookfield Homes’ common stockholders will own approximately 49.1% of the outstanding shares of Brookfield Residential common stock;

•

Brookfield Office Properties will own approximately 50.7% of the outstanding shares of Brookfield Residential common stock, which Brookfield Office Properties intends to dispose of following the completion of the transactions pursuant to a rights offering; and

•

Brookfield Homes’ preferred stockholders will own 76,945 shares of Brookfield Residential 8% convertible preferred stock convertible into 0.2 million shares of Brookfield Residential common stock (representing approximately 0.2% of the outstanding shares of Brookfield Residential common stock on an as-converted basis).

Attached to this letter is an important document providing detailed information about these transactions. Please read this proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 22.

There is currently no public market for shares of Brookfield Residential common stock or Brookfield Residential 8% convertible preferred stock. Brookfield Residential intends to apply to list the Brookfield Residential common stock on the New York Stock Exchange and the Toronto Stock Exchange, under the symbol “BRP.”

Adoption of the merger and contribution agreement by the holders of at least a majority of the outstanding shares of Brookfield Homes common stock entitled to vote thereon is required to complete the transactions contemplated thereby, including the merger. Brookfield Residential has agreed to vote its shares in favor of the merger and contribution agreement and to waive any appraisal rights with respect to such shares, unless the Brookfield Homes board of directors withdraws its recommendation of the merger and contribution agreement (in which case it may vote its shares in its discretion). Brookfield Residential currently owns 62% of the outstanding shares of Brookfield Homes common stock and 99% of the Brookfield Homes 8% convertible preferred stock, which Brookfield Residential will convert to common stock prior to the merger resulting in Brookfield Residential’s ownership of approximately 82% of the outstanding shares of Brookfield Homes common stock on an as-converted basis. The terms of the Brookfield Homes 8% convertible preferred stock do not provide Brookfield Homes’ preferred stockholders with the right to vote on the adoption of the merger and contribution agreement. Accordingly, Brookfield Homes will hold a special meeting of only its common stockholders for the purpose of voting to adopt the merger and contribution agreement on [                    ], 2010 at 11:00 a.m. (local time) at Brookfield Homes’ Southland office, 3090 Bristol Street, Suite 200, Costa Mesa, California, United States 92626.

Whether or not you plan to attend the special meeting, please vote your shares as promptly as possible. YOUR VOTE IS IMPORTANT.

Sincerely,

Ian G. Cockwell

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any U.S. state or Canadian provincial or territorial securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [                    ], 2010 and is first being mailed to the common stockholders of Brookfield Homes on or about [                    ], 2010.

REFERENCES TO ADDITIONAL INFORMATION

In this proxy statement/prospectus, unless the context requires otherwise, references to entities include the affiliates through which those entities operate their businesses.

This proxy statement/prospectus incorporates by reference important business and financial information about Brookfield Homes from other documents filed with the Securities and Exchange Commission, referred to as the SEC, that are not included in or delivered with this document. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Brookfield Homes will provide you with copies of the information that is incorporated by reference into this proxy statement/prospectus, without charge, upon your written or oral request to:

Brookfield Homes Corporation

8500 Executive Park Avenue, Suite 300

Fairfax, Virginia 22031

Telephone: (858) 481-2567

Attn: Director, Investor Relations

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

If you would like to request documents from Brookfield Homes, please do so by [                    ], 2010, in order to ensure that you will receive them before the special meeting.

NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS

TO BE HELD ON [                    ], 2010

To our Common Stockholders:

You are cordially invited to attend a special meeting of the common stockholders of Brookfield Homes Corporation, a Delaware corporation, which will be held on [                    ], 2010 at 11:00 a.m. (local time) at Brookfield Homes’ Southland office, 3090 Bristol Street, Suite 200, Costa Mesa, California, United States, for the following purposes:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger and Contribution, dated as of October 4, 2010, among Brookfield Homes, Brookfield Residential Properties Inc., a corporation incorporated under the applicable laws of Ontario and referred to as Brookfield Residential, Brookfield Residential Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Brookfield Residential, and Brookfield Properties Corporation, a corporation incorporated under the laws of Canada and referred to as Brookfield Office Properties. Under the merger and contribution agreement, there will be a merger of Brookfield Homes with Brookfield Residential Acquisition Corp. with Brookfield Homes being the surviving entity and becoming a wholly-owned subsidiary of Brookfield Residential. In the merger, each outstanding share of Brookfield Homes common stock will be converted into the right to receive 0.764900530 of a share of Brookfield Residential common stock, and each outstanding share of Brookfield Homes 8% convertible preferred stock will be converted into the right to receive one share of Brookfield Residential 8% convertible preferred stock. Prior to the merger, Brookfield Residential will convert its shares of Brookfield Homes 8% convertible preferred stock to Brookfield Homes common stock. Immediately prior to the merger, Brookfield Office Properties and its affiliates will contribute all of the equity interests in each of the entities owning Brookfield Office Properties’ residential land and housing division, referred to as BPO Residential, to Brookfield Residential in exchange for shares of Brookfield Residential common stock, a CDN$265 million senior unsecured promissory note and a CDN$215 million junior unsecured promissory note, both payable to Brookfield Office Properties.

2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only Brookfield Homes common stockholders of record at the close of business on [                    ], 2010 are entitled to notice of, and will be entitled to vote at, the special meeting and any adjournments or postponements of the special meeting.

Holders of outstanding shares of Brookfield Homes common stock representing a majority of the votes entitled to be cast at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Adoption of the merger and contribution agreement requires the affirmative vote of the holders of at least a majority of shares of Brookfield Homes common stock outstanding as of the record date, but does not require the approval of Brookfield Homes’ preferred stockholders. Brookfield Residential has agreed to vote its shares in favor of the merger and contribution agreement and to waive any appraisal rights with respect to such shares, unless the Brookfield Homes board of directors withdraws its recommendation of the merger and contribution agreement (in which case, it may vote its shares in its discretion). Brookfield Residential currently owns 62% of the outstanding shares of Brookfield Homes common stock and 99% of the Brookfield Homes 8% convertible preferred stock, which Brookfield Residential will convert to common stock prior to the merger resulting in Brookfield Residential’s ownership of approximately 82% of the outstanding shares of Brookfield Homes common stock on an as-converted basis.

After careful consideration, and upon the recommendation of the special committee of independent directors formed to consider and negotiate the transactions, the Brookfield Homes board of directors approved the merger and contribution agreement and recommends that the Brookfield Homes common stockholders vote to approve and adopt the merger and contribution agreement. In considering the recommendation of the

Brookfield Homes board of directors with respect to the transactions, please be aware that Brookfield Asset Management, as the majority beneficial shareholder of both Brookfield Homes and Brookfield Office Properties, and Brookfield Homes’ directors and executive officers, have interests in the transactions that may be different from, or in addition to, those of Brookfield Homes’ stockholders generally, which may have influenced the directors in approving and recommending the merger and contribution agreement. These interests are described in the attached proxy statement/prospectus.

You are urged to carefully read the attached proxy statement/prospectus in its entirety, which describes and includes a copy of the merger and contribution agreement.

It is important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, we urge you to submit your proxy by completing, dating and signing the enclosed proxy card and mailing it in the self-addressed, postage prepaid envelope provided so that your shares are represented at the special meeting. You may also vote by telephone or over the Internet according to the instructions specified on your proxy card. You can revoke your proxy or change your vote at any time before or at the special meeting as described in the accompanying proxy statement/prospectus. If your shares are held in an account at a brokerage firm or bank, you must instruct the firm or bank how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the approval and adoption of the merger and contribution agreement.

Yours very truly,

Shane D. Pearson

Secretary to the Board of Directors

Fairfax, Virginia

[                    ], 2010

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

The following are some questions that you, as a Brookfield Homes common stockholder, may have regarding the special meeting and the matters being considered at the meeting. You are urged to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q1: What is being proposed and why?

A1: Brookfield Homes is proposing to combine BPO Residential with Brookfield Homes to create a new public company. The board of directors of Brookfield Homes believes that the combination will enhance the value of Brookfield Homes through the creation of a diversified North American residential land and housing company. Your board also believes that the combined company will benefit from geographic diversification and a stronger capital structure with the prospects of achieving lower cost of, and enhanced access to, capital, synergy potential and an enhanced platform for growth in a capital intensive industry. The name of the new combined public company is Brookfield Residential Properties Inc., which is referred to as Brookfield Residential. Brookfield Residential is currently a wholly-owned subsidiary of Brookfield Asset Management through which Brookfield Asset Management holds its interest in Brookfield Homes common stock and 8% convertible preferred stock. Brookfield Office Properties is also a majority-owned subsidiary of Brookfield Asset Management.

Q2: How will Brookfield Residential be created?

A2: Pursuant to the terms of the Agreement and Plan of Merger and Contribution, dated as of October 4, 2010, which is referred to as the merger and contribution agreement, a wholly-owned subsidiary of Brookfield Residential will be merged with and into Brookfield Homes, with Brookfield Homes being the surviving corporation and becoming a wholly-owned subsidiary of Brookfield Residential. This merger is referred to as the merger. In addition, immediately prior to the merger, Brookfield Office Properties will contribute to Brookfield Residential equity interests in entities owning all or substantially all of the assets, liabilities and obligations of BPO Residential. This contribution by Brookfield Office Properties is referred to as the contribution and, together with the merger, as the transactions. The diagram at the end of this question and answer section illustrates the intended result of the transactions.

Q3: Why am I receiving these materials?

A3: Because you are a common stockholder of Brookfield Homes, you are being asked to vote to adopt the merger and contribution agreement at the special meeting. Brookfield Homes is sending you these materials to help you decide whether to approve the merger and contribution agreement and the transactions.

Q4: What will Brookfield Homes’ stockholders be entitled to receive in the merger?

A4: Brookfield Homes’ common stockholders will be entitled to receive 0.764900530 common shares of Brookfield Residential, referred to as common stock, in exchange for each share of Brookfield Homes common stock they own, which is referred to as the exchange ratio. In addition, holders of shares of Brookfield Homes 8% convertible preferred stock will receive one 8% convertible preferred share of Brookfield Residential, referred to as the Brookfield Residential 8% convertible preferred stock, for each share of Brookfield Homes 8% convertible preferred stock that they own. The terms of the Brookfield Residential 8% convertible preferred stock will be the same in all material respects as the terms of the Brookfield Homes 8% convertible preferred stock. Holders of Brookfield Homes 8% convertible preferred stock do not have voting rights, except in limited circumstances. See “Description of Brookfield Residential Share Capital Following the Transactions” beginning on page 130 of this proxy statement/prospectus for a more complete description of the terms of the Brookfield Residential common stock and the Brookfield Residential 8% convertible preferred stock.

Q5: Will the number of shares of Brookfield Residential common stock to be issued for each share of Brookfield Homes common stock in the merger change between now and the time the merger is completed?

A5: No. The exchange ratio is a fixed ratio, which means that the number of shares of Brookfield Residential common stock to be issued in exchange for each share of Brookfield Homes common stock will not change if the trading price of Brookfield Homes common stock changes between now and the time the merger is completed.

Q6: What will Brookfield Office Properties be entitled to receive as a result of the contribution?

A6: In consideration for the contribution, Brookfield Office Properties will receive shares of Brookfield Residential common stock representing in the aggregate approximately 50.7% of the outstanding shares of Brookfield Residential common stock to be outstanding immediately after the closing date of the transactions, a CDN$265 million senior unsecured promissory note and a CDN$215 junior unsecured promissory note, both payable to Brookfield Office Properties. Following completion of the transactions, Brookfield Office Properties intends to dispose of all of its shares of Brookfield Residential common stock pursuant to a rights offering. Brookfield Asset Management has agreed to exercise the rights it receives and acquire any shares of Brookfield Residential that are not otherwise subscribed for in the rights offering at the same price per share as in the rights offering.

Q7: How much of Brookfield Residential will Brookfield Homes’ common stockholders own?

A7: Upon completion of the transactions, Brookfield Homes’ common stockholders will own approximately 49.3% of the outstanding shares of Brookfield Residential common stock (on an as-converted basis). Brookfield Office Properties will acquire the remaining 50.7% of the outstanding shares of Brookfield Residential common stock on closing, but intends to dispose of all of those shares after the completion of the transactions pursuant to the rights offering described above.

Q8: Do shares of Brookfield Residential common stock currently have a trading price?

A8: No. There is currently no established trading market for the Brookfield Residential common stock, the Brookfield Residential 8% convertible preferred stock or the common equity of BPO Residential. Brookfield Residential intends to apply to list the Brookfield Residential common stock on the New York Stock Exchange and the Toronto Stock Exchange and it is intended that such shares will be so listed when issued in connection with the merger.

Q9: Why is the Brookfield Homes board of directors recommending that I vote in favor of the merger and contribution agreement?

A9: Your board of directors sees the merger as a strategic opportunity to enhance the value of Brookfield Homes through the creation of a diversified North American residential land and housing company, benefiting from geographic diversification and a stronger capital structure, with the prospects of achieving lower cost of, and enhanced access to, capital, synergy potential and an enhanced platform for growth in a capital intensive industry.

Q10: How do I vote?

A10: Please determine whether you hold your shares of Brookfield Homes common stock directly in your name as a registered stockholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered stockholder (that is, you hold your shares of Brookfield Homes common stock in your own name and not through a broker, nominee or in some other “street name” capacity), you may vote in any of the following ways:

•	by attending the special meeting and voting in person; or

•

by telephone or over the Internet, by following the instructions specified on your proxy card. The deadline for voting by telephone or over the Internet is 11:59 p.m. (Eastern Standard Time) on [                    ], 2010.

You may also grant your proxy by completing, signing and dating the enclosed proxy card and mailing it in the self-addressed, postage prepaid envelope that is enclosed so that your shares may be represented and voted at the special meeting.

Q11: What do I need to do now?

A11: After carefully reading and considering the information contained in and incorporated by reference into this proxy statement/prospectus, please follow one of the procedures outlined in the answer to the previous question in order either to vote your shares or grant your proxy. Even if you plan to attend the special meeting, please return the proxy card or vote your shares by telephone or over the Internet.

Q12: Can I change my vote even after I have voted or returned my signed proxy card?

A12: Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered stockholder, you can do this in any of the following ways:

•	you can send a signed written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy card bearing a later date;

•	you can vote by telephone or over the Internet after previously voting or submitting your proxy card; or

•

you may attend the special meeting and vote your shares in person which will automatically cancel any proxy previously given. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

If you choose either of the first two methods, your notice of revocation or your new proxy must be sent to Brookfield Homes at the following address:

Brookfield Homes Corporation

c/o BNY Mellon Shareowner Services

P.O. Box 358015

Pittsburgh, PA 15252-8015

or

480 Washington Blvd.

Jersey City, NJ 07310-1900

Attention: [                    ]

If your shares are held in “street name” by your broker, please contact your broker to change your voting instructions.

Q13: What happens if I return my proxy but do not indicate my preference for or against adoption of the merger and contribution agreement?

A13: If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” adoption of the merger and contribution agreement.

Q14: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A14: No. Please instruct your broker to vote your shares. Please check with your broker and follow the voting procedures your broker provides. Your broker will advise you whether you may submit voting instructions by telephone or over the Internet. If you do not instruct your broker, your broker will not have the discretion to vote your shares. Because adoption of the merger and contribution agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Brookfield Homes common stock, these so called “broker non-votes,” where the broker does not vote for or against the adoption of the merger and contribution agreement, have the same effect as votes cast against adoption of the merger and contribution agreement. Therefore, please be sure to provide voting instructions to your broker. You cannot vote shares held in “street name” by returning a proxy directly to Brookfield Homes or voting in person at the special meeting.

Q15: What if I cannot find my stock certificate?

A15: There will be a procedure for you to receive Brookfield Residential common stock in the merger, even if you have lost one or more of your Brookfield Homes common stock certificates. This procedure, however, may take time to complete. In order to ensure that you will be able to receive your Brookfield Residential common shares promptly after the transactions are completed, if you cannot locate your Brookfield Homes common stock certificates after looking for them carefully, please contact BNY Mellon Shareowner Services, Brookfield Homes’ transfer agent, as soon as possible and follow the procedure for replacing your stock certificates. BNY Mellon Shareowner Services can be reached at (201) 680-6578 or toll free in North America (800) 522-6645, or you can write to the following address:

Brookfield Homes Corporation

c/o BNY Mellon Shareowner Services

P.O. Box 358015

Pittsburgh, PA 15252-8015

or

480 Washington Blvd.

Jersey City, NJ 07310-1900

Q16: When do you expect the transactions to be completed?

A16: Brookfield Homes and Brookfield Office Properties are working to complete the transactions as soon as possible after the special meeting and after receipt of regulatory approvals. Brookfield Homes plans to complete the transactions in January of 2011.

Q17: Who can answer questions I may have about the special meeting or the transactions?

A17: If you have questions about the special meeting or the transactions, please contact Linda T. Northwood, Brookfield Homes’ Director of Investor Relations, at (858) 481-2567.

Q18: What are the U.S. federal income tax consequences of the merger?

A18: For U.S. stockholders, the exchange of Brookfield Homes common stock for Brookfield Residential common stock pursuant to the merger will be a taxable transaction. Each U.S. stockholder will generally recognize gain or loss equal to the fair market value of the Brookfield Residential common shares and cash in lieu of fractional shares received, less such holder’s adjusted tax basis in the Brookfield Homes common stock surrendered in the merger.

For non-U.S stockholders, gain resulting from the exchange of Brookfield Homes common stock for Brookfield Residential common stock pursuant to the merger will generally be subject to U.S. federal income tax if: (a) the non-U.S. stockholder has actually or constructively owned more than 5% of the total fair market value of the shares of Brookfield Homes’ common stock at any time during the 5-year period ending on the date of merger; (b) such gain is effectively connected with a U.S. trade or business carried on by the non-U.S. stockholder; or (c) the non-U.S. stockholder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met.

The above discussion of U.S. federal income tax considerations is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Brookfield Homes common stock, and is qualified in its entirety by the discussion below entitled “Certain United States Federal

Income Tax Considerations”. Holders of Brookfield Homes common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger and the ownership and disposition of Brookfield Residential common stock, including the application and effect of federal, state, local, foreign and other tax laws.

Organizational Structure following the Transactions—Set forth below is a diagram that illustrates in a simplified form the structure of Brookfield Residential following the transactions:

#	Exact percentage of ownership to be determined.
*	Immediately prior to completion of the merger, it is expected that former public stockholders of Brookfield Homes will own approximately 18% of the outstanding shares of common stock of Brookfield Homes, and Brookfield Asset Management, through Brookfield Residential, will beneficially own approximately 82% of the outstanding shares of common stock of Brookfield Homes.
**	In consideration for the contribution of BPO Residential, Brookfield Office Properties will receive shares of Brookfield Residential common stock representing in the aggregate approximately 50.7% of the outstanding shares of Brookfield Residential common stock, a CDN$265 million senior unsecured promissory note and a CDN$215 million junior unsecured promissory note. Subsequent to the closing of the transactions, Brookfield Office Properties intends to distribute rights to its common shareholders, entitling them to acquire, at $10 per share, the shares of Brookfield Residential common stock that Brookfield Office Properties will receive in exchange for its contribution of BPO Residential. Brookfield Asset Management has agreed to exercise the rights it receives and to acquire any shares of Brookfield Residential that are not otherwise subscribed for in the rights offering at the same price per share as in the rights offering. As a result, following completion of the transactions and the rights offering, Brookfield Asset Management is expected to hold between approximately 66% and 91% of the Brookfield Residential common stock on a fully-diluted basis, depending upon how many shares are acquired by other Brookfield Office Properties shareholders or their assignees pursuant to the rights offering.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights the material information in this proxy statement/prospectus, but may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the annexes and the other documents to which this document refers, for a more complete understanding of the merger and contribution agreement, the merger and the other related transactions. In addition, important business and financial information about Brookfield Homes has been incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur as described or at all, and you are cautioned not to place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 of this proxy statement/prospectus.

The Companies

Brookfield Homes Corporation

8500 Executive Park Avenue, Suite 300

Fairfax, Virginia 22031

(703) 270-1400

Brookfield Homes, a Delaware corporation, is a land developer and homebuilder that operates its business through local business units responsible for projects in their geographic area. Through the activities of its operating subsidiaries, Brookfield Homes entitles and develops land for its own communities and sells lots to third parties. Brookfield Homes also designs, constructs and markets single-family and multi-family homes primarily to move-up homebuyers. Brookfield Homes’ operations are currently focused primarily in the following markets: Northern California (San Francisco Bay Area and Sacramento); Southland / Los Angeles; San Diego / Riverside; and the Washington D.C. Area.

Shares of Brookfield Homes common stock are listed on the New York Stock Exchange under the symbol “BHS.”

Brookfield Properties Corporation
Brookfield Place, Suite 300	Three World Financial Center
181 Bay Street, P.O. Box 762	200 Vesey Street, 11th Floor
Toronto, Ontario M5J 2T3	New York, New York 10281
(416) 369-2300	(212) 417-7000

Brookfield Office Properties owns, develops and manages premier office properties in the United States, Canada and Australia. Its portfolio is comprised of interests in 108 properties totaling 77 million square feet in the downtown cores of New York, Washington, D.C., Houston, Los Angeles, Toronto, Calgary, Ottawa, Sydney, Melbourne and Perth, making it the global leader in the ownership and management of office assets. Landmark properties include the World Financial Center in Manhattan, Brookfield Place in Toronto, Bank of America Plaza in Los Angeles, Bankers Hall in Calgary, Darling Park in Sydney and City Square in Perth.

Shares of Brookfield Office Properties common stock are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BPO.” Brookfield Office Properties is a majority-owned subsidiary of Brookfield Asset Management.

BPO Residential

4906 Richard Road S.W.

Calgary, Alberta T3E 6L1

(403) 231-8900

BPO Residential, a division of Brookfield Office Properties, is a residential land developer and home builder with operations in Alberta and Ontario in Canada, and Colorado and Texas in the United States. These business units primarily entitle and develop land in master-planned communities and then sell developed lots to other homebuilders. In addition, the Alberta and Ontario operations also design, construct and market single-family and multi-family homes primarily to first-time and move-up homebuyers.

Brookfield Residential Properties Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

(416) 369-2300

Brookfield Residential, formerly known as Brookfield BHS Holdings Inc., is a corporation that was formed under the applicable laws of Ontario and is currently a wholly-owned subsidiary of Brookfield Asset Management. Upon completion of the transactions, it is expected that shares of Brookfield Residential common stock will be listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BRP”. To date, Brookfield Residential has not conducted any activities other than those incidental to its formation, the holding of Brookfield Homes common stock and 8% convertible preferred stock, the execution of the merger and contribution agreement and the preparation of this document.

Brookfield Residential Acquisition Corp.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

(416) 369-2300

Brookfield Residential Acquisition Corp. is a corporation that was formed under the laws of the State of Delaware for the purpose of effecting the merger with Brookfield Homes. To date, Brookfield Residential Acquisition Corp. has not conducted any activities other than those incidental to its formation and the execution of the merger and contribution agreement.

Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

(416) 369-2300

Brookfield Asset Management is a global asset management company focused on property, power and infrastructure assets with approximately $100 billion of assets under management. Currently, Brookfield Asset Management is the beneficial owner of approximately 82% and 51% of the equity interests in Brookfield Homes and Brookfield Office Properties, respectively, and upon the completion of the proposed transactions, it will be the beneficial owner of between approximately 66% and 91% of the common stock of Brookfield Residential.

Shares of Brookfield Asset Management are listed on the New York Stock Exchange under the symbol “BAM,” on the Toronto Stock Exchange under the symbol “BAM.A” and on the NYSE Euronext under the symbol “BAMA”.

The Special Meeting (Page 33)

Brookfield Homes will hold a special meeting of its common stockholders on [                    ], 2010 at 11:00 a.m. (local time) at Brookfield Homes’ Southland office, 3090 Bristol Street, Suite 200, Costa Mesa, California, United States. At the special meeting, Brookfield Homes’ common stockholders will be asked to vote upon the adoption of the merger and contribution agreement.

Stockholder Approval (Page 33)

Brookfield Homes common stockholders of record at the close of business on [                    ], 2010, the record date fixed by the Brookfield Homes board of directors for the special meeting, are entitled to notice of, and to vote at, the special meeting. Approval and adoption of the merger and contribution agreement requires the affirmative vote of the holders of at least a majority of the shares of Brookfield Homes common stock outstanding as of the record date. Holders of shares of Brookfield Homes 8% convertible preferred stock do not have voting rights, except in limited circumstances. Accordingly, Brookfield Homes’ preferred stockholders will not vote at the special meeting on the approval and adoption of the merger and contribution agreement.

As of the close of business on the record date, there were [            ] shares of Brookfield Homes common stock outstanding and entitled to vote. Brookfield Residential currently owns 62% of the outstanding shares of Brookfield Homes common stock and 99% of the Brookfield Homes 8% convertible preferred stock, which Brookfield Residential will convert to common stock prior to the merger, resulting in Brookfield Residential’s ownership of approximately 82% of the outstanding shares of Brookfield Homes common stock on an as-converted basis prior to the merger. On the record date, directors and executive officers of Brookfield Homes and their affiliates owned approximately [            ] shares of Brookfield Homes common stock, or approximately [    ]% of the shares of Brookfield Homes common stock outstanding on that date. Although none of the members of the Brookfield Homes board of directors or its executive officers have executed voting agreements, to Brookfield Homes’ knowledge, the directors and executive officers of Brookfield Homes intend to vote their shares of Brookfield Homes common stock in favor of the adoption of the merger and contribution agreement. Brookfield Residential has agreed to vote its shares of Brookfield Homes common stock in favor of the merger and contribution agreement and to waive any appraisal rights with respect to such shares, unless the Brookfield Homes board of directors withdraws its recommendation of the merger and contribution agreement (in which case it may vote its shares in its discretion).

Brookfield Office Properties’ shareholders are not required to adopt the merger and contribution agreement.

Recommendation of the Brookfield Homes Board of Directors (Page 41)

The Brookfield Homes board of directors, upon the recommendation of the special committee of independent directors formed to consider and negotiate the transactions, has determined that the merger and contribution agreement and the transactions, including the merger, are advisable and in the best interests of Brookfield Homes and its stockholders. The Brookfield Homes board of directors has approved the merger and contribution agreement and the transactions and recommends that you vote “FOR” adoption of the merger and contribution agreement.

Opinion of the Special Committee’s Financial Advisor (Page 43)

Wells Fargo Securities, LLC, referred to as Wells Fargo Securities, delivered its opinion to the special committee that, as of October 4, 2010, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the exchange ratio to be paid pursuant to the merger and contribution agreement to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes common stock was fair from a financial point of view to such holders.

The full text of the written opinion of Wells Fargo Securities, dated October 4, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Wells Fargo Securities provided its opinion for the information and use of the special committee in connection with its evaluation of the transactions. The Wells Fargo Securities opinion is not a recommendation as to how any holder of shares of Brookfield Homes common stock should vote or act on any matters relating to the transactions or any other matters. Pursuant to an engagement letter between the special committee, Brookfield Homes and Wells Fargo Securities, Brookfield Homes agreed to pay Wells Fargo Securities a fee for rendering its opinion, which was payable upon delivery of the opinion.

Interests of Brookfield Asset Management and of Brookfield Homes’ Directors and Executive Officers in the Transactions (Page 52)

Brookfield Asset Management, as the majority beneficial shareholder of both Brookfield Homes and Brookfield Office Properties, and Brookfield Homes’ directors and executive officers, have interests in the transactions that may be different from, or in addition to, those of Brookfield Homes’ stockholders generally, which may have influenced the directors in approving and recommending the merger and contribution agreement. Please be aware of these interests when considering the recommendation of the Brookfield Homes board of directors that you vote to approve the merger and contribution agreement. These interests include:

•

the potential for Brookfield Asset Management, as the majority shareholder of Brookfield Office Properties, to obtain benefits of the transactions that will accrue to Brookfield Office Properties and that will not be shared with the stockholders of Brookfield Homes;

•

Brookfield Asset Management has agreed to exercise the rights it receives in the rights offering by Brookfield Office Properties and to acquire any shares of Brookfield Residential that are not otherwise subscribed for in the rights offering at the same price per share as in the rights offering;

•

the potential for Brookfield Asset Management to acquire at par from Brookfield Office Properties the unsecured junior subordinated note of Brookfield Residential, for which Brookfield Asset Management will receive payment from Brookfield Office Properties of 200 bps per annum on the outstanding principal amount of the note;

•	Brookfield Homes and Brookfield Office Properties are “affiliates” as Brookfield Asset Management beneficially owns approximately 82% and 51% of each corporation, respectively.

•	three of Brookfield Homes’ directors serve as executive officers and/or directors of its affiliates, outlined as follows:

•	Alan Norris is an executive officer of Brookfield Office Properties, which is an affiliate of Brookfield Homes;

•	Timothy R. Price is an executive of Brookfield Asset Management; and

•	Robert L. Stelzl is an independent director of Brookfield Office Properties;

•

Messrs. Cockwell, Norris and Price, who are directors and/or officers of Brookfield Homes may be deemed to share beneficial ownership of Brookfield Homes common stock with Brookfield Asset Management (see “Security Ownership of Management and Principal Stockholders of Brookfield Homes and Brookfield Residential”);

•	the potential for certain of Brookfield Homes’ current executive officers being employed as officers of Brookfield Residential;

•

the potential for certain of Brookfield Homes’ current directors being designated to become members of the Brookfield Residential board of directors, in which capacity they will receive directors fees pursuant a standard director compensation policy to be established by Brookfield Residential, the amounts of which have not yet been determined;

•	the continuation of indemnification arrangements for current directors and officers of Brookfield Homes following completion of the transactions;

•	an agreement to provide directors’ and officers’ liability and fiduciary insurance for current directors and officers of Brookfield Homes following completion of the transactions; and

•

pursuant to the merger and contribution agreement, each option to purchase Brookfield Homes common stock and each Brookfield Homes deferred share unit that is outstanding will be replaced with an option to purchase common shares of Brookfield Residential or deferred share units of Brookfield Residential, as applicable. In accordance with the terms of the Brookfield Homes Deferred Share Unit Plan, Brookfield Homes director deferred share unit holders may elect, as a result of their separation from service, to receive either cash or to replace their Brookfield Homes deferred share units with Brookfield Residential deferred share units pursuant to the above.

Risk Factors (Page 22)

By voting in favor of adoption of the merger and contribution agreement, you will be choosing to become a Brookfield Residential common shareholder. The proposed transactions and the future performance of Brookfield Residential common stock involve a number of risks, some of which could be substantial and many of which are inherent in Brookfield Homes’ business and/or BPO Residential’s business on a stand-alone basis. This proxy statement/prospectus contains a summary of some of those risks in the section entitled “Risk Factors” and, before you vote for adoption of the merger and contribution agreement, please carefully consider those risks.

The Merger and Contribution Agreement (Page 61)

This proxy statement/prospectus provides a summary of the material terms of the merger and contribution agreement. However, the summary does not purport to describe all the terms of the merger and contribution agreement and is qualified in its entirety by reference to the complete text of the merger and contribution agreement, which is incorporated by reference and attached to this proxy statement/prospectus as Annex A. You are urged to read carefully the merger and contribution agreement in its entirety because the summary may not contain all the information that is important to you.

Conditions to the Transactions (Page 72)

The parties’ respective obligations to complete the transactions are subject to the prior satisfaction or waiver of various conditions. The following conditions, among others, must be satisfied or waived before each of the parties is obligated to complete the transactions:

•	the merger and contribution agreement must have been approved and adopted by holders of a majority of the shares of Brookfield Homes common stock outstanding as of the record date;

•

the shares of Brookfield Residential common stock issuable to Brookfield Homes stockholders and to Brookfield Office Properties must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the Toronto Stock Exchange, subject to any customary listing conditions;

•

the Commissioner of Competition appointed pursuant to the Competition Act (Canada), which we refer to as the Competition Act, shall have issued an Advanced Ruling Certificate which shall not have been rescinded prior to the closing, or the obligation to give the notice required under Section 114 of the

Competition Act has been waived pursuant to Paragraph 113(c) of the Competition Act and Brookfield Residential has been advised in writing that the Commissioner is of the view that sufficient grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement and that the Commissioner, at that time, does not intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, referred to as the “no-action” letter;

•	any mandatory waiting period or required consents under applicable foreign competition, merger control or antitrust law must have expired or have been obtained;

•	no statute, law, ordinance, regulation, judgment, decree, injunction or other order may have been enacted or issued by a governmental entity that

(i)	restrains or prohibits the completion of the transactions or limits the ownership or operation by Brookfield Residential of its business,

(ii)	prohibits or limits the ownership or operation, or requires any divestiture, by Brookfield Office Properties, Brookfield Homes or their respective subsidiaries of any portion of any business or of any assets of Brookfield Office Properties or Brookfield Homes, respectively, as a result of the transactions, or

(iii)	obtains any damages from Brookfield Office Properties, Brookfield Homes or Brookfield Residential,

if any of the above actions would reasonably be likely to have a material adverse effect on Brookfield Homes or Brookfield Office Properties (except with respect to clause (i) above, that actions taken by any federal or state governmental authority are not subject to such materiality standard) or materially impair the long-term benefits sought to be derived from the transactions;

•	no temporary restraining order, injunction, judgment or court order may be in effect preventing the transactions;

•

the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act of 1933, as amended, referred to as the Securities Act, and must not be the subject of any stop order or pending or threatened proceeding seeking a stop order; and

•

all specified consents must be obtained without conditions which would reasonably be expected to have a material adverse effect on Brookfield Homes or Brookfield Office Properties or materially impair the anticipated long-term benefits of the transactions, unless those consents may be obtained after the closing of the transactions without material delay or penalty, Brookfield Office Properties and Brookfield Homes reasonably believe those consents will be obtained and no governmental authority has advised Brookfield Residential, Brookfield Office Properties or Brookfield Homes that it has definitively determined to deny the granting of one or more of those consents.

In addition, individually, the respective obligations of Brookfield Homes, on the one hand, and Brookfield Office Properties, on the other hand, to effect the transactions are subject to the prior satisfaction or waiver of the following conditions:

•

the representations and warranties of the other party in the merger and contribution agreement must be true and correct as of the date of execution of the merger and contribution agreement and as of the date of the closing of the transactions as if they were made on the closing date, except to the extent that a representation or warranty speaks of another date, in which case as of such earlier date, except where the failures of those representations and warranties to be true and correct, either taken individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the other party; provided that if a representation or warranty was true and correct as of the date of execution of the merger and contribution agreement but, due to an intervening event not involving a breach of the other party’s interim operating covenants (see “The Merger and Contribution Agreement—Interim Operations of Brookfield Homes and Brookfield Office Properties”), is not true and correct as of the date of the closing of the transactions, such failure to be true and correct is not reasonably likely to materially adversely affect or materially impair, after the effective date of the transactions, the business, properties, financial conditions or results of operations of Brookfield Residential, and must certify to such effect;

•	the other party must perform in all material respects each of its obligations under the merger and contribution agreement, and must certify that they have so performed; and

•

there must be no change, effect, event, occurrence or state of facts that has had or will reasonably be expected to result in a material adverse effect on the other party which change, effect, event, occurrence or state of facts will or is reasonably likely to materially adversely effect or impair, after the transactions, the business, properties, financial condition or operations of Brookfield Residential.

Brookfield Homes’ obligation to complete the transactions is also subject to the following additional conditions:

•

each of Brookfield Office Properties and its subsidiaries that is directly contributing a United States real property interest within the meaning of Section 897 of the Internal Revenue Code to Brookfield Residential must have delivered a certification of non-foreign status to Brookfield Residential;

•

all indebtedness of the contributed subsidiaries owed to Brookfield Office Properties or its subsidiaries for money borrowed from Brookfield Office Properties or its subsidiaries will have been repaid, cancelled or converted into equity and, as of the completion of the transactions, no contributed subsidiary will have any indebtedness for money borrowed from Brookfield Office Properties or its subsidiaries other than the intercompany debt identified in the schedules to the merger and contribution agreement; and

•

the pre-contribution restructuring of Brookfield Office Properties and its subsidiaries (see “The Merger and Contribution Agreement—Pre-Contribution Restructuring”) and the contribution of the contributed subsidiaries to Brookfield Residential contemplated by the merger and contribution agreement will have been completed in accordance with the terms set forth in the merger and contribution agreement.

Other than as specifically indicated above, none of the foregoing conditions have been satisfied or waived as of the date of this document.

Termination of the Merger and Contribution Agreement (Page 73)

The merger and contribution agreement may be terminated by mutual written consent of Brookfield Homes and Brookfield Office Properties, or by either Brookfield Homes or Brookfield Office Properties, under any of the following circumstances, at any time before the completion of the transactions, whether before or after the special meeting, as summarized below:

•

if the transactions have not been completed on or before the later of June 30, 2011 or 60 days after the receipt of the last required governmental consent, but in no event later than December 31, 2011, provided that this right to terminate will not be available to any party that breached or failed to perform its obligations under the merger and contribution agreement in any material respect and such breach or failure was a principal cause of the failure of the transactions to be completed by such date;

•	if a governmental judgment, order or restraint prohibiting the transactions becomes final and is not appealable; or

•	if Brookfield Homes’ common stockholders do not approve and adopt the merger and contribution agreement at the special meeting.

In addition, the merger and contribution agreement may also be terminated by Brookfield Homes:

•

if Brookfield Office Properties has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform (i) would result in the applicable closing condition to the transactions not being satisfied, and (ii) is not cured or curable within 30 days following receipt of notice of the breach or failure to perform.

In addition, Brookfield Office Properties may terminate the merger and contribution agreement:

•

if Brookfield Homes has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform (i) would result in the applicable closing condition to the transactions not being satisfied, and (ii) is not cured or curable within 30 days following receipt of notice of the breach or failure to perform.

No Solicitation (Page 70)

The merger and contribution agreement generally prohibits Brookfield Office Properties (with respect to BPO Residential) and Brookfield Homes, as well as their subsidiaries, from taking any action to solicit an acquisition proposal or participating in discussions or negotiations, or furnishing information to a third party in connection with or in furtherance of, an acquisition proposal. The merger and contribution agreement does not, however, prohibit Brookfield Homes or any of its subsidiaries from responding to any such inquiries or proposals or from engaging in discussions or negotiations with respect to any such transaction or potential transaction with any third party, provided that the board of directors of Brookfield Homes has determined, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law.

The merger and contribution agreement permits the Brookfield Homes board of directors to modify or withdraw its recommendation to stockholders to approve the merger and contribution agreement and the contemplated transactions if it determines, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law. However, if the Brookfield Homes board of directors withdraws its recommendation, Brookfield Residential will no longer be bound by its agreement to vote its shares in favor of the transactions and will be free to vote its shares in its discretion either in favor of the merger and contribution agreement or against the merger and contribution agreement and the contemplated transactions in order to permit Brookfield Homes to enter into a definitive agreement for and complete a bona fide third party transaction.

Certain U.S. Federal Income Tax Considerations (Page 75)

For U.S. stockholders of Brookfield Homes, the exchange of Brookfield Homes common stock for Brookfield Residential common stock pursuant to the merger will be a taxable transaction. Each U.S. stockholder will generally recognize gain or loss equal to the fair market value of the Brookfield Residential common shares and cash in lieu of fractional shares received, less such holder’s adjusted tax basis in the Brookfield Homes common stock surrendered in the merger.

For non-U.S stockholders of Brookfield Homes, gain resulting from the exchange of Brookfield Homes common stock for Brookfield Residential common stock pursuant to the merger will generally be subject to U.S. federal income tax if: (a) the non-U.S. stockholder has actually or constructively owned more than 5% of the total fair market value of the shares of Brookfield Homes’ common stock at any time during the 5-year period ending on the date of merger; (b) such gain is effectively connected with a U.S. trade or business carried on by the non-U.S. stockholder; or (c) the non-U.S. stockholder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met.

The above discussion of U.S. federal income tax considerations is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Brookfield Homes common stock, and is qualified in its entirety by the discussion below entitled “Certain United States Federal Income Tax Considerations.” Holders of Brookfield Homes common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger and the ownership and disposition of Brookfield Residential common stock, including the application and effect of federal, state, local, foreign and other tax laws.

Certain Canadian Federal Income Tax Considerations (Page 83)

A holder of Brookfield Homes common stock resident in Canada who exchanges such stock for Brookfield Residential common stock will be considered to have disposed of the holder’s Brookfield Homes common stock for proceeds of disposition equal to the fair market value at that time of the exchange of the Brookfield Residential common stock acquired in exchange for such shares and any cash received in lieu of fractional stock. The holder will realize a capital gain (or capital loss) to the extent that the fair market value at that time of the Brookfield Residential common stock acquired on the exchange and any cash received in lieu of fractions exceeds (or is less than) the sum of (a) the adjusted cost base of the Brookfield Homes common stock so exchanged immediately prior to the exchange; and (b) any reasonable costs of disposition. The cost to a holder of the Brookfield Residential common stock acquired on this exchange will be equal to the fair market value at the time of exchange of the Brookfield Homes common stock so exchanged less any cash received in lieu of fractional shares.

The above discussion of Canadian federal income tax considerations is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a Canadian resident holder of Brookfield Homes common stock and is qualified in its entirety by the discussion below entitled “Certain Canadian Federal Income Tax Considerations”. Canadian resident holders of Brookfield Homes common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger and the ownership and disposition of Brookfield Residential common stock, including the application and effect of federal, provincial, local, foreign or other tax laws.

Accounting Treatment (Page 56)

The transactions will be accounted for in a manner similar to a pooling of interests.

Regulatory Matters (Page 56)

Under the Competition Act and the rules promulgated under it by the Commissioner of Competition, the transactions cannot be completed until either the Commissioner shall have issued an Advanced Ruling Certificate which shall not have been rescinded prior to the closing, or the obligation to give notice required under Section 114 of the Competition Act shall have been waived and Brookfield Residential shall have received a “no-action” letter from the Commissioner.

Appraisal Rights (Page 57)

Under Delaware law, Brookfield Homes common stockholders are not entitled to exercise dissenters’ or appraisal rights as a result of the transactions. However, under Delaware law, record holders of Brookfield Homes 8% convertible preferred stock who properly assert their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Brookfield Homes 8% convertible preferred stock if the transactions are completed, in lieu of receiving shares of Brookfield Residential 8% convertible preferred stock pursuant to the terms of the merger and contribution agreement. This value could be more than, the same as or less than the value of the Brookfield Residential 8% convertible preferred stock.

The relevant provisions of Section 262 of the Delaware General Corporation Law, referred to as the DGCL, are included as Annex E to this proxy statement/prospectus. Brookfield Homes preferred stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Brookfield Homes preferred stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Surrender of Stock Certificates (Page 63)

Within five business days after the transactions are completed, the exchange agent for the merger, to be selected by Brookfield Residential prior to closing, will mail to Brookfield Homes stockholders a letter of transmittal and instructions for surrendering their Brookfield Homes stock certificates or book-entry shares in exchange for Brookfield Residential shares and cash in lieu of fractional shares. Brookfield Residential will also implement procedures for the exchange of any uncertificated shares of Brookfield Homes stock held through “direct registration” with the exchange agent as promptly as practicable after the completion of the merger. When you deliver your Brookfield Homes stock certificates or book-entry shares to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Brookfield Homes stock certificates or book-entry shares will be cancelled and you will receive certificates or book-entry shares representing that number of Brookfield Residential shares that you are entitled to receive pursuant to the merger and contribution agreement plus cash in lieu of any fractional shares and any dividends or other distributions that Brookfield Homes stockholders are entitled to receive under the merger and contribution agreement. Brookfield Residential intends to issue certificates representing its 8% convertible preferred stock and issue its common stock in uncertificated, book-entry only form.

Please do not submit your Brookfield Homes stock certificates or book-entry shares for exchange until you have received the letter of transmittal and instructions referred to above.

Related Party Agreements (Page 87)

At the closing of the transactions, Brookfield Residential will issue two unsecured promissory notes in an aggregate principal amount of CDN$480 million to Brookfield Office Properties. Additionally, Brookfield Residential will have the right to use the names “Brookfield” and “Brookfield Residential” pursuant to a license agreement between Brookfield Office Properties and Brookfield Global Asset Management Limited, a subsidiary of Brookfield Asset Management. Other related party agreements include two unsecured revolving credit facilities with subsidiaries of Brookfield Asset Management and the lease of an administrative office in Toronto with Brookfield Asset Management.

Management of Brookfield Residential Following the Transactions (Page 120)

Upon completion of the transactions, Ian Cockwell will serve as Executive Vice Chairman of Brookfield Residential, Alan Norris will serve as the President and Chief Executive Officer of Brookfield Residential and Craig Laurie will serve as the Executive Vice President and Chief Financial Officer of Brookfield Residential.

The articles of incorporation, articles of amendment and the amended and restated bylaws of Brookfield Residential, which will be adopted prior to the completion of the transactions, will provide that the Brookfield Residential board of directors will consist of a minimum of three and a maximum of nine members. It is anticipated that upon completion of the transactions, the Brookfield Residential board of directors will initially be comprised of seven members including each of Ian Cockwell, Bruce Lehman, Alan Norris, Timothy Price, David Sherman, Robert Stelzl and Michael Young.

Comparison of Stockholder Rights (Page 135)

Following completion of the transactions, the stockholders of Brookfield Homes will become shareholders of Brookfield Residential and their rights as shareholders under corporate law will be governed by the Brookfield Residential articles of incorporation, articles of amendment, the Brookfield Residential amended and restated bylaws and the applicable laws of Ontario, while their rights with respect to continuous disclosure and reporting will generally be governed by Canadian securities laws.

Market Prices of Brookfield Homes Common Stock on Important Dates (Page 134)

Shares of Brookfield Homes common stock are listed on the New York Stock Exchange under the symbol “BHS”. The following are the closing per share sales price of Brookfield Homes common stock on the New York Stock Exchange on October 4, 2010, the last full trading day prior to the public announcement of signing of the merger and contribution agreement, and on [                    ], the latest practicable trading day before the printing of this proxy statement/prospectus.:

• October 4, 2010		$7.71
• [ ], 2010	$	[	]

There is no established trading market for

•	the Brookfield Homes 8% convertible preferred stock;

•	the Brookfield Residential common stock;

•	the Brookfield Residential 8% convertible preferred stock; or

•	the common equity of BPO Residential.

Currency Exchange Rate

References in this proxy statement/prospectus to “$”, “US$” and “dollars” are to the lawful currency of the United States. All dollar amounts are in U.S. dollars unless otherwise stated. References in this proxy statement/prospectus to “CDN$” are to the lawful currency of Canada. On October 8, 2010, the rate of exchange for the Canadian dollar, expressed in U.S. dollars, based on the noon rate as provided by the Bank of Canada, was CDN$1.00 = US$0.9866.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BROOKFIELD HOMES

To assist in your analysis of the financial aspects of the transactions, the following financial information is being provided. The annual historical financial information has been derived from the audited consolidated financial statements of Brookfield Homes as of and for each of the years ended December 31, 2005 through 2009. The interim results set forth below as of and for the six months ended June 30, 2009 and 2010 are derived from Brookfield Homes’ unaudited consolidated financial statements.

The following table summarizes selected historical consolidated financial data of Brookfield Homes. Please read this information in conjunction with Brookfield Homes’ audited historical consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are part of Brookfield Homes’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated into this document by reference, as well as other information that Brookfield Homes has filed with the SEC and that is incorporated into this document by reference. The historical results included below and elsewhere in this document are not indicative of the future performance of Brookfield Homes or Brookfield Residential.

United States GAAP

The statement of operations data, balance sheet data and supplementary financial data prepared in accordance with United States generally accepted accounting principles, referred to as U.S. GAAP, and the operating data are as follows:

($ millions, except per share amounts)	Six Months Ended June 30		Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Statement of Operations Data
Revenue(1)	$141	$132	$376	$449	$583	$872	$1,214
Impairment of housing and land inventory and write-offs of option deposits	—	8	24	115	88	10	—
Impairment of investments in unconsolidated entities	—	12	13	38	15	—	—
Net (loss) / income	—	(13)	(33)	(133)	23	167	255
Net (loss) / income attributable to Brookfield Homes Corporation	—	(10)	(28)	(116)	16	148	219
Diluted (loss) / earnings per share	(0.35)	(0.51)	(1.54)	(4.33)	0.58	5.45	7.04
Cash dividends per common share	—	—	—	0.20	0.40	0.40	0.32

	At June 30		At December 31
	2010	2009	2009	2008	2007	2006	2005
Balance Sheet Data
Housing and land inventory(2)	$947	$1,046	$928	$1,055	$1,236	$1,225	$988
Total assets	1,010	1,141	1,037	1,207	1,351	1,401	1,330
Total debt(3)	353	490	382	749	735	618	636
Total liabilities(4)	524	642	551	944	969	1,030	1,065
Total equity(4)	486	499	486	263	382	371	265

	Six Months Ended June 30		Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Supplemental Financial Data
Cash provided by / (used in):
Operating activities	$43	$41	$137	$66	$(44)	$26	$60
Investing activities	(13)	(1)	(9)	(32)	(58)	(47)	(5)
Financing activities	(30)	(39)	(128)	(43)	24	(91)	(44)

	Six Months Ended June 30		Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Operating Data
Home closings (units)	291	243	703	750	839	1,181	1,618
Lots sold to homebuilders (units)	88	179	469	616	1,328	834	1,242
Lots controlled	26,169	27,052	24,245	24,109	25,371	27,616	29,512

(1)	To conform to the current year presentation, for years prior to 2007, revenue excludes other income.
(2)	Housing and land inventory includes investment in unconsolidated entities and consolidated land inventory not owned.
(3)	To conform to the current year presentation, for years prior to 2007, total debt excludes deferred compensation which is now shown as a component of accounts payable and other liabilities. Total debt is defined as project specific financings and revolving and other financings.
(4)	To conform to the current year presentation, for years prior to 2009, total liabilities excludes noncontrolling interest of unconsolidated entities which is now shown as a component of total equity.

SELECTED HISTORICAL CARVE-OUT FINANCIAL DATA OF BPO RESIDENTIAL

To assist you in your analysis of the financial aspects of the transactions, the following financial information is being provided. The annual historical financial information has been derived from the audited carve-out financial statements of BPO Residential as of December 31, 2008 and 2009 and for each of the years ended December 31, 2007 through 2009 and from the unaudited carve-out financial statements of BPO Residential as of December 31, 2005, 2006 and 2007 and for the years ended December 31, 2005 and 2006. The interim results set forth below as of and for the six months ended June 30, 2009 and 2010 are derived from BPO Residential unaudited carve-out financial statements.

The following table summarizes selected historical carve-out financial data of BPO Residential. Please read this information in conjunction with the carve-out financial statements of BPO Residential and the notes thereto contained in this proxy statement/prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BPO Residential” beginning on page 103 of this proxy statement/prospectus. The historical results included below and elsewhere in this document are not indicative of the future performance of BPO Residential or Brookfield Residential. The selected financial data contained herein is prepared in accordance with U.S. GAAP and may differ materially from Brookfield Office Properties’ publicly disclosed information which has been prepared in accordance with Canadian generally accepted accounting principles or International Financial Reporting Standards.

United States GAAP

The statement of operations data, balance sheet data and supplementary financial data prepared in accordance with U.S. GAAP and the operating data are as follows:

(US$ millions, except per share amounts)	Six Months Ended June 30		Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Statement of Operations Data
Revenue	$279	$105	$384	$588	$686	$414	$330
Impairment of land inventory	—	9	17	3	—	—	—
Net income attributable to Equity Holders	57	14	67	162	151	70	46

	At June 30		At December 31
	2010	2009	2009	2008	2007	2006	2005
Balance Sheet Data
Housing and land inventory(1)	$1,350	$1,315	$1,379	$1,267	$1,304	$783	$468
Total assets	1,650	1,871	1,619	1,749	1,772	973	673
Total debt	613	757	602	719	755	350	194
Total liabilities	772	907	808	892	1,005	509	316
Total equity	878	964	811	857	767	464	357

	Six Months Ended June 30		Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Supplemental Financial Data
Cash provided by / (used in):
Operating activities	$48	$(2)	$118	$2	$(96)	$(138)	$(41)
Investing activities	(2)	(7)	(5)	(1)	—	(10)	1
Financing activities	(54)	8	(107)	(6)	101	145	43

	Six Months Ended June 30		Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Operating Data
Home closings (units)	414	206	648	745	1,050	818	947
Lots sold (units)	1,063	359	1,213	1,806	2,722	2,882	3,001
Lots Controlled (units)(2)	83,966	88,817	85,670	87,838	85,438	65,504	49,254

(1)	Housing and land inventory includes land and housing inventory and investment in unconsolidated entity.
(2)	Lots controlled include multi-family, commercial, and industrial acres converted to lots based on a conversion factor of four to seven lots per acre depending on region.

SELECTED UNAUDITED PRO FORMA COMBINEDCONDENSED FINANCIAL DATA

To assist you in your analysis of the financial aspects of the transactions, unaudited pro forma combined condensed financial statements have been prepared that combine the historical consolidated balance sheets and statements of operations of BPO Residential and Brookfield Homes, giving effect to the transactions using a method similar to a pooling of interests. The unaudited pro forma combined condensed financial statements and related notes thereto are included in “Unaudited Pro Forma Combined Condensed Financial Data” on pages 88 to 95 of this proxy statement/prospectus.

The following selected unaudited pro forma combined condensed financial data summarizes selected information from such unaudited pro forma combined condensed financial statements and has been derived from, and please read it together with, the “Unaudited Pro Forma Combined Condensed Financial Data” and related notes thereto and the historical financial statements and related notes of Brookfield Homes and BPO Residential included or incorporated by reference in this document.

The unaudited pro forma combined statement of operations data assumes the transactions were effected on January 1, 2007. The unaudited pro forma combined condensed balance sheet data gives effect to the transactions as if they had occurred on June 30, 2010.

This unaudited pro forma combined condensed financial data is provided for illustrative purposes only. This unaudited pro forma combined condensed financial data is not necessarily indicative of the results of operations or financial position that would have been achieved if the businesses had been combined during the periods presented, or that Brookfield Residential will experience after the transactions are completed.

($ millions, except per share amounts)	Six months Ended June 30, 2010	Year Ended December 31
		2009	2008	2007
Pro Forma Statement of Operations Data
Total revenue	$415	$754	$1,027	$1,257
Impairment of housing and land inventory and write-offs of option deposits	—	41	118	88
Impairment of investments in unconsolidated entities	—	13	38	15
Net income to Brookfield Residential	57	39	47	167
Diluted earnings per share	$0.56	$0.39	$0.46	$1.65

	As at June 30, 2010
Pro Forma Balance Sheet Data
Housing and land inventory(1)	$2,297
Total assets	2,566
Total debt(2)	1,323
Total liabilities	1,654
Total equity	912

	Six months ended June 30, 2010	Year ended December 31
		2009	2008	2007
Pro Forma Operating Data
Home closings (units)	705	1,351	1,495	1,889
Lots sold to homebuilders (units)	1,151	1,682	2,422	4,050
Lots controlled	110,135	109,915	111,947	110,809

(1)	Housing and land inventory includes investment in unconsolidated entities.
(2)	Total debt at June 30, 2010 includes the addition of $451 million of transactional debt.

RISK FACTORS

The proposed transactions and the future performance of Brookfield Residential common stock involve a number of risks, some of which could be substantial and many of which are inherent in Brookfield Homes’ business and/or BPO Residential’s business on a stand-alone basis. By voting in favor of adoption of the merger and contribution agreement, you will be choosing to become a Brookfield Residential common shareholder. Before you vote for adoption of the merger and contribution agreement, please carefully consider the risks described below. The risks and uncertainties described below are believed by Brookfield Homes to be all of the material risks facing the transactions and Brookfield Residential.

Risks Related to the Transactions

Because the exchange ratio of Brookfield Residential common stock to Brookfield Homes common stock is fixed and no adjustment to the ratio will be made, the market value of the Brookfield Residential common stock after the completion of the transactions could be less than the market value of the Brookfield Homes common stock before the transactions.

Upon completion of the transactions, each outstanding share of Brookfield Homes common stock will be converted into the right to receive 0.764900530 shares of Brookfield Residential common stock. The conversion ratio is fixed, and there will be no adjustment for changes in the market price of the Brookfield Homes common stock prior to completion of the transactions. Accordingly, the value of the stock consideration to be received by you upon completion of the transactions will depend upon the market price of the Brookfield Residential common stock at the time of the merger.

The shares of Brookfield Residential common stock to be issued to you will not trade publicly until the completion of the transactions. As a result, at the time of the special meeting, you will not know the market value of the Brookfield Residential common stock that you will receive upon completion of the transactions. It is impossible to predict accurately the market price of the Brookfield Residential common stock following the transactions. It is possible that your shares of Brookfield Homes common stock may have a greater market value than the shares of Brookfield Residential common stock for which they are exchanged. For that reason, the market price of Brookfield Homes common stock on the date of the special meeting may not be indicative of the market price of Brookfield Residential common stock after the transactions are completed.

The integration of Brookfield Homes and BPO Residential following the transactions may be difficult and costly, which may result in Brookfield Residential not operating as effectively as expected or in a failure to achieve the anticipated benefits of the transactions.

The success of the transactions will depend, in part, on the ability of Brookfield Residential to successfully integrate the businesses of Brookfield Homes and BPO Residential and, as a result, realize the anticipated benefits of the transactions. Following completion of the transactions, Brookfield Residential may face difficulties, added costs and delays in integrating the business of Brookfield Homes and BPO Residential, including:

•	costs and delays in implementing common systems and procedures;

•	diversion of management resources from the business of the combined company; and

•	retaining and integrating management and other key employees of the combined company.

Any one or all of these factors, or currently unanticipated factors, may cause increased operating costs, worse than anticipated financial performance or the loss of homebuyers, purchasers of lots and employees. The failure to timely and efficiently integrate the business of Brookfield Homes and BPO Residential could have a material adverse effect on the business, financial condition and operating results of Brookfield Residential.

The transaction and integration costs that will be incurred in connection with the transactions may result in Brookfield Residential failing to achieve the anticipated benefits of the transactions.

Brookfield Homes expects to incur fees and other expenses related to the transactions of approximately $1.5 million, including financial advisory fees, legal and accounting fees, filing fees, proxy soliciting fees and regulatory fees. In addition, Brookfield Homes and BPO Residential expect to incur costs associated with combining Brookfield Homes with BPO Residential. However, it is difficult to predict the specific amount of those costs before the integration process begins.

The transactions are subject to review under the Competition Act (Canada) which could result, either before or after completion of the transactions, in the imposition of conditions that could have a material adverse effect on Brookfield Residential.

Based on the information available to it, Brookfield Homes is of the view that the transactions can be effected in compliance with the Competition Act. However, there can be no assurance that a challenge to the completion of the transactions under the Competition Act will not be made, or that, if such a challenge were made, the parties to the transactions would prevail, or that in order to resolve competition concerns expressed by the Commissioner of Competition, that Brookfield Residential would accept certain adverse conditions proposed by the Commissioner of Competition.

Brookfield Residential’s success will depend on key personnel, the loss of whom could harm its business.

The success of Brookfield Residential after the completion of the transactions will depend in part on the retention of personnel critical to the business and operations of Brookfield Homes and BPO Residential. Brookfield Residential has not agreed to enter into employment agreements with key employees of Brookfield Homes and Brookfield Office Properties. Key employees may depart because of issues relating to uncertainty and difficulty of integration or a desire not to remain with Brookfield Residential. Accordingly, Brookfield Residential may be unable to retain Brookfield Homes or BPO Residential personnel that are critical to its success, resulting in disruption of operations, loss of key information, expertise or know-how, unanticipated additional recruitment and training costs and otherwise diminishing the anticipated benefits of the transactions, all of which could adversely affect Brookfield Residential’s ability to conduct its business efficiently and effectively. It is not anticipated that Brookfield Residential will obtain key person insurance covering the loss of all key employees as a means to mitigate any such loss.

Brookfield Homes may waive one or more of the conditions to the transactions that is important to you without the approval of Brookfield Homes’ common stockholders.

Each of the conditions to Brookfield Homes’ obligations to complete the transactions may be waived, in whole or in part, to the extent permitted by applicable law. See “The Merger and Contribution Agreement—Conditions to the Transactions” beginning on page 73 of this proxy statement/prospectus for a summary of the conditions to Brookfield Homes’ obligation to complete the transactions. If Brookfield Homes determines to waive a condition, the Brookfield Homes board of directors will evaluate the materiality of the waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. In the event that Brookfield Homes’ board of directors determines that any waiver is not significant enough to require resolicitation of Brookfield Homes’ common stockholders, it will have the discretion to complete the transactions without seeking further approval of Brookfield Homes’ common stockholders. If such a waiver occurs after the date of the special meeting, there is a risk that the Brookfield Homes board of directors may waive a condition that is important to you without approval of Brookfield Homes’ common stockholders.

Brookfield Asset Management, as the majority beneficial shareholder of both Brookfield Homes and Brookfield Office Properties, and Brookfield Homes’ directors and executive officers, have interests in the transactions that may be different from, or in addition to, the interests of Brookfield Homes stockholders generally, and these interests may have influenced the directors’ decision to approve and recommend the merger and contribution agreement.

Brookfield Asset Management, as the majority beneficial shareholder of both Brookfield Homes and Brookfield Office Properties, and Brookfield Homes’ directors and executive officers, have certain interests in the transactions that may be different from, or in addition to, those of Brookfield Homes’ stockholders generally. These interests include:

•

the potential for Brookfield Asset Management, as the majority shareholder of Brookfield Office Properties, to obtain benefits of the transactions that will accrue to Brookfield Office Properties and that will not be shared with the stockholders of Brookfield Homes;

•

Brookfield Asset Management has agreed to exercise the rights it receives in the rights offering by Brookfield Office Properties and to acquire any shares of Brookfield Residential that are not otherwise subscribed for in the rights offering at the same price per share as in the rights offering;

•

the potential for Brookfield Asset Management to acquire at par from Brookfield Office Properties the unsecured junior subordinated note of Brookfield Residential, for which Brookfield Asset Management will receive payment from Brookfield Office Properties of 200 bps per annum on the outstanding principal amount of the note;

•	Brookfield Homes and Brookfield Office Properties are “affiliates” as Brookfield Asset Management beneficially owns approximately 82% and 51% of each corporation, respectively.

•	three of Brookfield Homes’ directors serve as executive officers and/or directors of its affiliates, outlined as follows:

•	Alan Norris is an executive officer of Brookfield Office Properties, which is an affiliate of Brookfield Homes;

•	Timothy R. Price is an executive of Brookfield Asset Management; and

•	Robert L. Stelzl is an independent director of Brookfield Office Properties;

•

Messrs. Cockwell, Norris and Price, who are directors and/or officers of Brookfield Homes may be deemed to share beneficial ownership of Brookfield Homes common stock with Brookfield Asset Management (see “Security Ownership of Management and Principal Stockholders of Brookfield Homes and Brookfield Residential”);

•	the potential for certain of Brookfield Homes’ current executive officers being employed as officers of Brookfield Residential;

•

the potential for certain of Brookfield Homes’ current directors being designated to become members of the Brookfield Residential board of directors, in which capacity they will receive directors fees pursuant to a standard director compensation policy to be established by Brookfield Residential, the amounts of which have not yet been determined;

•	the continuation of indemnification arrangements for current directors and officers of Brookfield Homes following completion of the transactions;

•	an agreement to provide directors’ and officers’ liability and fiduciary insurance for current directors and officers of Brookfield Homes following completion of the transactions; and

•

pursuant to the merger and contribution agreement, each option to purchase Brookfield Homes common stock and each Brookfield Homes deferred share unit that is outstanding will be replaced with an option to purchase common shares of Brookfield Residential or deferred share units of Brookfield Residential, as applicable. In accordance with the terms of the Brookfield Homes Deferred Share Unit

Plan, Brookfield Homes director deferred share unit holders may elect, as a result of their separation from service, to receive either cash or to replace their Brookfield Homes deferred share units with Brookfield Residential deferred share units pursuant to the above.

Ian G. Cockwell is the only executive officer of Brookfield Homes who also serves on the Brookfield Homes board of directors. For more information about these interests, please see “The Transactions—Interests of Brookfield Asset Management and of Brookfield Homes’ Directors and Executive Officers in the Transactions” beginning on page 52 of this proxy statement/prospectus. These interests may have influenced them in approving and recommending the merger and contribution agreement.

Brookfield Asset Management’s status as the majority Brookfield Residential shareholder, and its representation on the Brookfield Residential board of directors, may create conflicts of interest with Brookfield Residential’s other shareholders and could cause Brookfield Residential to take actions that Brookfield Residential’s other shareholders do not support.

As the majority beneficial shareholder of both Brookfield Homes and Brookfield Office Properties, Brookfield Asset Management will be the majority shareholder and own a significant amount of Brookfield Residential common stock upon completion of the transactions and the rights offering by Brookfield Office Properties to dispose of the shares of Brookfield Residential common stock that it will receive under the transactions. In connection with the rights offering, Brookfield Asset Management has agreed to exercise the rights it receives and to acquire any shares of Brookfield Residential that are not otherwise subscribed for in the rights offering at the same price per share as in the rights offering. Therefore, depending on how many shares are not subscribed for by other Brookfield Office Properties shareholders, Brookfield Asset Management and its affiliates will own between approximately 66% and 91% of the outstanding shares of Brookfield Residential common stock following consummation of the transactions. Accordingly, Brookfield Asset Management will have influence on the strategic direction and significant corporate transactions of Brookfield Residential, and its interests in these matters may conflict with other shareholders of Brookfield Residential. As a result, Brookfield Asset Management could cause Brookfield Residential to take actions that other Brookfield Residential shareholders do not support.

Brookfield Asset Management’s significant ownership interest in Brookfield Residential and other anti-takeover provisions could deter an acquisition proposal for Brookfield Residential that shareholders may consider favorable.

A third party will not be able to acquire control of Brookfield Residential without Brookfield Asset Management’s consent because Brookfield Asset Management will own a majority of the shares of Brookfield Residential common stock and could vote its shares of Brookfield Residential common stock against any takeover proposal submitted for shareholder approval. Brookfield Asset Management’s ownership interest in Brookfield Residential could discourage potential acquisition proposals for Brookfield Residential and could delay or prevent a change of control of Brookfield Residential. These deterrents could adversely affect the price of Brookfield Residential common stock and make it very difficult for non-Brookfield Asset Management holders to remove or replace members of the board of directors or management of Brookfield Residential, which could be detrimental to Brookfield Residential’s other shareholders.

As shareholders of Brookfield Residential, an Ontario corporation, following the merger, the rights of the former stockholders of Brookfield Homes will differ in significant respects from their rights as stockholders of Brookfield Homes.

Following the completion of the merger, the rights of shareholders of Brookfield Residential under corporate and securities laws will differ is significant respects from their current rights as stockholders of Brookfield Homes. Brookfield Homes is a Delaware corporation that is governed by the corporate law of the state of Delaware and is subject to the registration and reporting rules under the Securities Exchange Act of 1934, as amended, referred to as the Securities Exchange Act, applicable to “domestic” issuers. Brookfield Residential is an Ontario corporation that is governed by the laws of Ontario and will be subject to the registration and reporting rules under the Exchange Act applicable to “foreign” issuers. In addition, Brookfield Residential and its insiders and shareholders will generally be subject to the proxy disclosure and insider reporting rules under Canadian law rather than under the Exchange Act. For a more complete comparison of these differences, see “Comparison of the Rights of Brookfield Residential Shareholders and Brookfield Homes Stockholders” in this proxy statement/prospectus.

Risks Related to the Business of Brookfield Residential Upon Completion of the Transactions

The business and results of operations of Brookfield Residential will be materially and adversely affected by weakness in general economic, real estate and other conditions.

The land development and homebuilding industry is cyclical and is significantly affected by changes in general and local economic and industry conditions, such as employment levels, availability of financing for homebuyers, interest rates, consumer confidence, levels of new and existing homes for sale, demographic trends and housing demand. In addition, an oversupply of alternatives to new homes, such as resale homes, including homes held for sale by investors and speculators, foreclosed homes and rental properties may reduce Brookfield Residential’s ability to sell new homes, depress prices and reduce margins from the sale of new homes. The United States and Canadian homebuilding industry continues to face a number of challenges, with home foreclosures and tight credit standards continuing to have an effect on inventory and new home sale rates and prices.

Homebuilders are also subject to risks related to the availability and cost of materials and labor, and adverse weather conditions that can cause delays in construction schedules and cost overruns. Furthermore, the market value of undeveloped land, buildable lots and housing inventories to be held by Brookfield Residential can fluctuate significantly as a result of changing economic and real estate market conditions and may result in inventory impairment charges or putting deposits for lots controlled under option at risk. If there are significant adverse changes in economic or real estate market conditions, Brookfield Residential may have to sell homes at a loss or hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market. Brookfield Residential may be particularly affected by changes in local market conditions in California, and Alberta, Canada, where Brookfield Residential will derive a large proportion of its revenue. If market conditions continue to deteriorate, some of Brookfield Residential’s assets may be subject to impairments and option write-off charges adversely affecting its operations and financial results.

Rising mortgage rates or decreases in the availability of mortgage financing will discourage people from buying new homes.

Virtually all of Brookfield Residential’s potential customers will finance their home acquisitions through lenders providing mortgage financing. Prior to the recent volatility in the financial markets in the United States, a variety of mortgage products were available. As a result, more homebuyers were able to qualify for mortgage financing. Increases in mortgage rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs to potential homebuyers. Even if potential customers do not need financing, changes in mortgage interest rates and mortgage availability could make it harder for them to sell their homes to potential buyers who need financing, which would result in reduced demand for new homes. As a result, rising mortgage rates and reduced mortgage availability could adversely affect Brookfield Residential’s ability to sell new homes and the price at which it can sell them.

In the United States, since 2007, there has been a significant decrease in the type of mortgage products available and a general increase in the qualification requirements for mortgages. Fewer loan products and tighter loan qualifications make it more difficult for some borrowers to finance the purchase of new homes. This, coupled with higher mortgage interest rates for some mortgage products has reduced demand for new homes. These reductions in demand could adversely affect Brookfield Residential’s operations and financial results, and the duration and severity of the effects are uncertain.

Laws and regulations related to property development and related to the environment subject Brookfield Residential to additional costs and delays which could adversely affect its business and results of operations.

Upon completion of the transactions, Brookfield Residential must comply with extensive and complex regulations affecting the land development and homebuilding process. These regulations could impose on Brookfield Residential additional costs and delays, which will adversely affect its business and results of operations. In particular, Brookfield Residential will be required to obtain the approval of numerous governmental authorities regulating matters such as permitted land uses, levels of density, the installation of utility services, zoning and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions Brookfield Residential must meet prior to being approved for a particular development or project, if approved at all. In addition, new development projects may be subject to various assessments for schools, parks, streets and highways and other public improvements, the costs of which can be substantial. When made, these assessments can have a negative impact on sales by raising the price that homebuyers must pay for Brookfield Residential’s homes. Brookfield Residential must also comply with a variety of local, state, provincial and federal laws and regulations concerning the protection of health and the environment, including with respect to hazardous or toxic substances. These environmental laws sometimes result in delays and could cause Brookfield Residential to incur additional costs, or severely restrict land development and homebuilding activity in environmentally sensitive regions or areas.

If Brookfield Residential is not able to develop and market its master-planned communities successfully, its business and results of operations will be adversely affected.

Before a master-planned community generates any revenues, material expenditures are incurred to acquire land, obtain development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities. It generally takes several years for a master-planned community development to achieve cumulative positive cash flow. If Brookfield Residential is unable to develop and market its master-planned communities successfully and to generate positive cash flows from these operations in a timely manner, it will have a material adverse effect on the business and results of operations of Brookfield Residential.

Difficulty in retaining qualified trades workers, or obtaining required materials and supplies, will adversely affect the business and results of operations of Brookfield Residential.

The homebuilding industry has from time to time experienced significant difficulties in the supply of materials and services, including with respect to: shortages of qualified trades people; labor disputes; shortages of building materials; unforeseen environmental and engineering problems; and increases in the cost of certain materials (particularly increases in the price of lumber, wall board and cement, which are significant components of home construction costs). When any of these difficulties occur, it will cause delays and increase the cost of constructing Brookfield Residential’s homes.

Homebuilding is subject to home warranty and construction defect claims in the ordinary course of business and furthermore Brookfield Residential will sometimes face liabilities when its acts as a general contractor, and Brookfield Residential will sometimes be responsible for losses when it hires general contractors.

As a homebuilder, Brookfield Residential will be subject to construction defect and home warranty claims arising in the ordinary course of its business. These claims are common in the homebuilding industry and can be costly. Further, where Brookfield Residential acts as the general contractor, it will be responsible for the performance of the entire contract, including work assigned to subcontractors. Claims may be asserted against Brookfield Residential for construction defects, personal injury or property damage caused by the subcontractors, and if successful these claims give rise to liability. Where Brookfield Residential hires general contractors, if there are unforeseen events like the bankruptcy of, or an uninsured or under-insured loss claimed against its general contractors, Brookfield Residential will sometimes become responsible for the losses or other obligations of the general contractors. The cost of insuring against construction defect and product liability claims are high, and the amount of coverage offered by insurance companies may be limited. There can be no assurance that this coverage will not be further restricted and become more costly. If Brookfield Residential is not able to obtain adequate insurance against these claims in the future, its business and results of operations will be adversely affected.

If Brookfield Residential is not able to raise capital on favorable terms, its business and results of operations will be adversely affected.

Brookfield Residential will operate in a capital intensive industry and will require capital to maintain its competitive position. The failure to secure additional debt or equity financing or the failure to do so on favorable terms will limit Brookfield Residential’s ability to grow its business, which in turn will adversely affect Brookfield Residential’s business and results of operations. Brookfield Residential expects to make significant capital expenditures in the future to enhance and maintain the operations of its properties and to expand and develop its real estate inventory. If Brookfield Residential’s plans or assumptions change or prove to be inaccurate, or if cash flow from operations proves to be insufficient due to unanticipated expenses or otherwise, Brookfield Residential will likely seek to minimize cash expenditures and/or obtain additional financing in order to support its plan of operations.

The availability of financing from banks and the public debt markets has declined significantly. Due to the deterioration of the credit markets and the uncertainties that exist in the economy and for homebuilders in general, Brookfield Residential cannot be certain that it will be able to replace existing financing or find additional sources of financing. If sufficient funding, whether obtained through public or private debt, equity financing or from strategic alliances is not available when needed or is not available on acceptable terms, Brookfield Residential’s business and results of operations will be adversely affected.

Brookfield Residential’s debt and leverage could adversely affect its financial condition.

Brookfield Residential’s total debt as of June 30, 2010 on a pro forma basis assuming completion of the transactions was $1,323 million. Brookfield Residential’s leverage could have important consequences, including the following: the ability to obtain additional financing for working capital, capital expenditures or acquisitions may be impaired in the future; a substantial portion of Brookfield Residential’s cash flow from operations would need to be dedicated to the payment of principal and interest on its debt, thereby reducing the funds available for other purposes; some of Brookfield Residential’s borrowings will be at variable rates of interest, which will expose it to the risk of increased interest rates; and Brookfield Residential’s substantial leverage may limit its flexibility to adjust to changing economic or market conditions, reduce the ability to withstand competitive pressures and make Brookfield Residential more vulnerable to a general economic downturn.

If any of these conditions occur, or should Brookfield Residential be unable to repay these obligations as they become due, Brookfield Residential’s financial condition will be adversely affected. In addition, Brookfield Residential’s various debt instruments will contain financial and other restrictive covenants that may limit its ability to, among other things, borrow additional funds that might be needed in the future. Brookfield Residential will also guarantee shortfalls under some of its community bond debt, when the revenues, fees and assessments which are designed to cover principal and interest and other operating costs of the bonds are not paid.

Brookfield Residential will finance many of its projects located in the United States individually. As a result, to the extent Brookfield Residential increases the number of projects and its related investment, its total debt obligations may increase. In general, Brookfield Residential will repay the principal of its debt from the proceeds of home and lot closings.

Based on Brookfield Residential’s interest rate sensitive net debt levels on a pro forma basis as of June 30, 2010 assuming completion of the transactions, a 1% change up or down in interest rates could have either a negative or positive effect of approximately $5 million on its cash flows.

Brookfield Residential’s business and results of operations will be adversely affected if poor relations with the residents of its communities negatively impacts its sales.

As a master-planned community developer, Brookfield Residential will sometimes be expected by community residents to resolve any issues or disputes that arise in connection with the development of its communities. Brookfield Residential’s sales may be negatively affected if any efforts made by it to resolve these issues or disputes are unsatisfactory to the affected residents, which in turn would adversely affect Brookfield Residential’s results of operations. In addition, Brookfield Residential’s business and results of operations would be adversely affected if it is required to make material expenditures related to the settlement of these issues or disputes, or to modify its community development plans.

Brookfield Residential’s business will be susceptible to adverse weather conditions and natural disasters.

Homebuilding in California, the Washington D.C. Area and Alberta is susceptible to, and is significantly affected by, adverse weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, droughts, floods, fires and snow. These adverse weather conditions and natural disasters can cause delays and increased costs in the construction of new homes and the development of new communities. If insurance is unavailable to Brookfield Residential or is unavailable on acceptable terms, or if Brookfield Residential’s insurance is not adequate to cover business interruption or losses resulting from adverse weather or natural disasters, its business and results of operations will be adversely affected. In addition, damage to new homes caused by adverse weather or a natural disaster may cause Brookfield Residential’s insurance costs to increase.

Increased insurance risk will adversely affect Brookfield Residential’s business.

Brookfield Residential will confront reduced insurance capacity, and generally lower limits for insurance against some of the risks associated with its business. Some of the actions that have been or could be taken by insurance companies include: increasing insurance premiums; requiring higher self-insured retention and deductibles; requiring collateral on surety bonds; imposing additional exclusions, such as with respect to sabotage and terrorism; and refusing to underwrite certain risks and classes of business. The imposition of any of the preceding actions will adversely affect Brookfield Residential’s ability to obtain appropriate insurance coverage at reasonable costs.

Tax law changes in the United States could make home ownership more expensive or less attractive.

Tax law changes in the United States could make home ownership more expensive or less attractive. In the United States, significant expenses of owning a home, including mortgage interest expense and real estate taxes, generally are deductible expenses for an individual’s federal and, in some cases, state income taxes subject to various limitations under current tax law and policy. If the federal government or a state government changes income tax laws to eliminate or substantially modify these income tax deductions, then the after-tax cost of owning a new home would increase substantially. This could adversely impact demand for, and/or sales prices of new homes.

Residential homebuilding is a competitive industry, and competitive conditions may adversely affect Brookfield Residential’s results of operations.

The residential homebuilding industry is highly competitive. Residential homebuilders compete not only for homebuyers, but also for desirable properties, building materials, labor and capital. Brookfield Residential will compete with other local, regional and national homebuilders, often within larger communities designed, planned and developed by such homebuilders. Any improvement in the cost structure or service of these competitors will increase the competition Brookfield Residential faces. Brookfield Residential will also compete with the resale of existing homes including foreclosed homes, sales by housing speculators and investors and rental housing. Competitive conditions in the homebuilding industry could result in: difficulty in acquiring suitable land at acceptable prices; increased selling incentives; lower sales volumes and prices; lower profit margins; impairments in the value of Brookfield Residential’s inventory and other assets; increased construction costs; and delays in construction.

The trading price of Brookfield Residential’s securities could fluctuate significantly and could be adversely affected because Brookfield Asset Management, upon completion of the transactions and the rights offering, will beneficially own between approximately 66% and 91% of its common stock.

The trading prices of shares of Brookfield Residential’s common stock once listed for trading in the open market cannot be predicted. The trading prices could fluctuate significantly in response to factors such as: variations in Brookfield Residential’s quarterly or annual operating results and financial condition; changes in government regulations affecting its business; the announcement of significant events by it or its competitors; market conditions specific to the homebuilding industry; changes in general economic conditions; differences between its actual financial and operating results and those expected by investors and analysts; changes in analysts’ recommendations or projections; the depth and liquidity of the market for shares of its common stock; investor perception of the homebuilding industry; events in the homebuilding industry; investment restrictions; and its dividend policy. In addition, securities markets have experienced significant price and volume fluctuations in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the trading price of Brookfield Residential’s common stock.

Also, Brookfield Asset Management will beneficially own between approximately 66% and 91% of the outstanding shares of Brookfield Residential’s common stock. If Brookfield Asset Management should decide in the future to sell any of Brookfield Residential’s securities owned beneficially by it, the sale (or the perception of the market that a sale may occur) could adversely affect the trading price of those securities.

If Brookfield Residential is not able to retain its executive officers, the business and results of operations of Brookfield Residential could be adversely affected.

Brookfield Residential will not have employment agreements with any of its executive officers, which could affect Brookfield Residential’s ability to retain their services. Should Brookfield Residential lose the services of one or all of its executive officers and they cannot be adequately replaced, Brookfield Residential’s ability to accomplish the objectives set forth in its business plan could be adversely affected.

Brookfield Residential’s relationships with its affiliates may be on terms more or less favorable than those that could be obtained from third parties.

Brookfield Asset Management will beneficially own between approximately 66% and 91% of Brookfield Residential’s outstanding common stock and Brookfield Residential’s relationships with Brookfield Asset Management and its affiliates will include the two unsecured promissory notes payable to Brookfield Office Properties as a result of the transactions, two unsecured revolving credit facilities with subsidiaries of Brookfield Asset Management and the lease of an administrative office in Toronto with Brookfield Asset Management. Additionally, Brookfield Residential will have the right to use the names “Brookfield” and “Brookfield Residential” pursuant to a license agreement between Brookfield Office Properties and Brookfield Global Asset Management Limited, a subsidiary of Brookfield Asset Management. There can be no assurance that these arrangements are on terms at least as favorable to Brookfield Residential as those that could be negotiated with third parties, or that procedural protections to be put in place to simulate arm’s length negotiations, such as the prior approval of related party transactions by Brookfield Residential’s independent directors, will have such effect. Conversely, the terms of our agreements with affiliates could be more favorable to Brookfield Residential than would be available from a third party. In such event, should Brookfield Residential be required to replace these arrangements, there can be no assurance that it could obtain terms as least at favorable as those with affiliates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference forward-looking statements that are subject to risks and uncertainties. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations. Brookfield Homes has attempted to identify forward-looking statements with words such as “may,” “should,” “plan,” “predict,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe” and words and terms of similar substance. The forward-looking statements included in or incorporated by reference into this proxy statement/prospectus include, without limitation, statements concerning:

•	business goals, plans, objectives and strategy;

•	future financial condition, results of operations, performance and businesses;

•	the benefits of the merger and contribution transactions;

•	the stability of lot and home prices;

•	effect of challenging conditions;

•	financing sources;

•	the visibility and sufficiency of future cash flow;

•	expected backlog and closings;

•	sufficiency of access to capital resources;

•	supply and demand equilibrium;

•	the timing of the effect of interest rate changes on cash flows;

•	management of Brookfield Residential; and

•	whether or not letters of credit or performance bonds will be drawn upon.

Please note that the information concerning the possible or assumed benefits of the transactions and future results of operations of Brookfield Homes, BPO Residential and/or Brookfield Residential as set forth under “The Transactions—Brookfield Homes’ Reasons for the Transactions; Recommendation of the Brookfield Homes Board of Directors,” “The Transactions—Opinion of the Special Committee’s Financial Advisor” and “Management of Brookfield Residential Following the Transaction” contains forward-looking statements. These forward-looking statements are based on expectations, estimates and projections regarding future events.

Forward-looking statements are not guarantees of performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Please understand that various factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference into this document, could affect the future results of Brookfield Homes, BPO Residential and Brookfield Residential after completion of the transactions and could cause actual results to differ materially from those expressed in the forward-looking statements, including, without limitation:

•	the risk factors described under “Risk Factors” beginning on page 22 of this proxy statement/prospectus;

•

the ability of Brookfield Office Properties and Brookfield Homes to satisfy all conditions precedent to the completion of the transactions (including obtaining approval of Brookfield Homes’ common stockholders and various regulatory approvals);

•	the ability to integrate the operations of Brookfield Homes and BPO Residential successfully;

•	changes in the outlook of the residential market;

•	market expectations of the likelihood that the transactions will be completed and the timing of their completion;

•	the effect of any conditions or restrictions imposed on or proposed with respect to Brookfield Residential by regulators;

•	the effect of legislative or regulatory changes in jurisdictions in which Brookfield Homes and BPO Residential are engaged;

•

the ability of Brookfield Residential to obtain the regulatory permits necessary for continued operations of the businesses of Brookfield Homes and BPO Residential in a manner consistent with their current operation and for expansion of those operations;

•	risks associated with the relationship of Brookfield Homes and Brookfield Residential with their affiliates;

•

the factors described in Brookfield Homes’ filings with the SEC, including its Annual Report on Form 10-K, which is incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus, the date of any document incorporated by reference into this document or any other date expressly stated in this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the transactions or other matters addressed in this proxy statement/prospectus and attributable to Brookfield Residential or Brookfield Homes or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, none of Brookfield Residential, Brookfield Office Properties or Brookfield Homes undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Brookfield Homes board of directors for the special meeting to approve and adopt the merger and contribution agreement.

Date, Time and Place of the Special Meeting

The special meeting of the Brookfield Homes common stockholders will be held on [                    ], 2010 at 11:00 a.m. (local time) at Brookfield Homes’ Southland office, 3090 Bristol Street, Suite 200, Costa Mesa, California, United States.

Purpose of the Special Meeting

At the special meeting, Brookfield Homes’ common stockholders will be asked to:

•	approve and adopt the merger and contribution agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Record Date; Stockholders Entitled to Vote

Only Brookfield Homes common stockholders of record at the close of business on [                    ], 2010, the record date fixed by the Brookfield Homes board of directors for the special meeting, are entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were [            ] shares of Brookfield Homes common stock outstanding and entitled to vote, held of record by approximately [            ] holders. Brookfield Homes’ preferred stockholders do not have the right to vote at the special meeting on the approval and adoption of the merger and contribution agreement.

Quorum

A quorum of the Brookfield Homes common stockholders is necessary to hold a valid special meeting. A majority of the outstanding shares of Brookfield Homes common stock entitled to vote must be represented, either in person or by proxy, at the special meeting to constitute a quorum. If a quorum is not present, the special meeting may be postponed or adjourned, without notice other than announcement at the special meeting, until a quorum is present or represented.

Vote Required

Approval and adoption of the merger and contribution agreement requires the affirmative vote of the holders of at least a majority of the shares of Brookfield Homes common stock outstanding as of the record date. Brookfield Homes common stockholders will have one vote for each share of Brookfield Homes common stock that they owned as of the close of business on the record date. Holders of Brookfield Homes 8% convertible preferred stock are not entitled to vote on the adoption of the merger and contribution agreement.

The obligation of Brookfield Homes and Brookfield Office Properties to consummate the transactions is subject to, among other things, the condition that Brookfield Homes’ common stockholders adopt the merger and contribution agreement. If Brookfield Homes’ common stockholders fail to adopt the merger and contribution agreement at the special meeting, each of Brookfield Homes and Brookfield Office Properties will have the right to terminate the merger and contribution agreement. Brookfield Residential has agreed to vote its shares of Brookfield Homes common stock in favor of the merger and contribution agreement and to waive any appraisal rights with respect to such shares, unless the Brookfield Homes board of directors withdraws its recommendation of the merger and contribution agreement (in which case, it may vote its shares in its discretion). Brookfield Residential currently owns 62% of the outstanding shares of Brookfield Homes common stock and 99% of the Brookfield Homes 8% convertible preferred stock, which Brookfield Residential will convert to common stock prior to the merger resulting in Brookfield Residential’s ownership of appoximately 82% of the outstanding shares of Brookfield Homes common stock on an as-converted basis prior to the merger. See “The Merger and Contribution Agreement—Termination of the Merger and Contribution Agreement” beginning on page 73 of this proxy statement/prospectus.

Voting; Voting of Proxies

If you are a registered stockholder (that is, you own Brookfield Homes common stock in your own name and not through a broker, nominee or in some other “street name” capacity), you may vote in person at the special meeting or by following the instructions on the enclosed proxy card as to how to vote by telephone or over the Internet. If you choose not to vote over the telephone or the Internet, you are urged to complete and sign the enclosed proxy card and return it promptly in the enclosed self-addressed, postage prepaid envelope whether or not you plan to attend the special meeting. When the accompanying proxy card is returned properly signed and completed, the shares of Brookfield Homes common stock represented by it will be voted at the special meeting as you specify in the proxy card.

If a proxy is returned properly signed but without instructions as to how the shares of Brookfield Homes common stock represented are to be voted, the Brookfield Homes common stock represented by the proxy will be voted FOR approval and adoption of the merger and contribution agreement. The Brookfield Homes board of directors does not know of any matter that is not referred to in this proxy statement/prospectus to be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxy card will have authority to vote on such matters and consider the recommendation of the Brookfield Homes board of directors.

Your vote is very important. Please take the time to vote or submit your proxy card now, whether or not you plan to attend the special meeting.

If the special meeting is adjourned and subsequently reconvened, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Broker Instructions

If your broker or other nominee holds your shares in its name, carefully follow the instructions given to you by your broker or other nominee to ensure that your shares are properly voted. Without voting instructions from you, your broker cannot vote your shares and your shares will not be voted, and a “broker non-vote” will occur. If your shares are held in street name, you cannot vote them by telephone or over the Internet or by submitting the enclosed proxy card and you must instead follow your broker’s instructions.

Effect of abstentions and broker non-votes

Both abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists at the special meeting. Because the approval and adoption of the merger and contribution agreement requires the affirmative vote of a majority of the outstanding shares of Brookfield Homes common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes cast against the approval and adoption of the merger and contribution agreement.

Revocation of Proxies

You may change your vote at any time before your shares of Brookfield Homes common stock are voted at the special meeting. If you are a registered stockholder you may change your vote or revoke your proxy in the following ways:

•	you can send a signed written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy card bearing a later date;

•	you can vote by telephone after previously voting or submitting your proxy card;

•	you can vote over the Internet after previously voting or submitting your proxy card; or

•

you may attend the special meeting and vote your shares in person which will automatically cancel any proxy previously given. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

If you choose either of the first two methods, your notice of revocation or your new proxy must be sent to Brookfield Homes at the following address: Brookfield Homes Corporation, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015 or 480 Washington Blvd., Jersey City, NJ 07310-1900.

If your shares are held in “street name” and you would like to revoke an earlier vote, please contact your broker or nominee and follow the instructions your broker or nominee provides.

Voting by Brookfield Homes Directors and Executive Officers

On the record date, directors and executive officers of Brookfield Homes and their affiliates owned approximately [            ] shares of Brookfield Homes common stock, or approximately [    ]% of the shares of Brookfield Homes common stock outstanding on that date. Although none of the members of the Brookfield Homes board of directors or its executive officers have executed voting agreements, to Brookfield Homes’ knowledge, the directors and executive officers of Brookfield Homes intend to vote their shares of Brookfield Homes common stock in favor of the adoption of the merger and contribution agreement. Immediately prior to the merger, Brookfield Residential will own approximately 82% of the outstanding common shares of Brookfield Homes. Brookfield Residential has agreed to vote its shares of Brookfield Homes common stock in favor of the merger and contribution agreement and to waive any appraisal rights with respect to such shares, unless the Brookfield Homes board of directors withdraws its recommendation of the merger and contribution agreement (in which case, it may vote its shares in its discretion).

Solicitation of Proxies

This document is being furnished in connection with the solicitation of proxies by the Brookfield Homes board of directors for use at the special meeting on [                    ], 2010. Brookfield Homes will pay the costs of soliciting proxies from Brookfield Homes common stockholders. In addition to sending this document and accompanying proxy card by mail, Brookfield Homes directors, officers or employees may solicit proxies in person, by mail, by telephone or by electronic transmission. Brookfield Homes does not reimburse its directors, officers or employees for soliciting proxies. Brookfield Homes will request that brokers, custodians, nominees and other record holders of Brookfield Homes common stock forward copies of this proxy statement/prospectus and other soliciting materials to the persons for whom they hold shares of Brookfield Homes common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Brookfield Homes will reimburse such holders for their reasonable expenses.

Appraisal Rights

Under the Delaware General Corporation Law, referred to as the DGCL, Brookfield Homes common stockholders are not entitled to exercise dissenters’ or appraisal rights as a result of the transactions or to demand payment for their shares. Accordingly, if you are a Brookfield Homes common stockholder and you vote against the adoption of the merger and contribution agreement, but such agreement is nevertheless adopted, you will become a shareholder of Brookfield Residential.

However, under Section 262 of the DGCL (which is reproduced and attached as Annex E to this proxy statement/prospectus), record holders of Brookfield Homes 8% convertible preferred stock are entitled to exercise appraisal rights in connection with the transactions.

The provisions of Delaware law governing appraisal rights are complex and you should study them carefully. A stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect such rights.

If you are a Brookfield Homes preferred stockholder and you perfect your appraisal rights under Delaware law, you will have the right to a judicial appraisal of the “fair value” of your shares of Brookfield Homes 8% convertible preferred stock in connection with the transactions in lieu of receiving shares of Brookfield Residential 8% convertible preferred stock pursuant to the terms of the merger and contribution agreement. This value could be more than, less than or the same as the value of the Brookfield Residential 8% convertible preferred stock to be issued to non-dissenting stockholders in connection with the transactions.

In order to preserve appraisal rights, a preferred stockholder must take all the steps provided under Delaware law within the requisite time periods. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. See “The Transactions—Appraisal Rights” in this proxy statement/prospectus for a more detailed description of the appraisal rights available to Brookfield Homes preferred stockholders and these procedures.

ANY BROOKFIELD HOMES PREFERRED STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX E CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Recommendation of the Brookfield Homes Board of Directors

After careful consideration, and upon the recommendation of the special committee of independent directors formed to consider and negotiate the transactions, the board of directors of Brookfield Homes has (with Ian Cockwell, Alan Norris, Timothy Price and Robert Stelzl abstaining) approved the merger and contribution agreement and the transactions and determined that the merger and contribution agreement and the transactions are advisable and in the best interests of Brookfield Homes and its stockholders. ACCORDINGLY, THE BROOKFIELD HOMES BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AND CONTRIBUTION AGREEMENT. IN CONSIDERING THE RECOMMENDATION OF THE BROOKFIELD HOMES BOARD OF DIRECTORS WITH RESPECT TO THE TRANSACTIONS, YOU SHOULD BE AWARE THAT BROOKFIELD ASSET MANAGEMENT, AS THE MAJORITY BENEFICIAL SHAREHOLDER OF BOTH BROOKFIELD HOMES AND BROOKFIELD OFFICE PROPERTIES, AND BROOKFIELD HOMES’ DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE TRANSACTIONS THAT MAY BE DIFFERENT FROM, OR IN ADDITION TO, THOSE OF BROOKFIELD HOMES’ STOCKHOLDERS GENERALLY, WHICH MAY HAVE INFLUENCED THE DIRECTORS IN APPROVING AND RECOMMENDING THE MERGER AND CONTRIBUTION AGREEMENT. FOR A

DESCRIPTION OF THESE INTERESTS, SEE “THE TRANSACTIONS—INTERESTS OF BROOKFIELD ASSET MANAGEMENT AND OF BROOKFIELD HOMES’ DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTIONS” BEGINNING ON PAGE 52 OF THIS PROXY STATEMENT/PROSPECTUS.

Other Matters

As of the date of this proxy statement/prospectus, the Brookfield Homes board of directors does not know of any matter that will be presented for consideration at the special meeting, other than as described in this proxy statement/prospectus.

THE TRANSACTIONS

The following discussion contains material information pertaining to the transactions, including the merger and contribution agreement. This discussion is subject to, and is qualified in its entirety by reference to, the complete text of the merger and contribution agreement, which is incorporated by reference and attached to this proxy statement/prospectus as Annex A. You are urged to carefully read this entire proxy statement/prospectus, the attached annexes and the other documents to which this document refers for a more complete understanding of the transactions.

Background of the Transactions

On April 30, 2010, the board of directors of Brookfield Homes held a meeting, which was also attended by members of Brookfield Homes management. The board of directors was informed at the meeting by a Brookfield Homes director who is also a representative of Brookfield Office Properties that Brookfield Office Properties had begun considering potential alternatives with respect to a restructuring of its residential land and housing division, referred to as BPO Residential.

On May 12, 2010, the board of directors of Brookfield Homes held a special meeting, at which members of Brookfield Homes management indicated that it may be desirable for Brookfield Homes to review the advisability and possibility of participating in any restructuring of BPO Residential. It was discussed that this participation may take the form of a combination of the business of Brookfield Homes with the business of BPO Residential. Because of Brookfield Asset Management’s majority ownership of Brookfield Homes and its majority beneficial ownership interest in Brookfield Office Properties, the board of directors of Brookfield Homes formed a special committee of independent directors to consider any potential transaction. The committee was comprised of four independent directors, which is referred to as the special committee. The mandate of the special committee was to consider a potential transaction, if any. Brookfield Homes management was instructed by the special committee to present a transaction to the special committee for its consideration.

Management of Brookfield Homes, Brookfield Office Properties and Brookfield Asset Management then commenced conceptual discussions regarding a possible transaction, including with respect to structure, timing and process. In the course of these discussions, Brookfield Asset Management indicated that it was supportive of management continuing to consider a potential transaction.

On June 16, 2010, the special committee held a meeting, which was also attended by members of Brookfield Homes management. At the meeting, the special committee appointed a chairman. Brookfield Homes management then gave an overview of a potential transaction and discussed summary financial information regarding Brookfield Homes. The special committee discussed potential candidates for retention as independent financial advisor and independent legal counsel to the special committee and authorized its chairman to interview the candidates. The chairman of the special committee then conducted interviews of the candidates and discussed the results with the special committee.

On July 6, 2010, the special committee selected and engaged Kaye Scholer LLP as its independent legal counsel from among the candidates considered by the special committee.

On July 28, 2010, the special committee held a meeting, which was also attended by members of Brookfield Homes management. The chairman of the special committee provided an overview of the engagement letters for Kaye Scholer LLP and Wells Fargo Securities. Brookfield Homes management then gave an overview of a potential transaction, which involved the possible combination of Brookfield Homes and BPO Residential and discussed a transaction timetable. The special committee discussed with management, in general, the strategic rationale for the transaction, considering that a combination with BPO Residential, if completed, could enhance the value of Brookfield Homes and BPO Residential through the creation of a diversified North American land and housing company. The special committee determined at the meeting that it was advisable to commence discussions between Brookfield Homes and Brookfield Office Properties regarding a potential transaction.

On July 28, 2010, the special committee formally engaged Wells Fargo Securities from among the candidates considered by the special committee to provide a fairness opinion in connection with the potential combination of Brookfield Homes and BPO Residential.

On the morning of July 30, 2010, before the opening of trading on the New York Stock Exchange, Brookfield Homes and Brookfield Office Properties each issued a press release announcing that the two companies were entering into formal discussions regarding a potential combination of Brookfield Homes and BPO Residential.

From July 30, 2010 through August 25, 2010, management of Brookfield Homes, Brookfield Office Properties and Brookfield Asset Management continued to discuss the parameters of a possible transaction, including with respect to structure, the exchange ratio, timing and regulatory matters.

On August 3, 2010, Brookfield Homes and Brookfield Office Properties executed a confidentiality agreement providing for the exchange of information relating to a potential transaction, and management of Brookfield Homes and BPO Residential discussed certain high-level due diligence issues.

On August 25, 2010, the special committee held a meeting, which was also attended by members of Brookfield Homes management and management of BPO Residential. The special committee reviewed the information prepared by Brookfield Homes management regarding the proposed transaction to combine Brookfield Homes with BPO Residential. The materials included a profile of the new residential company, historical profiles of Brookfield Homes and BPO Residential and a proposed transaction structure.

On August 31, 2010, the special committee held a meeting, which was also attended by members of Brookfield Homes management and a management representative of BPO Residential. The special committee received an update from Brookfield Homes management on the progress made with respect to the transactions since the August 25, 2010 meeting and addressed follow-up items arising from the August 25, 2010 special committee meeting. Brookfield Homes management discussed with the special committee the circulation of materials to the financial and legal advisors and the exchange of information between Brookfield Homes and BPO Residential.

On September 1, 2010, Brookfield Homes and Brookfield Office Properties prepared mutual formal due diligence request lists setting forth certain categories of information each party desired to receive with respect to the other party.

On September 7, 2010, Brookfield Homes distributed an initial draft merger and contribution agreement to Brookfield Office Properties, Brookfield Residential, and their respective legal advisors. Subsequently, representatives of Brookfield Homes, Brookfield Office Properties, Brookfield Residential and their respective legal advisors assisted in the negotiation of the terms of the merger and contribution agreement and other documents related to the proposed transaction.

On September 13, 2010, a data room was established and over the next few days, Brookfield Homes and Brookfield Office Properties, together with their advisors, commenced formal due diligence.

On September 16, 2010, the special committee held a meeting, which was also attended by members of Brookfield Homes’ management, a management representative of BPO Residential and representatives of Wells Fargo Securities and Kaye Scholer LLP, to consider the proposed transaction. Management indicated that it had updated the financial information previously provided to the special committee to reflect its understanding that Brookfield Asset Management was considering not converting its shares of Brookfield Homes 8% convertible preferred stock into common stock prior the closing of the transaction. The chairman of the special committee was requested by the special committee to discuss with Brookfield Asset Management the conversion of the 8% convertible preferred stock at par. Also at the meeting, a representative of Kaye Scholer LLP reviewed the directors’ fiduciary duties and described the terms of the draft merger and contribution agreement. Representatives of Wells Fargo Securities reviewed financial aspects of the proposed transaction and presented their preliminary financial analysis of the proposed transactions. The special committee also discussed the terms of the proposed note that would be given to Brookfield Office Properties in exchange for its equity interests in BPO Residential, requesting further information on the reasonableness of its terms.

Over the weekend of September 18, 2010, the chairman of the special committee discussed with a representative of Brookfield Asset Management and obtained a commitment from Brookfield Asset Management to convert its shares of Brookfield Homes 8% convertible preferred stock into common stock at par prior to the closing of the transaction, thereby eliminating a potential conflict in the allocation of the transaction consideration between the common stockholders and the $250 million of Brookfield Homes 8% convertible preferred stock (of which Brookfield Asset Management owns 99%).

On September 23, 2010, the special committee held a meeting, which was also attended by members of Brookfield Homes’ management, a management representative of BPO Residential and a representative of Kaye Scholer LLP. The special committee reviewed management’s presentation on follow-up items arising out of the September 16, 2010 special committee meeting. It was also discussed that Brookfield Asset Management had indicated to the special committee that it would convert its shares of Brookfield Homes 8% convertible preferred stock into common shares at par prior to the close of the transaction, foregoing both a preferred position in Brookfield Residential and a significant premium on the conversion. Further, an update on the negotiations of the special committee to make a significant portion of the promissory note to be given to Brookfield Office Properties in exchange for its equity interests in BPO Residential a junior unsecured obligation, with term extended from five years to ten years was provided.

On October 4, 2010, the special committee held a meeting, which was also attended by members of Brookfield Homes’ management, a management representative of BPO Residential and representatives of Wells Fargo Securities and Kaye Scholer LLP. At the meeting, a representative of Kaye Scholer LLP described the terms of the proposed merger and contribution agreement and the general course of negotiations. At the request of the special committee, representatives of Wells Fargo Securities then presented its financial analysis of the proposed transactions and then delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of October 4, 2010, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the exchange ratio to be paid pursuant to the merger and contribution agreement to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes common stock was fair from a financial point of view to such holders. After further consideration and deliberation, and taking into account the factors described under “—Brookfield Homes’ Reasons for the Transactions; Recommendation of the Brookfield Homes Board of Directors” beginning on page 41, the special committee unanimously determined that the transactions were advisable and fair to the public stockholders of Brookfield Homes and to recommend to Brookfield Home’s board of directors that they vote to approve the merger and contribution agreement.

On October 4, 2010, the board of directors of Brookfield Homes held a special meeting, which was also attended by members of Brookfield Homes’ management and representatives of Kaye Scholer LLP and Dorsey & Whitney LLP to consider the recommendation of the special committee regarding the proposed transaction. At the meeting, the special committee updated the board on its negotiations and that it had determined to recommend the proposed transaction to the board of directors. At the meeting, a representative of Dorsey & Whitney LLP described the terms of the proposed merger and contribution agreement. The board of directors of Brookfield Homes then unanimously determined that it was in the best interests of Brookfield Homes and its stockholders, and declared it advisable, to enter into the merger and contribution agreement, adopted and approved the merger and contribution agreement and approved the consummation of the transactions contemplated by the merger and contribution agreement, including the merger, and determined to recommend to Brookfield Homes’ stockholders that they vote to approve the merger and contribution agreement.

On the evening of October 4, 2010, Brookfield Homes, Brookfield Office Properties, Brookfield Residential and Brookfield Residential Acquisition Corp. executed a definitive merger and contribution agreement. On October 5, 2010, before the opening of trading on the New York Stock Exchange, Brookfield Homes and Brookfield Office Properties issued a joint press release announcing the execution of the merger and contribution agreement. The terms of the merger and contribution agreement are described below under “The Merger and Contribution Agreement” on page 61.

Brookfield Homes’ Reasons for the Transactions; Recommendation of the Brookfield Homes Board of Directors

In the course of making its decision to approve the transactions, the special committee consulted with Brookfield Homes’ management as well as its outside legal counsel and considered a number of factors, including the following:

Strategic Factors and Rationale. Brookfield Homes sees the merger as a strategic opportunity to further enhance the value of Brookfield Homes through the creation of a diversified North American residential land and housing company. In addition, the combined company will benefit from a stronger capital structure with increased financial flexibility, the prospects of achieving lower cost of, and enhanced access to, capital, synergy potential and an enhanced platform for growth in a capital intensive industry.

Geographic Diversification. The special committee noted that the combined company will operate over a broader geographic area than Brookfield Homes, which should reduce exposure to any individual market.

Anticipated Financial Impact. The special committee noted that Brookfield Residential will benefit from the combined cash flows of Brookfield Homes and BPO Residential, despite the additional long-term debt being contributed to Brookfield Residential in the transactions.

Other Financial Factors. The special committee considered the current and historical financial condition, the results of operations and the financial projections of Brookfield Homes and BPO Residential, including the risks that might cause Brookfield Homes or BPO Residential not to attain its projected financial results. In addition, the special committee considered the fact that Brookfield Residential will be better positioned to withstand adverse business, financial and economic developments and to take advantage of business opportunities than Brookfield Homes on a standalone basis. The special committee noted, in particular, the following factors in determining that the transactions are in the best interests of Brookfield Homes’ common stockholders: Brookfield Homes’ common stockholders, through ownership of Brookfield Residential common stock, will continue to participate in Brookfield Residential’s expected growth and any value created by operating synergies and improvements in residential industry fundamentals and the conversion of substantially all of the Brookfield Homes 8% convertible preferred stock into common stock.

Fairness Opinion of Financial Advisor. The special committee considered Wells Fargo Securities’ oral opinion, which was subsequently confirmed in writing, to the effect that, as of October 4, 2010, and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the exchange ratio to be paid to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes common stock pursuant to the merger and contribution agreement, was fair, from a financial point of view, to such holders. See “—Opinion of the Special Committee’s Financial Advisor” beginning on page 43 of this proxy statement/prospectus. In considering the written fairness opinion of Wells Fargo Securities, the special committee also considered the financial analyses presented to the special committee by Wells Fargo Securities on October 4, 2010. Those financial analyses are described below under the heading “—Opinion of the Special Committee’s Financial Advisor.”

Trends in the Residential Development Industry. The special committee considered that the residential industry is capital intensive and larger entities such as Brookfield Residential, following completion of the transactions, are generally better positioned to access capital.

Corporate Governance Structure of Brookfield Residential. The Brookfield Homes board of directors considered that Brookfield Residential’s board of directors will initially consist of seven directors selected from Brookfield Homes current board of directors. The Brookfield Residential board of directors will be comprised of a majority of directors who will be independent as defined in the New York Stock Exchange listing requirements and the rules and regulations of the SEC and applicable Canadian securities laws.

Brookfield Office Properties’ and Brookfield Homes Stockholders’ Ownership Percentages of Brookfield Residential. The special committee considered that, immediately after the completion of the transactions, Brookfield Office Properties and Brookfield Homes’ common stockholders would own approximately 50.7% and 49.3%, respectively, of the outstanding shares of Brookfield Residential common stock on an as-converted basis.

Terms and Conditions of the Merger and Contribution Agreement. The special committee considered the terms and conditions of the merger and contribution agreement, as well as the course of negotiation thereof. The special committee noted that the common stockholders of Brookfield Homes will be required to approve the transactions and that Brookfield Residential has sufficient votes to provide that approval without regard to the votes of other stockholders. The special committee also noted that the board of directors retains the right to change its recommendation of the transactions in certain instances, and to terminate the merger and contribution agreement if the common stockholders of Brookfield Homes fail to approve the transactions at the special meeting held for such purpose. Brookfield Residential has agreed to vote its shares in favor of the merger and contribution agreement and to waive any appraisal rights with respect to such shares, unless the Brookfield Homes board of directors withdraws its recommendation of the merger and contribution agreement (in which case it may vote its shares in its discretion).

Due Diligence. The special committee noted the positive results of the due diligence review of BPO Residential conducted by Brookfield Homes’ management and Brookfield Homes’ legal advisors, and Brookfield Homes’ management’s review of Brookfield Office Properties’ disclosure schedule to the merger and contribution agreement.

Regulatory Approvals. After conferring with counsel, the special committee expected that the regulatory approvals needed to complete the transactions would be obtained.

Likelihood of Completion of the Transaction. The special committee considered the likelihood that the transactions would be completed given the conditions necessary to be satisfied in order to complete the transactions.

Management Recommendation. The special committee considered the recommendation by Brookfield Homes’ management in favor of the transactions, in light of any potential interests of Brookfield Homes’ management and directors in the transactions.

Special Committee Review of the Transactions. The special committee took into account that discussions with Brookfield Office Properties had taken place over a period of time during which it was apprised of developments and that the special committee had considered the transactions during numerous meetings over such period of time.

The special committee weighed these advantages and opportunities while considering the following:

Transaction Integration Issues. The special committee considered the challenges inherent in combining Brookfield Homes and BPO Residential and the possible resulting diversion of management attention for an extended period of time; and the risk that anticipated benefits, long-term as well as short-term, of the transactions for the Brookfield Homes stockholders might not be realized.

Tax Consequences to Stockholders. The special committee considered that the merger would be a taxable transaction to its U.S. stockholders, and may be taxable to its non-U.S. stockholders.

The special committee recognized that there can be no assurance about future results, including results expected or considered in the factors listed above. The special committee concluded, however, that the potential positive factors outweighed the potential risks of completing the transactions.

The foregoing discussion of the information and factors considered by the special committee is not exhaustive, but includes all material factors considered by the special committee. In view of the wide variety of factors considered by the special committee in connection with its evaluation of the transactions and the complexity of such matters, the special committee did not consider it practical, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the special committee may have given different weight to different factors and may have applied different analyses to each of the material factors considered by the special committee. This explanation of Brookfield Homes’ reasons for the transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 of this proxy statement/prospectus.

The Brookfield Homes board of directors, on the recommendation of the special committee, has approved the merger and contribution agreement, determined to be advisable the merger and the other transactions contemplated by the merger and contribution agreement and believes that the terms of the transactions are in the best interests of Brookfield Homes and its stockholders. The Brookfield Homes board of directors recommends a vote “FOR” the adoption of the merger and contribution agreement, and by doing so, approving the merger and the other transactions contemplated by the merger and contribution agreement.

In considering the recommendation of the Brookfield Homes board of directors with respect to the transactions, please be aware that Brookfield Asset Management, as the majority beneficial shareholder of both Brookfield Homes and Brookfield Office Properties, and Brookfield Homes’ directors and executive officers have interests in the transactions that may be different from, or in addition to, the interests of Brookfield Homes’ stockholders generally. See “—Interests of Brookfield Asset Management and of Brookfield Homes’ Directors and Executive Officers in the Transactions” beginning on page 52 of this proxy statement/prospectus.

Opinion of the Special Committee’s Financial Advisor

The Brookfield Homes special committee of independent directors, or the special committee, retained Wells Fargo Securities to provide its opinion as to the fairness, from a financial point of view, to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes common stock of the exchange ratio to be paid to such holders pursuant to the merger and contribution agreement. In selecting Wells Fargo Securities, the special committee considered, among other things, the fact that Wells Fargo Securities is an internationally recognized investment banking firm with substantial experience advising companies in the residential development and homebuilding industries and providing strategic advisory services and Wells Fargo Securities’ familiarity with Brookfield Homes. Wells Fargo Securities, as part of its investment banking business, is continuously engaged in the evaluation of businesses and debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; and general corporate advisory services.

At a meeting of the special committee held to evaluate the transactions, Wells Fargo Securities delivered to the special committee its oral opinion, which was subsequently confirmed in writing, to the effect that, as of October 4, 2010, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the exchange ratio to be paid pursuant to the merger and contribution agreement to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes common stock was fair from a financial point of view to such holders. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

The full text of Wells Fargo Securities’ written opinion to the special committee, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex D to this proxy statement and is incorporated by reference in its entirety into this proxy statement. The following summary is qualified in its entirety by reference to the full text of the opinion. Wells Fargo Securities provided its opinion solely for the information and use of the special committee in connection with its evaluation of the merger. Wells Fargo Securities’ opinion does not address, and should not be construed to address, any other terms or aspects of the merger and contribution agreement, the promissory notes, the transactions, the conversion by Brookfield Residential of all of its shares of Brookfield Homes 8% convertible preferred stock prior to the merger, referred to as the conversion transaction, the rights offering or any related transaction and does not constitute a communication or a recommendation to any holder of shares of Brookfield Homes common stock as to how or whether such holder should vote or act on any matters relating to the transactions or any other matters.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	Reviewed a draft dated October 4, 2010 of the merger and contribution agreement, including the financial terms of the merger and contribution agreement;

•	Reviewed a draft dated October 4, 2010 of the promissory notes;

•	Reviewed certain business, financial and other information regarding Brookfield Homes that was publicly available;

•

Reviewed certain business, financial and other information regarding Brookfield Homes that was furnished by Brookfield Homes, including financial forecasts and estimates prepared by Brookfield Homes’ management;

•	Reviewed certain business, financial and other information regarding BPO Residential that was publicly available;

•

Reviewed certain business, financial and other information regarding BPO Residential that was furnished by BPO Residential, including financial forecasts and estimates prepared by BPO Residential’s management, as approved for Wells Fargo Securities’ use by the special committee;

•

Discussed with the managements of Brookfield Homes and BPO Residential the operations and prospects of Brookfield Homes and BPO Residential, including the historical financial performance and trends in the results of operations of Brookfield Homes and BPO Residential;

•

Discussed with the managements of Brookfield Homes and BPO Residential the strategic rationale for the conversion transaction and the transactions, collectively referred to as the combination transactions;

•	Reviewed reported prices and trading activity for the shares of Brookfield Homes common stock;

•

Compared certain financial data for Brookfield Homes and BPO Residential, respectively, with similar data for certain publicly traded companies in the residential development and homebuilding industries that it deemed relevant;

•	Compared the proposed financial terms of the merger and contribution agreement with the financial terms of certain other business combinations and transactions that it deemed relevant;

•

Analyzed the net asset value of Brookfield Homes and BPO Residential, respectively, based upon book values, and financial forecasts and estimates relating to Brookfield Homes and BPO Residential prepared by the managements of Brookfield Homes and BPO Residential, respectively, and other assumptions discussed with and confirmed as reasonable by the managements of Brookfield Homes and BPO Residential, respectively;

•	Considered other information such as financial studies, analyses, and investigations, as well as financial and economic and market criteria, that it deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, tax and legal information. Wells Fargo Securities has not made (and has not assumed any responsibility for) any independent verification of such information. Wells Fargo Securities relied upon the assurances of the managements of Brookfield Homes and BPO Residential that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates utilized in its analysis, Wells Fargo Securities was advised and assumed, at the direction of the special committee, that they were reasonably prepared and reflect the best current estimates, judgments and assumptions of the managements of Brookfield Homes and BPO Residential as to the future financial performance of Brookfield Homes and BPO Residential, respectively. Wells Fargo Securities has not assumed any responsibility for, and expressed no view as to, such forecasts or estimates or the judgments or assumptions upon which they are based. In addition, Wells Fargo Securities relied upon, at the direction of the special committee, the assessments of the managements of Brookfield Homes and BPO Residential as to market trends and prospects for the residential development and homebuilding industries and the potential impact of such trends and prospects on Brookfield Homes and BPO Residential. In arriving at its opinion, Wells Fargo Securities did not conduct any physical inspection or assessment of the facilities or assets of Brookfield Homes or BPO Residential, nor did it make or was it provided with any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Brookfield Homes or BPO Residential. In its analyses, Wells Fargo Securities assumed an exchange rate of 0.9706 U.S. dollars for Canadian dollars of October 1, 2010.

In rendering its opinion, Wells Fargo Securities assumed, with the consent of the special committee, that the final form of the merger and contribution agreement and the promissory notes, when signed by the parties thereto, will not differ from the drafts reviewed by it in any respect material to its opinion, that the combination transactions will be consummated in accordance with the terms described in the merger and contribution agreement and the promissory notes or as otherwise described to Wells Fargo Securities by representatives of Brookfield Homes and in compliance with all applicable laws, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the combination transactions, no restrictions will be imposed or action will be taken that will have an adverse effect on Brookfield Homes, BPO Residential, Brookfield Residential or the combination transactions. Wells Fargo Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to it as of the date of the opinion. Although subsequent developments may affect its opinion, Wells Fargo Securities does not have any obligation to update, revise or reaffirm its opinion. The opinion of Wells Fargo Securities only addresses the fairness, as of October 4, 2010, from a financial point of view, to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes common stock of the exchange ratio to be paid to such holders pursuant to the merger and contribution agreement to the extent expressly specified in its opinion, and does not address any other terms or aspects of the merger and contribution agreement, the promissory notes, the combination transactions, the rights offering or any related transaction, including, without limitation, the form or structure of the combination transactions and the rights offering, the consideration paid to BPO Residential in connection with the contribution, any tax or accounting matters relating to the combination transactions, the rights offering or otherwise, or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the merger and contribution agreement, the promissory notes, the combination transactions or the rights offering, or otherwise. In addition, Wells Fargo Securities’ opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the combination transactions or the rights offering, or class of such persons, relative to the exchange ratio or otherwise. Wells Fargo Securities did not provide any advice or services in connection with the combination transactions or the rights offering other than the delivery of its opinion, and it was not requested to, and it did not, participate in the negotiations of the terms of the merger and contribution agreement, the promissory notes, the combination transactions, the rights offering or any related transaction. Wells Fargo Securities’ opinion does not address the merits of the underlying decision by Brookfield Homes to enter into the merger and contribution agreement or the relative merits of the combination transactions and the rights offering compared with other business strategies or transactions available or that have been or might be considered by the Brookfield Homes’ management, the special committee or the board of directors of Brookfield Homes.

In addition, Wells Fargo Securities did not consider, and expressed no opinion with respect to, the price at which shares of Brookfield Homes common stock, Brookfield Residential common stock, common stock, par value $0.01 per share, of BPO Residential, Brookfield Homes 8% convertible preferred stock or Brookfield Residential 8% convertible preferred stock will trade at any time, the distribution of ownership of, or liquidity of, shares of Brookfield Residential common stock or Brookfield Residential 8% convertible preferred stock following consummation of the combination transactions and the rights offering or the impact of the combination transactions and the rights offering on the solvency or viability of Brookfield Homes, BPO Residential or Brookfield Residential or the ability of Brookfield Homes, BPO Residential or Brookfield Residential to pay their respective obligations when they come due.

The summary set forth below does not purport to be a complete description of the analyses performed by Wells Fargo Securities, but describes, in summary form, the material analyses performed by Wells Fargo Securities in connection with Wells Fargo Securities’ opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wells Fargo Securities made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, the analyses reflected in the tables and described below must be considered as a whole, and considering any portion of the analyses, without considering all analyses together, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.

Financial Analyses of Brookfield Homes

Net Asset Value Analysis. Wells Fargo Securities performed a net asset valuation of Brookfield Homes generally based on a discounted cash flow analysis of Brookfield Homes’ housing and land assets on a project-by-project basis using projections and estimates provided by Brookfield Homes’ management and a valuation of Brookfield Homes’ other assets and liabilities on Brookfield Homes’ June 30, 2010 balance sheet based on Wells Fargo Securities’ judgment and guidance from Brookfield Homes’ management.

Wells Fargo Securities calculated the estimated value of Brookfield Homes’ housing and land assets on a project-by-project basis using projected unlevered cash flows for each project provided by Brookfield Homes’ management. Brookfield Homes’ management categorized these projects into two groups generally based on the type of activity of the project and the timing of projected unlevered cash flows, with the first group generally comprised of projects in which development and/or homebuilding activity is actively underway, and with the second group generally comprised of projects in which development and/or homebuilding activity is not expected to take place until a future point in time. For the first group of projects, Brookfield Homes’ management projected unlevered cash flows for each project for the period from June 30, 2010 through the end of fiscal year 2015. Wells Fargo Securities discounted the projected unlevered cash flows from each project within the group to June 30, 2010 by applying a selected discount rate range of 11.50% to 13.50%, which was based on the weighted average of a wider range of selected discount rates applied to each project. For the second group of projects, Brookfield Homes’ management projected unlevered cash flows for each project for the period from June 30, 2010 through the end of fiscal year 2020. Wells Fargo Securities discounted the projected unlevered cash flows from each project within the group to June 30, 2010 by applying a selected discount rate range of 18.00% to

22.00%, which was based on the weighted average of a wider range of selected discount rates applied to each project. Wells Fargo Securities selected the ranges of discount rates used in these analyses based on its assessment of risk factors, such as market risk, entitlement risk and development stage, as well as Wells Fargo Securities’ assessment of investor return requirements, all of which Wells Fargo Securities considered for each project individually as a basis for selecting the discount rate ranges.

With respect to Brookfield Homes’ receivables and other assets, accrued and deferred compensation expense, loans due to minority interests, and other payables, Wells Fargo Securities discounted the projected unlevered cash flows provided by Brookfield Homes’ management for these assets for the period from June 30, 2010 through the end of fiscal year 2020 by applying a selected discount rate range of 16.92% to 20.44%, which represents the weighted averages of the two selected discount rate ranges used in the analysis of Brookfield Homes’ housing and land assets. Based on tax rate and other assumptions and a valuation methodology provided by Brookfield Homes management, Wells Fargo Securities calculated deferred tax asset values for a range of possible real estate values. For Brookfield Homes’ other assets and liabilities, Wells Fargo Securities used the book values of such assets and liabilities as reflected on Brookfield Homes’ balance sheet as of June 30, 2010 provided by Brookfield Homes’ management as the estimated values of such assets and liabilities. Wells Fargo Securities calculated the estimated value of Brookfield Homes’ minority interest as a constant percentage of the book value of Brookfield Homes’ total equity inclusive of the minority interest. This analysis resulted in a range of net asset values for Brookfield Homes of $449 million to $501 million, which Wells Fargo Securities then divided by the book value of the equity of Brookfield Homes as of June 30, 2010 to obtain a range of implied equity multiples of 0.94x to 1.04x.

Selected Public Companies Analysis. Wells Fargo Securities reviewed and compared certain financial information and financial multiples relating to Brookfield Homes to corresponding financial information and financial multiples for comparable publicly-traded companies in the residential development and homebuilding industries. Although none of the comparable companies is identical to Brookfield Homes, Wells Fargo Securities selected these companies based upon its views as to the comparability of the financial and operating characteristics of these companies to Brookfield Homes.

The companies included in the comparable companies analysis were:

•	Lennar Corporation

•	Toll Brothers, Inc.

•	Standard Pacific Corp.

•	Meritage Homes Corporation

•	M/I Homes, Inc.

Wells Fargo Securities reviewed, among other things, the equity value of the selected companies as of October 1, 2010 as a multiple of book value of the selected companies as provided in their latest public filings. This analysis resulted in a range of multiples of 0.6x to 2.3x. Wells Fargo Securities calculated a range of implied equity values for Brookfield Homes of $480 million to $576 million by applying a range of selected multiples of 1.00x to 1.20x derived from the comparable companies analysis to the book value of Brookfield Homes as of June 30, 2010.

Selected Transactions Analysis. Wells Fargo Securities reviewed and analyzed certain information relating to the following selected precedent transactions involving publicly traded companies in the residential development and homebuilding industries since October 1999. Although none of the companies involved in any of the selected transactions is identical to Brookfield Homes, nor is any of the selected transactions identical to the combination transactions, Wells Fargo Securities chose the transactions in the selected transactions analysis because, in its opinion, the companies that participated in the selected transactions are companies with operations or financial profiles or both that, for the purposes of analysis, may be considered similar to those of Brookfield Homes.

Selected Transactions

Target	Acquiror

• Centex Corp.	• Pulte Homes, Inc.

• Transeastern Properties, Inc.	• Technical Olympic USA Inc.

• Engle Homes Inc.	• Newmark Homes Corp.

• Crossman Communities, Inc.	• Beazer Homes USA Inc.

• Forecast Group, L.P.	• Hovnanian Enterprises, Inc.

• Schuler Homes Inc.	• D.R. Horton, Inc.

• Del Webb Corporation	• Pulte Homes, Inc.

• Engle Homes Inc.	• Technical Olympic USA

• Western Pacific Housing	• Schuler Homes Inc.

• Washington Homes, Inc.	• Hovnanian Enterprises, Inc.

• Monarch Development Corporation	• Taylor Wimpey PLC (f/k/a Taylor Woodrow PLC)

• U.S. Home Corporation	• Lennar Corporation

• Writer Homes Corp.	• Standard Pacific Corp.

• Newmark Homes Corp.	• Technical Olympic S.A.

For each of the selected transactions, Wells Fargo Securities calculated the transaction offer value as a multiple of the book value of the target based on public filings and other publicly available information available at the time of the announcement of the selected transaction. This analysis resulted in a range of multiples of 0.8x to 1.9x. Wells Fargo Securities then calculated an implied equity value range for Brookfield Homes of $432 million to $528 million by applying a range of selected multiples 0.90x to 1.10x derived from the selected transactions analysis to the book value of Brookfield Homes as of June 30, 2010.

Financial Analyses of BPO Residential

Net Asset Value Analysis. Wells Fargo Securities performed a net asset valuation of BPO Residential generally based on a discounted cash flow analysis of BPO Residential’s housing and land assets on a project-by-project basis using projections and estimates provided by BPO Residential’s management and a valuation of BPO Residential’s other assets and liabilities on BPO Residential’s June 30, 2010 balance sheet based on Wells Fargo Securities’ judgment and guidance from BPO Residential’s management, in each case approved for Wells Fargo Securities’ use by the special committee.

Wells Fargo Securities calculated the estimated value of BPO Residential’s housing and land assets on a project-by-project basis using projected unlevered cash flows for each project provided by BPO Residential’s management. BPO Residential’s management categorized these projects into two groups generally based on the type of activity of the project and the timing of projected unlevered cash flows, with the first group generally comprised of projects in which development and/or homebuilding activity is actively underway, and with the second group generally comprised of projects in which development and/or homebuilding activity is not expected to take place until a future point in time. For the first group of projects, BPO Residential’s management projected unlevered cash flows for each project for the period from June 30, 2010 through the end of fiscal year 2015. Wells Fargo Securities discounted the projected unlevered cash flows from each project within that group to June 30, 2010 by applying a selected discount rate range of 10.00% to 12.00%, which was based on the weighted average of a wider range of selected discount rates applied to each project. For the second group of projects, BPO Residential’s management projected unlevered cash flows for each project for the period from June 30, 2010 through the end of fiscal year 2025, Wells Fargo Securities discounted the projected unlevered cash flows from each project within that group to June 30, 2010 by applying a selected discount rate range of 16.50% to 19.50%, which was based on the weighted average of a wider range of selected discount rates applied to each project. Wells Fargo Securities selected the ranges of discount rates used in these analyses based on its assessment of risk factors such as market risk, entitlement risk and development stage as well as Wells Fargo Securities’ assessment of investor return requirements, all of which Wells Fargo Securities considered for each project individually as a basis for selecting the discount rate ranges.

With respect to BPO Residential’s Calgary and Edmonton housing work-in-process assets, BPO Residential’s management provided Wells Fargo Securities with the number of work-in-process units, the expected average sale price per work-in-process unit, the expected average gross profit margin per unit and the book value of capitalized work-in-process assets on BPO Residential’s June 30, 2010 balance sheet for each project. Wells Fargo calculated the estimated value of these assets by applying a selected gross profit margin range to total expected revenues from the housing work-in-process units and then subtracting from total expected revenues the cost to complete the housing work-in-process units, based on the difference between the book value of capitalized work-in-process assets on BPO Residential’s balance sheet and the implied total housing work-in-process cost of sales.

With respect to BPO Residential’s development recovery receivables, Wells Fargo Securities discounted the projected unlevered cash flows provided by BPO Residential’s management for such assets for the period from June 30, 2010 through the end of fiscal year 2028 by applying a selected discount rate range of 10.00% to 12.00%, which is the same discount rate range that Wells Fargo Securities used in the analysis of BPO Residential’s first group of housing and land assets. Based on tax rate and other assumptions and a valuation methodology provided by BPO Residential management, Wells Fargo Securities calculated deferred tax asset values for a range of possible real estate values. For BPO Residential’s other assets and liabilities, Wells Fargo Securities used the book values of such assets and liabilities as reflected on BPO Residential’s balance sheet as of June 30, 2010 provided by BPO Residential’s management as the estimated value of such assets and liabilities. Wells Fargo Securities adjusted the net asset value of BPO Residential by subtracting the face amount of the promissory notes of CDN$480 million ($466 million) and the $40 million dividend to be paid by BPO Residential to Brookfield Office Properties prior to the closing.

This analysis resulted in a range of net asset values for BPO Residential of $422 million to $567 million, which Wells Fargo Securities then divided by the book value of the equity of BPO Residential as of June 30, 2010 to obtain a range of implied equity multiples of 0.85x to 1.14x.

Selected Public Companies Analysis. Wells Fargo Securities reviewed and compared certain financial information and financial multiples relating to BPO Residential to corresponding financial information and financial multiples for comparable publicly-traded companies in the residential development and homebuilding industries. Although none of the comparable companies is identical to BPO Residential, Wells Fargo Securities selected these companies based upon its views as to the comparability of the financial and operating characteristics of these companies to BPO Residential.

The companies included in the comparable companies analysis were:

•	Lennar Corporation

•	Toll Brothers, Inc.

•	The St. Joe Company

•	Standard Pacific Corp.

•	Melcor Developments Ltd.

Wells Fargo Securities reviewed, among other things, the equity value of the selected companies as of October 1, 2010 as a multiple of book value of the selected companies as provided in their latest public filings. This analysis resulted in a range of multiples of 1.1x to 2.7x. Wells Fargo Securities calculated a range of implied equity values for BPO Residential of $504 million to $603 million by applying a range of selected multiples of 1.10x to 1.30x derived from the comparable companies analysis to the adjusted book value of BPO Residential as of June 30, 2010, after subtracting the dividend of $40 million to be paid by BPO Residential to Brookfield Office Properties prior to the closing.

Selected Transactions Analysis. Wells Fargo Securities reviewed and analyzed certain information relating to the following selected transactions involving publicly traded companies in the residential development and homebuilding industries since October 1999. Although none of the companies involved in the selected transactions is identical to BPO Residential, nor is any of the selected transactions identical to the combination transactions, Wells Fargo Securities chose the transactions in the selected transactions analysis because, in its opinion, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of BPO Residential’s results, market size or operations.

Selected Transactions

Target	Acquiror

• Centex Corp.	• Pulte Homes, Inc.

• Transeastern Properties, Inc.	• Technical Olympic USA Inc.

• Engle Homes Inc.	• Newmark Homes Corp.

• Crossman Communities, Inc.	• Beazer Homes USA Inc.

• Forecast Group, L.P.	• Hovnanian Enterprises, Inc.

• Schuler Homes Inc.	• D.R. Horton, Inc.

• Del Webb Corporation	• Pulte Homes, Inc.

• Engle Homes Inc.	• Technical Olympic USA

• Western Pacific Housing	• Schuler Homes Inc.

• Washington Homes, Inc.	• Hovnanian Enterprises, Inc.

• Monarch Development Corporation	• Taylor Wimpey PLC (f/k/a Taylor Woodrow PLC)

• U.S. Home Corporation	• Lennar Corporation

• Writer Homes Corp.	• Standard Pacific Corp.

• Newmark Homes Corp.	• Technical Olympic S.A.

For each of the selected transactions, Wells Fargo Securities calculated the transaction offer value as a multiple of the book value of the target based on public filings and other publicly available information available at the time of the announcement of the selected transaction. This analysis resulted in a range of multiples of 0.8x to 1.9x. Wells Fargo Securities then calculated an implied equity value range of $504 million to $603 million for BPO Residential by applying a range of selected multiples of 1.10x to 1.30x derived from the selected transactions analysis to the adjusted book value of BPO Residential as of June 30, 2010, after subtracting the dividend of $40 million to be paid by BPO Residential to Brookfield Office Properties prior to the closing.

Implied Exchange Ratio Analysis.

Wells Fargo Securities calculated a range of implied exchange ratios of the Brookfield Homes common stock to the Brookfield Residential common stock based on the results of the Net Asset Value Analysis, Comparable Companies Analysis and Selected Transactions Analysis for each of Brookfield Homes and BPO Residential. Wells Fargo Securities first calculated the implied ownership of all holders of shares of Brookfield Homes common stock who will receive shares of Brookfield Residential common stock pursuant to the merger and contribution agreement as a percentage of the total ownership of all holders of shares of Brookfield Residential common stock immediately following the consummation of the merger. In order to calculate the implied ownership of the holders of shares of Brookfield Homes common stock, Wells Fargo Securities divided the low end of the valuation range for the Net Asset Value Analysis of Brookfield Homes by the sum of the low end of the valuation range for the Net Asset Value Analysis of Brookfield Homes and the high end of the valuation range for the Net Asset Value Analysis of BPO Residential, and then divided the low end of the valuation range for the Net Asset Value Analysis of BPO Residential by the sum of the low end of the valuation range for the Net Asset Value Analysis of BPO Residential and the high end of the valuation range for the Net Asset Value Analysis of Brookfield Homes to derive a range of implied ownership percentages of 44.2% to 54.3%. Wells Fargo Securities performed similar calculations using the high and low valuations from the Comparable Companies Analysis and Selected Transactions Analysis for each of Brookfield Homes and BPO Residential, which resulted in a range of implied ownership percentages of 44.3% to 53.3% and 41.7% to 51.1%, respectively. Wells Fargo Securities noted that the percentage ownership of Brookfield Residential by the holders of shares of Brookfield Homes common stock immediately following the merger will be 49.26108374%, assuming that Brookfield Residential fully converts all of its shares of Brookfield Homes 8% convertible preferred stock into shares of Brookfield Homes common stock prior to the closing.

Wells Fargo Securities calculated a range of implied exchange ratios using the ranges of implied ownership ratios referred to above by multiplying the high end and low end of the implied ownership ratios within each range of values for each of the Net Asset Value Analysis, the Comparable Companies and Selected Transactions Analysis for each of Brookfield Homes and BPO Residential by the number of shares of Brookfield Residential common stock outstanding immediately following the consummation of the merger and then dividing the product of each by the total number of shares of Brookfield Homes common stock outstanding immediately prior to the consummation of the merger as determined on a fully-diluted basis, assuming that Brookfield Residential fully converts all of its shares of Brookfield Homes 8% convertible preferred stock into shares of Brookfield Homes common stock prior to the closing. The results of this analysis are as follows:

	Implied Exchange Ratios
	Range	Proposed Transaction
Net Asset Value Analysis	0.68 – 0.83	0.76490053
Selected Companies Analysis	0.68 – 0.81	0.76490053
Selected Transactions Analysis	0.64 – 0.78	0.76490053

Other Considerations

Wells Fargo Securities prepared the analyses described above solely for purposes of providing its opinion to the special committee as to the fairness, from a financial point of view and as of October 4, 2010, to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes common stock of the exchange ratio to be paid to such holders pursuant to the merger and contribution agreement. The analyses do not purport to be appraisals or to reflect the prices at which a company or business might actually be sold or the prices at which any securities have traded or may trade at any time in the future. The analyses described above that are based upon forecasts of future results are not necessarily indicative of actual results in the future, which may be significantly more or less favorable than suggested by these analyses. These analyses are based upon numerous factors or events beyond the control of the parties and their respective advisors, and therefore are inherently subject to uncertainty. None of Brookfield Homes, Brookfield Residential, BPO Residential, Wells

Fargo Securities or any other person assumes responsibility if future results are materially different from those forecast. The type and amount of consideration payable in the combination transactions were determined through negotiations between Brookfield Homes, Brookfield Residential and BPO Residential. Wells Fargo Securities did not recommend any specific consideration to the special committee or state that any given consideration constituted the only appropriate consideration for the combination transactions. The decision to enter into the merger and contribution agreement was solely that of the special committee and the board of directors of the Brookfield Homes. As described above, Wells Fargo Securities’ opinion and analyses were only one of many factors taken into consideration by the special committee in evaluating the combination transactions. Wells Fargo Securities’ analyses summarized above should not be viewed as determinative of the views of the special committee, the board of directors of Brookfield Homes or Brookfield Homes’ management with respect to the combination transactions or the consideration to be received in the combination transactions. Wells Fargo Securities has been engaged solely to render its opinion to the special committee in connection with the combination transactions and will receive a fee for rendering its fairness opinion, payable upon delivery of such opinion. In addition, Brookfield Homes has agreed to reimburse certain of Wells Fargo Securities’ expenses and indemnify it against certain liabilities that may arise out of its engagement.

Wells Fargo Securities and its affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and/or its affiliates have in the past provided, currently are providing, and in the future may provide financial services to Brookfield Homes and BPO Residential and/or their affiliates and in the future may provide financial services to Brookfield Residential and its affiliates, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including having acted as and currently acting as a lender under a credit facility of Brookfield Homes, a swap counterparty to Brookfield Homes, a mortgage lender to BPO Residential and a lender under a credit facility to Brookfield Asset Management. In the ordinary course of its business, Wells Fargo Securities and its affiliates may actively trade or hold the securities or financial instruments (including bank loans and other obligations) of Brookfield Homes, BPO Residential, Brookfield Residential and Brookfield Asset Management for its and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Pursuant to an engagement letter between the special committee, Brookfield Homes and Wells Fargo Securities, Brookfield Homes agreed to pay Wells Fargo Securities a fee for rendering its opinion, which was payable upon delivery of the opinion. In addition, Brookfield Homes has agreed to reimburse Wells Fargo Securities for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Wells Fargo Securities against various liabilities, including certain liabilities under the federal securities laws.

Interests of Brookfield Asset Management and of Brookfield Homes’ Directors and Executive Officers in the Transactions

In considering the recommendation of the Brookfield Homes board of directors with respect to the transactions, please be aware that Brookfield Asset Management, as the majority beneficial shareholder of both Brookfield Homes and Brookfield Office Properties, and Brookfield Homes’ directors and executive officers, have interests in the transactions that may be different from, or in addition to, the interests of Brookfield Homes’ stockholders generally. The Brookfield Homes board of directors was aware of these interests and considered them, among other matters, when it approved and declared advisable the merger and contribution agreement and determined that the merger and contribution agreement and the transactions are in the best interests of Brookfield Homes and its stockholders. The material interests are summarized below.

Summary of Benefits Relating to the Transactions

As described in greater detail below, Brookfield Asset Management and the directors and executive officers of Brookfield Homes will be entitled to receive certain benefits upon the completion of the transactions. These benefits include:

•

the potential for Brookfield Asset Management, as the majority shareholder of Brookfield Office Properties, to obtain benefits of the transactions that will accrue to Brookfield Office Properties and that will not be shared with the stockholders of Brookfield Homes;

•

Brookfield Asset Management has agreed to exercise the rights it receives in the rights offering by Brookfield Office Properties and to acquire any shares of Brookfield Residential that are not otherwise subscribed for in the rights offering at the same price per share as in the rights offering;

•

the potential for Brookfield Asset Management to acquire at par from Brookfield Office Properties the unsecured junior subordinated note of Brookfield Residential, for which Brookfield Asset Management will receive payment from Brookfield Office Properties of 200 bps per annum on the outstanding principal amount of the note;

•	Brookfield Homes and Brookfield Office Properties are “affiliates” as Brookfield Asset Management beneficially owns approximately 82% and 51% of each corporation, respectively.

•	three of Brookfield Homes’ directors serve as executive officers and/or directors of its affiliates, outlined as follows:

•	Alan Norris is an executive officer of Brookfield Office Properties, which is an affiliate of Brookfield Homes;

•	Timothy R. Price is an executive of Brookfield Asset Management; and

•	Robert L. Stelzl is an independent director of Brookfield Office Properties;

•

Messrs. Cockwell, Norris and Price, who are directors and/or officers of Brookfield Homes may be deemed to share beneficial ownership of Brookfield Homes common stock with Brookfield Asset Management (see “Security Ownership of Management and Principal Stockholders of Brookfield Homes and Brookfield Residential”);

•	the potential for certain of Brookfield Homes’ current executive officers being employed as officers of Brookfield Residential;

•

the potential for certain of Brookfield Homes’ current directors being designated to become members of the Brookfield Residential board of directors, in which capacity they will receive directors fees pursuant a standard director compensation policy to be established by Brookfield Residential, the amounts of which have not yet been determined;

•	the continuation of indemnification arrangements for current directors and officers of Brookfield Homes following completion of the transactions;

•	an agreement to provide directors’ and officers’ liability and fiduciary insurance for current directors and officers of Brookfield Homes following completion of the transactions; and

•

pursuant to the merger and contribution agreement, each option to purchase Brookfield Homes common stock and each Brookfield Homes deferred share unit that is outstanding will be replaced with an option to purchase common shares of Brookfield Residential or deferred share units of Brookfield Residential, as applicable. In accordance with the terms of the Brookfield Homes Deferred Share Unit Plan, Brookfield Homes director deferred share unit holders may elect, as a result of their separation from service, to receive either cash or to replace their Brookfield Homes deferred share units with Brookfield Residential deferred share units pursuant to the above.

Mr. Cockwell, who is the President and Chief Executive officer of Brookfield Homes, is the only executive officer of Brookfield Homes who also serves on the Brookfield Homes board of directors.

These benefits may have influenced the directors in approving and recommending the merger and contribution agreement.

Board and Committee Membership

Pursuant to the terms of the merger and contribution agreement, on the effective date of the transactions, the Brookfield Residential board of directors will initially be comprised of a minimum of six and a maximum of nine individuals, including Ian Cockwell, Alan Norris, Bruce Lehman, Timothy Price, David Sherman, Robert Stelzl and Michael Young, who are current members of the Brookfield Homes board of directors, in which capacity they will receive director’s fees pursuant to a standard director compensation policy to be established by Brookfield Residential, the amounts of which have not yet been determined.

Treatment of Brookfield Homes Stock Options and Other Stock Awards

The merger and contribution agreement provides that existing Brookfield Homes option and deferred share unit plans will be replaced with Brookfield Residential stock plans to be adopted by Brookfield Residential. The outstanding options and other awards under the Brookfield Homes stock plans will be exchanged for options or deferred share units under those Brookfield Residential stock plans, and will be exercisable or issuable upon the same terms and conditions as under the Brookfield Homes stock plans and the agreements relating thereto immediately prior to the completion of the merger, except that (1) upon the exercise or issuance of options, shares of Brookfield Residential common stock will be issuable in lieu of shares of Brookfield Homes common stock and (2) upon the redemption of the deferred share units, the value of the units will be based on the value of Brookfield Residential common stock. Appropriate adjustments will be made in the number of shares of Brookfield Residential common stock issuable upon the exercise of options after the completion of the merger and the exercise price of each option to preserve the economic value immediately prior to the transactions and to reflect the impact of the transactions. Appropriate adjustments also will be made in the number of units allocated to a participant under the Brookfield Residential Deferred Share Unit Plan to reflect the impact of the transactions. It is intended that new at-the-money options of Brookfield Residential will be granted with a value approximately equivalent to the Black-Scholes value of any out-of-the-money options of Brookfield Homes being replaced. In accordance with the terms of the Brookfield Homes Deferred Share Unit Plan, Brookfield Homes directors who hold deferred share units may elect, as a result of their separation from service, to receive either cash or to replace their Brookfield Homes deferred share units with Brookfield Residential deferred shares units as described above.

Indemnification and Insurance

The merger and contribution agreement provides that the surviving entity in the merger will assume all obligations for indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective date of the transactions for all past and present directors and officers of Brookfield Homes and its subsidiaries or fiduciaries under benefits plans to the same extent as such individuals are indemnified or have the right to advancement of expenses as of the effective date of the transactions. Brookfield Residential will indemnify and hold harmless, and provide advancement of expenses to, these same directors and officers, with respect to their acts or omissions arising prior to the effective date of the transactions, to the same extent such rights were provided by the Brookfield Homes certificate of incorporation or bylaws or any applicable indemnification agreement entered into prior to October 4, 2010, and to the fullest extent permitted under the DGCL and not expressly prohibited by the Sarbanes-Oxley Act of 2002.

In addition, the merger and contribution agreement requires Brookfield Residential to maintain Brookfield Homes’ current directors’ and officers’ liability and fiduciary insurance policies (or similar policies with coverage and amount no less favorable), in respect of acts or omissions occurring at or prior to the effective date of the transactions, for six years following the completion of the transactions.

Beneficial Ownership of Brookfield Homes Common Stock

For information regarding Brookfield Homes’ directors’ and executive officers’ beneficial ownership of Brookfield Homes common stock, see “Security Ownership of Management and Principal Stockholders of Brookfield Homes and Brookfield Residential” beginning on page 127 of this proxy statement/prospectus. Brookfield Homes’ directors and executive officers will be entitled to receive the same consideration for their shares of Brookfield Homes common stock as all other Brookfield Homes common stockholders will receive as part of the transactions.

Completion and Effectiveness of the Transactions

The transactions will be completed after all of the conditions to completion of the merger and contribution are satisfied or waived, including adoption of the merger and contribution agreement by the common stockholders of Brookfield Homes. The merger and contribution will become effective at the time at which (i) Brookfield Office Properties has executed and delivered all necessary documentation to effect the contribution of BPO Residential to Brookfield Residential and (ii) the certificate of merger has been duly filed with the Secretary of State of the State of Delaware by Brookfield Homes and Brookfield Residential Acquisition Corp.

Brookfield Homes and Brookfield Office Properties are working to complete the transactions and plan to do so in January of 2011, however it is possible that delays could require that the transactions be completed at a later date. Because the transactions are subject to closing conditions, including the approval of the Brookfield Homes common stockholders, and satisfaction of other customary closing conditions, Brookfield Homes cannot predict the exact timing of the closing.

Within five business days after the transactions are completed, the exchange agent for the merger, to be selected by Brookfield Residential prior to closing, will mail to Brookfield Homes stockholders a letter of transmittal and instructions for surrendering their Brookfield Homes stock certificates or book-entry shares in exchange for Brookfield Residential shares and cash in lieu of fractional shares. Brookfield Residential will also implement procedures for the exchange of any uncertificated shares of Brookfield Homes stock held through “direct registration” with the exchange agent as promptly as practicable after the completion of the merger. When you deliver your Brookfield Homes stock certificates or book-entry shares to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Brookfield Homes stock certificates or book-entry shares will be cancelled and you will receive certificates or book-entry shares representing that number of Brookfield Residential shares that you are entitled to receive pursuant to the merger and contribution agreement plus cash in lieu of any fractional shares. Brookfield Residential intends to issue certificates representing its 8% convertible preferred stock and issue its common stock in uncertificated, book-entry only form.

Please do not submit your Brookfield Homes stock certificates or book-entry shares for exchange until you have received the letter of transmittal and instructions referred to above.

You will be entitled to receive dividends or other distributions on Brookfield Residential common stock, if any, with a record date after the merger is completed, but only after you have surrendered your Brookfield Homes stock certificates or book-entry shares. If there is any dividend or other distribution on Brookfield Residential stock with a record date after the merger, you will receive the dividend or distribution promptly after the later of the date that your Brookfield Residential shares are issued to you or the date the dividend or other distribution is paid to all Brookfield Residential shareholders.

Brookfield Residential will issue a Brookfield Residential stock certificate or book-entry shares or check in a name other than the name in which a surrendered Brookfield Homes stock certificate or book-entry shares is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Operations Following the Transactions

Following completion of the transactions, the business of Brookfield Homes and BPO Residential will be continued by Brookfield Residential and one or more of its wholly-owned subsidiaries. The stockholders of Brookfield Homes will become shareholders of Brookfield Residential and their rights as shareholders will be governed by the Brookfield Residential articles of incorporation, articles of amendment, bylaws and the laws applicable in Ontario. See “Comparison of the Rights of Brookfield Residential Shareholders and Brookfield Homes Stockholders” beginning on page 135 of this proxy statement/prospectus for a discussion of some of the differences in the rights of holders of Brookfield Residential common stock and Brookfield Homes common stock.

Accounting Treatment

These transactions will constitute a reorganization of entities under common control and will be accounted for at the carrying amounts in the accounts of the combining entities, in a manner similar to a pooling of interests. Accordingly, Brookfield Homes and BPO Residential’s assets and liabilities will be combined at their respective carrying amounts.

Regulatory Matters

Certain regulatory requirements imposed by U.S. and foreign regulatory authorities must be complied with before the transactions are completed. Brookfield Homes and Brookfield Office Properties are not aware of any material governmental consents or approvals that are required prior to the completion of the transactions other than those described below. Brookfield Homes and Brookfield Office Properties have agreed that, if any additional governmental consents and approvals are required, they will each use their commercially reasonable efforts to obtain these consents and approvals.

Canadian Regulatory Approval

Under the Competition Act and the rules promulgated under it by the Commissioner of Competition, the transactions cannot be completed until either the Commissioner shall have issued an Advanced Ruling Certificate which shall not have been rescinded prior to the closing, or the obligation to give the notice required under Section 114 of the Competition Act has been waived pursuant to Paragraph 113(c) of the Competition Act and Brookfield Residential shall have been advised in writing that the Commissioner is of the view that sufficient grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement and that the Commissioner, at that time, does not intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, referred to as the “no-action” letter.

Efforts to Obtain Approvals

Under the merger and contribution agreement, each of Brookfield Office Properties and Brookfield Homes has agreed to use its commercially reasonable efforts to complete the transactions, including to obtain required approvals. However, neither Brookfield Office Properties nor Brookfield Homes nor any of their respective subsidiaries or affiliates is required to hold separate or divest any of their businesses or assets, limit the geographic area or line of business or restrict the manner in which they or Brookfield Residential carry on business if those actions would reasonably be likely to have a material adverse effect on Brookfield Homes or BPO Residential or materially impair the long-term benefits that Brookfield Office Properties and Brookfield Homes seek to derive from the transactions.

Appraisal Rights

Under the DGCL, Brookfield Homes common stockholders are not entitled to exercise dissenters’ or appraisal rights as a result of the transactions or to demand payment for their shares. Accordingly, if you are a Brookfield Homes common stockholder and you vote against the adoption of the merger and contribution agreement, but such agreement is nevertheless adopted, you will become a shareholder of Brookfield Residential.

However, under the DGCL, record holders of Brookfield Homes 8% convertible preferred stock who comply with the procedures summarized below will be entitled to appraisal rights if the transactions are completed. Under Section 262 of the DGCL, as a result of completion of the transactions, holders of shares of Brookfield Homes 8% convertible preferred stock with respect to which appraisal rights are properly exercised and perfected and not withdrawn or lost are entitled, in lieu of receiving shares of Brookfield Residential 8% convertible preferred stock pursuant to terms of the merger and contribution agreement, to have the “fair value” of their shares at the effective time of the transactions (exclusive of any element of value arising from the accomplishment or expectation of the transactions) judicially determined and paid to them in cash by complying with the provisions of Section 262. Brookfield Homes is required to send a notice to that effect to each preferred stockholder not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to you.

The following discussion is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex E to this proxy statement/prospectus. Preferred stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of those rights.

A preferred stockholder who desires to exercise appraisal rights must (a) not vote in favor of or otherwise consent to the proposal to adopt the merger and contribution agreement and (b) deliver a written demand for appraisal of the stockholder’s shares to the Secretary of Brookfield Homes before the vote on the merger and contribution agreement at the special meeting.

A demand for appraisal must be executed by or for the preferred stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares or book-entry shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary in such capacity. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a preferred stockholder of record; however, the agent must identify the record owner and expressly disclose that, in making the demand, the agent is acting as agent for the record owner. In addition, the preferred stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the transactions.

A record owner, such as a broker who holds shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners of 8% convertible preferred stock who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the proposal to adopt the merger and contribution agreement at the special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of 8% preferred stock desiring appraisal rights with respect to such shares who holds such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The preferred stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Brookfield Homes of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Preferred stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to:

Brookfield Homes Corporation

8500 Executive Park Avenue, Suite 300

Fairfax, Virginia 22031

Attention: Secretary

The written demand for appraisal should specify the preferred stockholder’s name and mailing address, the number of shares owned and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Brookfield Homes prior to the vote on the merger and contribution agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger and contribution agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the preferred stockholder must not vote its shares in favor of the proposal to adopt the merger and contribution agreement.

Within 120 days after the effective time of the transactions, any preferred stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the transactions and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request the statement described in this paragraph.

Within 10 days after the effective time of the transactions, the surviving corporation must notify each stockholder of each constituent corporation who has complied with Section 262 and has not voted in favor of or consented to the transactions that the transactions has been completed. Within 120 days after the effective time of the transactions, either the surviving corporation in the transactions or any preferred stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner of the stock for which a demand for appraisal has been properly made, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the preferred stockholders who demanded payment for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any preferred stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After determination of the Brookfield Homes preferred stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the transactions, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the transactions through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the transactions and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

Brookfield Homes preferred stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as or less than the value of the shares of Brookfield Residential 8% convertible preferred stock that they are entitled to receive pursuant to the merger and contribution agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, but not limited to, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

Any preferred stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the transactions, be entitled to vote his, her or its shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of a date prior to the effective time of the transactions).

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the transactions, any preferred stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal. After this period, the preferred stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the transactions, Brookfield Homes preferred stockholders’ rights to appraisal shall cease. Inasmuch as the parties to the merger and contribution agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. If any preferred stockholder who demands appraisal of his, her or its shares under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Brookfield Homes 8% convertible preferred stock of such holder will be converted into the right to receive shares of Brookfield Residential 8% convertible preferred stock pursuant to the terms of the merger and contribution agreement. No petition timely filed in the Delaware

Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to carefully review Annex E and consult a legal advisor before attempting to exercise your appraisal rights.

Stock Exchange Listing

It is a condition to the completion of the transactions that the Brookfield Residential common stock issuable to Brookfield Office Properties and the Brookfield Homes stockholders pursuant to the merger and contribution agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the Toronto Stock Exchange, subject to customary listing conditions. If the transactions are completed, the Brookfield Homes common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act. As of the record date, there were [            ] shares of Brookfield Homes common stock outstanding held by [            ] stockholders of record, and [            ] shares of Brookfield Homes 8% convertible preferred stock outstanding held by [            ] stockholders of record and held beneficially by approximately [            ] stockholders. Based on the number of shares outstanding, the number of stockholders and the market value of the Brookfield Homes common stock, the Brookfield Residential common stock is expected to meet the New York Stock Exchange and Toronto Stock Exchange listing standards as of the original listing date.

THE MERGER AND CONTRIBUTION AGREEMENT

The following is a summary of the material terms of the merger and contribution agreement. This summary does not purport to describe all the terms of the merger and contribution agreement and is qualified in its entirety by reference to the complete text of the agreement, which is incorporated by reference and attached to this proxy statement/prospectus as Annex A. You are urged to read carefully the merger and contribution agreement in its entirety because this summary may not contain all the information that is important to you.

The Merger

Pursuant to the merger and contribution agreement, Brookfield Residential Acquisition Corp., a direct wholly-owned subsidiary of Brookfield Residential, will merge with and into Brookfield Homes, with Brookfield Homes as the surviving corporation. As a result of the merger, Brookfield Homes will become a wholly-owned subsidiary of Brookfield Residential.

Contribution of Entities Owning BPO Residential

Pursuant to the merger and contribution agreement, Brookfield Office Properties and/or one or more of its subsidiaries (such subsidiaries, plus Brookfield Office Properties are collectively referred to as the Brookfield Office Properties Contributing Corporations) will contribute to Brookfield Residential, immediately prior to the merger, equity interests in certain entities owning all or substantially all of the assets, liabilities and obligations of BPO Residential.

Pre-Contribution Restructuring

Currently, BPO Residential is owned by a number of direct and indirect wholly-owned subsidiaries of Brookfield Office Properties. Prior to the closing of the transactions, the terms of the merger and contribution agreement require Brookfield Office Properties to cause the other Brookfield Office Properties Contributing Corporations to convey, assign and transfer to the contributed subsidiaries all of the right, title and interest of Brookfield Office Properties and its subsidiaries in and to: (1) all or substantially all of the tangible and intangible assets, properties, rights and interests (except trade names, trademarks or service marks using the name “Brookfield” which will be licensed to Brookfield Residential) primarily owned or used or held for use primarily in BPO Residential prior to the completion of the merger and (2) all liabilities or obligations of any nature (excluding the taxes retained by Brookfield Office Properties) primarily related to the BPO Residential assets or primarily related to any business or assets formerly owned or operated by or used primarily in BPO Residential or any contributed subsidiaries.

Consideration to be Received Pursuant to the Transactions; Treatment of Stock Options

The merger and contribution agreement provides that:

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each share of Brookfield Homes common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Brookfield Homes common stock held by Brookfield Homes as treasury stock or that is owned by Brookfield Homes, Brookfield Residential Acquisition Corp. or any of Brookfield Homes’ subsidiaries, will be converted at the time of the merger into the right to receive 0.764900530 shares of Brookfield Residential common stock plus a cash amount in lieu of fractional shares. After the merger is completed, Brookfield Homes common stockholders will own, on a pro forma basis, 49.1% of the outstanding shares of Brookfield Residential common stock;

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each share of Brookfield Homes common stock that is held by Brookfield Homes as treasury stock or that is owned by Brookfield Homes, Brookfield Residential Acquisition Corp. or any of Brookfield Homes’ subsidiaries immediately prior to the completion of the merger will cease to be outstanding and will be cancelled and retired without payment of any consideration;

•	each share of Brookfield Homes common stock that is held by Brookfield Residential prior to the completion of the merger will remain outstanding without payment of any consideration;

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each share of Brookfield Homes 8% convertible preferred stock issued and outstanding immediately prior to the completion of the merger, except dissenting shares, will be converted at the time of the merger into the right to receive one share of Brookfield Residential 8% convertible preferred stock (representing approximately 0.2% of the Brookfield Residential as-converted common shares to be outstanding immediately after the closing date;

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on the completion of the merger, each issued and outstanding share of Brookfield Residential Acquisition Corp. common stock held by Brookfield Residential will be converted into ten shares of redeemable preferred stock of the surviving corporation with a redemption amount and fair market value equal to $100 in the aggregate;

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on the completion of the merger, the surviving corporation will issue shares of common stock of the surviving corporation to Brookfield Residential in consideration for Brookfield Residential issuing its common and preferred stock to the stockholders of Brookfield Homes. The number of shares of common stock of the surviving corporation issued to Brookfield Residential will be equal to the number of shares of Brookfield Homes common stock and 8% convertible preferred stock (on an as-converted basis) outstanding immediately before the completion of the merger (other than shares of Brookfield Homes stock owned by Brookfield Residential, Brookfield Residential Acquisition Corp. or Brookfield Homes immediately prior to the completion of the merger);

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existing Brookfield Homes option and deferred share unit plans will be replaced with Brookfield Residential stock plans. The outstanding options and other awards under the Brookfield Homes stock plans will be exchanged for options or deferred share units under the Brookfield Residential stock plans exercisable or issuable upon the same terms and conditions as under the Brookfield Homes stock plans and the agreements relating thereto immediately prior to the completion of the merger, except that (1) upon the exercise or issuance of options, shares of Brookfield Residential common stock will be issuable in lieu of shares of Brookfield Homes common stock and (2) upon the redemption of the deferred share units, the value of the units will be based on the value of Brookfield Residential common stock. Appropriate adjustments will be made in the number of shares of Brookfield Residential common stock issuable upon the exercise of options after the completion of the merger and the exercise price of each option to preserve the economic value immediately prior to the transactions and to reflect the impact of the transactions. Appropriate adjustments also will be made in the number of units allocated to a participant under the Brookfield Residential Deferred Share Unit Plan to reflect the impact of the transactions. It is intended that new at-the-money options of Brookfield Residential will be granted with a value approximately equivalent to the Black-Scholes value of any out-of-the-money options of Brookfield Homes being replaced. In accordance with the terms of the Brookfield Homes Deferred Share Unit Plan, Brookfield Homes directors who hold deferred share units may elect, as a result of their separation from service, to receive either cash or to replace their Brookfield Homes deferred share units with Brookfield Residential deferred shares units as described above; and

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in exchange for and simultaneously with the contribution, Brookfield Office Properties will receive (1) a number of shares of Brookfield Residential common stock equal to, in the aggregate approximately 50.7% of the outstanding shares of Brookfield Residential common stock, after giving effect to the transactions, and assuming the conversion of the Brookfield Residential 8% convertible preferred stock to be issued pursuant to the merger, and (2) a CDN$265 million senior unsecured promissory note and a CDN$215 junior unsecured promissory note, both payable to Brookfield Office Properties. After the closing of the transactions, Brookfield Office Properties intends to distribute rights to its common shareholders entitling them to acquire its Brookfield Residential common stock. Brookfield Asset Management has agreed to exercise the rights it receives and acquire any shares of Brookfield Residential that are not otherwise subscribed for in the rights offering at the same price per share as in the rights offering. Following the completion of the rights offering, Brookfield Office Properties will hold no shares of Brookfield Residential.

Closing and Effective Date

The closing of the transactions will take place at 10:00 a.m. on the third business day after which the last to be fulfilled or waived of the conditions to closing has been satisfied or waived by the parties, unless the parties agree in writing to another date. See “—Conditions to the Transactions” below for a more complete description of the conditions that must be satisfied or waived prior to closing. The transactions will become effective on the date on which (i) Brookfield Office Properties has executed and delivered all necessary documentation to effect the contribution of BPO Residential to Brookfield Residential and (ii) Brookfield Homes and Brookfield Residential Acquisition Corp. have filed a certificate of merger with the Secretary of State of the State of Delaware.

Brookfield Homes and Brookfield Office Properties currently plan that the transactions will be completed during January of 2011. However, the actual timing of the closing cannot be predicted with certainty.

Procedures for Exchange of Stock Certificates

Please do not return stock certificates with the enclosed proxy card.

As promptly as practicable after the completion of the merger, and in any event no later than five business days after the merger is completed, an exchange agent to be selected by Brookfield Residential will mail the following materials to each former Brookfield Homes stockholder who holds one or more Brookfield Homes stock certificates or book-entry shares:

•	a letter of transmittal for use in submitting stock certificates or book-entry shares to the exchange agent for exchange, and

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instructions explaining what Brookfield Homes stockholders must do to effect the surrender of Brookfield Homes stock certificates or book-entry shares in exchange for Brookfield Residential shares and cash in lieu of fractional shares.

Brookfield Homes stockholders are requested to complete and sign the letter of transmittal and return it to the exchange agent together with the Brookfield Homes stockholder’s Brookfield Homes stock certificates or book-entry shares in accordance with the instructions. Brookfield Residential will also implement procedures for the exchange of any uncertificated shares of Brookfield Homes stock held through “direct registration” with the exchange agent as promptly as practicable after the completion of the merger. At or prior to the completion of the merger, Brookfield Residential will deposit with the exchange agent, in trust for the benefit of the former Brookfield Homes stockholders, Brookfield Residential stock certificates to be provided in exchange for Brookfield Homes stock certificates or book-entry shares and cash in lieu of fractional shares.

After the merger, each certificate or book-entry share that previously represented shares of Brookfield Homes common stock or Brookfield Homes 8% convertible preferred stock will only represent the right to receive:

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certificates representing Brookfield Residential 8% convertible preferred stock or book-entry shares representing the shares of Brookfield Residential common stock into which the outstanding shares of Brookfield Homes common stock have been converted plus cash in lieu of fractional shares; and

•	dividends or other distributions, if any, of Brookfield Residential stock which Brookfield Homes stockholders are entitled to receive under the terms of the merger and contribution agreement.

Dividends

No dividends or distributions with a record date after the completion of the merger with respect to Brookfield Residential stock will be paid to the holder of any unsurrendered Brookfield Homes stock certificate or book-entry share until the Brookfield Homes stock certificate or book-entry share is surrendered by the holder to the exchange agent for exchange. When the Brookfield Homes stock certificate or book-entry share is surrendered, any dividends that have been declared and paid after the closing date of the merger on the shares of Brookfield Residential stock into which the Brookfield Homes shares represented by the surrendered stock certificates or book-entry shares were converted will be paid without interest.

All shares of Brookfield Residential stock issued upon surrender of Brookfield Homes stock certificates or book-entry shares will be deemed to have been issued in full satisfaction of all rights relating to those shares of Brookfield Homes stock. Brookfield Homes will remain obligated, however, to pay any dividends or make any other distributions declared or made by Brookfield Homes on Brookfield Homes stock with a record date before the completion of the merger and that remain unpaid at the completion of the merger. If Brookfield Homes stock certificates or book-entry shares are presented to Brookfield Residential, Brookfield Homes or the exchange agent after the completion of the merger, they will be cancelled and exchanged as described above.

Shares Subject to Properly Exercised Appraisal Rights

The shares of Brookfield Homes 8% convertible preferred stock held by stockholders who properly exercise and perfect appraisal rights for their shares in accordance with Delaware law will not be converted into the right to receive shares of Brookfield Residential 8% convertible preferred stock to which they would otherwise be entitled pursuant to the merger and contribution agreement, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such shares pursuant to Delaware law. If any Brookfield Homes preferred stockholder fails to make an effective demand for payment or otherwise withdraws or loses his, her or its appraisal rights, such stockholder’s shares of Brookfield Homes 8% convertible preferred stock will be entitled to be exchanged for shares of Brookfield Residential 8% convertible preferred stock pursuant to the terms of the merger and contribution agreement. See “The Transactions—Appraisal Rights” in this proxy statement/prospectus for a description of dissenters’ appraisal rights.

Listing of Brookfield Residential Stock

Brookfield Residential has agreed to use its best efforts to, and Brookfield Homes and Brookfield Office Properties have agreed to use their best efforts to cause Brookfield Residential to, cause the shares of Brookfield Residential stock to be issued in the transactions to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the Toronto Stock Exchange, subject to any customary listing conditions. Such listing approval is a condition to the obligations of the parties to the merger and contribution agreement to complete the transactions.

Representations and Warranties

Brookfield Homes, Brookfield Office Properties, Brookfield Residential and Brookfield Residential Acquisition Corp. each made a number of customary representations and warranties in the merger and contribution agreement, generally qualified by material adverse effect. The representations and warranties will not survive after the transactions have been completed.

The representations and warranties in the merger and contribution agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger and contribution agreement under the headings “Representations and Warranties of Brookfield Homes,” “Representations and Warranties of Brookfield Office Properties” and “Representations and Warranties of Brookfield Residential and Brookfield Residential Acquisition Corp.”

Many of the representations and warranties given by Brookfield Homes, on the one hand, and Brookfield Office Properties, on the other hand, are substantially reciprocal, and cover the following topics as they relate to Brookfield Homes and its subsidiaries, on the one hand, and Brookfield Office Properties and its respective subsidiaries that operate BPO Residential, on the other hand:

•	organization, standing and power to do business;

•	ownership of subsidiaries and unconsolidated entities;

•	authority to enter into the transactions and absence of conflicts between the merger and contribution agreement and any relevant organizational documents, contracts or applicable law;

•	required governmental approvals;

•	financial statements and absence of undisclosed liabilities;

•	financial controls;

•	information supplied in this proxy statement/prospectus and the registration statement of Brookfield Residential of which this document forms a part;

•	absence of certain changes or events since a specified date;

•	litigation;

•	matters relating to material contracts;

•	compliance with applicable laws and effectiveness of necessary permits;

•	tax matters;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	real property;

•	insurance; and

•	investment bankers, finders or brokers engaged in connection with the transactions.

Representations and warranties made solely by Brookfield Homes relate to Brookfield Homes’ capital structure, SEC filings made by Brookfield Homes, employee benefit plans, the opinion of the special committee’s financial advisor and anti-takeover statutes.

Representations and warranties made solely by Brookfield Office Properties relate to Brookfield Office Properties’ securities filings, the indebtedness of BPO Residential, the sufficiency of the assets to be owned by the contributed subsidiaries, transactions between Brookfield Office Properties or any of its subsidiaries and BPO Residential and the fact that no vote is required by Brookfield Office Properties shareholders to consummate the contribution.

The representations and warranties given by Brookfield Residential and Brookfield Residential Acquisition Corp. cover the following topics as they relate to Brookfield Residential, Brookfield Residential Acquisition Corp. and their subsidiaries:

•	organization, standing and power to do business;

•	ownership of subsidiaries;

•	capital structure;

•	authority to enter into the transactions and absence of conflicts between the merger and contribution agreement and any relevant organizational documents, contracts or applicable law;

•	required governmental approvals;

•	information supplied by Brookfield Residential in this proxy statement/prospectus and the registration statement of Brookfield Residential of which this document forms a part;

•	litigation;

•	investment bankers, finders or brokers engaged in connection with the transactions; and

•	the business activities of Brookfield Residential and Brookfield Residential Acquisition Corp.

Definition of Material Adverse Effect

Many of the representations and warranties contained in the merger and contribution agreement are qualified by “material adverse effect.” This qualification also applies to some of the covenants and conditions to the transactions described under “—Conditions to the Transactions” below, as well as to termination of the merger and contribution agreement for breaches of representations and warranties as described under “—Termination of the Merger and Contribution Agreement.” For purposes of the merger and contribution agreement, “material adverse effect” means, with respect to Brookfield Homes, Brookfield Office Properties or Brookfield Residential, as applicable, any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of Brookfield Homes and its subsidiaries, BPO Residential or Brookfield Residential and its subsidiaries, as the case may be, taken as a whole. However, any change, effect, event, occurrence or state of facts relating to, caused by or resulting from the following will not be taken into account in determining whether there has been (or whether there is reasonably expected to be) a “material adverse effect”:

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the United States, Canadian or any international economy or the United States, Canadian or international financial markets in general, provided the respective company or businesses are not disproportionately affected thereby;

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with respect to Brookfield Homes and its subsidiaries or BPO Residential, the industries in which Brookfield Homes and its subsidiaries or BPO Residential, as applicable, operate in general, provided the respective company or businesses are not disproportionately affected thereby; or

•	the announcement of the merger and contribution agreement or the transactions.

Interim Operations of Brookfield Homes and Brookfield Office Properties

Brookfield Homes and Brookfield Office Properties (solely with respect to BPO Residential) have each undertaken certain covenants concerning the conduct of the Brookfield Homes businesses and BPO Residential, as applicable, between the date the merger and contribution agreement was signed and the completion of the transactions. Those covenants are complicated and not easily summarized. You are urged to carefully read Sections 8.01 and 8.02 in the merger and contribution agreement, which are respectively entitled “Conduct of Business by Brookfield Homes” and “Conduct of Business by Brookfield Office Properties.”

Under the merger and contribution agreement, each of Brookfield Homes and Brookfield Office Properties (solely with respect to BPO Residential) and their respective subsidiaries have agreed that, prior to completion of the transactions, except as expressly contemplated or permitted by the merger and contribution agreement, they will carry on their respective businesses in the ordinary course consistent with past practices, and will use all reasonable efforts, among other things, to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

In addition to the provisions above, Brookfield Homes and Brookfield Office Properties (solely with respect to BPO Residential) have also agreed that, prior to the completion of the transactions, they will conduct their respective businesses in compliance with certain restrictions, unless the other party otherwise consents in writing and except as expressly contemplated by the merger and contribution agreement.

Each of Brookfield Homes and Brookfield Office Properties (solely with respect to BPO Residential) have agreed that they will not, and will not permit any of their respective subsidiaries to:

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make any equity investment in or acquisition of any third party or any material amount of assets, other than, among other exceptions, (i) capital expenditures (A) permitted by the merger and contribution agreement, (B) required by law or governmental authorities, or (C) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not converted by insurance), (ii) equity investments in or capital contributions to any wholly-owned subsidiary of Brookfield Homes or any wholly-owned subsidiary not included within BPO Residential, (iii) investment activities in the ordinary course of business consistent with past practices, (iv) in the case of Brookfield Homes, any investment or acquisition permitted under the terms of Brookfield Homes’ credit agreements, as they existed on the date of signing of the merger and contribution agreement or (v) any other investments or acquisitions not specifically permitted by the terms of the merger and contribution agreement, in the case of Brookfield Homes, in the ordinary course of business consistent with past practices or, in the case of Brookfield Office Properties, in an aggregate amount not to exceed $10 million;

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sell, lease, license or dispose of any material assets, other than, among other exceptions, (i) in the ordinary course of business consistent with past practices, (ii) pursuant to existing contracts, (iii) in the case of Brookfield Homes, sales of accounts receivable permitted under the Brookfield Homes’ credit agreements, (iv) any disposition of obsolete equipment or assets being replaced, (v) in the case of Brookfield Homes, any sales, leases, licenses or other dispositions permitted under the terms of Brookfield Homes’ credit agreements, as they existed on the date of signing of the merger and contribution agreement or (vi) any other sales, leases, licenses or other dispositions not specifically permitted by the terms of the merger and contribution agreement in the ordinary course of business consistent with past practices;

•	make or commit to make any material capital expenditures, except (i) in the ordinary course of business consistent with past practices or (ii) as required by law or governmental authorities;

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(i) in the case of Brookfield Homes, incur or assume any indebtedness or issue any debt securities or, with respect to Brookfield Office Properties, incur or assume any indebtedness or issue any debt securities to be transferred to Brookfield Residential as part of the contributed subsidiaries (other than issuances of commercial paper or borrowings in the ordinary course of business consistent with past practices), (ii) make any loans or advances to or debt investments in or assume, guarantee, endorse or otherwise become liable or responsible for obligations of any third party, in the case of Brookfield Office Properties, to be transferred to Brookfield Residential or (iii) in the case of Brookfield Homes, pledge or otherwise encumber shares of Brookfield Homes capital stock, except, in the case of (i) and (ii), among other things:

•	borrowings incurred in the ordinary course of business consistent with past practice,

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letters of credit obtained in the ordinary course of business consistent with past practice or, in the case of Brookfield Homes, the refinancing of existing letters of credit under Brookfield Homes’ credit agreements,

•	borrowings made in connection with refunding existing indebtedness at maturity or upon mandatory final redemption or at a lower cost of funds,

•	borrowings to finance capital expenditures or acquisitions permitted pursuant to the merger and contribution agreement,

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in the case of Brookfield Homes, as otherwise would be permitted under the terms of Brookfield Homes’ credit agreements, as they existed on the date of signing of the merger and contribution agreement,

•	continuation of guarantees existing as of the date of the signing of the merger and contribution agreement,

•	loans or advances to or debt investments in their respective subsidiaries or, in the case of Brookfield Homes, loans or advances to or debt investments in Brookfield Homes by its subsidiaries,

•	in the case of Brookfield Homes, assumptions, guarantees or endorsements by Brookfield Homes’ subsidiaries for obligations of Brookfield Homes or any other subsidiaries of Brookfield Homes, or

•	in the case of Brookfield Office Properties, borrowings on existing lines or refinancings of the Existing Debt (as that term is defined in the merger and contribution agreement);

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increase the compensation or benefits of any director, employee or independent contractor (other than pursuant to existing agreements), or pay such individual any benefit or compensation not provided under a benefit plan in effect on the date of signing of the merger and contribution agreement, except for increases in salary, performance bonuses or share based compensation awards in the ordinary course of business consistent with past practices and in light of actual performance or arrangements for newly hired individuals that are consistent with existing policies and practices;

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enter into any agreement that limits or restricts in any material respect the parties, BPO Residential, their subsidiaries or any successors thereto from engaging or competing in any line of business or in any geographical area;

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pay, discharge, settle or satisfy any claims, liabilities or obligations (in the case of Brookfield Office Properties, using any of the Contributed Assets, as defined in the merger and contribution agreement) except, among other things, (i) in the ordinary course of business consistent with past practices, (ii) in the case of Brookfield Office Properties, claims, liabilities or obligations of BPO Residential in the ordinary course of business consistent with past practices, (iii) pursuant to existing contractual obligations or (iv) in the case of Brookfield Homes, the payment, discharge, settlement or satisfaction by any subsidiary of Brookfield Homes of loans or advances from Brookfield Homes or any of its subsidiaries;

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materially revalue material assets, make, change or revoke any material tax election or change its respective method of accounting if such changes would materially adversely affect them or their subsidiaries taxes payable or change their fiscal year, except (i) as required by law, (ii) as a result of a change in generally accepted accounting principles in the United States or (iii) in the case of Brookfield Office Properties, relating to tax obligations that are retained by Brookfield Office Properties after the completion of the transactions;

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settle any material audit with respect to taxes or file any amended tax return that would materially alter the tax obligation of the filing party, except in the case of Brookfield Office Properties, with respect to the tax obligations that are retained by Brookfield Office Properties after the completion of the transactions;

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fail to timely prepare and file all required tax returns in a manner consistent with past practices and timely pay all taxes due, except in the case of Brookfield Office Properties, with respect to the tax obligations that are retained by Brookfield Office Properties after the completion of the transactions;

•	adopt, enter into, amend or modify any collective bargaining agreement or labor union contract, except in the ordinary course of business;

•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

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intentionally take any action that would make any representation or warranty inaccurate as of or at any time prior to the completion of the transactions, subject to exceptions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or result in any of the conditions to the transactions not being satisfied;

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enter into any agreement relating to an acquisition, merger, consolidation or purchase that would reasonably be expected to (i) materially delay or significantly increase the risk of not obtaining any governmental authorization, consent, order, declaration or approval necessary for the completion of the transactions or the expiration of any waiting period, (ii) significantly increase the risk of any governmental authorities entering into an order prohibiting the completion of the transactions or (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or

•	authorize or enter into an agreement to do any of the above.

In addition, Brookfield Homes has agreed that it will not adopt or propose any change to its certificate of incorporation or its bylaws, and has agreed that Brookfield Homes will not, and will not permit any of its subsidiaries to:

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adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization, except, among other things, (i) a liquidation or dissolution of a wholly-owned subsidiary of Brookfield Homes or a merger or consolidation between wholly-owned subsidiaries of Brookfield Homes or of any such wholly-owned subsidiary into Brookfield Homes or (ii) any such plan or agreement required by or reasonably necessary to complete the transactions;

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split, combine, subdivide or reclassify any shares of capital stock (other than in the case of any wholly-owned subsidiary of Brookfield Homes) or declare, set aside or pay any dividends or other distributions payable in cash, stock or property with respect to its capital stock (other than dividends or other distributions with respect to equity interests by its direct or indirect subsidiaries or semi-annual dividends on the Brookfield Homes 8% convertible preferred stock not in excess of $1.00 or the equivalent amount of Brookfield Homes common stock per share per period);

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(i) issue, sell, transfer, pledge or dispose of any shares of, or any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of Brookfield Homes or its subsidiaries, other than, among other things, (A) pursuant to stock options or stock-based awards granted pursuant to existing option plans and outstanding on the date of signing the merger and contribution agreement or in the ordinary course consistent with past practices, (B) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any option plans in effect on the date of signing the merger and contribution agreement, (C) by any subsidiary of Brookfield Homes to Brookfield Homes or to any subsidiary of Brookfield Homes, (D) upon the conversion of shares of Brookfield Homes 8% convertible preferred stock pursuant to their terms, (E) for Brookfield Homes 8% convertible preferred stock dividends payable in common stock or (F) the creation, incurrence or permitting to exist of any lien upon such securities by any subsidiary of Brookfield Homes or (ii) reduce the exercise or conversion price, extend the term or otherwise materially modify any such securities of Brookfield Homes or its subsidiaries;

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redeem, purchase or otherwise acquire any of Brookfield Homes’ capital stock other than share repurchases in the ordinary course of business necessary to fund the Brookfield Homes Stock Plans (as defined in the merger and contribution agreement); or

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amend, modify or seek a waiver with respect to the terms of Brookfield Homes’ credit agreements, except that Brookfield Homes may seek an amendment, modification or waiver that will not materially impair the operations of Brookfield Homes or materially increase the cost of borrowing to Brookfield Homes.

In addition, Brookfield Office Properties has agreed that other than the Permitted Distribution (as defined in the merger and contribution agreement), it will not permit any of its contributed subsidiaries to declare, set aside or pay any dividend or other distribution payable in cash, stock or other property from the assets of BPO Residential.

No Solicitation

The merger and contribution agreement generally prohibits Brookfield Office Properties (with respect to BPO Residential) and Brookfield Homes, as well as their subsidiaries, from taking any action to solicit an acquisition proposal or participating in discussions or negotiations, or furnishing information to a third party in connection with or in furtherance of, an acquisition proposal.

The merger and contribution agreement does not, however, prohibit Brookfield Homes or any of its subsidiaries from responding to any such inquiries or proposals or from engaging in discussions or negotiations with respect to any such transaction or potential transaction with any third party, provided that the board of directors of Brookfield Homes has determined, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law, provided further that Brookfield Homes has complied with the immediately preceding sentence, and provided further that Brookfield Homes notifies Brookfield Office Properties in writing of any such inquiry, proposal, discussions or negotiations promptly, and in any event no later than three business days, after the same has been made or have commenced (as applicable).

Additionally, the merger and contribution agreement does not, however, prohibit Brookfield Office Properties from responding to any such inquiries or proposals or from engaging in discussions or negotiations with respect to any such transaction or potential transaction with any third party, provided that the board of directors of Brookfield Office Properties has determined, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law, provided further that Brookfield Office Properties has complied with the immediately preceding sentence, and provided further that Brookfield Office Properties notifies Brookfield Homes in writing of any such inquiry, proposal, discussions or negotiations promptly, and in any event no later than three business days, after the same has been made or have commenced (as applicable).

The merger and contribution agreement permits the Brookfield Homes board of directors to modify or withdraw its recommendation to stockholders to approve the merger and contribution agreement and the contemplated transactions if it determines, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law. However, if the Brookfield Homes board of directors withdraws its recommendation, Brookfield Residential will no longer be bound by its agreement to vote its shares in favor of the transactions and will be free to vote its shares in its discretion either in favor of the merger and contribution agreement or against the merger and contribution agreement and the contemplated transactions in order to permit Brookfield Homes to enter into a definitive agreement for and complete a bona fide third party transaction.

Indemnification, Exculpation and Insurance

The merger and contribution agreement provides that the surviving entity in the merger will assume all obligations for indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective date of the transactions for all past and present directors and officers of Brookfield Homes and its subsidiaries or fiduciaries under benefits plans to the same extent as such individuals are indemnified or have the right to advancement of expenses as of the effective date of the transactions. Brookfield Residential will indemnify and hold harmless, and provide advancement of expenses to, these same directors and officers, with respect to their acts or omissions arising prior to the effective date of the transactions, to the same extent such rights were provided by the Brookfield Homes certificate of incorporation or bylaws or any applicable indemnification agreement entered into prior to October 4, 2010, and to the fullest extent permitted under the DGCL and not expressly prohibited by the Sarbanes-Oxley Act of 2002.

In addition, the merger and contribution agreement requires Brookfield Residential to maintain Brookfield Homes’ current directors’ and officers’ liability and fiduciary insurance policies (or similar policies with coverage and amount no less favorable), in respect of acts or omissions occurring at or prior to the effective date of the transactions, for six years following the completion of the transactions.

Employee Matters

Between the date of the merger and contribution agreement and the completion of the transactions, Brookfield Office Properties and Brookfield Homes will cooperate in reviewing, evaluating and analyzing BPO Residential and Brookfield Homes employee benefit plans. Brookfield Residential intends to maintain and operate such existing employee benefit plans for a period of time substantially as such plans are in effect immediately prior to the completion of the transactions, except that nothing in the merger and contribution agreement prohibits any changes to the existing plans, including without limitation changes that may be required by applicable law, necessary to reflect the transactions or required for Brookfield Residential to provide for or permit investment in its securities.

Indemnity

Indemnification by Brookfield Office Properties

Pursuant to the merger and contribution agreement, Brookfield Office Properties has agreed, subject to the limitations described in the following paragraph, that, from the effective date of the transactions, it will indemnify Brookfield Residential and its subsidiaries, their respective directors, managers, officers and employees and the successors of the foregoing indemnified parties against any losses incurred in connection with or arising from any losses incurred in connection with or arising from the failure to pay, perform or discharge any liabilities or obligations of Brookfield Office Properties that are not liabilities or obligations of any nature primarily related to or used in BPO Residential.

Brookfield Office Properties will not be required to indemnify or hold harmless with respect to losses incurred by such Brookfield Residential indemnitees unless:

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the aggregate amount of such losses subject to indemnification by Brookfield Office Properties exceeds $5 million (other than any losses in connection with or arising from the failure to pay, perform or discharge any indebtedness for borrowed money other than the Existing Debt (as defined in the merger and contribution agreement), which will not be subject to the $5 million loss threshold and which will be immediately indemnifiable) and

•	Brookfield Office Properties will have received one or more written notices of losses prior to the third anniversary of the completion of the transactions.

Indemnification by Brookfield Residential

Pursuant to the merger and contribution agreement, Brookfield Residential has agreed, subject to the limitations described in the following paragraph, that, from the effective date of the transactions, it will indemnify Brookfield Office Properties and its subsidiaries (other than Brookfield Residential and its subsidiaries), their respective directors, managers, officers and employees and the successors of the foregoing indemnified parties, from and against any losses incurred in connection with or arising from the failure to pay, perform or discharge any liabilities or obligations of any nature primarily related to or used in BPO Residential.

Brookfield Residential will not be required to indemnify or hold harmless with respect to losses incurred by such Brookfield Office Properties indemnitees unless:

•

the aggregate amount of such losses subject to indemnification by Brookfield Residential exceeds $5 million (other than any losses in connection with or arising from the failure to pay, perform or discharge any indebtedness for borrowed money other than the Existing Debt (as defined in the merger and contribution agreement), which will not be subject to the $5 million loss threshold and which will be immediately indemnifiable) and

•	Brookfield Residential will have received one or more written notices of losses prior to the third anniversary of the completion of the transactions.

Covenant Not to Compete or Solicit Business

Pursuant to the merger and contribution agreement, Brookfield Office Properties has agreed that, until the third anniversary of the effective date of the transactions, it will not, and it will not permit any of its subsidiaries to, other than by virtue of their ownership of shares of capital stock of Brookfield Residential:

•

directly or indirectly own, manage, operate or control a business that is engaged in any material respect in competition with BPO Residential in North America as conducted by Brookfield Residential and its subsidiaries immediately after the completion of the transactions; or

•

solicit or actively encourage any employee of Brookfield Residential or its subsidiaries after the completion of the transactions to terminate his or her employment in order to enter into an employment relationship with a third party in competition with BPO Residential in North America as conducted by Brookfield Residential and its subsidiaries immediately after the completion of the transactions.

Conditions to the Transactions

The parties’ respective obligations to complete the transactions are subject to the prior satisfaction or waiver of various conditions. The following conditions, among others, must be satisfied or waived before each of the parties is obligated to complete the transactions:

•	the merger and contribution agreement must have been approved and adopted by holders of a majority of the shares of Brookfield Homes common stock outstanding as of the record date;

•

the shares of Brookfield Residential common stock issuable to Brookfield Homes stockholders and to Brookfield Office Properties must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and the Toronto Stock Exchange, subject to any customary listing conditions;

•

the Commissioner of Competition appointed pursuant to the Competition Act shall have issued an Advanced Ruling Certificate which shall not have been rescinded prior to the closing, or the obligation to give notice required under Section 114 of the Competition Act shall have been waived and Brookfield Residential shall have received a “no-action” letter from the Commissioner;

•	any mandatory waiting period or required consents under applicable foreign competition, merger control or antitrust law must have expired or have been obtained;

•	no statute, law, ordinance, regulation, judgment, decree, injunction or other order may have been enacted or issued by a governmental entity that

(i)	restrains or prohibits the completion of the transactions or limits the ownership or operation by Brookfield Residential of its business,

(ii)	prohibits or limits the ownership or operation, or requires any divestiture, by Brookfield Office Properties, Brookfield Homes or their respective subsidiaries of any portion of any business or of any assets of Brookfield Office Properties or Brookfield Homes, respectively, as a result of the transactions, or

(iii)	obtains any damages from Brookfield Office Properties, Brookfield Homes or Brookfield Residential,

if any of the above actions would reasonably be likely to have a material adverse effect on Brookfield Homes or Brookfield Office Properties (except with respect to clause (i) above, that actions taken by any federal or state governmental authority are not subject to such materiality standard) or materially impair the long-term benefits sought to be derived from the transactions;

•	no temporary restraining order, injunction, judgment or court order may be in effect preventing the transactions;

•

the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act, and must not be the subject of any stop order or pending or threatened proceeding seeking a stop order; and

•

all specified consents must be obtained without conditions which would reasonably be expected to have a material adverse effect on Brookfield Homes or Brookfield Office Properties or materially impair the anticipated long-term benefits of the transactions, unless those consents may be obtained after the closing of the transactions without material delay or penalty, Brookfield Office Properties and Brookfield Homes reasonably believe those consents will be obtained and no governmental authority has advised Brookfield Residential, Brookfield Office Properties or Brookfield Homes that it has definitively determined to deny the granting of one or more of those consents.

In addition, individually, the respective obligations of Brookfield Homes, on the one hand, and Brookfield Office Properties, on the other hand, to effect the transactions are subject to the prior satisfaction or waiver of the following conditions:

•

the representations and warranties of the other party in the merger and contribution agreement must be true and correct as of the date of execution of the merger and contribution agreement and as of the date of the closing of the transactions as if they were made on the closing date, except to the extent that a representation or warranty speaks of another date, in which case as of such earlier date, except where the failures of those representations and warranties to be true and correct, either taken individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the other party; provided that if a representation or warranty was true and correct as of the date of execution of the merger and contribution agreement but, due to an intervening event not involving a breach of the other party’s interim operating covenants (see “—Interim Operations of Brookfield Homes and Brookfield Office Properties” above), is not true and correct as of the date of the closing of the transactions, such failure to be true and correct is not reasonably likely to materially adversely affect or materially impair, after the effective date of the transactions, the business, properties, financial conditions or results of operations of Brookfield Residential, and must certify to such effect;

•	the other party must perform in all material respects each of its obligations under the merger and contribution agreement, and must certify that they have so performed; and

•

there must be no change, effect, event, occurrence or state of facts that has had or will reasonably be expected to result in a material adverse effect on the other party which change, effect, event, occurrence or state of facts will or is reasonably likely to materially adversely effect or impair, after the transactions, the business, properties, financial condition or operations of Brookfield Residential.

Brookfield Homes’ obligation to complete the transactions is also subject to the following additional conditions:

•

each of the Brookfield Office Properties Contributing Corporations that is directly contributing a United States real property interest within the meaning of Section 897 of the Internal Revenue Code to Brookfield Residential must have delivered a certification of non-foreign status to Brookfield Residential;

•

all indebtedness of the contributed subsidiaries owed to Brookfield Office Properties or its subsidiaries for money borrowed from Brookfield Office Properties or its subsidiaries will have been repaid, cancelled or converted into equity and, as of the completion of the transactions, no contributed subsidiary will have any indebtedness for money borrowed from Brookfield Office Properties or its subsidiaries other than the intercompany debt identified in the schedules to the merger and contribution agreement; and

•

the pre-contribution restructuring of Brookfield Office Properties and its subsidiaries (see “—Pre-Contribution Restructuring” above) and the contribution of the contributed subsidiaries to Brookfield Residential contemplated by the merger and contribution agreement will have been completed in accordance with the terms set forth in the merger and contribution agreement.

Other than as specifically indicated above, none of the foregoing conditions have been satisfied or waived as of the date of this document.

Termination of the Merger and Contribution Agreement

The merger and contribution agreement may be terminated by mutual written consent of Brookfield Homes and Brookfield Office Properties, or by either Brookfield Homes or Brookfield Office Properties, under any of the following circumstances, at any time before the completion of the transactions, whether before or after the special meeting, as summarized below:

•

if the transactions have not been completed on or before the later of June 30, 2011 or 60 days after the receipt of the last required governmental consent, but in no event later than December 31, 2011,

provided that this right to terminate will not be available to any party that breached or failed to perform its obligations under the merger and contribution agreement in any material respect and such breach or failure was a principal cause of the failure of the transactions to be completed by such date;

•	if a governmental judgment, order or restraint prohibiting the transactions becomes final and is not appealable; or

•	if Brookfield Homes’ common stockholders do not approve and adopt the merger and contribution agreement at the special meeting.

In addition, the merger and contribution agreement may also be terminated by Brookfield Homes:

•

if Brookfield Office Properties has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform (i) would result in the applicable closing condition to the transactions not being satisfied, and (ii) is not cured or curable within 30 days following receipt of notice of the breach or failure to perform.

In addition, Brookfield Office Properties may terminate the merger and contribution agreement:

•

if Brookfield Homes has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform (i) would result in the applicable closing condition to the transactions not being satisfied, and (ii) is not cured or curable within 30 days following receipt of notice of the breach or failure to perform.

Payment of Fees and Expenses

Whether or not the transactions are completed, all fees and expenses incurred in connection with the merger and contribution agreement and the transactions will be paid by the party incurring the fees or expenses. Notwithstanding the above, in the event the transactions are not consummated, Brookfield Homes and Brookfield Office Properties will each pay or, if already paid, reimburse, Brookfield Residential 50% of the reasonable and customary expenses incurred by Brookfield Residential to third parties in connection with the merger and contribution agreement and the transactions, provided that Brookfield Homes and Brookfield Office Properties receive appropriate evidence of the incurrence of such fees and expenses from Brookfield Residential.

Amendments, Extensions and Waivers

The merger and contribution agreement may be amended by the parties at any time before or after the special meeting, provided that, once the merger and contribution agreement has been adopted and approved by Brookfield Homes’ common stockholders, any amendment that would require further stockholder approval under applicable law must be submitted to the common stockholders of Brookfield Homes for approval. All amendments to the merger and contribution agreement must be in a writing signed by each party.

At any time before the effective date of the transactions, any party to the merger and contribution agreement may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in, or in any document delivered pursuant to, the merger and contribution agreement; and

•	subject to the requirements relating to amendments set forth above, waive compliance by the other parties with any of the agreements or conditions contained in the merger and contribution agreement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to Brookfield Homes common stockholders arising from the merger and the ownership and disposition of Brookfield Residential common stock received pursuant to the merger. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a Brookfield Homes common stockholder as a result of the merger or as a result of the ownership and disposition of Brookfield Residential common stock received pursuant to the merger. In addition, this summary does not take into account the individual facts and circumstances of any particular Brookfield Homes common stockholder that may affect the U.S. federal income tax consequences to such Brookfield Homes common stockholder, including specific tax consequences to a Brookfield Homes common stockholder under an applicable tax treaty. This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax or foreign tax consequences to Brookfield Homes common stockholders resulting from the merger or the ownership and disposition of Brookfield Residential common stock received pursuant to the merger. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Brookfield Homes common stockholder. In addition, this summary does not address any tax consequences to Brookfield Residential and its affiliates. Each Brookfield Homes common stockholder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the merger and the ownership and disposition of Brookfield Residential common stock received pursuant to the merger.

This summary assumes that at least 99% of the Brookfield Homes 8% convertible preferred stock will be converted to common stock prior to the merger and accordingly will result in Brookfield Residential’s ownership of approximately 82% of the outstanding shares of remaining Brookfield Homes common stock on an as-converted basis. It is anticipated that the exchange of Brookfield Homes 8% convertible preferred stock for Brookfield Residential 8% convertible preferred stock will be taxable to U.S. Holders and may be taxable to Non-U.S. Holders under certain circumstances. Detailed discussion of the tax consequences of the exchange of Brookfield Homes 8% convertible preferred stock for Brookfield Residential 8% convertible preferred stock and of the ownership and disposition of Brookfield Residential 8% convertible preferred stock is outside the scope of this summary.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service, referred to as the IRS, has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the merger and the ownership, and disposition of Brookfield Residential common stock received pursuant to the merger. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of Tax Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, referred to as the Canada-U.S. Tax Convention, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

As used herein, a “U.S. Holder” means either: (a) a holder of Brookfield Homes common stock participating in the merger, or (b) after the merger, a holder of Brookfield Residential common stock, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” means a beneficial owner of Brookfield Homes common stock participating in the merger (or, after the merger, a holder of Brookfield Residential common stock) that is an individual, corporation, estate or trust that is not a U.S. Holder.

Transactions Not Addressed

This summary does not address the exchange of Brookfield Homes 8% convertible preferred stock for Brookfield Residential 8% convertible preferred stock. Furthermore, this summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including, without limitation, the following:

•	any conversion into Brookfield Homes common stock of Brookfield Residential 8% convertible preferred stock or any Brookfield Homes notes, debentures or other debt instruments;

•

any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Brookfield Homes common stock, including pursuant to Brookfield Homes stock options or other Brookfield Homes stock-based awards; and

•	any transaction, other than the merger, in which shares of Brookfield Homes common stock or Brookfield Residential common stock are acquired.

Brookfield Homes Common Stockholders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the merger to Brookfield Homes common stockholders that are subject to special provisions under the Code, including: (a) Brookfield Homes common stockholders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) Brookfield Homes common stockholders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) Brookfield Homes common stockholders that are that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) Brookfield Homes common stockholders that have a “functional currency” other than the U.S. dollar; (e) Brookfield Homes common stockholders that own Brookfield Homes common stock (or after the merger, Brookfield Residential common stock) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) Brookfield Homes common stockholders that acquired Brookfield Homes common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (g) Brookfield Homes common stockholders that hold Brookfield Homes common stock (or after the merger, Brookfield Residential common stock) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) partnerships and other pass-through entities (and investors in such partnerships and entities); and (i) Brookfield Homes common stockholders that will own after the Effective Time, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding shares of Brookfield Residential common stock. This summary also does not address the U.S. federal income tax considerations applicable to Brookfield Homes common stockholders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada), referred to as the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Brookfield Homes common stock (or after the merger, Brookfield Residential common stock) in connection with carrying on a business in Canada; (d) persons whose shares of Brookfield Homes common stock (or after the merger, Brookfield Residential common stock) constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. Brookfield Homes common stockholders that are subject to special provisions under the Code, including stockholders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local tax, and foreign tax consequences relating to the merger and the ownership and disposition of Brookfield Residential common stock received pursuant to the merger.

Tax Consequences of the Merger to U.S. Holders

Treatment of the Merger as a Taxable Transaction

The exchange of Brookfield Homes common stock for Brookfield Residential common stock pursuant to the merger will be a taxable transaction to U.S. Holders. Accordingly, the following U.S. federal income tax consequences will generally result to U.S. Holders:

(a)	a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the fair market value (expressed in U.S. dollars, determined as of the date of the merger) of the Brookfield Residential common stock and cash in lieu of fractional shares received in exchange for Brookfield Homes common stock pursuant to the merger and (ii) the adjusted tax basis (expressed in U.S. dollars) of such U.S. Holder in the Brookfield Homes common stock exchanged;

(b)	the tax basis of a U.S. Holder in the Brookfield Residential common stock received in exchange for Brookfield Homes common stock pursuant to the merger will be equal to the fair market value of such shares of Brookfield Residential common stock on the date of the merger; and

(c)	the holding period of a U.S. Holder for the Brookfield Residential common stock received in exchange for Brookfield Homes common stock pursuant to the merger will begin on the day after the date of the merger.

Any gain or loss described in clause (a) immediately above generally would be capital gain or loss, which will be long-term capital gain or loss if such shares of Brookfield Homes common stock are held for more than one year. Such gain or loss will be determined separately for each block of shares of Brookfield Homes common stock (i.e. shares acquired for the same cost in a single transaction) exchanged pursuant to the merger. Preferential tax rates apply to long term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Tax Consequences of the Merger to Non-U.S. Holders

In general, a Non-U.S. Holder of shares of Brookfield Homes common stock will not be subject to U.S. federal income tax on gain as a result of the exchange of Brookfield Homes common stock for Brookfield Residential common stock and cash in lieu of fractional shares pursuant to the merger, unless:

•

Brookfield Homes is or has been a “U.S. real property holding corporation,” referred to as USRPHC, for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of common stock; provided, that as long as the shares of Brookfield Homes common stock are “regularly traded on an established securities market” as described in the Treasury regulations, referred to as the Regularly Traded Condition, a Non-U.S. Holder would not be subject to taxation under this rule if the Non-U.S. Holder has not owned (taking into account certain attribution rules) more than 5% of the total fair market value of the shares of Brookfield Homes’ common stock at any time during such 5-year or shorter period;

•

such gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met.

With respect to subparagraph (a) above, Brookfield Homes believes that it currently is a USRPHC. However, even though Brookfield Homes likely constitutes a USRPHC, as long as the shares of Brookfield Homes common stock are “regularly traded on an established securities market” under the meaning of the applicable Treasury Regulations, a Non-U.S. Holder will be taxable under subparagraph (a) on gain resulting from the exchange of Brookfield Homes common stock for Brookfield Residential common stock pursuant to the merger only if the Non-U.S. Holder has actually or constructively owned more than 5% of the total fair market value of the shares of Brookfield Homes’ common stock at any time during the applicable period described in subparagraph (a) above. Based on current information, Brookfield Homes believes that its common stock should currently be considered to be “regularly traded on an established securities market” within the meaning of the Treasury Regulations, but no assurances can be given that the Brookfield common stock will qualify as being “regularly traded on an established securities market” within the meaning of the Treasury Regulations in the future. If a Non-U.S. Holder is subject to U.S. federal income tax as a result of Brookfield Homes’ status as a USRPHC, and the “regularly traded” exception discussed above did not apply, the disposition of Brookfield Homes common stock will be subject to a 10% gross withholding tax, and any gain or loss on the disposition of Brookfield Homes common stock will be taken into account as if it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Any such gain generally would be taxable to the Non-U.S. Holder at U.S. federal income tax rates applicable to capital gains.

If a Non-U.S. Holder is an individual described in subparagraph (b) above, such Non-U.S. Holder will be subject to tax on the net gain derived from the sale or other taxable disposition of Brookfield Homes common stock under regular graduated U.S. federal income tax rates. If a Non-U.S. Holder is a foreign corporation described in subparagraph (b) above, it will be subject to tax on its net gain from such a sale or other taxable disposition generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

If a Non-U.S. Holder is an individual described in subparagraph (c) above, such holder will be subject to U.S. federal income tax at a rate of 30% (or subject to any exemption or lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition of Brookfield Homes common stock even though such holder is not considered a resident of the U.S. The amount of such gain may be offset by the Non-U.S. Holder’s U.S. source capital losses.

Ownership and Disposition of Brookfield Residential Common Stock for U.S. Holders

The following discussion is subject to the rules described below under the heading “Passive Foreign Investment Company Rules Relating to the Ownership of Brookfield Residential Common Stock.”

Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to Brookfield Residential common stock will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Brookfield Residential as determined for U.S. federal income tax purposes, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Brookfield Residential, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Brookfield Residential common stock and thereafter as gain from the sale or exchange of such Brookfield Residential common stock. (See “Sale or Other Taxable Disposition of Brookfield Residential Common Stock” below). However, Brookfield Residential may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by Brookfield Residential with respect to the Brookfield Residential common stock will constitute ordinary dividend income. Dividends received on Brookfield Residential common stock generally will not be eligible for the “dividends received deduction”.

Unless applicable tax provisions are extended, a dividend paid by Brookfield Residential to a U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Brookfield Residential Common Stock

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Brookfield Residential common stock in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s adjusted tax basis in such Brookfield Residential common stock sold or otherwise disposed of. Such gain or loss will be determined separately for each block of shares of Brookfield Homes common stock (i.e., shares acquired for the same cost in a single transaction) exchange pursuant to the merger. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such shares of Brookfield Residential common stock are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules Relating to the Ownership of Brookfield Residential Common Stock

If Brookfield Residential were to constitute a Passive Foreign Investment Company, referred to as a PFIC, for any year during a U.S. Holder’s holding period, then certain rules, which are different from the rules described above and potentially adverse, will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Brookfield Residential common stock. In addition, in any year in which Brookfield Residential is classified as a PFIC, such holder would be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidelines may require.

Brookfield Residential generally will be a PFIC under Section 1297 of the Code if, for a tax year, (a) 75% or more of the gross income of Brookfield Residential for such tax year is passive income or (b) 50% or more of the value of its average quarterly assets held by Brookfield Residential either produce passive income or are held for the production of passive income, based on the fair market value of such assets. “Gross income” generally means all sales revenues less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

In addition, for purposes of the PFIC income test and asset test described above, if Brookfield Residential owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Brookfield Residential will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by Brookfield Residential from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if Brookfield Residential is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of Brookfield Residential which is also a PFIC, referred to as a Subsidiary PFIC, and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

Based on current business plans and financial expectations, Brookfield Residential does not believe that it will be a PFIC for the tax year that includes the day after the merger. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. In addition, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that Brookfield Residential has never been and will not become a PFIC for any tax year during which U.S. Holders hold Brookfield Residential common stock.

If Brookfield Residential were a PFIC in any tax year and a U.S. Holder held shares of Brookfield Residential common stock, such holder generally would be subject to special rules with respect to “excess distributions” made by Brookfield Residential on the Brookfield Residential common stock and with respect to gain from the disposition of Brookfield Residential common stock. An “excess distribution” generally is defined as the excess of distributions with respect to the Brookfield Residential common stock received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from Brookfield Residential during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the Brookfield Residential common stock. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Brookfield Residential common stock ratably over its holding period for the Brookfield Residential common stock. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the “QEF Election” and the “Mark-to-Market Election”), such elections are available in limited circumstances and must be made in a timely manner. U.S. Holders should be aware that, for each tax year, if any, that Brookfield Residential is a PFIC, Brookfield Residential can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election under Section 1295 of the Code with respect of Brookfield Residential or any Subsidiary PFIC. U.S. Holders are urged to consult their own tax advisers regarding the potential application of the PFIC rules to the ownership and disposition of Brookfield Residential common stock, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Receipt of Foreign Currency

The amount of any payment to a U.S. Holder in foreign currency in connection with the receipt of cash in lieu of fractional shares pursuant to the merger, or in connection with the ownership or disposition of Brookfield Residential common stock generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the taxable disposition of Brookfield Homes common stock pursuant to the merger, or in connection with the ownership or disposition of Brookfield Residential common stock generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Brookfield Residential common stock that is treated as a “dividend” may be less for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on U.S. Holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U. S. Holders may be subject to these reporting requirements unless their shares of Brookfield Residential common stock are held in an account at a domestic financial institution. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a Mark-to-Market or QEF Election.

Payments made within the U.S. or by a U.S. payor or U.S. middleman in connection with the receipt of cash in lieu of fractional shares pursuant to the merger, or in connection with the ownership or disposition of Brookfield Residential common stock generally may be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2010), if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the principal Canadian federal income tax considerations under the Tax Act applicable to Brookfield Homes common stockholders arising from the merger and the ownership and disposition of Brookfield Residential common stock received pursuant to the merger. This summary only applies to a stockholder who, for the purposes of the Income Tax Act (Canada), referred to as the Tax Act, at all relevant times: (i) deals at arm’s length and is not affiliated with each of Brookfield Homes and Brookfield Residential; and (ii) holds the Brookfield Homes common stock and will hold the Brookfield Residential common stock as capital property. Brookfield Homes and Brookfield Residential will generally be considered to be capital property to a stockholder unless they are held in the course of carrying on a business of trading or dealing in securities or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon: (i) the current provisions of the Tax Act and the regulations thereunder, referred to as the Regulations, in force as of the date hereof; (ii) all specific proposals, referred to as the Proposed Amendments, to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency, referred to as the CRA. No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the Canadian federal income tax consequences may not be as described below in all cases. This summary does not otherwise take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada.

This summary assumes that at all relevant times, the Brookfield Homes common stock will be listed on a designated stock exchange for purposes of the Tax Act (which currently includes the New York Stock Exchange and the Toronto Stock Exchange).

This summary is not applicable to a stockholder: (i) that is a “financial institution” within the meaning of section 142.2 of the Tax Act; (ii) that is a “specified financial institution” as defined in subsection 248(1) of the Tax Act; (iii) that reports its “Canadian tax results” within the meaning of section 261 of the Tax Act in a currency other than Canadian currency; or (iv) an interest in which is, or for whom Brookfield Residential common stock would be, a “tax shelter investment” for the purposes of the Tax Act. Such Resident Holders should consult their own tax advisors.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Accordingly, holders should consult their own tax advisors with respect to their particular circumstances.

This summary does not address the exchange of Brookfield Homes 8% convertible preferred stock for Brookfield Residential 8% convertible preferred stock or the Canadian federal income tax consequences of the ownership and disposition of Brookfield Residential 8% convertible preferred stock. Furthermore, this summary does not address the Canadian federal income tax consequences of transactions effected prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including, without limitation, the following:

•	any conversion into Brookfield Homes common stock of Brookfield Residential 8% convertible preferred stock or any Brookfield Homes notes, debentures or other debt instruments;

•

any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any rights to acquire Brookfield Homes common stock, including pursuant to Brookfield Homes stock options or other Brookfield Homes stock-based awards; and

•	any transaction, other than the merger, in which shares of Brookfield Homes common stock or Brookfield Residential common stock are acquired.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate generally at the time such amounts arise.

Holders of Brookfield Homes Common Stock and Brookfield Residential Common Stock Resident in Canada

This section of the summary applies to a stockholder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act, referred to as a Resident Holder.

Exchange of Brookfield Homes Common Stock for Brookfield Residential Common Stock

A holder of Brookfield Homes common stock who exchanges such stock for Brookfield Residential common stock will be considered to have disposed of the holder’s Brookfield Homes common stock for proceeds of disposition equal to the fair market value at that time of the exchange of the Brookfield Residential common stock acquired in exchange for such shares and any cash received in lieu of fractional stock. The holder will realize a capital gain (or capital loss) to the extent that the fair market value at that time of the Brookfield Residential common stock acquired on the exchange and any cash received in lieu of fractions, exceeds (or is less than) the sum of (a) the adjusted cost base of the Brookfield Homes common stock so exchanged immediately prior to the exchange; and (b) any reasonable costs of disposition. The cost to a holder of the Brookfield Residential common stock acquired on this exchange will be equal to the fair market value at the time of exchange of the Brookfield Homes common stock so exchanged less any cash received in lieu of fractional stock.

For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains and Capital Losses” below.

Dividends

A Resident Holder will be required to include in computing its income for a taxation year any taxable dividends received or deemed to be received on the Brookfield Residential common stock. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations. Taxable dividends received from a taxable Canadian corporation which are designated by such corporation as “eligible dividends” will be subject to an enhanced gross-up and dividend tax credit regime in accordance with the rules in the Tax Act. In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year.

Taxable Capital Gains and Losses

A Resident Holder who disposes of or is deemed to have disposed of an Brookfield Residential common stock will generally realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition, are greater (or are less) than the total of: (i) the adjusted cost base to the Resident Holder of the Brookfield Residential common stock immediately before the disposition or deemed disposition, and (ii) any reasonable costs of disposition.

The adjusted cost base to a Resident Holder of Brookfield Residential common stock will be determined by averaging the cost of such Brookfield Residential common stock with the adjusted cost base of all other Brookfield Residential common stock (if any) held by the Resident Holder as capital property at that time.

A Resident Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain, referred to as a taxable capital gain, realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss, referred to as an allowable capital loss, against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act in that regard.

The amount of any capital loss realized on the disposition or deemed disposition of Brookfield Residential common stock by a Resident Holder that is a corporation may, in certain circumstances, be reduced by the amount of dividends received or deemed to have been received by it on such Brookfield Residential common stock, to the extent and under the circumstances specified in the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Brookfield Residential common stock or where a partnership or trust, of which a corporation is a member or a beneficiary, is a member of a partnership or a beneficiary of a trust that owns Brookfield Residential common stock. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Other Taxes

A Resident Holder that is a “private corporation” or a “subject corporation”, as defined in the Tax Act, will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received on the Brookfield Residential common stock to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax on its aggregate investment income (as defined in the Tax Act) for the year, including dividends and taxable capital gains realized on the disposition of Brookfield Residential common stock.

Capital gains and taxable dividends received by a Resident Holder who is an individual (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Resident Holders that are individuals should consult their own tax advisors in this regard.

Eligibility for Investment

Provided the Brookfield Residential common stock is listed on a designated stock exchange for purposes of the Tax Act, the Brookfield Residential common stock will be a qualified investment for purposes of the Tax Act for trust governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts, each as defined in the Tax Act.

Notwithstanding the foregoing, if the Brookfield Residential common stock is a “prohibited investment” for purposes of a tax-free savings account, a holder will be subject to a penalty tax as set out in the Tax Act. The Brookfield Residential common stock will not be a prohibited investment for a trust governed by a tax-free savings account provided that the holder of the tax-free savings account deals at arm’s length with Brookfield Residential and does not have a significant interest (within the meaning of the Tax Act) in Brookfield Residential, or a corporation, partnership or trust with which Brookfield Residential does not deal at arm’s length for the purposes of the Tax Act. Resident Holders are advised to consult their own tax advisors in this regard.

Holders of Brookfield Residential Common Stock Not Resident in Canada

This portion of the summary is generally applicable to a holder of Brookfield Residential common stock who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, resident in Canada; and (ii) does not use or hold the Brookfield Residential common stock in connection with carrying on a business in

Canada, referred to as a Non-Resident Holder. This summary does not apply to a Non-Resident Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere and such holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed under the Tax Act to be paid or credited by Brookfield Residential to a Non-Resident Holder on the Brookfield Residential common stock will generally be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non- Resident Holder is resident. For example, where the Non-Resident Holder is a resident of the United States, is fully entitled to the benefits under the Canada-United States Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of the Brookfield Residential common stock, unless the Brookfield Residential common stock is or is deemed to be “taxable Canadian property” of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, Brookfield Residential common stock will not constitute taxable Canadian property of a Non-Resident Holder at a particular time provided that: (i) Brookfield Residential common stock is listed at that time on a designated stock exchange (which currently includes the Toronto Stock Exchange); (ii) at no time during the 60 month period that ends at that particular time: (a) were 25% or more of the issued shares of any class or series of the capital stock of Brookfield Residential owned by or belonged to any combination of the Non-Resident Holder, and persons with whom the Non-Resident Holder did not deal at arm’s length, (for the purposes of the Tax Act), and (b) was more than 50% of the fair market value of the Brookfield Residential common stock derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or civil law rights in any such property (whether or not such property exists), and (iii) the Brookfield Residential common stock is not otherwise deemed under the Tax Act to be taxable Canadian property. Non-Resident Holders for whom the Brookfield Residential common stock is, or may be, taxable Canadian property should consult their own tax advisors.

RELATED PARTY AGREEMENTS

Non-Arms’ Length Transactions

At the closing of the transactions, Brookfield Residential will issue a CDN$265 million senior unsecured promissory note and a CDN$215 junior unsecured promissory note, both payable to Brookfield Office Properties. On January 1, 2016 and each anniversary thereafter, or at any time upon the occurrence of an event of default under the junior note or change of control of Brookfield Residential prior to the maturity of the junior note on December 31, 2020, Brookfield Office Properties will be entitled to sell the junior note to Brookfield Asset Management at par, for which Brookfield Asset Management will receive payment from Brookfield Office Properties of 200 bps per annum on the outstanding principal amount of the junior note. Brookfield Asset Management will have the right to acquire the junior note at par at any time. Additionally, Brookfield Residential will have the right to use the names “Brookfield” and “Brookfield Residential” pursuant to a license agreement between Brookfield Office Properties and Brookfield Global Asset Management Limited, a subsidiary of Brookfield Asset Management

A subsidiary of Brookfield Asset Management has provided Brookfield Homes with an unsecured revolving operating facility in the form of a promissory note in an aggregate principal amount of $100 million. The facility bears interest at LIBOR plus 3.5% per annum, matures December 2011 and, at June 30, 2010, there was $100 million outstanding under this facility. During 2009, Brookfield Homes entered into a second unsecured credit facility with Brookfield Asset Management. This operating and acquisition facility initially bears interest at 12% per annum, matures December 2012 and, at June 30, 2010, there was $25 million outstanding under this facility. Brookfield Homes has the right to use the names “Brookfield” and “Brookfield Homes” pursuant to a license agreement between Brookfield Office Properties and Brookfield Global Asset Management Limited, a subsidiary of Brookfield Asset Management, and an agreement with Brookfield Asset Management for the lease of administrative office space in Toronto. In addition, BPO Residential has entered into various credit facilities with subsidiaries of Brookfield Office Properties. The net amount of these lines was $191 million as at June 30, 2010. These credit facilities are unsecured and due on demand and bear interest at prime (Canadian or U.S. prime depending on the facility) plus  1/2 to 1%.

UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL DATA

The following unaudited pro forma combined condensed financial statements combine the historical consolidated balance sheets and statements of operations of BPO Residential and Brookfield Homes. U.S. GAAP require that combinations of entities under common control be accounted for at the carrying amounts in the accounts of the combining entities, in a manner similar to a pooling of interests. Accordingly, BPO Residential’s and Brookfield Homes’ assets and liabilities have been combined at their respective carrying amounts.

Brookfield Homes is providing the following financial information to assist you in your analysis of the financial aspects of the transactions. The unaudited pro forma combined condensed statement of operations assumes the transactions were effected on January 1, 2007. The unaudited pro forma combined condensed balance sheet gives effect to the transactions as if they had occurred on June 30, 2010. BPO Residential’s financial data contained herein is prepared in accordance with U.S. GAAP and may differ materially from Brookfield Office Properties’ publicly disclosed information which is prepared in accordance with Canadian generally accepted accounting principles or International Financial Reporting Standards.

Please read this information together with the historical financial statements and related notes of BPO Residential and Brookfield Homes included or incorporated by reference in this proxy statement/prospectus.

The pro forma financial statements have been prepared based upon currently available information and assumptions deemed appropriate by management of BPO Residential and Brookfield Homes.

The unaudited pro forma combined condensed financial information is provided for illustrative purposes only. The unaudited pro forma combined condensed financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities, restructuring charges that will be incurred to fully integrate and operate the combined organization more efficiently, or anticipated synergies resulting from the transactions. Because the plans for these activities have not yet been finalized, it is not possible to reasonably quantify the cost or impact of such activities. This unaudited pro forma combined condensed financial information is not necessarily indicative of the results of operations or financial position that would have been achieved if the businesses had been combined for the periods presented, or the results of operations or financial position that Brookfield Residential will experience after the transactions are completed.

All financial data in these pro forma financial statements is prepared in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with U.S. GAAP.

BROOKFIELD RESIDENTIAL

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

JUNE 30, 2010

(all dollar amounts are in thousands of U.S. dollars)

	Brookfield Homes Corporation	BPO Residential	Reclassification Adjustments(a)	Pro Forma Adjustment		Brookfield Residential Pro Forma Combined
Assets
Housing and land inventory	$845,087	$1,349,980	$—	$—		$2,195,067
Investments in unconsolidated entities	101,758	76	—	—		101,834
Receivables and other assets	18,578	—	161,464	—		180,042
Receivables	—	129,484	(129,484)	—		—
Other assets	—	31,980	(31,980)	—		—
Due from affiliates	—	93,785	(93,785)	—		—
Deferred income taxes	37,232	42,275	—	—		79,507
Restricted cash	7,485	2,247	—	—		9,732
Cash	—	226	—	—		226

	$1,010,140	$1,650,053	$(93,785)	$—		$2,566,408

Liabilities and equity
Project specific debt and other financings	$353,282	$—	$518,963	$451,170	(b)	$1,323,415
Secured debt	—	76,835	(76,835)	—		—
Bank indebtedness	—	251,390	(251,390)	—		—
Due to affiliates	—	284,523	(284,523)	—		—
Accounts payable and other liabilities	128,165	158,834	—	1,500	(c)	288,499
Others interest in consolidated subsidiaries	42,638	—	—	—		42,638
Total equity	486,055	878,471	—	(451,170	)(b)	911,856
				(1,500	)(c)

	$1,010,140	$1,650,053	$(93,785)	$—		$2,566,408

See Notes to Unaudited Pro Forma Financial Statements

BROOKFIELD RESIDENTIAL

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(all dollar amounts are in thousands of U.S. dollars, except per share amounts)

	Brookfield Homes Corporation	BPO Residential	Reclassification Adjustments(a)	Pro Forma Adjustment	Brookfield Residential Pro Forma Combined
Revenue
Housing	$135,996	$122,588	$—	$—	$258,584
Land	5,346	150,597	—	—	155,943
Interest and other	—	5,371	(5,371)	—	—

	141,342	278,556	(5,371)	—	414,527
Direct Cost of Sales
Housing	(113,023)	(101,278)	—	—	(214,301)
Land	(4,154)	(81,154)	—	—	(85,308)

	24,165	96,124	(5,371)	—	114,918
Selling, general and administrative expense	(26,133)	(16,325)	—	—	(42,458)
Equity in earnings from unconsolidated entities	(57)	(4)	—	—	(61)
Other income / (expense)	1,568	—	3,751	—	5,319
Depreciation	—	(1,620)	1,620	—	—

(Loss) / income before income taxes	(457)	78,175	—	—	77,718
Income tax expense	(77)	(21,824)	—	—	(21,901)

Net (loss) / income	(534)	56,351	—	—	55,817
Less net loss attributable to noncontrolling interests	658	488	—	—	1,146

Net income to Brookfield Residential	$124	$56,839	$—	$—	$56,963

(Loss) / Earnings Per Share attributable to Brookfield Residential Common Shareholders
Basic(d)	$(0.35)	n/a	n/a		$0.56
Diluted(d)	$(0.35)	n/a	n/a		$0.56
Weighted Average Common Shares Outstanding
(in thousands)
Basic(d)	28,513	n/a	n/a		101,290
Diluted(d)	28,513	n/a	n/a		102,089

See Notes to Unaudited Pro Forma Financial Statements

BROOKFIELD RESIDENTIAL

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(all dollar amounts are in thousands of U.S. dollars, except per share amounts)

	Brookfield Homes Corporation	BPO Residential	Reclassification Adjustments(a)	Pro Forma Adjustment	Brookfield Residential Pro Forma Combined
Revenue
Housing	$339,625	$150,937	$—	$—	$490,562
Land	36,355	227,187	—	—	263,542
Interest and other	—	5,862	(5,862)	—	—

	375,980	383,986	(5,862)	—	754,104
Direct Cost of Sales
Housing	(294,493)	(131,387)	—	—	(425,880)
Land	(59,308)	(118,274)	—	—	(177,582)
Impairments of housing and land inventory and write-off of option deposits	(23,963)	(17,075)	—	—	(41,038)

	(1,784)	117,250	(5,862)	—	109,604
Selling, general and administrative expense	(52,339)	(27,031)	—	—	(79,370)
Equity in earnings from unconsolidated entities	1,331	1,309	—	—	2,640
Impairment of investments in unconsolidated entities	(12,995)	—	—	—	(12,995)
Other income / (expense)	13,191	—	3,258	—	16,449
Depreciation	—	(2,604)	2,604	—	—

(Loss) / income before income taxes	(52,596)	88,924	—	—	36,328
Income tax recovery / (expense)	20,134	(22,593)	—	—	(2,459)

Net income / (loss)	(32,462)	66,331	—	—	33,869
Less net loss attributable to noncontrolling interests	4,753	818	—	—	5,571

Net (loss) / income to Brookfield Residential	$(27,709)	$67,149	$—	$—	$39,440

(Loss) / Earnings Per Share attributable to Brookfield Residential Common Shareholders
Basic(d)	$(1.54)	n/a	n/a		$0.39
Diluted(d)	$(1.54)	n/a	n/a		$0.39
Weighted Average Common Shares Outstanding
(in thousands)
Basic(d)	26,838	n/a	n/a		101,290
Diluted(d)	26,838	n/a	n/a		101,864

See Notes to Unaudited Pro Forma Financial Statements

BROOKFIELD RESIDENTIAL

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(all dollar amounts are in thousands of U.S. dollars, except per share amounts)

	Brookfield Homes Corporation	BPO Residential	Reclassification Adjustments(a)	Pro Forma Adjustment	Brookfield Residential Pro Forma Combined
Revenue
Housing	$415,311	$222,997	$—	$—	$638,308
Land	33,692	354,729	—	—	388,421
Interest and other	—	10,696	(10,696)	—	—

	449,003	588,422	(10,696)	—	1,026,729
Direct Cost of Sales
Housing	(363,038)	(180,012)	—	—	(543,050)
Land	(53,057)	(142,686)	—	—	(195,743)
Impairments of housing and land inventory and write-off of option deposits	(115,124)	(3,300)	—	—	(118,424)

	(82,216)	262,424	(10,696)	—	169,512
Selling, general and administrative expense	(69,498)	(36,632)	—	—	(106,130)
Equity in earnings from unconsolidated entities	3,302	1,229	—	—	4,531
Impairment of investments in unconsolidated entities	(37,863)	—	—	—	(37,863)
Other income / (expense)	(17,823)	—	8,435	—	(9,388)
Depreciation	—	(2,261)	2,261	—	—

(Loss) / income before income taxes	(204,098)	224,760	—	—	20,662
Income tax recovery / (expense)	70,861	(62,752)	—	—	8,109

Net (loss) / income	(133,237)	162,008	—	—	28,771
Less net loss attributable to noncontrolling interests	17,622	303	—	—	17,925

Net (loss) / income to Brookfield Residential	$(115,615)	$162,311	$—	$—	$46,696

(Loss) / Earnings Per Share attributable to Brookfield Residential Common Shareholders
Basic(d)	$(4.33)	n/a	n/a		$0.46
Diluted(d)	$(4.33)	n/a	n/a		$0.46
Weighted Average Common Shares Outstanding
(in thousands)
Basic(d)	26,688	n/a	n/a		101,290
Diluted(d)	26,688	n/a	n/a		101,382

See Notes to Unaudited Pro Forma Financial Statements

BROOKFIELD RESIDENTIAL

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(all dollar amounts are in thousands of U.S. dollars, except per share amounts)

	Brookfield Homes Corporation	BPO Residential	Reclassification Adjustments(a)	Pro Forma Adjustment	Brookfield Residential Pro Forma Combined
Revenue
Housing	$541,432	$295,469	$—	$—	$836,901
Land	41,922	378,459	—	—	420,381
Interest and other	—	11,937	(11,937)	—	—

	583,354	685,865	(11,937)	—	1,257,282
Direct Cost of Sales
Housing	(449,695)	(220,082)	—	—	(669,777)
Land	(31,568)	(211,556)	—	—	(243,124)
Impairments of housing and land inventory and write-off of option deposits	(87,630)	—	—	—	(87,630)

	14,461	254,227	(11,937)	—	256,751
Selling, general and administrative expense	(69,819)	(37,345)	—	—	(107,164)
Equity in earnings from unconsolidated entities	12,745	2,494	—	—	15,239
Impairment of investments in unconsolidated entities	(15,029)	—	—	—	(15,029)
Other income / (expense)	(5,717)	—	9,917	—	4,200
Depreciation	—	(2,020)	2,020	—	—

(Loss) / income before income taxes	(63,359)	217,356	—	—	153,997
Income tax recovery / (expense)	71,958	(66,045)	—	—	5,913

Net income	8,599	151,311	—	—	159,910
Less net loss attributable to noncontrolling interests	7,028	—	—	—	7,028

Net income to Brookfield Residential	$15,627	$151,311	$—	$—	$166,938

(Loss) / Earnings Per Share attributable to Brookfield Residential Common Shareholders
Basic(d)	$0.59	n/a	n/a		$1.65
Diluted(d)	$0.58	n/a	n/a		$1.65
Weighted Average Common Shares Outstanding
(in thousands)
Basic(d)	26,627	n/a	n/a		101,290
Diluted(d)	26,851	n/a	n/a		101,461

See Notes to Unaudited Pro Forma Financial Statements

BROOKFIELD RESIDENTIAL

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a)	Reclassification on the Pro Forma Combined Condensed Balance Sheet and Pro Forma Combined Statements of Operations

Certain financial statement line items included in BPO Residential’s historical presentation have been reclassified to corresponding line items as included in Brookfield Homes’ historical presentation.

(b)	Promissory Notes

The pro forma adjustments include the addition of $451.2 million of project specific and other financings. Pursuant to the terms and conditions of the merger and contribution agreement, BPO Residential will be contributed by Brookfield Office Properties in exchange for an aggregate of CDN$480.0 million of promissory notes and 51.5 million shares of Brookfield Residential common stock. The promissory notes are unsecured obligations divided into two tranches, a CDN$265.0 million senior note and a CDN$215.0 million junior subordinated note. The senior note bears a fixed rate of interest of 6.5% and is payable in full on December 31, 2015 with CDN$50.0 million being paid on account of principal on the last business day of 2012, 2013 and 2014, with the balance of CDN$115.0 million paid on December 31, 2015. The CDN$215.0 million junior subordinated note bears a fixed rate of interest of 8.5% and is payable in full on December 31, 2020. In accordance with Brookfield Residential’s accounting policy, Brookfield Residential will capitalize the interest on the promissory notes to its housing and land investments.

(c)	Brookfield Homes Transaction Costs

Brookfield Homes expects to incur fees and other expenses related to the transactions of approximately $1.5 million, including financial advisory fees, legal and accounting fees, filing fees, proxy soliciting fees and regulatory fees. These estimated expenses of Brookfield Homes are reflected in the pro forma balance sheet as at June 30, 2010 as an increase to accounts payable and other liabilities and a charge to retained earnings.

(d)	Earnings per Share attributable to Brookfield Residential Common Shareholders

The unaudited pro forma earnings per share attributable to Brookfield Residential common shareholders is calculated based on the assumed conversion of Brookfield Residential’s holdings of Brookfield Homes 8% convertible preferred stock to common stock prior to the merger, exchange of all outstanding Brookfield Homes common stock for Brookfield Residential common stock using a conversion factor of 0.764900530 and the exchange of 51.5 million shares of Brookfield Residential common stock for the contribution of BPO Residential. Basic and diluted earnings per share attributable to Brookfield Residential’s common shareholders for the six months ended June 30, 2010 and for the years ended December 31, 2009, 2008 and 2007 were calculated as follows:

	Six Months Ended June, 30 2010	Year Ended December 31
		2009	2008	2007
Numerator: (in thousands of U.S. dollars)
Income attributable to Brookfield Residential	$56,963	$39,440	$46,696	$166,938
Less: Preferred stock dividends	(77)	(104)	—	—

Income attributable to common shareholders	$56,886	$39,336	$46,696	$166,938

Denominator: (in thousands)
Basic average shares outstanding	101,290	101,290	101,290	101,290
Dilutive effect of stock options assumed to be exercised	799	574	92	171

Diluted average shares outstanding	102,089	101,864	101,382	101,461

Basic earnings per share	$0.56	$0.39	$0.46	$1.65

Diluted earnings per share	$0.56	$0.39	$0.46	$1.65

BROOKFIELD RESIDENTIAL

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

(e)	Stock Options

Pursuant to the terms and conditions of the merger and contribution agreement, upon completion of the merger, the outstanding options and other awards under the Brookfield Homes stock plans will be exchanged for options or deferred share units under the Brookfield Residential stock plans exercisable or issuable upon the same terms and conditions as under the Brookfield Homes stock plans and the agreements relating thereto immediately prior to the completion of the merger, except that (1) upon the exercise or issuance of options, shares of Brookfield Residential common stock will be issuable in lieu of shares of Brookfield Homes common stock and (2) upon the redemption of the deferred share units, the value of the units will be based on the value of Brookfield Residential common stock. Appropriate adjustments will be made in the number of shares of Brookfield Residential common stock issuable upon the exercise of options after the completion of the merger and the exercise price of each option to preserve the economic value immediately prior to the transactions and to reflect the impact of the transactions. Appropriate adjustments also will be made in the number of units allocated to a participant under the Brookfield Residential Deferred Share Unit Plan to reflect the impact of the transactions. It is intended that new at-the-money options of Brookfield Residential will be granted with a value approximately equivalent to the Black-Scholes value of any out-of-the-money options of Brookfield Homes being replaced. In accordance with the terms of the Brookfield Homes Deferred Share Unit Plan, Brookfield Homes directors who hold deferred share units may elect, as a result of their separation from service, to receive either cash or to replace their Brookfield Homes deferred share units with Brookfield Residential deferred shares units as described above.

(f)	Inter-Entity Transactions

There were no inter-entity transactions during any period, and consequently, no pro forma adjustments were required to prepare the pro-forma statements of operations or the pro forma balance sheet.

(g)	Carrying Amount Adjustments

There were no differences in any period between the carrying amounts of the net assets and liabilities in the books of Brookfield Homes or BPO Residential compared to the carrying amounts of those same net assets in the books of Brookfield Asset Management. Consequently, no pro forma adjustments were required to be made.

BROOKFIELD RESIDENTIAL BUSINESS

General

Brookfield Residential is an Ontario corporation through which Brookfield Asset Management holds its interest in the common stock and 8% convertible preferred stock of Brookfield Homes. Brookfield Residential is currently owned 100% by Brookfield Asset Management. Prior to the effective date of the transactions, Brookfield Residential will not issue any securities from its share capital and the only outstanding securities will be the common shares currently held by Brookfield Asset Management. Upon completion of the transactions, it is expected that shares of Brookfield Residential common stock will be listed on the New York Stock Exchange and the Toronto Stock Exchange. To date, Brookfield Residential has not conducted any activities other than those incident to its formation, the holding of common stock and 8% convertible preferred stock of Brookfield Homes, the execution of the merger and contribution agreement and the preparation of this document. The only contract entered into by Brookfield Residential since its incorporation that materially affects Brookfield Residential, or to which Brookfield Residential will become a party on or prior to the effective date of the transactions, that can reasonably be regarded as material to a proposed investor, other than contracts entered into in the ordinary course of business, is the merger and contribution agreement and the contracts contemplated therein. To the knowledge of Brookfield Residential, there are no legal proceedings to which Brookfield Residential is a party or to which any of their assets are subject and Brookfield Residential is not aware of any such proceedings that are contemplated.

Following completion of the transactions, Brookfield Residential will file or furnish annual reports on Form 20-F or 40-F, reports on Form 6-K and appropriate amendments to those reports. In addition, Brookfield Residential will become a reporting issuer under Canadian securities laws and will also file reports and materials, as required by applicable securities laws in Canada. Those reports and materials will be available free of charge through Brookfield Residential’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC or Canadian regulators, as applicable. Brookfield Residential has not yet determined the address of its website.

Following the completion of the transactions, the business of Brookfield Residential will be comprised of Brookfield Homes’ business and the business of BPO Residential.

Overview of Brookfield Homes

For a description of the business of Brookfield Homes, see Brookfield Homes’ Annual Report on Form 10-K, for the year ended December 31, 2009 which is incorporated herein by reference, as well as the section entitled “Where You Can Find More Information beginning on page 143 of this proxy statement/prospectus for information on how to obtain Brookfield Homes’ Annual Report on Form 10-K.

Overview of BPO Residential

BPO Residential develops residential land and conducts homebuilding operations. Operations are currently focused in the following geographical regions: Alberta and Ontario in Canada, and Colorado and Texas in the U.S. These business units primarily entitle and develop land in master-planned communities to sell finished lots to homebuilders. These business units also sell acreage for the construction of or construct commercial shopping centers in its communities.

General Development of the BPO Residential Business

BPO Residential has been in business for over fifty years. The following chart summarizes the principal operating subsidiaries and the year in which they commenced operations:

Principal Subsidiary	Market	Year of Commencement
Carma Developers LP	Alberta, Canada	1958
Brookfield Homes (Ontario) Limited	Ontario, Canada	1956
Carma Inc.	Colorado/Texas, USA	1997

Narrative Description of BPO Residential’s Business

Through the activities of operating subsidiaries, BPO Residential entitles and develops land for its own communities and sells lots to third party home builders. BPO Residential also designs, constructs and markets single and multi-family homes primarily in Alberta and Ontario. In each market, local business units are involved in all phases of the planning of master-planned communities and infill developments. These phases include sourcing and evaluating land acquisitions, site planning, obtaining entitlements and developing the land. In Alberta and Ontario, operations include home building, product design, constructing, marketing and selling homes. In the five year period ended December 31, 2009, BPO Residential closed a total of 4,208 homes and sold 11,624 lots and 946 acres in various stages of development to other homebuilders and third parties. A home or lot is considered closed when title has passed and for a lot when a significant cash down payment or appropriate security has been received. Master-planned communities are new home communities that typically feature community centers, parks, recreational areas, schools, commercial areas, and other amenities. Within a master-planned community there may be smaller neighborhoods offering a variety of home styles and price levels from which homebuyers may choose. In an infill development, BPO Residential develops land and constructs homes in previously urbanized areas on underutilized land. In the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, BPO Residential closed a total of 414, 648 and 745 homes, sold 1,063, 1,213 and 1,806 lots and sold 8, 412 and 342 acres, respectively. The breakdown of home closings, lot sales and acre sales by market in the six months ended June 30, 2010 and the last three years is as follows:

	Six months ended June 30, 2010	Year ended December 31
		2009	2008	2007
Housing Closings (Units):
Alberta	330	522	440	773
Ontario	84	126	305	277

Total	414	648	745	1,050

Land Sales (Lots): (Single family)
Alberta	968	1,154	1,580	2,344
Ontario	—	—	124	152
United States	95	59	102	226

Total	1,063	1,213	1,806	2,722

Land Sales (Acres): (Multi-family, Commercial and Industrial)
Alberta	8	3	47	85
Ontario	—	404	295	—
United States	—	5	—	—

Total	8	412	342	85

At June 30, 2010, BPO Residential had in backlog 536 homes, a decrease of 111 when compared to December 31, 2009 and an increase of 423 homes when compared to December 31, 2008. Backlog represents the number of homes subject to pending sales contracts. BPO Residential believes $166 million of its backlog to be firm as of June 30, 2010.

The breakdown of the average home prices on BPO Residential’s closings, average lot sales price realized and average acre sales price realized in the six months ended June 30, 2010 and the last three years are as follows:

	Six months ended June 30, 2010	Year ended December 31
		2009	2008	2007
Average selling price per Housing unit: (US$ thousands)
Alberta	288	274	306	278
Ontario	333	285	290	291
Average selling price per Lot: (US$ thousands)
Alberta	143	158	167	99
Ontario	—	—	116	117
United States	71	73	116	78
Average selling price per Acre: (US$ thousands)
Alberta	603	169	209	192
Ontario	—	101	64	—
United States	—	250	—	—

For more detailed financial information with respect to BPO Residential’s revenues, earnings and assets, please see the accompanying carve-out financial statements and related notes included elsewhere in this proxy statement/prospectus.

BPO Residential Business Strategy

BPO Residential’s goal is to maximize the total return on assets over the long term while delivering first class master planned communities and homes. The key elements to achieve this goal are as follows:

•	Understand the market and where growth will take place—where will future buyers work and where growth can take place on an economic basis.

•	Purchase land at lower prices in advance of growth—hold and add value through the entitlement process.

•	Work in markets where BPO Residential has a competitive advantage and where there are barriers to entry.

•	Be leaders in introducing new concepts, living styles, community planning, and amenities.

•

Develop communities that provide a mix of housing choices and price points—this increases absorption and provides opportunities for residents to remain in the community and purchase new homes as their needs change.

•	Purchase land in growth corridors taking a long range view where master-planned opportunities exist.

•	Look for additional opportunities within current markets that exist through changes in land use—for example, infill land development.

•	Finance raw land with equity and vendor take back, referred to as VTB, mortgages where possible; utilizing debt for servicing costs to create finished lots and in homebuilding.

•	Establish and maintain relationships with strong homebuilders in each market.

•	Be the industry leader in the development and construction of affordable housing product in markets where BPO Residential operates.

•	Provide acreage for the construction of or construct commercial shopping centers in BPO Residential communities allowing residents local access to these retail resources.

BPO Residential Asset Profile

As of June 30, 2010, assets totaled $1.6 billion, represented by approximately 84,000 lots. The owned lots provide a strong foundation for future sales and visibility on future cash flow. The number of residential building lots owned in each primary market as of June 30, 2010, December 31, 2009, and December 31, 2008 are as follows:

	June 30, 2010	December 31, 2009	December 31, 2008
Alberta	47,591	49,388	48,548
Ontario	9,439	9,269	11,692
United States	26,936	27,013	27,598

Total	83,966	85,670	87,838

Land and housing inventory includes raw land, land under development, finished lots, and homes completed or under construction. The book value of BPO Residential’s land and housing inventory in each of its primary markets as of June 30, 2010, December 31, 2009, and December 31, 2008 are as follows:

(US$ millions)	June 30, 2010	December 31, 2009	December 31, 2008
Alberta	$906	$944	$833
Ontario	112	106	94
United States	332	329	340

Total	$1,350	$1,379	$1,267

BPO Residential Property Acquisition

A disciplined approval process is employed to evaluate land purchases to limit the risk. An analysis of the market and future growth potential as well as discounted cash flows are used in evaluating acquisition decisions. A strategy of purchasing land with cash or taking VTB mortgages when available is used to maximize cash flow returns.

BPO Residential Construction and Development

Housing operations in Alberta are focused on the affordable market segment. Within the communities BPO Residential has been able to develop programs that produce strong annual sales performance.

Pre-sale programs account for approximately 60% of annual sales volume. Pre-sales are started once the contract is signed. Spec inventory levels are based on a three month rolling sales average to a predetermined maximum. Due to the nature of building size, multi-family programs will typically have more inventory than single-family.

BPO Residential functions as a general contractor, subcontracting the construction activities for its projects. These activities are managed with on-site supervisory employees. The sales function is performed largely through in-house sales teams with approximately 30% of annual sales through third party realtors. All procurement, estimating and sales contracts are done in house and title conveyance is done through contract lawyers. Single-family and semi-detached design is all completed in house and multi-family design work is done through consulting architects and engineers.

Lot supply is important to determining when to produce new residential lot inventory to meet anticipated demand. Disciplined forecasting manages the risk of under or oversupplying the market. Land production and cost control is monitored by dedicated project staff and consulting resources. Typically finished lot inventory would not exceed more than 75% to 100% of anticipated forthcoming annual sales depending on seasonality. Finished lots are produced by local contractors. Typical servicing contracts are annual but may extend as long as three years in order to secure best pricing in the supply, delivery, and installation through the entire supply chain.

BPO Residential Sales and Marketing

The method of marketing will vary by geographic location as well as by the type of housing product being built. Up to 20% of the homes sold in each of the communities in Calgary and Edmonton are built by BPO Residential. This has resulted in BPO Residential being a leader in the design, construction and marketing of affordable housing product that integrates well into the master-planned communities. The master-planned communities target a wide range of price points and housing product in order to maximize absorption and therefore recover front ending costs in an efficient manner.

BPO Residential finished lots are sold to builders through a variety of marketing and sales contracts. In Denver and Austin the typical lot sale is to national and large regional builders for cash or through rolling option agreements. There are no national builders in Canada and therefore lots are sold through either “bulk” sales contracts with a 20% deposit, required takedowns or through a specific performance contract. We also “pool” inventory and sell to a specific group of builders on a lot by lot basis.

Each community has its own Strategic Marketing Plan that outlines how the community will develop—its staging, required infrastructure, model home locations, product types and price points. This type of forward planning allows for reactions to quick changing market conditions and to have all required approvals in place when market demand exists. Community marketing is devoted to driving potential purchasers to homebuilders in BPO Residential communities. BPO Residential works with builders who demonstrate financial, design, construction, marketing and customer service proficiency. Each builder has their own design, sales and marketing teams and will build one or more model homes for each product price point and community they are involved in.

BPO Residential utilizes traditional media such as signage, newspaper and radio to drive potential purchasers to the model homes. In addition, BPO Residential utilizes the Internet and customer relationship tools. Customers can review each community for location, amenity, housing product and price point via the Internet. BPO Residential housing product tends to attract a younger buyer who is purchasing their first home. This buyer communicates through both BPO Residential’s website and through social media. These are marketing tools that are both cost effective and which link directly to the target buyer.

Dependent upon market conditions, housing operations and third party builders may construct a number of spec homes in addition to their model homes. The number is usually governed by their own financing and market conditions.

Many of the communities sell out over a 10 to 15 year time period. A customer who has purchased their first, affordable home in a community may continue to purchase in the same community as their financial and lifestyle requirements change. In the later years of development approximately 50% of buyers already live in the community. It is important to BPO Residential to maintain contact with all of its residents through involvement in the community amenity, home owner associations and through the proprietary resident only Intranet developed for each community.

BPO Residential Customer Service and Quality Control

It’s a core value of BPO Residential to build the highest quality communities and homes. The development and home building operations contract with subcontractors to develop lots and construct homes. These contractors are carefully chosen based on their quality and ethics. The finished product of these subcontractors is monitored to ensure the highest quality product is delivered to consumers.

BPO Residential Relationship with Affiliates

In the ordinary course of business, BPO Residential enters into certain transactions with related parties which includes the other operations within Brookfield Office Properties. BPO Residential has amounts due to or owed from Brookfield Office Properties and other companies consolidated by Brookfield Office Properties not considered part of BPO Residential. Amounts due to affiliates are unsecured and are due on demand and bear interest at prime (Canadian or U.S. prime depending on the entity) plus  1/ 2 to 1%.

BPO Residential Competition

The residential land and homebuilding industry is highly competitive. BPO Residential competes with other land development companies, land speculators, and numerous local and regional homebuilders in and near the areas where its communities are located. In the homebuilding operations, BPO Residential competes with resales of existing homes, whether by a homeowner or by financial institutions that have acquired a home through foreclosure, and with the rental housing market.

BPO Residential Material Contracts

BPO Residential is not party or subject to any material contracts other than in the ordinary course of business.

BPO Residential Regulation and Environment

BPO Residential is subject to local and state laws and regulations concerning zoning, design, construction and similar matters, including local regulations which impose restrictive zoning and density requirements in order to limit the number of homes that eventually can be built within the boundaries of a particular area. In addition, new development projects may be subject to various assessments for schools, parks, streets and highways and other public improvements, the costs of which can be substantial. When made, these assessments can have a negative impact on sales by raising the price that homebuyers must pay for homes.

BPO Residential is also subject to local, state, provincial and federal laws and regulations concerning the protection of the environment. The environmental laws that apply to a given homebuilding site depend upon the site’s location, its environmental conditions and the present and former uses of the site and its adjoining properties. Environmental laws and conditions may result in delays, or cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas.

Currently BPO Residential does not have any material estimated capital expenditures related to governmental assessments other than in the ordinary course of business or environmental compliance costs for the remainder of fiscal 2010, fiscal 2011 or fiscal 2012.

BPO Residential Seasonality

Historically, BPO Residential has experienced variability in results of operations from quarter to quarter due to the seasonal nature of the land development and homebuilding business and the timing of new community openings and the closing out of projects. The highest rate of orders for new homes is typically in the first six months of the calendar year. New home deliveries trail new home orders and therefore normally have a greater percentage of new home deliveries in the second half of the fiscal year. As a result, revenues from deliveries of homes are generally higher in the second half of the year.

BPO Residential Employees

As of June 30, 2010, BPO Residential had approximately 400 employees. The relations with employees are considered to be strong. The development and construction operations are conducted primarily through independent subcontractors, thereby limiting the number of employees.

Brookfield Homes (Ontario) Limited is bound to both the Toronto and Durham Residential Construction Labour Bureau Collective agreements with LIUNA Local 183. They cover new low rise and high rise residential construction in the Ontario Labour Relations Board areas #8, #9 and Simcoe County. The terms and conditions of those agreements must be followed with respect to construction workers working directly for Brookfield Homes (Ontario) Limited as well as various sub-contracting obligations relating to the scope of work and sub-contracting to certain sub-trades identified in the agreements. The agreements are three years in duration and expire April 30, 2013. The re-negotiation or termination of the agreements is subject to statutory provisions outlined in the Labour Relations Act (Ontario).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF BPO RESIDENTIAL

The following discussion and analysis is from the perspective of BPO Residential and should be read along with the “Selected Historical Carve-Out Financial Data of BPO Residential” and the “BPO Residential Carve-Out Financial Statements” and the related notes included elsewhere in this document. This discussion includes forward-looking statements that reflect BPO Residential’s current views with respect to future events and financial performance and that involve risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks discussed in “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus as well as in the notes to the carve-out financial statements included elsewhere in this proxy statement/prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations BPO Residential assumes that the operations are carved-out as described in Note 1 of those carve-out financial statements. All dollar amounts are in US dollars unless otherwise stated.

Overview

BPO Residential, also referred to in this section as “we” or “our”, is comprised of the following operating entities: Carma Developers LP, Brookfield Homes (Ontario) Limited, and Carma Inc. The BPO Residential operations are in the following geographic regions, which are presented as our reportable segments: Alberta and Ontario in Canada, and in the United States.

Through the activities of our operating subsidiaries, we entitle and develop land for our own communities and sell lots to third party home builders. We also design, construct and market single and multi-family homes primarily to first time homebuyers in our Alberta operations and on a sales volume basis, we are the third largest builder in Alberta.

Our two main areas of operations in Alberta are Calgary and Edmonton. Calgary is home to our corporate office and is the location of our largest land and housing operations. We have operated here for 52 years and have a 30% market share of single family lot sales as measured by housing starts. Calgary’s location, adjacent to the Rocky Mountains, its quality of life and its entrepreneurial spirit attracts young, educated workers from across the country. The population recently topped 1.2 million persons in the Calgary Metro area. Calgary is home to the second largest concentration of corporate head offices in Canada and is the headquarters for the energy sector. The city also attracts a growing technology employment base and is a distribution hub for western Canada. We have operated in Edmonton for approximately 40 years. Edmonton has seen significant population growth due to its location as the largest center in proximity to Alberta’s Oil Sands and is home to approximately 1.2 million persons. The city’s primary employers are the Provincial and Federal governments, companies involved in northern exploration and the oil and gas industries refinery and construction programs. Edmonton’s future growth prospects are very similar to Calgary’s—the two cities complement each other in the development of the oil sands.

In Ontario, we have been operating in the Greater Toronto Area, referred to as GTA, for 54 years. The GTA encompasses a population of approximately 6 million and that population is expected to grow by 50% to 9.1 million over the next 20 year period. The GTA creates between 50,000 and 70,000 new jobs annually that sustain 30,000 to 40,000 housing starts on an annual basis. Opportunities for future master-planned communities will occur in emerging growth centers at the northern fringes of the GTA.

In the United States, we have operations in Colorado and Texas. We opened our first United States office in Denver, Colorado in 1997. We currently have three active master planned communities in the Denver Metro area and are in various stages of obtaining entitlements on two additional communities. The Denver Metro population is 2.9 million and the area is home to many of the largest high tech (computer and software) and telecommunications companies in the United States. Green (renewable) energy and healthcare are emerging fields for new employment growth. Denver’s location, proximity to the Rocky Mountains, quality of life and education facilities attracts a young, vibrant population that is required to sustain the growing high tech businesses. Most of the national home builders have operations in Denver and they are responsible for approximately 65% of all single-family housing starts. We expanded into the Austin, Texas market in 2004 where we currently have one active master-planned community and expect entitlements for 2 additional communities by the end of 2012. Metro Austin’s population is approximately 1.7 million. Austin has been one of the “least impacted” cities during the recession and has had very little job loss while continuing to attract new employers. Texas and Austin are expected to see substantial growth over the next 20 years due to its quality of life, high quality education facilities, low cost of living and desirable weather.

For the three year period 2007 to 2009, cash provided by operating activities was $23 million including $307 million reinvested through land acquisitions and land deposits which are classified as operating items for the purposes of cashflows. For the six month period ended June 30, 2010, positive cashflows generated totaled $48 million including $8 million spent on land acquisitions and land deposits.

The 6,366 finished lots and 13,938 raw acres of land, that we own directly at June 30, 2010, provide a strong foundation for our future land and homebuilding business and visibility on our future cash flow. Value is added to the lots we control through entitlements, development and through the construction of homes. In allocating capital to our operations, risk on unentitled land is generally limited by buying such land positions in high growth markets and negotiating vendor take back mortgages for the purchase of land where possible or where advantageous to maximize cash flow efficiency.

Construction of quality master planned communities is our primary source of revenue and land sales have represented approximately 58% of our total revenue since 2007. For the period ended June 30, 2010 we sold 1,063 lots and 8 acres compared to 359 lots and 8 acres in 2009 for the same period. By fostering long term relationships with our building partners, we hope to minimize large fluctuations of lot sales from period to period. Economic conditions in the United States have decreased our lot sales, however, we continue to see activity in some of our established communities which can be attributed to the quality and location of these communities.

In Alberta, we have also established ourselves as a preeminent builder of affordable single family and multi-family product through our Heartland and Hawthorne products. Our sales price for these two product types averaged $288,000 for the six months ended June 30, 2010 compared to $239,000 for the same period in 2009 and compared to $274,000 and $306,000 for the years ended December 31, 2009 and 2008 respectively. We continue to see strong growth in this side of the business in Alberta.

Our land and housing inventory comprised 82% of our total assets as of June 30, 2010. In addition, we had $300 million in other assets. Other assets consist of receivables of $130 million, deferred taxes of $42 million, fixed assets of $32 million, and cash and restricted cash of $2 million.

Results of Operations

BPO Residential, as part of Brookfield Office Properties, has historically reported results following Canadian generally accepted accounting principles, referred to as Canadian GAAP, and International Financial Reporting Standards, referred to as IFRS. The financial amounts shown throughout this document with respect to BPO Residential have been prepared in accordance with U.S. GAAP, which is intended to be the adopted policy for Brookfield Residential going forward. Due to this difference, amounts may vary from what has been previously reported by Brookfield Office Properties.

Selected Financial Information	Six Months Ended June 30		Year Ended December 31
(US$ millions)	2010	2009	2009	2008	2007	2006	2005
Revenue:
Land	151	54	227	355	378	230	144
Housing	123	48	151	223	296	173	177

Total Revenues	274	102	378	578	674	403	321
Direct cost of sales	183	64	250	323	432	292	244
Impairment of land inventory	—	9	17	3	—	—	—

Gross margin	91	29	111	252	242	111	77
Selling, general and administrative	16	14	27	37	37	24	17
Other Income and Expenses	3	2	3	8	10	9	9
Equity in earnings of unconsolidated entity	—	—	2	1	2	3	1

Income Before Taxes	78	17	89	224	217	99	70
Income Tax Expense	22	4	23	63	66	29	24

Net Income	56	13	66	161	151	70	46
Non-Controlling Interest	1	1	1	1	—	—	—

Net Income attributable to Equity Holders	57	14	67	162	151	70	46

Segment Information	Six Months Ended June 30		Year Ended December 31
(US$ millions)	2010	2009	2009	2008	2007	2006	2005
Housing Revenue:
Alberta	95	39	115	135	215	100	83
Ontario	28	9	36	88	81	73	94

Total	123	48	151	223	296	173	177

Land Revenue (includes multi-family acre sales):
Alberta	144	52	184	310	343	219	123
Ontario	—	—	38	33	18	—	—
United States	7	2	5	12	17	11	21

Total	151	54	227	355	378	230	144

Impairment—land inventory:
United States	—	9	17	3	—	—	—

Total	—	9	17	3	—	—	—

Gross Margin/(loss):
Alberta	93	40	104	231	228	99	52
Ontario	4	1	32	34	20	12	16
United States	(6)	(12)	(25)	(13)	(6)	—	9

Total	91	29	111	252	242	111	77

	Six Months Ended June 30		Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Housing Closings (Units):
Alberta	330	166	522	440	773	538	556
Ontario	84	40	126	305	277	280	391

Total	414	206	648	745	1,050	818	947

Land Sales (Lots): (Single family)
Alberta	968	357	1,154	1,580	2,344	2,667	2,632
Ontario	—	—	—	124	152	—	—
United States	95	2	59	102	226	215	369

Total	1,063	359	1,213	1,806	2,722	2,882	3,001

Land Sales (Acres): (Multi-family, Commercial and Industrial)
Alberta	8	3	3	47	85	63	44
Ontario	—	—	404	295	—	—	—
United States	—	5	5	—	—	—	—

Total	8	8	412	342	85	63	44

Average selling price per Housing unit: (US$ thousands)
Alberta	288	239	274	306	278	186	151
Ontario	333	227	285	290	291	261	240

Average selling price per Lot: (US$ thousands)
Alberta	143	144	158	167	99	70	47
Ontario	—	—	—	116	117	—	—
United States	71	82	73	116	78	47	60

Average selling price per Acre: (US$ thousands)
Alberta	603	169	169	209	192	131	331
Ontario	—	—	101	64	—	—	—
United States	—	250	250	—	—	—	—

Segment Information	Six Months Ended June 30		Year Ended December 31
(US$ millions)	2010	2009	2009	2008	2007	2006	2005
Housing Inventory:
Alberta	66	56	54	49	57	35	23
Ontario	50	41	48	40	28	23	23

Total	116	97	102	89	85	58	46

Serviced Land:
Alberta	408	375	414	377	436	284	162
Ontario	8	2	—	7	24	4	9
United States	64	72	67	76	47	34	21

Total	480	449	481	460	507	322	192

Raw Land:
Alberta	431	434	477	407	424	223	156
Ontario	54	60	57	46	65	52	39
United States	269	275	262	265	211	124	30

Total	754	769	796	718	700	399	225

	Six Months Ended June 30		Year Ended December 31
	2010	2009	2009	2008	2007	2006	2005
Housing Inventory (Units):
Alberta	583	330	430	259	398	566	365
Ontario	280	365	341	388	239	186	228

Total	863	695	771	647	637	752	593

Serviced Land (Lots)(1):
Alberta	4,987	4,577	4,263	4,889	5,646	5,321	3,970
Ontario	231	53	—	180	330	350	269
United States	1,148	1,240	1,213	1,266	1,152	972	886

Total	6,366	5,870	5,476	6,335	7,128	6,643	5,125

Raw Land (Acres):
Alberta	6,003	6,188	6,385	6,200	5,955	4,913	4,428
Ontario	1,488	1,892	1,488	1,854	2,184	1,637	1,364
United States	6,447	6,896	6,450	6,583	5,721	3,474	1,089

Total	13,938	14,976	14,323	14,637	13,860	10,024	6,881

(1)	Includes multi-family, commercial, and industrial acres converted to lots based on a conversion factor of four to seven lots per acre depending on region.

Six months ended June 30, 2010 compared to six months ended June 30, 2009:

Net Income

Net income for the six months ended June 30, 2010 was $56 million compared to $13 million for the six months ended June 30, 2009. The increase in net income primarily relates to a significant increase in sales volumes and higher home selling prices resulting in an increase in gross margin of $62 million, offset by increased selling, general, and administrative expenses and higher taxes.

Results of Operations

Company-wide: Land revenue was $151 million for the six months ended June 30, 2010 compared with $54 million for the six months ended June 30, 2009. Land revenue as of June, 30 2010 was comprised of the sale of 1,063 lots and 8 acres compared to 359 lots and 8 acres for the six months ended June 30, 2009. The gross margin on land operations was $70 million for the six months ended June 30, 2010 compared to $23 million for the six months ended June 30, 2009. The increase in gross margin was primarily a result of increased sales volumes, partially offset by a decrease in average selling prices.

Housing revenue was $123 million for the six months ended June 30, 2010 compared to $48 million for the six months ended June 30, 2009. Housing revenue for the six months ended June, 30 2010 was comprised of the closing of 414 homes compared to 206 for the same period in 2009. The gross margin on housing operations was $21 million for the six months ended June 30, 2010 compared to $6 million for the same period in 2009. The increase in gross margin was primarily a result of an increase in home closings and higher average selling prices as a result of continued demand in 2010.

Company-wide gross margin was $91 million for the six months ended June 30, 2010 compared with $29 million for the same period in 2009. The increase in gross margin was primarily a result of an increase in lot sales and home closing as well as higher average home closing prices due to continued demand.

No impairment charges have been taken for the six months ended June 30, 2010 compared to a $9 million write-down for the six months ended June 30, 2009. The impairment charges related primarily to finished lots located in the United States, for which we have employed a strategy to monetize certain finished lots due to the current market conditions as a result of the recent recession.

A summary of our gross margin is as follows:

(US$ millions)	Six Months Ended June 30
	2010	2009
Land	70	32
Housing	21	6
Impairment charges / write-offs	—	(9)

Total	91	29

Alberta: Land revenue was $144 million for the six months ended June 30, 2010 compared with $52 million for the same period in 2009. Land revenue for the six months ended June, 30 2010 was comprised of the sale of 968 lots and 8 acres compared to 357 lots and 3 acres for the same period in 2009. The gross margin on land revenue for the six months ended June 30, 2010 was $76 million compared to $34 million for the six months ended June 30, 2009. The increase in gross margin was primarily a result of an increase in sales volumes. Impairment charges and other write-offs for the six months ended June 30, 2010 and June 30, 2009 were nil.

Housing revenue was $95 million for the six months ended June 30, 2010 compared to $39 million for the same period in 2009. Housing revenue for the six months ended June, 30 2010 was comprised of the sale of 330 homes compared to 166 for the same period in 2009. The gross margin on housing revenue was $17 million for the six months ended June 30, 2010 compared to $6 million for the six months ended June 30, 2009. The increase in gross margin was primarily a result of an increase in sales volumes and an increase in selling prices. Impairment charges and other write-offs for the six months ended June 30, 2010 and June 30, 2009 were nil.

Ontario: Housing revenue was $28 million for the six months ended June 30, 2010, compared with $9 million for the same period in 2009. Housing revenue for the six months ended June, 30 2010 was comprised of the sale of 84 homes compared with the sale of 40 homes for the same period in 2009. The gross margin on housing revenue for the six months ended June 30, 2010 was $4 million compared to $1 million for the six months ended June 30, 2009. The increase in gross margin was primarily a result of higher sales volumes and higher selling prices. Impairment charges and other write-offs for the six months ended June 30, 2010 and June 30, 2009 were nil.

United States: Land revenue was $7 million for the six months ended June 30, 2010 compared with $2 million for the same period in 2009. Land revenue was comprised of the sale of 95 lots and nil acres for the six months ended June 30, 2010 and 2 lots and 5 acres for the six months ended June 30, 2009. The negative gross margin on land revenue was $6 million for the six months ended June 30, 2010 compared to $12 million for the six months ended June 30, 2009. The improvement in gross margin compared to 2009 was primarily a result of a decrease in impairment charges and other write-offs and an increase in lot sales. Impairment charges and other write-offs for the six months ended June 30, 2010 were nil compared to $9 million for the same period in 2009.

Other Income and Expenses

Other income and expenses for the six month period ended June 30, 2010 totaled $3 million, compared to $2 million for the same period in 2009. Interest income includes interest on vendor take back, referred to as VTB, mortgage receivables, land deposits, development recovery receivables, and sundry and miscellaneous receivables. The components of other income and expenses for the six month period ended June 30, 2010 and June 30, 2009 are summarized as follows:

(US$ millions)	Six months Ended June 30
	2010	2009
Interest	5	3
Other	(2)	(1)

Total	3	2

Selling, general and administrative expense was $16 million for the six months ended June 30, 2010 compared to $14 million for the same period in 2009. The components of selling, general and administrative expense for the six months ended June 30, 2010 and June 30, 2009 are summarized as follows:

(US$ millions)	Six Months Ended June 30
	2010	2009
General and administrative expenses	13	12
Sales and marketing expenses	3	2

Total	16	14

Sales Activity

Lot sales for the period ended June 30, 2010 were $151 million compared with $54 million for the same period in 2009. The lot sales activity for the six months ended June 30, 2010 and 2009 by reportable segment are as follows:

(US$ millions)	Six Months Ended June 30
	2010	2009
Lot sales
Alberta	144	52
Ontario	—	—
United States	7	2

Total	151	54

Backlog represents the number of new homes subject to pending sales contracts. Our backlog as at June 30, 2010 and December 31, 2009 and 2008 by reportable segment are as follows:

(US$ millions)	June 30 2010	December 31
		2009	2008
Alberta	106	78	14
Ontario	60	31	25
United States	—	—	—

Total	166	109	39

Foreign Exchange

The foreign exchange impact of the translation of net income to U.S. dollars was an increase of $4 million for the six months ended June 30, 2010 compared to the same period in 2009.

Year ended December 31, 2009 compared to year ended December 31, 2008:

Net Income

Net income for the year ended December 31, 2009 was $66 million compared to $161 million for the year ended December 31, 2008. The decrease in net income primarily relates to a decrease in sales volumes and lower selling prices resulting in a decrease in gross margin of $141 million.

Results of Operations

Company-wide: Land revenue for the year ended December 31, 2009 was $227 million compared with $355 million in 2008. Land revenue in 2009 was comprised of the sale of 1,213 lots and 412 acres compared to 1,806 lots and 342 acres in 2008. The gross margin on land revenue was $92 million for the year ended December 31, 2009 compared to $209 million for the year ended December 31, 2008. The decrease in gross margin was primarily a result of decreased sales volumes and lower selling prices.

Housing revenue for the years ended December 31, 2009 and 2008 was $151 million and $223 million respectively. Housing revenue was comprised of 648 homes in 2009 compared with 745 homes in 2008. The gross margin on housing revenue was $19 million for the year ended December 31, 2009 compared to $43 million the year ended December 31, 2008. The decrease in gross margin was primarily a result of a decrease in home closings and reduced selling prices as a result of the slow economy.

Gross margin was $111 million for the year ended December 31, 2009 compared with $252 million for the year ended December 31, 2008. The decrease in gross margin was primarily a result of a decrease in lot sales and home closing as well as reduced average selling prices due to the slow economy.

In 2009, we recognized impairment charges on our land inventory of $17 million compared to $3 million in 2008. The impairment charges related primarily to finished lots located in the United States.

A summary of our gross margin / (loss) is as follows:

(US$ millions)	Year Ended December 31
	2009	2008
Land	109	212
Housing	19	43
Impairment charges / write-offs	(17)	(3)

Total	111	252

Alberta: Land revenue for the year ended December 31, 2009 was $184 million compared with $310 million in 2008. Land revenue was comprised of the sale of 1,154 lots and 3 acres in 2009 and 1,580 lots and 47 acres in 2008. The gross margin on land revenue for the year ended December 31, 2009 was $88 million compared to $202 million in for the year ended December 31, 2008. The decrease in gross margin was primarily a result of a decrease in lot sales and reduced selling prices. Impairment charges and other write-offs for the years ended December 31, 2009 and 2008 were nil.

Housing revenue for the year ended December 31, 2009 was $115 million compared with $135 million in 2008. Housing revenue was comprised of 522 and 440 homes in 2009 and 2008 respectively. The gross margin on housing revenue was $16 million for the year ended December 31, 2009 compared to $29 million for the year ended December 31, 2008. The decrease in gross margin was primarily a result of a decrease in home sales and reduced selling prices. Impairment charges and other write-offs for the years ended December 31, 2009 and 2008 were nil.

Ontario: Land revenue for the year ended December 31, 2009 was $38 million compared with $33 million in 2008. Land revenue was comprised of the sale of nil lots and 404 acres in 2009 compared to the sale of 124 lots and 295 acres in 2008. The gross margin on land revenue for the year ended December 31, 2009 was $28 million compared to $20 million for the year ended December 31, 2008. The increase in gross margin was a result of the high margin received on the one-time bulk land sale. Impairment charges and other write-offs for the years ended December 31, 2009 and 2008 were nil.

Housing revenue for the year ended December 31, 2009 was $36 million compared with $88 million in 2008. Housing revenue was comprised of the sale of 126 homes in 2009 compared to 305 in 2008. The gross margin on housing revenue was $4 million for the year ended December 31, 2009 compared to $14 million for the year ended December 31, 2008. The decrease in gross margin was primarily a result of a decrease in home sales and reduced selling prices. Impairment charges and other write-offs for the years ended December 31, 2009 and 2008 were nil.

United States: Land revenue for the year ended December 31, 2009 was $5 million compared with $12 million in 2008. Land revenue was comprised of the sale of 59 lots and 5 acres in 2009 and 102 lots and nil acres in 2008. The negative gross margin on land revenue was $25 million for the year ended December 31, 2009 compared to $13 million in 2008. The decrease in gross margin was primarily a result of an increase in impairment charges and other write-offs, lower selling prices and decreased lot sales. Impairment charges and other write-offs for the year ended December 31, 2009 were $17 million compared with $3 million for the same period in 2008.

Other Income and Expenses

Other income and expenses for the year ended December 31, 2009 totaled $3 million, compared to $8 million for the same period in 2008. The components of other income and expenses for the years ended December 31, 2009 and 2008 are summarized as follows:

(US$ millions)	Year Ended December 31
	2009	2008
Interest	5	10
Other	(2)	(2)

Total	3	8

Selling, general and administrative expense was $27 million for the year ended December 31, 2009 compared to $37 million for the year ended December 31, 2008. The components of selling, general and administrative expense for the years ended December 31, 2009 and December 31, 2008 are summarized as follows:

(US$ millions)	Year Ended December 31
	2009	2008
General and administrative expenses	23	30
Sales and marketing expenses	4	7

Total	27	37

Sales Activity

Lot sales for the year ended December 31, 2009 was $227 million compared to $355 million in 2008. The lot sales activity for the year ended December 31, 2009 and year ended December 31, 2008 by reportable segment are as follows:

(US$ millions)	Year Ended December 31
	2009	2008
Lot sales
Alberta	184	310
Ontario	38	33
United States	5	12

Total	227	355

Foreign Exchange

The foreign exchange impact on the translation of net income to U.S. dollars was a decrease of $7 million for the year ended December 31, 2009 compared to the same period in 2008.

Year Ended December 31, 2008 compared with Year Ended December 31, 2007:

Net Income

Net income for the year ended December 31, 2008 was $161 million, an increase of $10 million when compared to net income of $151 million for the year ended December 31, 2007. The increase in net income was due to an increase in margin of $10 million as a result of high average lot selling prices offset in part by higher selling and general and administrative expenses.

Results of Operations

Company-wide: Land revenue in 2008 totaled $355 million on the sale of 1,806 lots and 342 acres compared with $378 million in 2007 on the sale of 2,722 lots and 85 acres. The gross margin on land revenue in 2008 was $209 million compared to $167 million in 2007.

Housing revenue was $223 million in 2008 compared to $296 million in 2007. The decrease in housing revenue was a result of fewer homes closed in 2008 of 745 units when compared to 2007 home closings of 1,050 units. The gross margin on housing revenue in 2008 was $43 million compared with $75 million in 2007. The decrease in gross margin and gross margin percentage was due to fewer home closings and continued increases in homebuyer incentives partially offset by increased selling prices.

Gross margin was $252 million for the year ended December 31, 2008 compared with $242 million for the year ended December 31, 2007. The increase in gross margin was primarily a result of an increase in average selling prices partially offset by a decrease in lot sales and home closings.

In 2008, we recognized impairment and write-downs on our land inventory of $3 million compared to nil in 2007. The impairment charges and write-downs related to finished lots located in the United States.

A summary of our gross margin is as follows:

(US$ millions)	Year Ended December 31
	2008	2007
Land	212	167
Housing	43	75
Impairment charges / write-downs	(3)	—

Total	252	242

Alberta: Land revenue was $310 million in 2008, compared with $343 million in 2007. The land revenue in 2008 was comprised of the sale of 1,580 lots and 47 acres compared to 2,344 lots and 85 acres in 2007. The gross margin on land revenue was $202 million in 2008 compared to $166 million in 2007.

Housing revenue was $135 million in 2008, a decrease of $80 million when compared to $215 million in 2007. The decrease in revenue was primarily due to a decrease of 333 homes closed. The gross margin on housing revenue was $29 million in 2008 compared with $62 million in 2007.

Ontario: Land revenue for the year ended December 31, 2008 was $33 million, compared with $18 million in 2007. The land revenue in 2008 was comprised of the sale of 124 finished lots and 295 acres compared with the sale of 152 finished lots and nil acres in 2007. The gross margin on land revenue for the year ended December 31, 2008 was $20 million, compared to $6 million in 2007. Impairment charges and other write-offs for the years ended December 31, 2008 and 2007 were nil.

Housing revenue for the year ended December 31, 2008 was $88 million compared with $81 million in 2007. Housing revenue was comprised of the sale of 305 homes in 2008 compared to 277 in 2007. The gross margin on housing revenue was $14 million for the year ended December 31, 2008 compared to $14 million for the year ended December 31, 2007. The increase in gross margin was primarily a result of a increase in home closings. Impairment charges and other write-offs for the years ended December 31, 2008 and 2007 were nil.

United States: Land revenue was $12 million in 2008, compared to $17 million in 2007. The negative gross margin on land revenue was $13 million in 2008 compared with $6 million in 2007. Impairment and other charges totaled $3 million in 2008, compared with nil in 2007.

Other Income and Expenses

Other income and expenses for the year ended December 31, 2008 totaled $8 million, compared to $10 million for the same period in 2007. The components of other income and expenses for the years ended December 31, 2008 and 2007 are summarized as follows:

(US$ millions)	Year Ended December 31
	2008	2007
Interest	10	12
Other	(2)	(2)

Total	8	10

Selling, general and administrative expense was $37 million in 2008 compared to $37 million in the same period in 2007. The components of the 2008 and 2007 expense are summarized as follows:

(US$ millions)	Year Ended December 31
	2008	2007
General and administrative expenses	30	30
Sales and marketing expenses	7	7

Total	37	37

Sales Activity

Lot sales activity for the year ended December 31, 2008 was $355 million compared to $378 million in 2007. The lots sales activity for 2008 and 2007 by reportable segment are as follows:

(US$ millions)	Year Ended December 31
	2008	2007
Lot sales
Alberta	310	343
Ontario	33	18
United States	12	17

Total	355	378

Our backlog is subject to future cancellations. Our backlogs as at December 31, 2008 and 2007 by reportable segment are as follows:

(US$ millions)	Year Ended December 31
	2008	2007
Alberta	14	44
Ontario	25	65
United States	—	—

Total	39	109

Foreign Exchange

The foreign exchange impact on the translation of net income to U.S. dollars was an increase of $1 million for the year ended December 31, 2008 compared to the same period in 2007.

Liquidity and Capital Resources

Financial Position

Our assets as of June 30, 2010 totaled $1.65 billion compared to $1.62 billion as of December 31, 2009. The decrease was primarily due to increased sales in 2010 and a corresponding reduction in housing and land inventory. Our housing and land inventory are our most significant assets with a combined book value of $1.35 billion at June 30, 2010, approximately 82% of our total assets, compared to $1.38 billion at December 31, 2009.

Our total debt as of June 30, 2010 was $613 million, an increase of $11 million from $602 million as at December 31, 2009. Of our total debt as at June 30, 2010, of $251 million related to amounts drawn on our syndicated facilities, $285 million related to unsecured lines of credit with various subsidiaries of Brookfield Office Properties, and $77 million related to project specific financings and negotiated VTB’s on land acquisitions.

Syndicate facilities

Our syndicate facilities are utilized in Canada to fund both land development and home building operations. As new developments begin or new homes are constructed, loan facilities are drawn down. The Canadian operations of BPO Residential have four credit facilities, three of which relate to Carma Developers LP and one which relates to Brookfield Homes (Ontario) Ltd. These facilities are repayable in Canadian dollars (CDN) of $267,454 as at June 30, 2010 (December 31, 2009—$94,624 December 31, 2008—$387,235). These facilities allowed the Operations to borrow up to approximately CDN$489 million (unaudited) (December 31, 2009 and 2008—CDN$463 million and CDN$479 million, respectively). The credit facilities bear interest between Canadian prime plus 0.5% and prime plus 2.5% for any outstanding operating indebtedness and are repayable on demand. The bank indebtedness is secured by fixed and floating charges over the land and housing inventory assets of the Canadian Operations, and a general charge over all of its assets.

Secured debt

BPO Residential’s Canadian operations’ secured debt is repayable in Canadian dollars of $20,625 as at June 30, 2010 (December 31, 2009—$20,961, December 31, 2008—$34,265). This debt relates mainly to VTB mortgages for raw land purchases. The interest rate on secured debt related to land held for future development ranges from 3.25% to 6%.

In the current and prior periods, the Canadian operations have not been subject to financial covenants pertaining to secured debt.

The majority of our U.S. Operations’ secured debt has floating interest rates ranging from the lower of U.S. prime less 0.5% to LIBOR plus 3%, with the majority having a floor between 4.45% and 5%. These debts are secured by the lands to which these borrowings relate and a portion of the floating rate debt is guaranteed by Brookfield Office Properties. The remainder of the secured debt bears a fixed interest rate ranging from 6% to 7% and is secured by lands and water rights to which the borrowings relate.

The stated maturities on our secured debt by reportable segment are as follows:

(US$ millions)	Maturities
	2010	2011	2012	2013
Alberta	1	2	—	—
Ontario	—	10	5	2
United States	37	8	12	—

Total	38	20	17	2

The operations of BPO Residential also have unsecured lines of credit with various subsidiaries of Brookfield Office Properties. See “Related Party Transactions” in the notes to the financial statements for more specific discussion of these lines. As of June 30, 2010 the net amount outstanding on these lines was $191 million compared to $406 million in at December 31, 2009.

Our secured debt maturing in 2010 and 2011 is expected to be repaid from home and/or lot deliveries over this period or extended and is secured by the housing and land inventory we own. During the six months ended June 30, 2010, proceeds from the housing and land deliveries exceeded the corresponding debt repayments made during the year. Additionally, as of June 30, 2010, we had project specific debt of $48 million that is available to complete land development and construction activities. The “Cash Flow” section below discloses our future available capital resources should proceeds from our future lot sales and home closings not be sufficient to repay our debt obligations.

Cash Flow

Our principal uses of working capital include land development, home construction, and purchases of land. Cash flows for each of our communities depend upon the applicable stage of the development cycle and can differ substantially from reported earnings. Early stages of development require significant cash outlays for land acquisitions, site approvals and entitlements, construction of model homes, roads, certain utilities and other amenities and general landscaping. Because these costs are capitalized, earnings reported for financial statement purposes during such early stages may significantly exceed cash flows. Later, cash flows can exceed earnings reported for financial statement purposes, as cost of sales include charges for substantial amounts of previously expended costs.

We believe we currently have sufficient access to capital resources and will continue to use our available capital resources to fund our existing business plan. Our future capital resources include cash flow from operations, borrowings under project and other credit facilities, and proceeds from potential future equity offerings, if required. Cash provided by our operating activities during the six months ended June 30, 2010 totaled $48 million compared with an outflow of $2 million for the same period in 2009.

During the period ended June 30, 2010, 1,063 lots, 8 acres and 414 homes were delivered. As a result, cash flow from operations was positively affected by these lot sales and home closings. We have limited our development of land in the United States while the demand for finished lots continues to be low and the cost to develop in many cases exceeds the current market value for finished lots.

A summary of our lots owned and their stage of development at June 30, 2010, compared with December 31, 2009 follows:

	2010	2009
Completed homes, including models	77	75
Homes under construction	572	297
Homes with foundation / slabs	214	399

Total housing units	863	771

Lots ready for house construction	6,366	5,476

Undeveloped land (acres)	13,938	14,323

Cash used in our investing activities for the six months ended June 30, 2010 was $2 million, a decrease of $5 million when compared with $7 million for the same period in 2009. The decrease was primarily a result of the minimal capital expenditures in 2010. Cash used in our financing activities for the six months ended June 30, 2010 was $54 million compared with cash generated of $8 million for the same period in 2009. Cash used in the current year was used to repay both project specific and affiliate borrowings.

Contractual Obligations and Other Commitments

A total of $58 million of our secured debt matures prior to the end of 2011. The debt maturing in 2010 and 2011 is expected to be repaid from home and/or lot deliveries over this period and is secured by the housing and land inventory we own. Our net debt to total capitalization ratio as of June 30, 2010, which we define as total interest-bearing debt plus debt due to affiliate less cash divided by total interest-bearing debt plus debt due to affiliate less cash plus total equity and other interests in consolidated subsidiaries, was 41%.

Our Syndicated Facility and project specific financings requirements vary by specific entity. The facilities relating to Carma Developers LP contain a minimum net worth requirement of CDN$250 million and a minimum debt to equity covenant of 1.75:1 that the partnership is subject to. The facility relating to Brookfield Homes (Ontario) Ltd. contains three covenants; debt to tangible net worth ratio must be lower than 3.5:1, net worth must exceed CDN$50 million and a minimum interest coverage ratio of not less than 3:1. And, in the United States, Carma Inc. is required to maintain a minimum net worth requirement of $80 million, minimum liquidity requirement of $1.5 million and a minimum debt to equity covenant of 1.25:1. In both the current and prior periods, BPO Residential has been in compliance with all such financial covenants. The following are computations of the most restrictive of the tangible net worth, and net debt to tangible net worth debt ratio covenants:

	Covenant	Actual as of June 30, 2010
Tangible net worth:
Alberta (CDN$ millions)	$250	$543
Ontario (CDN$ millions)	$50	$86
United States	$80	$158
Net debt to tangible net worth:
Alberta	1.75:1	0.44:1
Ontario	3.50:1	0.60:1
United States	1.25:1	0.42:1

A summary of our contractual obligations and purchase agreements as of June 30, 2010 follows:

(US$ millions)	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Project specific and revolving and other financings(a)	$328	$307	$21	—	—
Operating lease obligations(b)	$29	$4	$11	$11	$3
Purchase agreements(c)	$34	$34	—	—	—

Total(d)	$391	$345	$32	$11	$3

(a)	Amounts are included on the Carve-Out Balance Sheets. See Note 7 and Note 8 of the Notes to the Carve-Out Financial Statements included in this Form for additional information regarding project specific and other financings and related matters.
(b)	Amounts relate to non-cancelable operating leases involving office space, design centers and model homes.
(c)	Amounts represent our expected acquisition of land under options or purchase agreements. See Note 12 to the Carve-Out Financial Statements included in this Form for additional information regarding purchase agreements.
(d)	Amounts do not include interest due to the floating nature of our debt. See Note 7 and Note 8 to the Carve-Out Financial Statements included in this Form for additional information regarding our floating rate debt.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon the carve-out financial statements of BPO Residential’s operations, which have been prepared in accordance with U.S. GAAP. The preparation of carve-out financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Our most critical accounting policies are those that we believe are the most important in portraying our financial condition and results of operations, and require the most subjectivity and estimates by our management. A summary of our significant accounting policies, including the critical accounting policies discussed below, is provided in the notes to the carve-out financial statements of the BPO Residential operations included elsewhere in this proxy statement/prospectus.

Land and Housing Inventory

Land and Housing inventory is recorded at the lower of its cost and estimated recoverable amount. Capitalized costs include land and land acquisition costs, development costs, housing construction in progress, interest, property taxes, and general and administrative costs directly attributable to the development of inventory. Costs are allocated to the saleable acreage of each project or subdivision based on the front footage of the units or in proportion to the relative anticipated revenue of the units, as applicable.

Recoverability of inventory assets is made at a specific point in time, given current relevant market information and is measured by comparing the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. This estimate is subjective and involves uncertainties and judgment. When a specific property’s estimated undiscounted cash flows are determined to be less than the carrying value, the property is considered to be impaired and is written down to the discounted present value and carrying charges are no longer capitalized to the property. Carrying charges, including interest, are not capitalized to inactive projects.

A provision has been accrued for costs yet to be incurred within a subdivision where sales have taken place. The provision is based on the sold lots’ pro rata share of costs to be incurred for specified areas within each subdivision phase.

Revenue Recognition

Land Sales: Revenues are recognized when title is passed to the purchaser upon closing, all material conditions of the sales contract have been met, a significant cash down payment or appropriate security is received and collection of remaining proceeds is reasonably assured.

Housing Sales: Revenues are recorded when funds have been transferred or are held in trust, possession of the completed housing unit has taken place and all risks and rewards of ownership, including title transfer have passed to the homeowner.

Commercial Property Sales: Revenues are recorded when the purchase and sale agreement have been duly executed and delivered, funds have been collected or are held in trust and all risks and rewards of ownership, including title have transferred to the buyer.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board issued guidance now incorporated in ASC Topic 810 “Consolidation” (formerly SFAS 167) amending the consolidation guidance applicable to variable interest entities and the definition of a variable interest entity, and requiring enhanced disclosures to provide more information about a company’s involvement in a variable interest entity. This guidance also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. This guidance is effective for the fiscal year beginning January 1, 2010. This pronouncement does not have a material impact to the carve-out financial statements.

Seasonality and Quarterly Information

We have historically experienced variability in results of operations from quarter to quarter due to the seasonal nature of the land development and homebuilding business and the timing of new community openings and the closing out of projects. We typically experience the highest rate of orders for new homes in the first six months of the calendar year. New home deliveries trail new home orders and therefore we normally have a greater percentage of new home deliveries in the second half of our fiscal year. As a result, our revenues from deliveries of homes are generally higher in the second half of the year.

The following table presents a summary of our operating results for each of the last eight quarters:

(US$ millions)	Jun 30 2010	Mar 31 2010	Dec 31 2009	Sept 30 2009	Jun 30 2009	Mar 31 2009	Dec 31 2008	Sept 30 2008
Total Revenue	183	91	195	80	61	42	160	127
Gross Margin	61	30	60	23	14	15	66	46
Net Income	39	18	44	9	6	8	43	30

Home Closings	270	144	326	116	121	85	264	116
Lot Sales	601	462	571	283	201	158	281	339

Cash from operating activities	64	(16)	89	31	25	(26)	(12)	1

Total Assets	1,650	1,631	1,619	1,609	1,871	1,736	1,749	1,910
Total Liabilities	772	811	808	876	907	872	892	1,036

Non-Arms’ Length Transactions

In the ordinary course of business, BPO Residential enters into certain transactions with related parties which includes the other operations within Brookfield Office Properties. The amounts shown relate to receivables and payables from BPO and other companies consolidated by Brookfield Office Properties not considered part of BPO Residential.

Amounts due to affiliates are unsecured and are due on demand and bear interest at prime (Canadian or U.S. prime depending on the entity) plus  1/2 to 1%.

Quantitative and Qualitative Disclosures about Market Risk

Exchange Rates

We conduct business in both Canadian and U.S. dollars, however, each operating entity is minimally exposed to currency risks as an immaterial amount of contracts are settled in a different currency.

Interest Rates

We are exposed to financial risks that arise from the fluctuations in interest rates. Our interest-bearing assets and liabilities are mainly at floating rates, so we would be negatively affected, on balance, if interest rates increase. Based on our net debt levels as of December 31, 2009, a 1% change up or down in interest rates would have either a negative or positive effect of approximately $3 million on our cash flows.

MANAGEMENT OF BROOKFIELD RESIDENTIAL FOLLOWING THE TRANSACTIONS

Executive Officers and Directors

The following section sets forth information regarding the individuals who currently are expected to serve as executive officers and directors of Brookfield Residential upon completion of the transactions.

Name	Residence	Age	Position
Ian G. Cockwell	Oakville, Canada	62	Executive Vice Chairman, Director
Craig J. Laurie	Hoboken, NJ	39	Executive Vice President and Chief Financial Officer
Bruce T. Lehman	Newport Beach, CA	57	Director
Alan Norris	Calgary, Canada	53	President and Chief Executive Officer, Director
Timothy R. Price	Toronto, Canada	67	Director
David M. Sherman	New York, NY	52	Director
Robert L. Stelzl	Los Angeles, CA	64	Independent Chairman, Director
Michael D. Young	Dallas, TX	65	Director

Ian G. Cockwell has been President and Chief Executive Officer and a director of Brookfield Homes since 2002 and has served in various senior executive positions with Brookfield Homes since 1994.

Craig J. Laurie was appointed Executive Vice President and Chief Financial Officer of Brookfield Homes in October 2008. Mr. Laurie, prior to becoming an employee of Brookfield Homes, was employed by Brookfield Asset Management LLC, a subsidiary of Brookfield Asset Management, from April 2007. From June 2003 to March 2007, he served as the Chief Financial Officer of Brookfield Office Properties, and has held various other positions with Brookfield Asset Management and associated companies. Mr. Laurie joined Brookfield Asset Management in 1997 and holds a Chartered Accountant designation.

Bruce T. Lehman has been a director of Brookfield Homes since 2002. During that period, Mr. Lehman has invested and held principal positions with Armada, LLC and Summit Land Partners, LLC with a primary focus on residential land investments. Prior to this, Mr. Lehman was an independent consultant, providing strategic advice to clients in the homebuilding industry from 2000 to 2002. Mr. Lehman was President-Merchant Housing Division, of Catellus Residential Group, a wholly-owned subsidiary of Catellus Development Corp., a real estate development company, from 1996 until 2000. Mr. Lehman also held this position with Catellus Residential Group’s predecessor company, Akins Real Estate Group, from 1989 until 2000.

Alan Norris has been a director of Brookfield Homes since 2002. Mr. Norris is President and Chief Executive Officer of BPO Residential, a developer of master-planned communities wholly-owned by Brookfield Office Properties. Mr. Norris joined BPO Residential in 1983 and assumed increasingly senior positions over the next 11 years when he was appointed to his current position.

Timothy R. Price has been a director of Brookfield Homes since 2009. Mr. Price has served as Chairman of Brookfield Funds since 1996 and was also Chairman, Brookfield Financial Corporation until December 31, 2004. Mr. Price was previously a director of Brookfield Homes from 2004 to 2006.

David M. Sherman has been a director of Brookfield Homes since 2003. Mr. Sherman is a Co-Managing Member of Metropolitan Real Estate Equity Management, LLC, a real estate fund-of-funds manager, a position he has held since the firm’s inception in 2002. From 2002 to 2006, Mr. Sherman also served as an adjunct professor of real estate at Columbia University Graduate School of Business Administration. Mr. Sherman was the Managing Director, and head of REIT Equity Research at Salomon Smith Barney, Inc. from 1995 until 2000. Prior to this, Mr. Sherman held various positions in real estate investment banking and finance.

Robert L. Stelzl has been a director of Brookfield Homes since 2002 and has served as Chairman since May 2007. Mr. Stelzl is President of Rivas Capital, a private real estate investor and fund manager. Mr. Stelzl is retired from Colony Capital LLC, a global real estate private equity investor, where he was a Principal since 1995. Mr. Stelzl is currently a director of Brookfield Office Properties.

Michael D. Young has been a director of Brookfield Homes since 2007. Mr. Young is President of Quadrant Capital Partners, Inc., a private equity firm with offices in Dallas and Toronto. Mr. Young served as Managing Director of CIBC World Markets Inc., a financial services firm, from 1994 until 2003. Mr. Young has been a trustee of Calloway Real Estate Investment Trust since 2003.

Brookfield Residential Board of Directors

Size and Composition

The articles of incorporation and articles of amendment and the amended and restated bylaws of Brookfield Residential, which will be adopted prior to the completion of the transactions, will provide that the Brookfield Residential board of directors, referred to as the Board, will consist of a minimum of three and a maximum of nine members. Upon completion of the transactions, the Board will initially be comprised of seven directors. Brookfield Residential considers this to be an appropriate number of directors to provide for an effective and efficient Board given the nature of the business and operations of Brookfield Residential following completion of the transactions.

Mandate of the Board

The Board oversees the management of the corporation’s business and affairs and, in doing so, acts at all times with a view to the best interests of Brookfield Residential. As soon as practicable following completion of the transactions, the Board will adopt a written charter setting out its responsibilities, including, among other things:

•	overseeing long-term strategic planning and reviewing and approving the annual business plan of Brookfield Residential;

•	assessing the principal risks of Brookfield Residential’s business and reviewing, approving and monitoring the systems in place to manage these risks;

•	reviewing major strategic initiatives to determine whether Brookfield Residential’s proposed actions accord with long-term business strategies;

•	appointing the Chief Executive Officer, overseeing the selection of other members of senior management and reviewing succession planning;

•	assessing management’s performance against approved business plans;

•	reviewing and approving the reports issued to shareholders, including annual and interim financial statements;

•	promoting the effective operation of the Board; and

•	utilization of capital resources, including the issuance of debt and equity securities and setting an appropriate dividend policy.

Director Independence

Following completion of the transactions, a majority of the directors will be independent. The following table describes the independence status of the individuals who are expected to serve as directors of Brookfield Residential upon completion of the transactions.

Independence Status of the Director
	Independent	Related	Management	Reason for Related Status
Ian G. Cockwell		X	X	Executive Officer
Bruce T. Lehman	X			—
Alan Norris		X	X	Executive Officer
Timothy R. Price		X		Executive, Brookfield Asset Management
David M. Sherman	X			—
Robert L. Stelzl	X			—
Michael D. Young	X			—

The information above was derived from the proxy statement of Brookfield Homes filed with the SEC on February 26, 2010. On this basis, four of the seven expected initial directors, who will comprise 57% of the Board, are independent.

The Board intends to hold private sessions of the independent directors without management present after all regularly-scheduled Board meetings and after all special Board meetings if deemed necessary by the Independent Chairman.

Committees of the Board of Directors

The Board shall initially have

•	an audit committee,

•	a governance and nominating committee,

•	a management resources and compensation committee, and

•	such other committees as may be designated by the Board.

Each committee of the Board will comply with the rules and regulations of the New York Stock Exchange, the SEC and the relevant Canadian securities regulatory authorities and with the Sarbanes-Oxley Act of 2002, as amended, and any other applicable requirements of law. Each Board committee will be guided by a written charter to be established by the Board as soon as practicable following completion of the transactions.

Audit Committee

Brookfield Residential will establish an audit committee that will be comprised entirely of independent directors, all of whom will satisfy the independence requirements of the New York Stock Exchange and Canadian securities laws applicable to audit committees and all of whom will be financially literate (within the meaning of the applicable securities laws), as each has the ability to read and understand a set of financial statements that present a breadth and level of complexity of the issues that can reasonably be expected to be raised by Brookfield Residential’s financial statements. As soon as practicable following completion of the transactions, Brookfield Residential will designate the initial members of the committee.

The audit committee’s primary function will be to assist the Board in its oversight of:

•	the integrity of Brookfield Residential’s financial statements;

•	Brookfield Residential’s independent auditor’s qualifications and independence;

•	the performance of Brookfield Residential’s independent auditors; and

•	compliance with the Brookfield Residential Code of Business Conduct and Ethics.

The audit committee’s responsibilities will include monitoring Brookfield Residential’s systems and procedures for financial reporting, risk management and internal controls, reviewing certain public disclosure documents prior to their approval by the full Board and release to the public, recommending to the Board the firm of chartered accountants to be nominated for appointment as the independent auditor and approving the assignment of any non-audit work to be performed by the independent auditor.

Governance and Nominating Committee

Brookfield Residential will establish a governance and nominating committee comprised entirely of independent directors. As soon as practicable following completion of the transactions, Brookfield Residential will designate the initial members of the committee. The governance and nominating committee’s primary responsibilities will be to:

•	develop, update as necessary and recommend to the Board corporate governance principles and policies;

•	monitor compliance with such principles and policies;

•	review the effectiveness of the Board’s operations and its relations with management;

•	evaluate the performance of the Board, its committees and individual directors;

•	identify individuals qualified to become members of the Board; and

•	approve and recommend director candidates to the Board.

As part of its responsibility to approve and recommend director candidates, the governance and nominating committee will assess candidates in relation to criteria established by the Board to ensure that it has an appropriate mix of talent, quality, skills and other requirements necessary to promote sound governance and Board effectiveness. The governance and nominating committee will also consider potential nominees recommended by Brookfield Residential security holders.

Management Resources and Compensation Committee

Brookfield Residential will establish a management resources and compensation committee comprised entirely of independent directors. As soon as practicable following completion of the transactions, Brookfield Residential will designate the initial members of the committee. The management resources and compensation committee will carry out the responsibilities of the Board in respect of management resource planning, including succession planning, and executive compensation, and will make recommendations to the Board, relating to the:

•	appointment and compensation of Brookfield Residential’s executive officers;

•	job descriptions and annual objectives of Brookfield Residential’s executive officers;

•	performance of the President and Chief Executive Officer and other executive officers;

•	administration of Brookfield Residential’s equity incentive plans; and

•	review and recommend director compensation.

Position Descriptions

The Independent Chair of the Board and Committee Chairs

As soon as practicable following completion of the transactions, Brookfield Residential will develop a written position description for the Independent Chair and Committee Chairs which will set out the key responsibilities of each position, as follows:

•

The position description for the Independent Chair will include, among other things, responsibility for preparing the agenda for each Board meeting in consultation with the Chief Executive Officer and Chief Financial Officer; ensuring directors receive the information required to perform their duties; ensuring an appropriate Board committee structure ensuring that an appropriate system is in place to evaluate the performance of the Board as a whole, its committees and its individual directors; and, working with the Chief Executive Officer and senior management of Brookfield Residential to monitor progress on strategic planning, policy implementation and succession planning.

•

The position description for the Independent Chair will also include responsibility for presiding over all private sessions of the independent directors and ensuring that matters raised during such meetings are reviewed with management and acted upon in a timely fashion and acting as a liaison among the independent directors and the other directors.

•

The position description for each of the Board committee chairs will include, among other things, responsibility for setting committee meeting agendas; chairing committee meetings; and working with the respective committee and management to ensure, to the greatest extent possible, the effective functioning of the committee.

The Chief Executive Officer

As soon as practicable following completion of the transactions, Brookfield Residential will develop a written position description for the Chief Executive Officer that will set out the Chief Executive Officer’s key responsibilities, including presenting to the Board for approval an annual strategic plan for Brookfield Residential; presenting to the Board for approval the capital and operating plans to implement approved strategies on an ongoing basis; acting as the primary spokesman for Brookfield Residential; presenting to the Board for approval an annual assessment of senior management and succession plans; recommending the appointment or termination of any senior executive of the Corporation; and, together with the Chief Financial Officer, ensuring that controls and procedures are in place to ensure the accuracy and integrity of Brookfield Residential’s financial reporting and public disclosures.

Director Orientation and Education

The expected initial directors who will comprise the Board upon the completion of the transactions, and all new directors thereafter, will be provided with an orientation package on their election or appointment to the Board. Time will be set aside at all regularly-scheduled Board meetings for presentations on different areas of Brookfield Residential’s business. Directors will be encouraged to suggest topics for discussion or special presentations at regularly-scheduled Board meetings. It is also expected that director dinners will be held prior to or immediately following most regularly-scheduled Board meetings with senior management present, providing an opportunity for informal discussion and management presentations on selected topics of interest.

Board Evaluation

Once the transactions contemplated herein are completed, Brookfield Residential intends to adopt, as soon as practicable, formal measures to evaluate the performance of the Board, its committees and individual directors.

Code of Business Conduct and Ethics

As soon as practicable following completion of the transactions, Brookfield Residential intends to adopt a Code of Business Conduct and Ethics for the directors, officers and employees of Brookfield Residential and its wholly-owned subsidiaries. The Code of Business Conduct and Ethics will formally set out standards for behaviour and practice and require all directors, officers and employees and will be updated periodically as required to reflect changes in Brookfield Residential’s business activities and evolving standards and practices. The Code of Business Conduct and Ethics will be given to all directors, officers and employees when they join Brookfield Residential and will require them to indicate in writing their familiarity with this code and their agreement to comply with it.

The Code of Business Conduct and Ethics will be reviewed annually by the Board and updated as considered necessary. Compliance with the Code of Business Conduct and Ethics will be monitored by the Board through its audit committee. Brookfield Residential intends to post this code on its website, www.[                    ], and will file it on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

Executive Officer Compensation

To date, no executive officer of Brookfield Residential has received any compensation from Brookfield Residential in his capacity as an executive officer of Brookfield Residential. Subject to further review by its Board and its management resources and compensation committee, once established, Brookfield Residential expects to approve a compensation package for each of its executive officers commensurate with such officer’s expected position and duties as an executive officer of Brookfield Residential.

Director Compensation

Subject to further review by the Board and/or a committee thereof, Brookfield Residential expects to reimburse each member of its Board for out-of-pocket expenses incurred in connection with attending board meetings. Subject to further review by the Brookfield Residential board and/or a committee thereof, the Board expects to approve a program compensating non-employee directors in cash, and/or deferred share units.

Limitation on Directors’ Liability and Indemnification

Under the Business Corporations Act (Ontario), referred to as the OBCA, Brookfield Residential may indemnify a present or former director or officer or an individual who acts or acted at Brookfield Residential’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity; provided that the director, officer or other individual acted honestly and in good faith with a view to the best interests of Brookfield Residential or such other entity, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his or her conduct was lawful. Other forms of indemnification may be made with court approval.

Brookfield Residential’s amended and restated bylaws will provide that Brookfield Residential will indemnify each person who is or was a director or executive officer of Brookfield Residential and each person who serves or served at the request of Brookfield Residential as a director or executive officer of another entity to the fullest extent permitted under the OBCA. To the extent not prohibited by law, Brookfield Residential’s amended and restated bylaws will permit it to pay the expenses incurred by an indemnified party in advance of the final settlement of an action or proceeding.

Upon completion of the transactions, Brookfield Residential intends to purchase directors and officers insurance with such policy limit, deductible payment and other terms and conditions as is customary for comparable Canadian public companies and may also enter into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its bylaws. Brookfield Residential believes that these measures are necessary to attract and retain qualified persons as directors and executive officers.

Conflicts of Interest

Except as discussed in the section of this proxy statement/prospectus entitled “The Transactions—Interests of Brookfield Asset Management and of Brookfield Homes’ Directors and Executive Officers in the Transactions,” none of the persons contemplated to be directors or executive officers of Brookfield Residential has any existing or potential material conflict of interest with Brookfield Residential or its subsidiaries.

Indebtedness of Directors and Executive Officers

To the knowledge of Brookfield Homes and Brookfield Residential, none of the persons anticipated to be directors or executive officers of Brookfield Residential are, as at the date hereof, or were, at any time during the past year, indebted to Brookfield Homes, Brookfield Residential or their respective subsidiaries in connection with the purchase of securities of Brookfield Homes, Brookfield Residential or their respective subsidiaries, excluding routine indebtedness or indebtedness that has been entirely repaid. There was no indebtedness as at the date hereof to Brookfield Homes, Brookfield Residential or their respective subsidiaries, excluding routine indebtedness, owing by present and former officers, directors and employees of Brookfield Homes, Brookfield Residential or their respective subsidiaries.

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of Brookfield Homes, none of the persons anticipated to be directors or executive officers of Brookfield Residential are, as at the date hereof, or have been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company that, (a)(i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, referred to as an Order, that was issued while the person was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the person ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer, (b) are, as at the date hereof, or have been within 10 years before the date hereof, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (c) have, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the person.

Penalties or Sanctions

To the knowledge of Brookfield Homes, none of the persons anticipated to be directors or executive officers of Brookfield Residential, nor any personal holding company thereof owned or controlled by them: (i) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

SECURITY OWNERSHIP OF MANAGEMENT AND

PRINCIPAL STOCKHOLDERS OF BROOKFIELD HOMES AND BROOKFIELD RESIDENTIAL

To Brookfield Homes’ knowledge, the following table sets forth the beneficial ownership of Brookfield Homes common stock, as of October 8, 2010, by:

•	each person who beneficially owns more than 5% of the outstanding shares of Brookfield Homes common stock;

•	each director of Brookfield Homes;

•	each named executive officer of Brookfield Homes; and

•	the directors and executive officers of Brookfield Homes as a group.

The address for each beneficial owner who is also a director or executive officer of Brookfield Homes is c/o Brookfield Homes Corporation, 8500 Executive Park Avenue, Suite 300, Fairfax, Virginia 22031.

The following table also sets forth, on a pro forma basis, the estimated beneficial ownership of Brookfield Residential common stock following the effective date of the transactions (excluding the post-closing rights offering transaction) by:

•	each person who is believed will beneficially own more than 5% of the outstanding shares of Brookfield Residential common stock;

•	each individual anticipated to be a director of Brookfield Residential;

•	the anticipated chief executive officer of Brookfield Residential; and

•	the individuals anticipated to be directors and executive officers of Brookfield Residential, as a group.

The address for each beneficial owner who is also anticipated to be a director or executive officer of Brookfield Residential will be c/o Brookfield Residential Properties Inc., 4906 Richard Road S.W., Calgary, Alberta T3E 6L1. See “Management of Brookfield Residential Following the Transactions” beginning on page 120 of this proxy statement/prospectus for a discussion regarding the anticipated directors and executive officers of Brookfield Residential.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As indicated below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of stock subject to options held by that person that are currently exercisable within 60 days of October 8, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated, and subject to the applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Pre-Transactions Brookfield Homes Common Stock Beneficially Owned(1)			Post-Transactions Estimated Brookfield Residential Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Class(3)	Number of Shares(4)		Percentage of Class(3)
Brookfield Asset Management Inc.(5) Brookfield Place, 181 Bay Street Suite 300, P.O. Box 762 Toronto, Ontario M5J 2T3	53,808,460	(6)(7)	82.66	41,158,120	(8)	40.55	(8)
Brookfield Properties Corporation Brookfield Place, 181 Bay Street Suite 300, P.O. Box 762 Toronto, Ontario M5J 2T3	—		—	51,500,000	(8)	50.74	(8)
Ian G. Cockwell	55,357,946	(6)(9)	84.73	42,343,322		41.64
Robert A. Ferchat	4,475		*	—		—
Craig J. Laurie	3,090		*	2,363		*
Bruce T. Lehman	—		*	—		—
Alan Norris	3,000		*	2,294		*
Timothy R. Price	19,763		*	15,116		*
William B. Seith	78,000		*	—		—
David M. Sherman	8,500		*	6,501		*
Robert L. Stelzl	3,600		*	2,753		*
Michael D. Young	8,500		*	6,501		*

All directors and officers as a group (10 persons)	55,486,874		84.82	42,378,850		41.65

*	Less than 1%.
(1)	Under the rules of the SEC governing the determination of beneficial ownership of securities, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which the person has no economic interest.
(2)	Does not reflect the proposed rights offering. Following the rights offering, it is expected that (i) Brookfield Office Properties will not beneficially own any shares of Brookfield Residential common stock and (ii) Brookfield Asset Management will beneficially own between approximately 66% and 91% of the outstanding shares of common stock of Brookfield Residential.
(3)

The percentages are calculated based on the 29,655,691 shares of Brookfield Homes common stock that are outstanding as of October 8, 2010 and the 101,500,000 shares of Brookfield Residential common stock expected to be outstanding on completion of the transactions on an as-converted basis. For each person, separately, his, her or its percentage was calculated by including his, her or its options and shares to be acquired upon conversion of Brookfield Homes 8% convertible preferred stock, as set forth in Note 6 in both the numerator and the denominator, and for the group, the percentage was calculated by including the aggregate number of options and shares to be acquired upon conversion of Brookfield Homes 8% convertible preferred stock, as set forth in Note 6 in both the numerator and the denominator.
(4)	The number of shares beneficial owned of Brookfield Residential: (a) estimates beneficial ownership as if the transactions had been consummated on October 8, 2010 and assumes that each share of Brookfield Homes common stock referred to in the table is converted into 0.764900530 shares of Brookfield Residential common stock upon the closing of the transactions, and (b) is based on the 101,500,000 shares of Brookfield Residential estimated to be outstanding upon the closing of the transactions on an as-converted basis.
(5)	Brookfield Asset Management is an asset management company listed on the New York Stock Exchange, the Toronto Stock Exchange and the NYSE Euronext. Brookfield Homes has been advised by Brookfield Asset Management that its major shareholder is Partners Limited, referred to as Partners. Partners and its shareholders, collectively own, directly or indirectly, exercise control or direction over, or have contractual arrangements, such as options to acquire or otherwise hold beneficial interests in approximately 100 million Class A Limited Voting Shares, representing approximately 17% of the outstanding Class A Limited Voting Shares of Brookfield Asset Management on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of Brookfield Asset Management. Messrs. Cockwell, Norris and Price, who are directors and/or officers of Brookfield Homes, are also shareholders of Partners and may be deemed to share beneficial ownership of Brookfield Homes common stock with Brookfield Asset Management. There are approximately 40 shareholders of Partners, none of whom hold more than a 20% effective equity interest. To the extent any of such shareholders is deemed to be a beneficial owner of shares of Brookfield Homes common stock held by Brookfield Asset Management, such person disclaims beneficial ownership of those shares of common stock.
(6)	Beneficial ownership includes 35,437,482 shares that Brookfield Asset Management could acquire upon conversion of its shares of Brookfield Homes 8% convertible preferred stock. Beneficial ownership also includes shares held indirectly through Partners, which is described in Note 5 above. Beneficial ownership also includes shares that the executive officers and directors could acquire by exercising stock options on, or within 60 days after, October 8, 2010 as follows: Mr. Cockwell—243,000; and Mr. Seith—78,000.
(7)	Based solely upon information contained in the Schedule 13D/A of Brookfield Asset Management filed with the SEC on July 9, 2010 with respect to common stock owned as of June 30, 2010.
(8)	In consideration for the contribution of BPO Residential, Brookfield Office Properties will receive shares of Brookfield Residential common stock representing in the aggregate approximately 50.7% of the outstanding shares of Brookfield Residential common stock, a CDN$265 million senior unsecured promissory note and a CDN$215 million junior unsecured promissory note. Subsequent to the closing of the transactions, Brookfield Office Properties intends to distribute rights to its common shareholders, entitling them to acquire, at $10 per share, the shares of Brookfield Residential common stock that Brookfield Office Properties will receive in exchange for its contribution of BPO Residential. Brookfield Asset Management has agreed to exercise the rights it receives and to acquire any shares of Brookfield Residential that are not otherwise subscribed for in the rights offering at the same price per share as in the rights offering. As a result, following completion of the transactions and the rights offering, Brookfield Asset Management is expected to hold between approximately 66% and 91% of the Brookfield Residential common stock on a fully-diluted basis, depending upon how many shares are acquired by other Brookfield Office Properties shareholders or their assignees pursuant to the rights offering.
(9)	Includes 53,808,460 shares beneficially owned by Brookfield Asset Management. Mr. Cockwell disclaims beneficial ownership of the shares of common stock held beneficially by Brookfield Asset Management.

DESCRIPTION OF BROOKFIELD RESIDENTIAL SHARE CAPITAL

FOLLOWING THE TRANSACTIONS

The following description of the material terms of the share capital of Brookfield Residential includes a summary of specified provisions of Brookfield Residential’s articles of incorporation, articles of amendment and amended and restated bylaws that will be in effect after the completion of the transactions. This description also summarizes relevant provisions of the OBCA. The terms of Brookfield Residential’s articles of incorporation, articles of amendment and amended and restated bylaws, as well as the terms of the OBCA, are and will be more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these documents and the OBCA. Brookfield Residential’s articles of incorporation and articles of amendment are attached as Annex B to this proxy statement/prospectus and the form of Brookfield Residential’s amended and restated bylaws that are intended to be adopted by Brookfield Residential prior to the completion of the transactions is attached as Annex C to this proxy statement/prospectus.

Authorized Capital

Brookfield Residential initially will have authorized share capital consisting of:

•	an unlimited number of shares of common stock, without par value; and

•

an unlimited number of shares of preferred stock, without par value (which is referred to as the Brookfield Residential preferred stock), of which 76,945 shares will be designated as Brookfield Residential 8% convertible preferred shares, series A. Brookfield Residential has no present plans to designate or issue any other preferred shares.

Outstanding Share Capital

After completion of the transactions, the following Brookfield Residential shares will be issued and outstanding:

•

approximately 101.5 million shares of Brookfield Residential common stock on an as-converted basis (without taking into account exercises of Brookfield Homes stock options between the date of this document and the completion of the merger); and

•

all of the 76,945 authorized shares of Brookfield Residential 8% convertible preferred shares, series A (all of which will be held by the former holders of Brookfield Homes 8% convertible preferred stock to the extent they do not convert prior to the closing of the transactions).

Rights and Preferences of Brookfield Residential Shares

Brookfield Residential Common Shares

Voting Rights. All shares of Brookfield Residential common stock have identical rights and privileges. The holders of shares of Brookfield Residential common stock are entitled to vote on all matters submitted to a vote of the Brookfield Residential shareholders, including the election of directors; provided, however, that holders of shares of Brookfield Residential common stock will not be entitled to vote for any amendments to Brookfield Residential’s articles of incorporation that relate only to an outstanding series of preferred stock. On all matters to be voted on by holders of shares of Brookfield Residential common stock, the holders will be entitled to one vote for each share of Brookfield Residential common stock held of record, and will have no cumulative voting rights.

Dividend Rights. Holders of shares of Brookfield Residential common stock are entitled to receive dividends or other distributions when and if declared by the Brookfield Residential board of directors. The right of the Brookfield Residential board of directors to declare dividends, however, will be subject to the rights of any holders of outstanding shares of Brookfield Residential preferred stock and the availability of sufficient funds under the OBCA to pay dividends. For a more complete description of the dividend rights of holders of shares of Brookfield Residential preferred stock, see “—Brookfield Residential 8% Convertible Preferred Shares” and “—Preferred Shares Issuable in Series” below.

Liquidation Preference. In the event of a liquidation, dissolution or winding-up of Brookfield Residential, after the payment in full of all amounts owed to holders of any outstanding shares of Brookfield Residential preferred stock, the remaining assets of Brookfield Residential will be distributed ratably to the holders of shares of Brookfield Residential common stock, in proportion to the number of shares held by such holders.

Other Rights. Holders of shares of Brookfield Residential common stock have no preemptive rights and no right to convert their shares of Brookfield Residential common stock into any other securities. There are no redemption or sinking fund provisions applicable to Brookfield Residential common stock. The rights, preferences and privileges of holders of shares of Brookfield Residential common stock will be subject to, and may be adversely affected by, the rights of holders of shares of Brookfield Residential 8% convertible preferred stock, series A and shares of any other series of Brookfield Residential preferred stock which Brookfield Residential may designate and issue in the future without further shareholder approval.

Brookfield Residential 8% Convertible Preferred Shares

The shares of Brookfield Residential 8% convertible preferred stock, when issued, will be convertible, at the option of the shareholder, into shares of common stock, at a conversion rate of 2.731787605 shares of common stock per share of convertible preferred stock, which is equivalent to a conversion price of $9.15 per share, subject to future adjustment. Dividends on the convertible preferred stock will be fully cumulative, without interest, from the date of original issuance of the convertible preferred stock and will be payable semi-annually in arrears, at Brookfield Residential’s election, in cash, shares of common stock or a combination of cash and common stock. The convertible preferred stock will be perpetual and will not have a maturity date; however, beginning June 30, 2014, if the 90-day volume weighted average market price of the common stock is greater than $18.30 per share, Brookfield Residential may, at its option, require all preferred stock to be automatically converted into common shares.

Preferred Shares Issuable in Series

After the effective date of the transactions, the Brookfield Residential board of directors will be authorized to issue from time to time, without further shareholder approval, an unlimited number of shares of preferred stock (in addition to the Brookfield Residential 8% convertible preferred stock, series A) in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. Brookfield Residential could issue its preferred stock in ways which may delay, defer or prevent a change in control of Brookfield Residential without further action by Brookfield Residential’s shareholders and may adversely affect the voting and other rights of the holders of Brookfield Residential common stock. The issuance of Brookfield Residential preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Brookfield Residential common stock, including the loss of voting control to others. However, despite this potential use of the preferred shares, the preferred shares are not intended for anti-takeover purposes without shareholder approval. The preferred shares are instead intended to provide future financing flexibility.

	At June 30, 2010 before giving effect to the merger and contribution	At June 30, 2010 after giving effect to the merger and contribution
	(all dollar amounts are in thousands of U.S. Dollars)
Project specific debt and other financings	—	1,323,415
Accounts payable and other liabilities	—	288,499
Others interests in consolidated subsidiaries	—	42,638
Total equity	—	911,856
Total Capitalization	—	2,566,408
Common Shares (unlimited)		101,289,803

Transfer Agent and Registrar

The transfer agent and registrar for the Brookfield Residential capital stock is expected to be [            ].

Stock Exchange Listing

Shares of Brookfield Residential common stock are expected to be listed on the New York Stock Exchange and the Toronto Stock Exchange following completion of the transactions. As of the record date, there were [            ] shares of Brookfield Homes common stock outstanding held by [            ] stockholders of record, and [            ] shares of Brookfield Homes 8% convertible preferred stock outstanding held by [            ] stockholders of record and held beneficially by approximately [            ] stockholders. Based on the number of shares outstanding, the number of stockholders and the market value of the Brookfield Homes common stock, the Brookfield Residential common stock is expected to meet the New York Stock Exchange and Toronto Stock Exchange listing standards as of the original listing date. Brookfield Residential 8% convertible preferred stock will not be listed on any stock exchanges.

Anti-takeover Effects of Provisions of the OBCA and Brookfield Residential’s Constating Documents

The OBCA and Brookfield Residential’s articles of incorporation, articles of amendment and amended and restated bylaws will, upon completion of the transactions, contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Brookfield Residential. In addition, provisions of Brookfield Residential’s articles of incorporation, articles of amendment and amended and restated bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by Brookfield Residential’s shareholders. Further, upon the completion of the transactions, Brookfield Asset Management and its affiliates will hold in excess of a majority of Brookfield Residential’s shares and, therefore, will have voting control of Brookfield Residential.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Under the OBCA, a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at a shareholders’ meeting and, subject to such shareholder’s compliance with the prescribed time periods and other requirements of the OBCA pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to any meeting at which it solicits proxies, subject to certain exceptions. Notice of such a proposal must be provided to the corporation at least 60 days before the anniversary date of the last annual shareholders’ meeting, or at least 60 days before any meeting other than the annual meeting at which the matter is proposed to be raised.

In addition, the OBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

These provisions may preclude shareholders from bringing matters before an annual meeting or a special meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Authorized but Unissued Shares

Authorized by unissued shares of Brookfield Residential common stock and Brookfield Residential preferred stock will be available for future issuance without shareholder approval. However, the preferred shares will not be used for anti-takeover purposes without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital and for corporate acquisitions.

Canadian Securities Laws

Brookfield Residential is expected to become a reporting issuer in Canada following completion of the transactions and therefore will become subject to the securities laws in each province and territory in which it will be reporting. Canadian securities laws require reporting of share purchases and sales by shareholders holding 10% or more of Brookfield Residential’s voting or equity securities, including certain prescribed public disclosure of their intentions for their holdings. Canadian securities laws also govern how any offer to acquire more than 20% of equity or voting securities of a reporting issuer must be conducted.

MARKET PRICE AND DIVIDEND INFORMATION

There is no established trading market for

•	the Brookfield Homes 8% convertible preferred stock; or

•	the Brookfield Residential common stock, or the Brookfield Residential 8% convertible preferred stock; or

•	the common equity of BPO Residential.

Brookfield Residential intends to apply to list the Brookfield Residential common stock on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “BRP.”

Shares of Brookfield Homes common stock are listed on the New York Stock Exchange under the symbol “BHS.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Brookfield Homes common stock as reported on the New York Stock Exchange, and the cash dividends paid per share for the periods indicated:

	Brookfield Homes Common Stock
	High	Low	Dividend
2008
First Quarter	$17.52	$10.51	—
Second Quarter	$17.30	$12.28	$0.20
Third Quarter	$16.75	$9.26	—
Fourth Quarter	$13.90	$1.49	—

2009
First Quarter	$4.54	$1.49	—
Second Quarter	$5.86	$3.20	—
Third Quarter	$8.46	$3.19	—
Fourth Quarter	$8.10	$5.25	—

2010
First Quarter	$9.96	$6.36	—
Second Quarter	$11.98	$6.71	—
Third Quarter	$8.48	$5.95	—

Brookfield Residential cannot predict at this time whether it will pay dividends on the Brookfield Residential common stock. Whether Brookfield Residential will pay dividends on the Brookfield Residential common stock, and the timing and amount of those dividends, will be subject to approval and declaration by the Brookfield Residential board of directors, and will depend on a variety of factors, including the earnings, cash requirements and financial condition of Brookfield Residential and other factors deemed relevant by the Brookfield Residential board of directors.

COMPARISON OF THE RIGHTS OF BROOKFIELD RESIDENTIAL SHAREHOLDERS AND BROOKFIELD HOMES STOCKHOLDERS

As a result of the transactions, Brookfield Homes common stockholders will receive shares of Brookfield Residential common stock in exchange for their shares of Brookfield Homes common stock and will, therefore, become shareholders of Brookfield Residential. Upon completion of the transactions, your rights as a holder of Brookfield Residential common stock will be governed by the laws applicable in Ontario and Brookfield Residential’s articles of incorporation, articles of amendment and amended and restated bylaws, which are attached to this proxy statement/prospectus as Annexes B and C, respectively.

The following discussion summarizes the material differences between the rights of holders of Brookfield Homes common stock and Brookfield Residential common stock. This summary is not intended to be complete and it does not identify all differences that may, under given situations, be material to stockholders and is qualified in its entirety by reference to applicable Delaware and Ontario law and the governing corporate documents of Brookfield Residential and Brookfield Homes. Copies of the governing corporate documents of Brookfield Homes have been filed with the SEC. To find out where you can get copies of those documents, see “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus.

Authorized Capital Stock

Brookfield Homes	Brookfield Residential

• 200,000,000 shares of common stock,	•	An unlimited number of shares of common stock, of which 101,500,000 (on an as-converted basis) will be issued and outstanding on completion of the transactions.

• 10,000,000 shares of preferred stock, par value $0.01 per share, of which 10,000,000 shares have been designated as 8% Convertible Preferred Stock, Series A, referred to as the Brookfield Homes 8% convertible preferred stock, of which 9,999,440 are currently outstanding.	•	An unlimited number of shares of preferred stock, of which 76,945 shares designated as 8% convertible preferred shares, series A, referred to as the Brookfield Residential 8% convertible preferred stock, is expected to be outstanding on completion of the transactions.

Terms of Preferred Stock

Brookfield Homes	Brookfield Residential

The terms of the Brookfield Homes 8% convertible preferred stock are included in Brookfield Homes’ Registration Statement on Form 8-A, and are incorporated in this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 143 of this proxy statement/prospectus. In particular, holders of Brookfield Homes 8% convertible preferred stock do not have any voting rights.		The terms of the Brookfield Residential 8% convertible preferred stock will be, when issued, substantially similar to the terms of the Brookfield Homes 8% convertible preferred stock. See “Description of Brookfield Residential Share Capital Following the Transactions—Rights and Preferences of Brookfield Residential Shares—Brookfield Residential 8% Convertible Preferred Shares” beginning on page 131 of this proxy statement/prospectus for a description of the terms of the Brookfield Residential 8% convertible preferred stock.

Number of Directors

Brookfield Homes	Brookfield Residential

The Brookfield Homes board of directors currently has eight directors. Brookfield Homes’ certificate of incorporation provides that the number of directors will not be less than one nor more than nine, with the exact number to be fixed from time to time as provided in Brookfield Homes’ bylaws. Brookfield Homes’ bylaws provide that the number of directors will be determined from time to time by a resolution adopted by the Brookfield Homes board of directors.	The Brookfield Residential board of directors currently has four directors. Brookfield Residential’s articles of amendment will provide that the number of directors will not be less than three nor more than nine, with the exact number to be fixed from time to time as will be provided in Brookfield Residential’s amended and restated bylaws. Brookfield Residential’s amended and restated bylaws will provide that the number of directors will be determined from time to time by a resolution adopted by the Brookfield Residential board of directors.

Removal of Directors

Brookfield Homes	Brookfield Residential

The Brookfield Homes’ amended and restated bylaws states that at any meeting of stockholders of Brookfield Homes called for the purpose of removing directors, the holders of a majority of the shares of capital stock of Brookfield Homes entitled to vote at such a meeting may remove from office, with or without cause, any or all of the directors.	Subject to the OBCA, Brookfield Residential’s amended and restated bylaws will provide that the shareholders may by ordinary resolution at a special meeting of shareholders remove any director or directors from office provided that where the holders of any class or series of shares have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. A vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed.

Vacancies on the Board of Directors

Brookfield Homes	Brookfield Residential

Any vacancy in the office of a director occurring for any reason other than the removal of a director, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office. In the event that any vacancy in the office of a director occurs as a result of the removal of a director, such vacancy shall be filled by the stockholders of Brookfield Homes at a meeting of stockholders called for the purpose. Directors chosen or elected as aforesaid shall hold office until the next annual meeting of stockholders.	Subject to the OBCA, Brookfield Residential’s amended and restated bylaws will provide that a quorum of directors may fill a vacancy among the directors, subject to the qualification that the total number of directors appointed in this way may not exceed one third of the number of directors elected at the previous annual meeting of shareholders. In the absence of a quorum, the OBCA provides that the remaining directors shall call a meeting of shareholders to fill the vacancy.

Board of Directors Quorum and Vote Requirements

Brookfield Homes	Brookfield Residential

Brookfield Homes’ amended and restated bylaws provide that a majority of the board of directors constitutes a quorum.

Brookfield Homes’ amended and restated bylaws provide that the vote of a majority of the directors present at a meeting at which quorum is present is the act of the board of directors.

Brookfield Residential’s amended and restated bylaws will provide that a majority of the directors or such greater or lesser number as the directors may from time to time determine shall constitute a quorum for the transaction of business at any meeting of directors.

Call and Notice of Special Meeting of Stockholders

Brookfield Homes	Brookfield Residential

Brookfield Homes’ amended and restated bylaws provide that special meetings of Brookfield Homes’ shareholders may be called by the board of directors, president, holders of a majority of the outstanding shares of capital stock of Brookfield Homes of which are entitled to vote on matters that are to be voted on at such a meeting, or whenever called in the matter required by the laws of Delaware for purposes as to which there are special provisions.	Under the OBCA, the directors of a corporation may call a special meeting at any time. In addition, holders of not more than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders. All shareholders at the record date are entitled to notice of the meeting and have a right to attend and vote at the meeting.

Stockholder Meeting Quorum Requirements

Brookfield Homes	Brookfield Residential

Brookfield Homes’ amended and restated bylaws provide that at any meeting of the stockholders, except as otherwise expressly provided by the laws of Delaware, the amended and restated certificate of incorporation or the amended and restated bylaws, there must be present, either in person or by proxy, in order to constitute a quorum, stockholders owning a majority of the issued and outstanding shares of the capital stock of the Brookfield Homes entitled to vote at said meeting.	Brookfield Residential’s amended and restated bylaws will provide that a quorum for the transaction of business at any meeting of shareholders shall be two persons holding at least 10% of the outstanding shares present in person or represented by proxy, and each being entitled to vote thereat.

Advance Notice Provisions for Stockholder Nominations and Proposals

Brookfield Homes	Brookfield Residential

Not applicable.

Under the OBCA, a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at a shareholders’ meeting and, subject to such shareholder’s compliance with the prescribed time periods and other requirements of the OBCA pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to any meeting at which it solicits proxies, subject to certain exceptions. Notice of such a proposal must be provided to the corporation at least 60 days before the anniversary date of the last annual shareholders’ meeting, or at least 60 days before any other meeting at which the matter is proposed to be raised.

In addition, the OBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

Stockholder Action by Written Consent

Brookfield Homes	Brookfield Residential

The amended and restated bylaws and amended and restated certificate of incorporation of Brookfield Homes do not expressly limit the right of stockholders to take action by written consent under Delaware law.	Under the OBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting, is effective to approve the resolution.

Required Vote for Certain Transactions

Brookfield Homes	Brookfield Residential

Any repeal or modification of the amended and restated certificate of incorporation’s Article 11 regarding director liability shall only be by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock of Brookfield Homes and entitled to vote in the election of directors.	Under the OBCA, the approval of at least two-thirds of votes cast by shareholders entitled to vote on the resolution is required for extraordinary corporate actions. Extraordinary corporate actions include: amalgamations; continuances; sales, leases or exchanges of all or substantially all of the property of a corporation; liquidations and dissolutions.

State Anti-Takeover Provisions

Brookfield Homes	Brookfield Residential

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, assets sales and other similar transactions with an interested stockholder.	Not applicable.

Amendments to Certificate of Incorporation

Brookfield Homes	Brookfield Residential

Generally, the DGCL provides that a corporation may amend its certificate of incorporation if its board of directors has adopted a resolution setting forth the proposed amendment, followed by the affirmative votes on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment as a class.	Under the OBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution.

Amendments to Bylaws

Brookfield Homes	Brookfield Residential

The amended and restated bylaws provide that they may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice be contained in the notice of such special meeting.	Under the OBCA, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation and they must submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal.

Limitation on Liability of Directors

Brookfield Homes

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability:

•   for breach of the director’s duty of loyalty to the corporation or its stockholders;

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

Brookfield Residential The OBCA does not permit the limitation of a director’s liability as Delaware law does.

•  under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions; or

•  for any transaction from which the director derived an improper personal benefit.

Brookfield Homes’ restated certificate of incorporation contains a provision that is designed to limit the liability of its directors to the full extent permitted by the DGCL (as it may be amended) for monetary damages for breach of their fiduciary duty as directors.

Indemnification of Directors and Officers

Brookfield Homes	Brookfield Residential

The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (as well as any individual serving with another corporation in such capacity at the corporation’s request) against (i) all reasonable expenses (including attorneys’ fees) incurred in defense or settlement of suits brought against them if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement of actions brought against them, if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent that the court in which such action is heard determines such person is reasonably entitled to indemnity. A corporation shall indemnify such person to the extent they are successful on the merits or otherwise in defense of the action or matter at issue. In additional the DGCL allows for the advance payment of expenses of an officer or director who is indemnified prior to the final disposition of an action, provided that, in the case of a current director or officer, such person undertakes to repay any such amount advanced if it is later determined that such person is not entitled to indemnification with regard to the action for which the expenses were advanced.

Brookfield Homes’ amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Brookfield Homes will be indemnified to the fullest extend permitted by law.

Brookfield Residential’s amended and restated bylaws will provide that Brookfield Residential shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Brookfield Residential’s request as a director or officer, or in a similar capacity of another entity, and the heirs and legal representatives of such a person to the extent permitted by the OBCA.

SEC Reporting

Brookfield Homes	Brookfield Residential

Brookfield Homes is subject to SEC continuous disclosure obligations applicable to United States “domestic issuers”. Under such rules, Brookfield Homes is required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, Brookfield Homes is subject to the proxy disclosure requirements set forth in Section 14 of the Securities Exchange Act of 1934 and the rules promulgated thereunder. Insiders and stockholders of Brookfield Homes are subject to the insider reporting and short-swing profit requirements set out in Section 16 of the Exchange Act and the rules promulgated thereunder.	Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Brookfield Residential will become subject to SEC continuous disclosure obligations applicable to “foreign issuers”. Under such rules, Brookfield Residential will be required to file annual reports on Form 20-F or 40-F and furnish under cover of Form 6-K any other information that (i) must be made public in Canada, (ii) is filed with the Toronto Stock Exchange, or (iii) is otherwise distributed to securityholders. Disclosure on Form 40-F and Form 6-K will generally be required to be prepared primarily in accordance with Canadian disclosure requirements. Brookfield Residential will not be subject to the proxy disclosure rules set forth in Section 14 of the Exchange Act, and will instead by required to comply with applicable Canadian proxy disclosure rules. Insiders and shareholders of Brookfield Residential will not be subject to the insider reporting and short-swing profit requirements set out in Section 16 of the Exchange Act and will instead be required to comply with applicable Canadian insider reporting rules.

EXPERTS

The consolidated financial statements of Brookfield Homes as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 incorporated by reference in this proxy statement/prospectus, and the effectiveness of Brookfield Homes Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The carve-out financial statements of BPO Residential included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Brookfield Residential Properties Inc. (formerly Brookfield BHS Holdings Inc. and 1831174 Ontario Inc.) included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AUDITOR

The auditors of Brookfield Residential, Brookfield Homes and BPO Residential are Deloitte & Touche LLP, 181 Bay Street, Suite 1400, Toronto, ON M5J 2V1, Canada.

LEGAL MATTERS

Goodmans LLP will pass on the validity of the securities offered in this prospectus for Brookfield Residential.

FUTURE STOCKHOLDER PROPOSALS

Brookfield Homes does not currently expect to hold a 2011 annual meeting of stockholders because Brookfield Homes will not be a separate public company if the transactions described in this proxy statement/prospectus are completed. If the transactions are not completed and Brookfield Homes holds a 2011 annual meeting of its stockholders, any stockholder who intends to present a proposal for action at Brookfield Homes’ 2011 annual meeting of stockholders, and to have Brookfield Homes include such proposal in its proxy soliciting materials must deliver a copy of the proposal to Brookfield Homes not later than November 16, 2010. Such proposal must comply with all applicable rules of the Securities and Exchange Commission. Submitting a stockholder proposal does not guarantee that Brookfield Homes will include it in its proxy statement. The Governance and Nominating Committee of Brookfield Homes reviews all stockholder proposals and makes recommendations to the board of directors for action on such proposals. For any proposal that is not submitted for inclusion in the proxy statement for the 2011 annual meeting, but is instead sought to be presented directly at the 2011 annual meeting, SEC rules permit proxy holders to vote proxies in their discretion if Brookfield Homes: (1) receives notice of the proposal before the close of business on January 30, 2011, and advises stockholders in the proxy statement for the 2011 annual meeting about the nature of the matter and how the proxy holders intend to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 30, 2011. Notices of intention to present proposals at the 2011 Annual Meeting should be addressed to Shane D. Pearson, Vice President and Secretary, Brookfield Homes Corporation, 8500 Executive Park Avenue, Suite 300, Fairfax, VA, 22031.

WHERE YOU CAN FIND MORE INFORMATION

Brookfield Homes files annual, quarterly and special reports, proxy statements and other information with the SEC as required under the Securities Exchange Act. You may read and copy those filings at the SEC’s public reference room at the following location:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information, including those filed by Brookfield Homes. The address of that site is http://www.sec.gov. You may also access Brookfield Homes’ SEC filings and obtain information about Brookfield Homes through the Internet website maintained by Brookfield Homes, at http://www.brookfieldhomes.com. The information contained in Brookfield Homes’ website is not incorporated by reference into this proxy statement/prospectus.

Brookfield Residential has filed a registration statement on Form F-4 under the Securities Act with the SEC that registers the shares of Brookfield Residential common stock and Brookfield Residential 8% convertible preferred stock to be issued to Brookfield Homes’ stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Brookfield Residential in addition to being a proxy statement of Brookfield Homes for the special meeting. Following closing of the transactions contemplated in this proxy statement/prospectus, Brookfield Residential will file reports, statements and other information with the Ontario Securities Commission and the SEC. Copies of these documents that are filed through the System For Electronic Document Analysis and Retrieval or “SEDAR” of the Canadian Securities Administrators are available at www.sedar.com and documents that are filed with the SEC on EDGAR are available at www.sec.gov.

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement. The SEC allows Brookfield Homes to “incorporate by reference” information into this proxy statement/prospectus, which means that Brookfield Homes can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Brookfield Homes has previously filed with the SEC, which contain important information about Brookfield Homes and its financial condition:

Brookfield Homes SEC Filings (File Number 001-31524)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2009

Quarterly Report on Form 10-Q	Quarters Ended March 31, 2010 and June 30, 2010

Current Reports on Form 8-K	Filed on January 6, February 12, May 4, May 17, July 2, July 30, August 13, and October 8, 2010

Proxy Statement on Schedule 14A	Filed on February 26, 2010

The description of Brookfield Homes’ common stock contained in its Registration Statement on Form 10, including any amendment or report filed with the SEC for the purpose of updating this description	Filed on October 31, 2002

The description of Brookfield Homes’ 8% Convertible Preferred Stock contained in its Current Report on Form 8-K, including any amendment or report filed with the SEC for the purpose of updating this description	Filed on February 24, 2009

In addition, any documents that Brookfield Homes files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting are also incorporated by reference into and deemed to be a part of this proxy statement/prospectus from the date of filing of those documents.

Documents incorporated by reference into this proxy statement/prospectus by Brookfield Homes are available from Brookfield Homes (excluding exhibits to those documents, unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus), without charge, upon your written or oral request to:

Director, Investor Relations

Brookfield Homes Corporation

8500 Executive Park Avenue, Suite 300

Fairfax, Virginia 22031

Telephone: (703) 270-1400

If you would like to request documents from Brookfield Homes, please do so by [                    ], 2010, in order to ensure that you will receive them before the special meeting.

Any statement contained in a document incorporated by reference or deemed to be incorporated in this document by reference will be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Brookfield Homes has supplied all information contained in this document relating to Brookfield Homes, and Brookfield Office Properties has supplied all information contained in this document relating to Brookfield Office Properties and BPO Residential.

None of Brookfield Homes, Brookfield Office Properties or Brookfield Residential has authorized anyone to give any information or make any representation about the transactions that is different from, or in addition to, the information contained in this proxy statement/prospectus or in any of the materials incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you are cautioned not to rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/ prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

BROOKFIELD RESIDENTIAL PROPERTIES INC. BALANCE SHEET AS AT JULY 30, 2010

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS (DELOITTE & TOUCHE LLP)	F–2

BALANCE SHEET AS AT JULY 30, 2010	F–3

NOTES TO BALANCE SHEET	F–4

BPO RESIDENTIAL FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS (DELOITTE & TOUCHE LLP)	F–6

CARVE-OUT BALANCE SHEETS AS AT JUNE 30, 2010 (UNAUDITED) AND AS AT DECEMBER 31, 2009 AND 2008	F–7

CARVE-OUT STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007	F–8

CARVE-OUT STATEMENTS OF STOCKHOLDER’S EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007	F–9

CARVE-OUT STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007	F–10

NOTES TO CARVE-OUT FINANCIAL STATEMENTS	F–11

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Directors of Brookfield Residential Properties Inc.:

We have audited the balance sheet of Brookfield Residential Properties Inc. (formerly, Brookfield BHS Holdings Inc. and 1831174 Ontario Inc.) as at July 30, 2010. The balance sheet is the responsibility of the management of Brookfield Residential Properties Inc. (the “Company”). Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Brookfield Residential Properties Inc. as at July 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

October 6, 2010

BROOKFIELD RESIDENTIAL PROPERTIES INC.

(formerly known as Brookfield BHS Holdings Inc. and 1831174 Ontario Inc.)

BALANCE SHEET

(all dollar amounts are in U.S. dollars)

As at July 30, 2010
Assets
Cash	$1

$1

Stockholders’ Equity
Common Stock—unlimited shares authorized, one issued and outstanding	$1

$1

BROOKFIELD RESIDENTIAL PROPERTIES INC.

(formerly known as Brookfield BHS Holdings Inc. and 1831174 Ontario Inc.)

NOTES TO THE BALANCE SHEET

Note 1: Basis of Presentation

Brookfield Residential Properties Inc. (formerly known as Brookfield BHS Holdings Inc. and 1831174 Ontario Inc.) (the “Company”) was formed on July 30, 2010 under the laws of Ontario.

The Company is a wholly-owned subsidiary of Brookfield Asset Management Inc. The Company was formed in connection with the anticipated merger of the residential land and housing division of Brookfield Properties Corporation (“BPO Residential”) with Brookfield Homes Corporation (“Brookfield Homes”).

The preparation of the balance sheet, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the balance sheet.

Note 2: Subsequent Events

On August 11, 2010, Brookfield Asset Management Inc. transferred 9,922,495 convertible preferred shares, representing 99% of the issued and outstanding convertible preferred shares of Brookfield Homes and 18,370,978 common shares, representing 62% of the issued and outstanding common shares of Brookfield Homes to the Company in exchange for 53,808,460 of the Company’s common shares.

On September 30, 2010, the Company formed a wholly-owned subsidiary, Brookfield Residential Acquisition Corp., a Delaware corporation.

In accordance with Accounting Standards Codification Topic 855, “Subsequent Events,” the Company has evaluated subsequent events and transactions up to and including October 6, 2010 and, where necessary, has made the appropriate disclosures.

BPO RESIDENTIAL

CARVE-OUT FINANCIAL STATEMENTS

June 30, 2010

Deloitte & Touche LLP

Brookfield Place

181 Bay Street

Suite 1400

Toronto ON M5J 2V1

Canada

Tel: 416-601-6150

Fax: 416-601-6151

www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Directors of Brookfield Properties Corporation:

We have audited the carve-out balance sheets of BPO Residential as at December 31, 2009 and 2008, and the carve-out statements of income and comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2009. These carve-out financial statements are the responsibility of the management of Brookfield Properties Corporation (the “Company”). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such carve-out financial statements present fairly, in all material respects, the financial position of BPO Residential as at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

October 4, 2010

BPO RESIDENTIAL

CARVE-OUT BALANCE SHEETS

(all dollar amounts are denominated in thousands of U.S. dollars)

			As at December 31,
	Note	As at June 30, 2010	2009	2008
		(Unaudited)
ASSETS
Land and Housing Inventory	2	$1,349,980	$1,379,406	$1,266,672
Investment in Unconsolidated Entity	3	76	556	648
Receivables	4	129,484	132,396	116,995
Other Assets	5	31,980	25,287	17,676
Deferred Income Taxes	6	42,275	52,870	40,630
Due from Affiliates	9	93,785	19,061	303,263
Cash		226	8,015	2,330
Restricted Cash	1	2,247	1,014	903

		$1,650,053	$1,618,605	$1,749,117

LIABILITIES
Secured Debt	7	$76,835	$87,211	$117,240
Bank Indebtedness	8	251,390	89,930	317,146
Due to Affiliates	9	284,523	425,096	284,145
Accounts Payable and Other Liabilities	10	158,834	205,641	173,190

		771,582	807,878	891,721

Commitments, Contingent Liabilities and Other	12

EQUITY IN NET ASSETS		878,471	810,727	857,396

		$1,650,053	$1,618,605	$1,749,117

See accompanying notes to the carve-out financial statements

BPO RESIDENTIAL

CARVE-OUT STATEMENTS OF INCOME

(all dollar amounts are denominated in thousands of U.S. dollars)

		Six months ended June 30		Years Ended December 31
	Note	2010	2009	2009	2008	2007
		(Unaudited)
REVENUE
Land		$150,597	$53,833	$227,187	$354,729	$378,459
Housing		122,588	48,781	150,937	222,997	295,469
Interest and Other		5,371	2,769	5,862	10,696	11,937

		278,556	105,383	383,986	588,422	685,865

DIRECT COST OF SALES
Cost of Sales—Land		81,154	21,962	118,274	142,686	211,556
Cost of Sales—Housing		101,278	42,205	131,387	180,012	220,082
Impairment of Land inventory	2	—	9,300	17,075	3,300	—

		182,432	73,467	266,736	325,998	431,638

EXPENSES
Selling, General and Administrative		16,325	13,070	27,031	36,632	37,345
Depreciation		1,620	1,180	2,604	2,261	2,020

		17,945	14,250	29,635	38,893	39,365

Equity in (loss) earnings of Unconsolidated Entity	3	(4)	183	1,309	1,229	2,494

INCOME BEFORE INCOME TAXES		78,175	17,849	88,924	224,760	217,356
Income Tax Expense	6	21,824	4,110	22,593	62,752	66,045

NET INCOME		56,351	13,739	66,331	162,008	151,311
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	11	488	173	818	303	—
NET INCOME ATTRIBUTABLE TO PARENT COMPANY		$56,839	$13,912	$67,149	$162,311	$151,311

See accompanying notes to the carve-out financial statements

BPO RESIDENTIAL

CARVE-OUT STATEMENTS OF EQUITY

(all dollar amounts are denominated in thousands of U.S. dollars)

		Six months ended June 30,		Years Ended December 31,
	Note	2010	2009	2009	2008	2007
		(Unaudited)
Equity
Opening Balance		$769,337	$928,357	$928,357	$683,578	$469,483
Net Income Attributable to Parent Company		56,839	13,912	67,149	162,311	151,311
Contributions (Distributions) of Capital	6	28,714	50,584	(226,169)	82,468	62,784

Ending Balance		854,890	992,853	769,337	928,357	683,578
Accumulated other comprehensive income
Opening Balance		32,602	(80,567)	(80,567)	83,441	(5,778)
Other Comprehensive Income (Loss)		(9,021)	41,835	113,169	(164,008)	89,219

Ending Balance		23,581	(38,732)	32,602	(80,567)	83,441

Non-Controlling Interest	11	—	9,433	8,788	9,606	—

Total Equity in Net Assets		$878,471	$963,554	$810,727	$857,396	$767,019

See accompanying notes to the carve-out financial statements

CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME

		Six months ended June 30,		Years Ended December 31,
	Note	2010	2009	2009	2008	2007
		(Unaudited)
Net Income attributable to Parent Company		$56,839	$13,912	$67,149	$162,311	$151,311
Other Comprehensive (Loss) Income
Foreign Currency Translation		(9,021)	41,835	113,169	(164,008)	89,219

Total Other Comprehensive Income (Loss)		(9,021)	41,835	113,169	(164,008)	89,219

Comprehensive Income		$47,818	$55,747	$180,318	$(1,697)	$240,530

See accompanying notes to the carve-out financial statements

BPO RESIDENTIAL

CARVE-OUT STATEMENTS OF CASH FLOWS

(all dollar amounts are denominated in thousands of U.S. dollars)

	Six months ended June 30		Years Ended December 31
	2010	2009	2009	2008	2007
	(Unaudited)
Net Income	$56,351	$13,739	$66,331	$162,008	$151,311
Depreciation	1,620	1,180	2,604	2,261	2,020
Cost of Sales greater (less) than Development
Costs Incurred	28,442	10,623	35,496	(104,888)	(98,267)
Land Acquisitions	(1,144)	(18,298)	(10,800)	(37,882)	(232,310)
Land Deposits and Investigation Costs	(6,463)	(231)	(10,464)	(13,306)	(2,585)
Increase (Decrease) in Deferred Income Taxes	8,527	(13,021)	(21,977)	10,923	364
Impairment of Land Inventory	—	9,300	17,075	3,300	—
Decrease (Increase) in Receivables	1,757	13,412	945	(36,334)	(36,711)
Increase (Decrease) in Accounts Payable	(41,182)	(18,298)	38,106	15,219	119,776
Other	180	—	474	425	188

Net cash provided by (used in) Operating activities	48,088	(1,594)	117,790	1,726	(96,214)

Increase (Decrease) in Bank Indebtedness	166,081	32,431	(264,197)	34,980	149,023
Secured Debt Arranged	30,652	21,729	42,310	73,701	111,552
Secured Debt Repaid	(39,800)	(30,122)	(68,251)	(93,780)	(46,669)
(Decrease) Increase in Due to/from Affiliates	(209,091)	(10,923)	187,458	(27,014)	(135,260)
(Distributions) Contributions of Equity	(2,043)	(4,929)	(4,080)	6,536	22,363

Net cash provided by (used in) Financing activities	(54,201)	8,186	(106,760)	(5,577)	101,009

(Increase) Decrease in Restricted Cash	(1,280)	159	32	2,135	6,594
Contributions from Unconsolidated Entity	483	290	1,491	2,485	—
Distributions to Unconsolidated Entity	—	—	—	—	(5,017)
Capital Expenditures	(813)	(7,776)	(6,855)	(5,351)	(1,999)

Net cash provided by (used in) Investing activities	(1,610)	(7,327)	(5,332)	(731)	(422)

Net (Decrease) Increase in Cash	(7,723)	(736)	5,698	(4,582)	4,373

Cash, Beginning of Period	8,015	2,330	2,330	7,549	3,056
Foreign Exchange on Cash	(66)	(4)	(13)	(637)	120

CASH, END OF PERIOD	$226	$1,591	$8,015	$2,330	$7,549

Cash Interest Paid	$11,955	$11,796	$27,075	$41,059	$33,103
Cash Taxes Paid	824	156	276	253	243

See accompanying notes to the carve-out financial statements

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

Note 1—Significant Accounting Policies

a) Basis of Presentation

These carve-out financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), represent a carve out of the Residential Development Operations (collectively, “BPO Residential”, the “Company”, “Residential Operations” or the “Operations”) from the consolidated financial statements of Brookfield Properties Corporation (“BPO”). The carve-out statements reflect the assets, liabilities, operations and cash flows relating to BPO’s residential development subsidiaries in addition to certain assets, liabilities, operations and cash flows of BPO related to the Residential Operations, including capitalized interest incurred on behalf of the Residential Operations. The residential development subsidiaries include Brookfield Homes Holdings Ltd., Brookfield Homes (Ontario) Limited (“BHOL”), Carma Developers LP and Carma Ltd. (collectively the “Canadian Operations”) and Carma Inc. (the “U.S. Operations”).

As the Residential Operations are an unincorporated combined entity, these carve-out financial statements represent the equity in the net assets of the Operations rather than the shareholders’ equity. In addition, while the Operations are not a taxable legal entity, current and deferred income taxes have been provided in these carve-out financial statements as if they were.

Due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, these carve-out financial statements may not necessarily reflect the Residential Operations financial position, results of operations and cash flows for future periods, nor do they reflect the financial position, results of operations and cash flows that would have been realized had the Residential Operations been a stand-alone entity during the periods presented.

b) Use of Estimates

The preparation of carve-out financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

c) Land and Housing Inventory

Land and Housing inventory is recorded at the lower of its cost and estimated recoverable amount. Capitalized costs include land and land acquisition costs, development costs, housing construction in progress, interest, property taxes, and general and administrative costs directly attributable to the development of inventory. Costs are allocated to the saleable acreage of each project or subdivision based on the front footage of the units or in proportion to the relative anticipated revenue of the units, as applicable.

Recoverability of inventory assets is made at a specific point in time, given current relevant market information, and is measured by comparing the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. This estimate is subjective and involves uncertainties and judgment. When a specific property’s estimated undiscounted cash flows are determined to be less than the carrying value, the property is considered to be impaired and is written down to the discounted present value. Carrying charges, including interest, are not capitalized to inactive projects.

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

A provision has been accrued for costs yet to be incurred within a subdivision where sales have taken place. The provision is based on the sold lots’ pro rata share of costs to be incurred for specified areas within each subdivision phase.

d) Revenue Recognition

i)	Land Sales: Revenues are recognized when title is passed to the purchaser upon closing, all material conditions of the sales contract have been met, a significant cash down payment or appropriate security is received and collection of remaining proceeds is reasonably assured.

ii)	Housing Sales: Revenues are recorded when funds have been transferred or are held in trust, possession of the completed housing unit has taken place and all risks and rewards of ownership, including title transfer, have passed to the homeowner.

iii)	Commercial Property Sales: Revenues are recorded when the purchase and sale agreement have been duly executed and delivered, funds have been collected or are held in trust and all risks and rewards of ownership, including title, have transferred to the buyer.

e) Restricted Cash

Restricted Cash includes funds held in trust by legal representatives due to the timing of land title processing and therefore the timing of transfer of mortgage proceeds.

f) Reporting Currency and Foreign Currency Translation

The carve-out financial statements are presented in U.S. dollars, the functional currency of BPO. The assets, liabilities and operations of the Canadian Residential Operations, which have the Canadian dollar as their functional currency, are translated using the current rate method. Gains or losses on translation of the Canadian Residential Operations are deferred and included in Other Comprehensive Income as foreign currency translation gains or losses.

g) Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740 “Income Taxes” (formerly SFAS 109). Under ASC Topic 740, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

In accordance with the provisions of ASC Topic 740, the Company assesses, on a quarterly basis, its ability to realize its deferred tax assets. In determining the need for a valuation allowance, the Operations consider the following significant factors: an assessment of recent years’ profitability and losses; its expectation of profits based on margins and volumes expected to be realized (which are based on current pricing and volume trends); the period of ten years or more in all significant operating jurisdictions before the expiry of non-capital losses from the U.S. Operations; and that a substantial portion of the deferred tax asset is composed of deductible temporary differences that are not subject to an expiry period until realized under tax law. However, the recognition of deferred tax assets is based upon an estimate of future results and differences between the expected and actual financial performance which could require all or a portion of the deferred tax assets to be

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

derecognized. The Operations will continue to evaluate the need for a valuation allowance in future periods. Based on the more likely than not standard in the guidance and the weight of available evidence, the Operations do not believe a valuation allowance against the deferred tax asset at June 30, 2010 (unaudited) or December 31, 2009 and 2008 is necessary.

ASC Topic 740 requires that a company determine whether it is more-likely-than-not that a position will be sustained upon examination by taxation authorities, based upon the technical merits of the position. A tax position that meets the more-than-likely-not threshold is then measured to determine the amount of the tax benefit to recognize in the financial statements. At June 30, 2010 (unaudited), December 31, 2009 and 2008, the Operations did not have any unrecognized tax benefits or liabilities.

h) Investment in Unconsolidated Entity

Entities where the Company exercises significant influence and has less than a controlling interest are accounted for using the equity method.

i) Variable Interest Entities

The Company accounts for variable interest entities (“VIEs”) in accordance with ASC Topic 810 “Consolidation” (formerly FIN 46(R)). The decision whether to consolidate a VIE begins with establishing that a VIE exists. A VIE exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investor lacks one of three characteristics associated with owning a controlling financial interest. Those characteristics are the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity, and the right to receive the expected residual returns. The entity with the majority of the expected losses or expected residual returns of the VIE or both is considered to be the primary beneficiary of the entity and is required to consolidate such entity.

j) Capital Assets

Capital assets are recorded at cost less accumulated amortization. The Company provides for amortization using the straight line method. Leasehold improvements are amortized over the term of the lease and equipment is amortized over three to five years.

k) Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance now incorporated in ASC Topic 810 “Consolidation” (formerly SFAS 167) amending the consolidation guidance applicable to variable interest entities and the definition of a variable interest entity, and requiring enhanced disclosures to provide more information about a company’s involvement in a variable interest entity. This guidance also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. This guidance is effective for the fiscal year beginning January 1, 2010. This pronouncement does not have a material impact to the carve-out financial statements.

l) Basis of Presentation of Interim Information (Unaudited)

The accompanying unaudited carve-out financial statements as at June 30, 2010 and for the six-month periods ended June 30, 2010 and 2009 have been prepared in accordance with U.S. GAAP for interim financial

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

information. In the opinion of management, all adjustments necessary for fair presentation of the accompanying unaudited interim carve-out financial statements have been made.

The Company historically has experienced, and expects to continue to experience, variability in interim results of the Residential Operations. The carve-out statements of operations for the six months ended June 30, 2010 are not necessarily indicative of the results expected for the full year.

Note 2—Land and Housing Inventory

Land and Housing inventory includes homes completed and under construction, lots ready for construction, land under development and land held for development, which will be sold as building lots to other homebuilders or used in the Company’s homebuilding operations. The following summarizes the components of inventory:

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Housing Units	$116,106	$102,004	$88,927
Land and Land Under Development	1,233,874	1,277,402	1,177,745

	$1,349,980	$1,379,406	$1,266,672

The Company capitalizes interest to active projects which is expensed as housing units and building lots are sold. Interest incurred and capitalized during the six month periods ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 on account of land and housing inventory was $10.1 million (unaudited), $8.2 million (unaudited), $26.4 million, $40.8 million and $30.0 million, respectively. Capitalized interest charged as a cost of sales for the same periods was $14.8 million, $3.5 million, $23.8 million, $21.5 million and $31.6 million, respectively.

During 2009, the U.S. Operations recognized $17.1 million of impairment charges related to land inventory. (2008 – $3.3 million, 2007 – nil). No impairments have been recorded in the six months ended June 30, 2010 (2009 – $9.3 million).

Note 3—Investment in Unconsolidated Entity

The Residential Operations participate in a joint venture in which it has a 50% interest.

Summarized condensed financial information of the Joint Venture is as follows:

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Assets	$564	$1,537	$1,922
Liabilities	412	426	627

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

	Six months ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Revenue	$—	$339	$3,941	$4,180	$7,353
Expenses	8	(26)	1,322	1,723	2,365

Net Income from Operations	$(8)	$365	$2,619	$2,457	$4,988

Operations’ Share of Net Income (Loss)	$(4)	$183	$1,309	$1,229	$2,494

As at December 31, 2009, all land and housing assets of the joint venture had been sold and no future operating cash flows are anticipated.

All transactions are conducted at the exchange amount which is the amount agreed to by the parties.

Note 4—Receivables

The components of receivables included in the carve-out balance sheets are summarized as follows:

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Development Recovery Receivables	$81,981	$82,236	$83,856
Real Estate Receivables	37,651	39,755	22,772
Sundry and Miscellaneous Receivables	9,852	10,405	10,367

	$129,484	$132,396	$116,995

Real estate receivables include some Vendor Take Back (“VTB”) mortgages receivable. The collection terms range from one to three years and bear interest at different amounts including Canadian prime to prime plus 1% and fixed interest rates between 7% and 8%. For the period ended June 30, 2010, the years ended December 31, 2009 and 2008, the VTB’s receivable totaled CAD$36.7 million, CAD$38.1 million and CAD$20.2M, respectively.

As at June 30, 2010 and December 31, 2009 and 2008 allowances included in the totals above of $3.2 million, $3.4 million and $3.3 million, respectively, have been recorded.

Note 5—Other Assets

The components of other assets included in the carve-out balance sheets are summarized as follows:

	June 30, 2010	December 31
		2009	2008
	(Unaudited)
Capital Assets	$12,294	$14,771	$8,817
Prepaid Expenses	3,351	2,018	818
Non-refundable Earnest Funds and Investigation Fees	16,335	8,498	8,041

	$31,980	$25,287	$17,676

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

Included in capital assets is accumulated amortization of $7.3 million as at June 30, 2010 ($9.8 million – December 31, 2009, $6.3 million – December 31, 2008).

Note 6—Deferred Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The differences that give rise to the net deferred tax asset are as follows:

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Non-capital loss carry-forwards	$21,313	$17,663	$10,098
Differences relating to inventory	18,308	20,733	17,780
Compensation deductible for tax purposes when paid	4,779	16,597	14,319
Other temporary differences	(2,125)	(2,123)	(1,567)

	$42,275	$52,870	$40,630

The non-capital loss carry-forwards expire over the next sixteen to twenty years.

The Company has computed income tax expense for the periods presented based upon accounting income, adjusted for expenses that are not deductible for tax purposes. The expenses (recoveries) are as follows:

	Six months ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Current	$13,297	$17,131	$44,570	$51,829	$65,681
Deferred	8,527	(13,021)	(21,977)	10,923	364

	$21,824	$4,110	$22,593	$62,752	$66,045

The Company’s current tax expense for Carma Developers LP has been recorded as deemed contributions of capital as the partners are ultimately responsible for the filing and payment of taxes in relation to the operations of the partnership.

A reconciliation of the statutory income tax rate and the effective rate are as follows:

	Six months ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Statutory Rate	28%	29%	29%	30%	31%
United States Income (Loss) Rate
Difference	(2)%	(8)%	(5)%	(1)%	(1)%
BHOL Income Rate
Difference	0%	(1)%	1%	0%	0%
Other Adjustments	2%	3%	0%	(1)%	0%

Effective rate	28%	23%	25%	28%	30%

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

The Company recognizes interest and penalties accrued related to unrecognized tax benefits or liabilities in income tax recoveries. For the periods reported, the Company has not incurred any tax-related interest or penalties.

Note 7—Secured Debt

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Secured Debt
Canadian Operations	$19,386	$19,921	$28,063
U.S. Operations	57,449	67,290	89,177

	$76,835	$87,211	$117,240

Canadian Operations—For the Canadian Operations, the secured debt is repayable in Canadian dollars of $20.6 million as at June 30, 2010 (December 31, 2009 – $21.0 million, December 31, 2008 – $34.3 million). This debt relates mainly to Vendor Take Back (“VTB”) mortgages for raw land purchases. The interest rate on secured debt related to land held for future development ranges from 3.25% to 6%.

In the current and prior periods, the Canadian Operations have not been subject to financial covenants pertaining to secured debt.

U.S. Operations—For U.S. Operations, the majority of secured debt has floating interest rates ranging from the lower of U.S. prime less 0.5% to LIBOR plus 3%, with the majority having a floor between 4.45% and 5%. These debts are secured by the lands to which these borrowings relate and a portion of the floating rate debt is secured by BPO. The remainder of the secured debt bears a fixed interest rate ranging from 6% to 7% and is secured by lands and water rights to which the borrowings relate.

These credit facilities contain a minimum net worth requirement of $80 million, minimum liquidity requirement of $1.5 million and a minimum debt to equity covenant of 1.25:1. In both the current and prior periods, the Company has been in compliance with all such financial covenants.

Consolidated Operations:

Debt repayments are due as follows:

Year
Remainder of 2010	$38,173
2011	20,261
2012	17,000
2013	1,172
2014 and Thereafter	229

$76,835

Note 8—Bank Indebtedness

The Canadian Operations has four credit facilities, three of which relate to Carma Developers LP and one which relates to Brookfield Homes (Ontario) Ltd. These facilities in the amount of $267.5 million are repayable in

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

Canadian dollars as at June 30, 2010 (December 31, 2009—$94.6 million December 31, 2008—$387.2 million). These facilities allowed the Operations to borrow up to approximately CAD $489 million (unaudited) (December 31, 2009 and 2008—CAD $463 million and CAD $479 million, respectively). The credit facilities bear interest between Canadian prime plus 0.5% and prime plus 2.5% for any outstanding operating indebtedness and are repayable on demand. The bank indebtedness is secured by fixed and floating charges over the land and housing inventory assets of the Canadian Operations, and a general charge over all of its assets.

The facilities relating to Carma Developers LP contain a minimum net worth requirement of CAD $250 million and a minimum debt to equity covenant of 1.75:1 that the partnership is subject to. The facility relating to Brookfield Homes (Ontario) Ltd. contains three covenants: debt to tangible net worth ratio must be lower than 3.5:1, net worth must exceed CAD $50 million and a minimum interest coverage ratio of not less than 3:1. In both the current and prior periods, the Company has been in compliance with all such financial covenants.

Note 9—Related Party Transactions

In the ordinary course of business, the Company enters into certain transactions with related parties which includes the other operations within BPO. The amounts shown relate to receivables and payables from BPO and other companies consolidated by BPO not considered part of the Residential Operations.

Amounts due to affiliates are unsecured and are due on demand and bear interest at prime (Canadian or U.S. prime depending on the entity) plus  1/2 to 1%. Net interest paid on these facilities was $4.3 million for the six months ended June 30, 2010 ($5.3 million—June 30, 2009, $10.9 million—December 31, 2009, $17.8 million—December 31, 2008, and $14.6 million—December 31, 2007).

Note 10—Accounts Payable and Other Liabilities

The components of accounts payable and other liabilities included in the carve-out balance sheets are summarized as follows:

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Trade and Accrued Accounts Payable	$50,982	$94,924	$88,764
Lot and Damage Deposits	55,752	61,257	39,587
Development Costs Payable	50,681	48,028	42,966
Home Warranty Costs Payable	1,050	766	962
Miscellaneous	369	666	911

	$158,834	$205,641	$173,190

Estimated future warranty costs are accrued and charged to cost of sales at the time the revenue associated with the sale of each home is recognized. Costs are accrued based on historical and anticipated warranty claims, the number of homes sold, and the cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary.

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

The following table reflects the changes in the Company’s warranty liability for the periods ended June 30, 2010, December 31, 2009 and December 31, 2008:

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Balance, Beginning of Period	$766	$962	$1,560
Payments Made During the Period	(663)	(1,417)	(1,727)
Warranties Issued During the Period	710	1,001	1,315
Adjustments for Pre-Existing Warranties	237	220	(186)

Balance, End of Period	$1,050	$766	$962

Note 11—Variable Interest Entity—UCAR Joint Venture

For the years ending December 31, 2009 and 2008, the Company’s investment in the UCAR Joint Venture met the definition of a VIE and the Operations were the primary beneficiary of the VIE. As a result, the assets, liabilities, and results of operations have been consolidated into the carve-out financial statements with the corresponding non-controlling interest presented.

Assets and liabilities of the VIE for periods noted are as follows:

	December 31,
	2009	2008
Assets:
Investment in Land Held for Sale	$57,644	$55,295
Other Assets	1,189	979

	58,833	56,274

Liabilities:
Accounts Payable and Other Liabilities	1,280	4,446
Note Payable(a)	—	5,610
Secured Loan(a)	4,891	—
Loan Payable to Carma, Inc.	36,686	27,006
Equity	15,976	19,212

	$58,833	$56,274

(a)	The note payable matured in 2009 and was replaced with a third party secured loan.

On March 9, 2010, the Operations acquired the 50% non-controlling interest in the UCAR Joint Venture for a nominal dollar amount. The excess of the non-controlling interest acquired over the consideration was recorded as a deemed contribution to equity.

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

Non-Controlling Interest:

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Balance, Beginning of Period	$8,788	$9,606	$—
Investment in Non-Controlling Interest	—	—	9,909
Net Loss Attributable to Non-Controlling Interest	(488)	(818)	(303)
Non-Controlling Interest Acquired	(8,300)	—	—

Balance, End of Period	$—	$8,788	$9,606

Note 12—Commitments, Contingent Liabilities and Other

Operating Obligations

The Operations have committed to future minimum payments for lease and other obligations as follows:

Year
Remainder of 2010	$2,001
2011	3,750
2012	3,650
2013	3,576
2014	3,464
2015 and thereafter	10,389

$26,830

Land Purchase Obligations

As at June 30, 2010, $5.4 million (December 31, 2009—$76 thousand, December 31, 2008—$7.2 million) of the amount held in Other Assets related to land purchase obligations. The total amount owing on these obligations is $34.4 million (December 31, 2009—$550 thousand, December 31, 2008—$11.6 million) payable in 2011.

Note 13—Guarantees

The Operations have financial and construction guarantees as follows:

	June 30, 2010	December 31,
		2009	2008
	(Unaudited)
Financial Guarantees for Bonds	$26,260	$26,260	$26,824
Construction Guarantees	56,349	57,663	53,387

	$82,609	$83,923	$80,211

Financial Guarantees for Bonds

The Operations have provided financial guarantees which, as at June 30, 2010, amounted to $26.3 million (unaudited) (December 31, 2009—$26.3 million; December 31, 2008—$26.8 million) which have not been recognized in the carve-out financial statements. These guarantees arose from the issuance of tax-exempt

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

municipal bonds for infrastructure construction in the Company’s U.S. Operations. The terms of the guarantees span the life of the projects, which range from three to ten years. The value of the guarantees is reduced as completion milestones are achieved on the projects and is terminated on or before community build out. Payment of the guarantees is triggered in the event that the debt payments to the bondholders are not fulfilled. The Operations have not been required to make any payments under these municipal bonds.

Construction Guarantees

In the ordinary course of business, the Operations have provided guarantees in the form of letters of credit and performance bonds. As at June 30, 2010, these guarantees amounted to $56.3 million (December 31, 2009—$57.7 million; December 31, 2008—$53.4 million), which have not been recognized in the carve-out financial statements. However, the proportionate development costs that relate to lots that have been sold are accrued to “Accounts Payable and Other Liabilities”. Such guarantees are required by the municipalities in which the Operations operate before construction permission is granted.

The scope of these guarantees cover specific construction obligations of individual projects as they are developed, and the term of these guarantees span the life of the projects, which range from three to ten years. The values of the guarantees are reduced as completion milestones are achieved on the projects.

These guarantees are terminated only when the municipality has issued conditions to release a Final Acceptance Certificate or similar document to the Operations, which verifies that the entity has fulfilled all its contractual obligations. Payment of the guarantees is triggered in the event expired letters of credit or performance bonds are not renewed and the contractual obligations have not been fulfilled. The Operations have not been required to make any payments under these construction guarantees.

Note 14—Fair Value Measurements

ASC Topic 820 “Fair Value Measurements and Disclosures” (previously SFAS 157) provides a framework for measuring fair value, expands disclosures about fair value measurements and establishes a fair value hierarchy which requires a company to prioritize the use of observable inputs and minimize the use of unobservable inputs in measuring fair value.

Financial Assets

The Company does not have any financial assets measured at fair value. The Operations’ receivables have been measured at amortized cost. For the majority of the receivables, the carrying value approximates fair value due to the floating interest rates being charged or due to the short-term nature of the assets.

Financial Liabilities

The Operations’ financial liabilities, which include secured debt, bank indebtedness and accounts payable and other liabilities have been measured at amortized cost.

The fair value of the secured debt is determined by discounting contractual principal and interest payments at estimated current market interest rates for the instrument when floating interest rates are not changed. Current market interest rates are determined with reference to current benchmark rates for a similar term and current

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

credit spreads for debt with similar terms and risk. As at June 30, 2010, book value exceeded fair value of secured debt by $0.1 million (unaudited) (December 31, 2009—fair value of debt exceeded book value by $0.1 million and December 31, 2008—book value exceeded fair values by $1 million). The lands to which these borrowings relate generally secure these principal amounts.

The carrying value of bank indebtedness approximates fair value due its floating rate nature and the carrying value of accounts payable and other liabilities approximates fair value due to their short-term nature.

Non-Financial Assets

The Operations’ non-financial assets measured at fair value on a nonrecurring basis are those land and housing inventory assets for which the Operations have recorded an impairment. During the period ended June 30, 2010, no impairments have been recorded relating to land and housing inventory. Certain land inventory impairments were taken in fiscal 2009 and 2008 (refer to note 2). The table below sets forth the information regarding the Company’s fair value measurement method and values used to determine fair value for land inventory impaired in 2009.

The estimated fair value of land deemed to be impaired by reportable segment as at December 31, 2009 is as follows:

	Pre-Impairment amount	Total Impairment	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
United States	$341,240	$17,075	$324,165

	$341,240	$17,075	$324,165

The fair value measurements for land inventory were determined by comparing the carrying amount of an asset to its expected future cash flows. To arrive at the estimated fair value of land inventory deemed to be impaired during the year-ended December 31, 2009, the Company estimated the cash flow for the life of each project. Specifically, project by project, the Company evaluated the margins on future land sales. These projections take into account the specific business plans for each project and management’s best estimate of the most probable set of economic conditions anticipated to prevail in the market area. Such projections generally assume current land selling prices and margins for the short-term and normalized margins for the long-term. If the future undiscounted cash flows are less than the carrying amount, the asset is considered to be impaired and is then written-down to fair value. Refer to Note 2 for additional details with respect to impairments.

There are several factors that could lead to changes in the estimate of future cash flows of a given project. The most significant of these include sales price levels actually realized by the project, lot sales activity and the costs incurred to service lots.

Note 15—Segment Information

The Operations are organized and manage their business based on the geographical areas in which they operate. As defined in ASC Topic 280, “Segmented Reporting” the Company has three operating segments—Alberta, Ontario and the United States.

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

Each of the Operations’ segments specializes in lot entitlement and development and/or the construction of single-family and multi-family homes. The Company evaluates performance and allocates capital based primarily on return on assets together with a number of other risk and strategic factors. Earnings performance is measured using segment operating income. The accounting policies of the segments are the same as those described in Note 1, “Significant Accounting Policies.”

Revenues:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Land and Housing:
Alberta	$238,460	$91,980	$298,697	$444,014	$558,009
Ontario	27,892	9,094	73,857	121,800	98,285
United States	6,833	1,540	5,570	11,912	17,634

Interest and Other:
Alberta	4,166	1,869	4,280	6,491	9,687
Ontario	633	—	—	—	—
United States	572	900	1,582	4,205	2,250

	$278,556	$105,383	$383,986	$588,422	$685,865

Direct Cost of Sales:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Alberta	$145,089	$52,121	$194,835	$213,424	$329,655
Ontario	24,122	8,317	41,889	87,566	78,680
United States	13,221	13,029	30,012	25,008	23,303

	$182,432	$73,467	$266,736	$325,998	$431,638

Gross Margin (Loss) (excludes interest and other revenue):

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Alberta	$93,371	$39,859	$103,862	$230,590	$228,354
Ontario	3,770	777	31,968	34,234	19,605
United States	(6,388)	(11,489)	(24,442)	(13,096)	(5,669)

	$90,753	$29,147	$111,388	$251,728	$242,290

BPO RESIDENTIAL

NOTES TO THE CARVE-OUT FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of U.S. dollars)

(The amounts as at June 30, 2010 and 2009 and for the amounts six months ended are unaudited)

Land and Housing Assets:

	June 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Alberta	$905,432	$864,949	$944,005	$833,188	$917,358
Ontario	112,244	102,835	105,854	93,668	117,275
United States	332,304	347,395	329,547	339,816	257,535

	$1,349,980	$1,315,179	$1,379,406	$1,266,672	$1,292,168

The following tables set forth additional financial information relating to the Company’s reportable segments:

Impairment of Land Inventory:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Alberta	$—	$—	$—	$—	$—
Ontario	—	—	—	—	—
United States	—	9,300	17,075	3,300	—

	$—	$9,300	$17,075	$3,300	$—

Investment in Unconsolidated Entity:

	June 30,		December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Alberta	$76	$569	$556	$648	$2,134
Ontario	—	—	—	—	—
United States	—	—	—	—	9,909

	$76	$569	$556	$648	$12,043

Note 16—Subsequent Events

In accordance with ASC Topic 855, the Company has evaluated subsequent events and transactions up to and including October 4, 2010 and, where necessary, has made the appropriate disclosure.

Annex A

AGREEMENT AND PLAN

OF

MERGER AND CONTRIBUTION

Dated as of October 4, 2010

Among

BROOKFIELD HOMES CORPORATION,

BROOKFIELD RESIDENTIAL PROPERTIES INC.,

BROOKFIELD RESIDENTIAL ACQUISITION CORP.,

And

BROOKFIELD PROPERTIES CORPORATION

Exhibits
Exhibit A	Restated Certificate of Incorporation of Brookfield Homes
Exhibit B	Form of Promissory Note
Exhibit C	Form of Brookfield Residential Certificate of Incorporation
Exhibit D	Form of Brookfield Residential Bylaws

AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

This AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION (this “Agreement”), dated as of October 4, 2010, is among Brookfield Homes Corporation, a Delaware corporation (“Brookfield Homes”), Brookfield Residential Properties Inc., an Ontario corporation (“Brookfield Residential”), Brookfield Residential Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Brookfield Residential (“BR Acquisition Corp.”), and Brookfield Properties Corporation, a Canadian corporation (“Brookfield Office Properties”). Brookfield Homes, Brookfield Residential, BR Acquisition Corp. and Brookfield Office Properties are referred to collectively as the “Constituent Entities.”

W I T N E S S E T H:

WHEREAS, Brookfield Residential currently owns 62% of the Brookfield Homes Common Stock (as defined herein) and 99% of the Brookfield Homes Preferred Stock (as defined herein);

WHEREAS, the Board of Directors of each of the Constituent Entities has determined that a consolidation of (i) Brookfield Homes and (ii) the BPO Residential Businesses (as defined herein) would be in the best interests of each of the Constituent Entities, respectively;

WHEREAS, Brookfield Residential has been designated to be the entity resulting from the consolidation;

WHEREAS, based upon such determination, each of the Constituent Entities has entered into this Agreement to effectuate the consolidation;

WHEREAS, the consolidation, as more fully described below, will be effected by (1) the merger (the “Merger”) of BR Acquisition Corp. with and into Brookfield Homes (with Brookfield Homes as the surviving corporation (the “Surviving Corporation”)), and (2) the contribution to Brookfield Residential by Brookfield Office Properties and/or one or more of Brookfield Office Properties’ Subsidiaries (such Subsidiaries, plus Brookfield Office Properties, are collectively referred to as the “Brookfield Office Properties Contributing Corporations”), of equity interests in certain entities owning all or substantially all of the assets, liabilities and obligations of the BPO Residential Businesses (as further described herein);

WHEREAS, upon completion of the consolidation (1) Brookfield Homes will be a direct, wholly owned subsidiary of Brookfield Residential, and (2) the BPO Residential Businesses will be owned by one or more subsidiaries of Brookfield Residential;

WHEREAS, pursuant to the Merger, the then currently outstanding equity securities of Brookfield Homes will be converted into equity securities of Brookfield Residential as described herein such that the then current equity security holders of Brookfield Homes will receive equity securities of Brookfield Residential which will result in the holders of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock receiving, in the aggregate, shares of Brookfield Residential Common Stock and Brookfield Residential Preferred Stock (each as defined herein), respectively, equal to approximately 49.26108374% of the shares of Brookfield Residential Common Stock (on an as-converted basis) outstanding immediately subsequent to the Effective Time;

WHEREAS, in connection with the consolidation, Brookfield Office Properties will restructure its residential land and housing division such that the Brookfield Office Properties Contributing Corporations will own all or substantially all of the assets, liabilities and obligations of the BPO Residential Businesses through one or more direct or indirect wholly owned subsidiaries (the “Contributed Subsidiaries”), prior to the Effective Date;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Brookfield Office Properties Contributing Corporations will contribute the equity interests of the Contributed Subsidiaries (the

“Contribution” and, together with the Merger, sometimes referred to herein as the “Transactions”) to Brookfield Residential in exchange for shares of Brookfield Residential Common Stock equal to approximately 50.73891626% of the shares of Brookfield Residential Common Stock outstanding immediately subsequent to the Effective Time (assuming the conversion of Brookfield Residential Preferred Stock to be issued pursuant to the Merger), plus (i) a senior unsecured promissory note in the original principal amount of CDN $265 million and (ii) a junior unsecured promissory note in the original principal amount of CDN $215 million;

WHEREAS, the Board of Directors of each of the Constituent Entities has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of each of the Constituent Entities has determined that the Transactions are in the best interests of the respective Constituent Entity and their stockholders; and

WHEREAS, each of the Constituent Entities desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Constituent Entities agree as follows:

Article I

Definitions

1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“BPO Residential Businesses” means, collectively, the residential land and housing division of Brookfield Office Properties, being Carma Developers LP, Carma Inc. and Brookfield Homes (Ontario) Limited and their Subsidiaries.

“BPO Residential Businesses Plans” means any Employee Plan that is maintained, administered, sponsored by or contributed to by Brookfield Office Properties, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to current or former employees of the BPO Residential Businesses.

“Brookfield Homes 10-K” means Brookfield Homes’ annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on February 19, 2010.

“Brookfield Homes Common Stock” means the common stock, par value $0.01 per share, of Brookfield Homes.

“Brookfield Homes Credit Agreements” means, collectively, (a) the Revolving Credit Facility dated as of June 12, 2006, as amended, by and among Brookfield Homes, as borrower, and Trilon Bancorp (Europe) ZRt,

Budapest, Zurich Branch, as the lender party thereto, (b) the Loan Agreement, dated as of February 26, 2009, as amended, between Brookfield Homes Holdings Inc., as borrower, and Brookfield (US) Corporation, as lender, and (c) the various project specific financings of Subsidiaries of Brookfield Homes, in each case as may be hereafter amended, restated or supplemented from time to time, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“Brookfield Homes Disclosure Schedule” means the Brookfield Homes disclosure schedule delivered to Brookfield Office Properties concurrently with the execution of this Agreement.

“Brookfield Homes Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by Brookfield Homes, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which Brookfield Homes or any of its Subsidiaries has any liability.

“Brookfield Homes International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by Brookfield Homes or any of its Subsidiaries or with respect to which Brookfield Homes or any of its Subsidiaries has any liability.

“Brookfield Homes Preferred Stock” means the 8% Convertible Preferred Stock, Series A, par value $0.01 per share, of Brookfield Homes.

“Brookfield Homes Stock” means the Brookfield Homes Common Stock together with the Brookfield Homes Preferred Stock.

“Brookfield Office Properties Disclosure Schedule” means Brookfield Office Properties’ disclosure schedule delivered to Brookfield Homes concurrently with the execution of this Agreement.

“Brookfield Residential Common Stock” means the common stock, without par value, of Brookfield Residential.

“Brookfield Residential Preferred Stock” means the preferred stock, without par value, of Brookfield Residential, issuable in series, including the 8% Convertible Preferred Stock, Series A, without par value.

“Brookfield Residential Stock” means the Brookfield Residential Common Stock and the Brookfield Residential Preferred Stock.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by Law to close.

“Canadian Securities Commissions” means the applicable securities commissions or other regulatory authorities in each of the provinces and territories of Canada.

“Canadian Securities Laws” means the securities Laws of each of the provinces and territories of Canada.

“Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act and includes a person authorized to exercise the powers and perform the duties of the Commissioner.

“Competition Act” means the Competition Act (Canada), as amended and includes the regulations promulgated thereunder.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Control” means the ownership of securities or other ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions. “Controlling” and “Controlled” have meanings correlative thereto.

“DGCL” means the Delaware General Corporation Law.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor.

“Environmental Laws” means any Law or governmental restriction or requirement or any binding determination with any Governmental Authority relating to (a) the environment or to pollutants, contaminants or wastes or (b) any chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise regulated hazardous substances, wastes or materials that are released, emitted, leaked or otherwise introduced into the environment.

“Environmental Permits” means, with respect to any Person, all Permits relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Existing Debt” means the indebtedness for borrowed money set out in Section 1.01 of the Brookfield Office Properties Disclosure Schedule.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any federal, state, provincial, local or foreign government, court of competent jurisdiction, administrative, regulatory or other governmental agency, or commission, self-regulatory organization or other governmental authority.

“International Plan” means, whether or not statutorily required, any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor, where such individuals are located exclusively outside of the United States; provided, however, that a plan or program sponsored or operated by a Governmental Authority (including any provincial health plan in Canada) shall not constitute an International Plan.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means (a) with respect to Brookfield Homes, the actual knowledge of the individuals named on Section 1.01 of the Brookfield Homes Disclosure Schedule, after reasonable inquiry, and (b) with respect to Brookfield Office Properties, the actual knowledge of the individuals named on Section 1.01 of the Brookfield Office Properties Disclosure Schedule, after reasonable inquiry.

“Laws” means all federal, state, provincial, local or foreign statutes, laws (including common law), ordinances, rules, regulations, judgments, orders, injunctions and decrees of any Governmental Authority.

“Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance, hypothecation or other adverse claim of any kind in respect of such property or asset and (b) in the case of securities, any purchase option, call or similar right of a Third Party with respect to such securities. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (or a financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Losses” means any and all direct and out-of-pocket losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, expenses or fees, including court costs and reasonable attorneys’ fees and expenses.

“NYSE” means the New York Stock Exchange, Inc.

“Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities affecting, or relating in any way to, the business of such Person or any such Person’s Subsidiaries, as currently conducted.

“Permitted Distribution” means one or more distributions from the BPO Residential Assets by one or more of the BPO Residential Businesses in an aggregate amount not to exceed $40 million.

“Person” means an individual, corporation, partnership, company, limited liability company, association, estate, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” has the meaning specified in Rule 1.02(w) of Regulation S-X under the 1934 Act.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Third Party” means any Person, as defined in Section 13(d) of the 1934 Act, other than Brookfield Homes, Brookfield Office Properties or any Affiliate of Brookfield Homes or Brookfield Office Properties.

“TSX” means the Toronto Stock Exchange.

(b) Each of the following terms is defined in the Section set forth opposite such term:

After-Tax Basis	9.14(d)
Agreement	Preamble
Book Entry Shares	3.08(b)
BPO Residential Assets	4.01
BPO Residential Liabilities	4.01
BR Acquisition Corp	Preamble
Brookfield Homes	Preamble
Brookfield Homes Bylaws	5.01(a)
Brookfield Homes Certificate	5.01(a)
Brookfield Homes Certificates	3.08(b)
Brookfield Homes Covered Persons	9.06(c)
Brookfield Homes Intellectual Property Rights	5.18(b)(ii)
Brookfield Homes Material Adverse Effect	5.01(b)
Brookfield Homes Material Contract	5.12(a)
Brookfield Homes Material Contracts	5.12(a)
Brookfield Homes Plans	5.14(a)
Brookfield Homes SEC Documents	5.06(a)
Brookfield Homes Stock Plans	3.05
Brookfield Homes Stockholder Approval	5.04(a)
Brookfield Homes Stockholders Meeting	9.01(b)
Brookfield Office Properties	Preamble
Brookfield Office Properties Contributing Corporations	Recitals
Brookfield Office Properties Financial Statements	6.06(a)
Brookfield Office Properties Group	9.15(a)(i)
Brookfield Office Properties Indemnitee	9.14(b)
Brookfield Office Properties Intellectual Property Rights	6.17(b)(ii)
Brookfield Office Properties Material Adverse Effect	6.01(b)
Brookfield Office Properties Material Contract	6.11(a)
Brookfield Office Properties Material Contracts	6.11(a)
Brookfield Office Properties Retained Taxes	9.15(a)(i)
Brookfield Office Properties Securities Documents	6.05(a)
Brookfield Residential	Preamble
Brookfield Residential Bylaws	9.02(a)
Brookfield Residential Certificate of Incorporation	9.02(a)
Brookfield Residential Certificates	3.08(b)
Brookfield Residential Deferred Share Unit Plan	3.05
Brookfield Residential Indemnitee	9.14(a)
Brookfield Residential Material Adverse Effect	7.01(b)
Brookfield Residential Stock Option Plan	3.05
Brookfield Residential Stock Plans	3.05
Certificate of Merger	2.03
Closings	2.02
Common Merger Consideration	3.01(a)
Confidentiality Agreement	9.03(a)
Constituent Entities	Preamble
Contract	5.04(b)
Contributed Subsidiaries	Recitals
Contribution	Recitals
Contribution Documents	2.01(a)
Deferred Unit Plan	3.05

Dissenting Shares	3.06
Effective Date	2.03
Effective Time	2.03
Employee Stock Plans	3.05
Employees	5.14(a)
Exchange Agent	3.08(a)
Exchange Fund	3.08(a)
Existing Plans	9.12(a)
Form F-4	5.09
Indemnified Event	9.14(d)
Merger	Recitals
Merger Consideration	3.02
Necessary Brookfield Homes Consents	5.05
Necessary Brookfield Office Properties Consents	6.06
Necessary Consents	7.05
Preferred Merger Consideration	3.02
Proxy Statement	5.09
Restraints	10.01(f)
Surviving Corporation	Recitals
tax returns	5.15(n)
tax sharing or tax indemnification agreement	5.15(n)
taxes	5.15(n)
Third-Party Intellectual Property Rights	5.18(b)(i)
Transactions	Recitals

Article II

The Transactions; Closings; Effective Date

2.01 The Transactions.

(a) Contribution. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date and immediately prior to the Effective Time, Brookfield Office Properties shall, and shall cause the other Brookfield Office Properties Contributing Corporations to, contribute all of the outstanding equity interests in the Contributed Subsidiaries to Brookfield Residential, free and clear of all Liens on such equity interests (except as disclosed in Section 2.01 of the Brookfield Office Properties Disclosure Schedule). In connection therewith, Brookfield Office Properties and each of the other Brookfield Office Properties Contributing Corporations shall execute all stock or equity transfer documents which counsel for Brookfield Office Properties and Brookfield Homes determine are reasonably necessary to effect the Contribution (collectively, the “Contribution Documents”). Prior to the Effective Date, Brookfield Office Properties shall deliver to Brookfield Homes a true and complete list of the name of each Contributed Subsidiary, together with the jurisdiction of formation, the authorized capital and the percentage ownership of each equity holder of each Contributed Subsidiary.

(b) Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, BR Acquisition Corp. shall be merged with and into Brookfield Homes at the Effective Time and the separate existence of BR Acquisition Corp. shall thereupon cease. Brookfield Homes shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate existence of Brookfield Homes with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as set forth in Section 2.04. The Merger shall have the effects specified in the DGCL.

2.02 Closings. The closings (the “Closings”) of the Transactions shall take place (a) at the offices of Dorsey & Whitney LLP, 161 Bay Street, Suite 4310, Toronto, Ontario at 10:00 a.m. on the third Business Day on which the last to be fulfilled or waived of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closings, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Constituent Entities may agree.

2.03 Effective Date. At the Closings, and provided that this Agreement has not been terminated or abandoned pursuant to Article XI hereof, (a) each of Brookfield Homes and BR Acquisition Corp. will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) Brookfield Office Properties will execute and deliver the Contribution Documents. The Transactions shall become effective on the date on which (i) the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time of such filing (or, if a later effective time is specified therein, such later effective time) being referred to herein as the “Effective Time”) and (ii) all of the Contribution Documents shall have been executed and delivered. Such date is hereinafter referred to as the “Effective Date.”

2.04 The Surviving Corporation.

(a) The certificate of incorporation of Brookfield Homes as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as Exhibit A, and shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

(b) The bylaws of Brookfield Homes as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended as provided therein or in accordance with applicable Law.

(c) The directors of BR Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by applicable Law.

(d) The officers of BR Acquisition Corp. immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by applicable Law.

Article III

Conversion and Exchange of Brookfield Homes Stock

3.01 Brookfield Homes Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Subject to Section 3.01(b), each issued and outstanding share of Brookfield Homes Common Stock shall be converted into and become the right to receive 0.764900530 validly issued, fully paid and nonassessable share of Brookfield Residential Common Stock, plus a cash amount in lieu of fractional shares pursuant to Section 3.06 (the “Common Merger Consideration”). As of the Effective Time, all shares of Brookfield Homes Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Brookfield Homes Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.08.

(b) Each issued share of Brookfield Homes Common Stock that is held by Brookfield Homes as treasury stock or that is owned by Brookfield Homes, BR Acquisition Corp., or any direct or indirect wholly owned subsidiary of Brookfield Homes prior to the Effective Date shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist. Each issued share of Brookfield Homes Common Stock that is held by Brookfield Residential prior to the Effective Date shall remain outstanding, and no shares of Brookfield Residential Stock, cash or other consideration shall be delivered in exchange therefor.

3.02 Brookfield Homes Preferred Stock. Immediately prior to the Effective Time, Brookfield Residential will convert its shares of Brookfield Homes Preferred Stock into Brookfield Homes Common Stock in accordance with its terms. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares, each issued and outstanding share of Brookfield Homes Preferred Stock, other than Dissenting Shares, shall be converted into and become the right to receive one validly issued, fully paid and nonassessable share of Brookfield Residential Preferred Stock (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”). As of the Effective Time, all shares of Brookfield Homes Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Brookfield Homes Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.08.

3.03 BR Acquisition Corp. Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares, the issued and outstanding shares of common stock, par value $0.01 per share, of BR Acquisition Corp. held by Brookfield Residential shall be converted into and become ten newly issued, fully paid and non-assessable redeemable preferred shares of stock of the Surviving Corporation with a redemption amount and fair market value equal to $100 in the aggregate.

3.04 Issuance of Shares of Surviving Corporation. On the Effective Date, the Surviving Corporation will issue shares of common stock of the Surviving Corporation to Brookfield Residential in consideration for Brookfield Residential issuing its common and preferred shares to the stockholders of Brookfield Homes pursuant to Sections 3.01 and 3.02. The number of shares of common stock of the Surviving Corporation issued to Brookfield Residential will be equal to the number of shares of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock (treated on an as-converted-basis) outstanding immediately before the Effective Time (other than shares of Brookfield Homes Stock that is owned by Brookfield Residential, BR Acquisition Corp. or Brookfield Homes, in each case immediately prior to the Effective Time or subject to Section 3.07).

3.05 Treatment of Stock Options and Other Stock Based Awards. Brookfield Homes currently maintains and sponsors the Brookfield Homes 2009 Stock Option Plan and the Brookfield Homes 2002 Stock Option Plan, each providing for the grant or award to its officers and employees of options to purchase or receive Brookfield Homes Common Stock (the “Employee Stock Plans”). Brookfield Homes also maintains and sponsors the Brookfield Homes Deferred Share Unit Plan providing executive officers and directors the option to elect to receive a portion of their compensation in the form of deferred share units tied to the value of Brookfield Homes Common Stock (the “Deferred Unit Plan” and, together with the Employee Stock Plans, the “Brookfield Homes Stock Plans”). The Brookfield Homes Stock Plans will be replaced with a Brookfield Residential Properties Stock Option Plan (the “Brookfield Residential Stock Option Plan”) and a Brookfield Residential Properties Deferred Share Unit Plan (the “Brookfield Residential Deferred Share Unit Plan,” and together with the Brookfield Residential Stock Option Plan, the “Brookfield Residential Stock Plans”). Subject to the last two sentences of this paragraph, the outstanding options and other awards under the Brookfield Homes Stock Plans shall be exchanged for options or deferred share units under the Brookfield Residential Stock Plans exercisable or issuable upon the same terms and conditions as under the Brookfield Homes Stock Plans and the agreements relating thereto immediately prior to the Effective Date of the Merger, except that (i) upon the exercise or issuance of options, shares of Brookfield Residential Common Stock shall be issuable in lieu of shares of Brookfield Homes Common Stock, and (ii) upon the redemption of the deferred share units, the value of the units will be based on the value of Brookfield Residential Common Stock. Appropriate adjustments will be made in both the number of shares of Brookfield Residential Common Stock issuable upon the exercise of such option after the Effective Date and the exercise price of each such option to preserve the economic value immediately prior to the Transactions and to reflect the impact of the Transactions. Appropriate adjustments will also be made in the number of units allocated to a participant under the Brookfield Residential Deferred Share Unit Plan to reflect the impact of the Transactions. It is intended that new at-the-money options of Brookfield Residential will be granted with a value approximately equivalent to the Black-Scholes value of any out-of-the-money options of Brookfield Homes being replaced. In accordance with the terms of the Brookfield Homes Deferred Share Unit Plan, Brookfield Homes director deferred share unit holders may elect, as a result of their separation from service, to receive either cash or to replace their Brookfield Homes deferred share units with Brookfield Residential deferred share units pursuant to the foregoing.

3.06 Fractional Shares. No fraction of a share of Brookfield Residential Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Brookfield Homes Stock who would otherwise be entitled to a fraction of a share of Brookfield Residential Stock (after aggregating all fractional shares of Brookfield Residential Stock that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such share of Brookfield Homes Stock in the manner provided in Section 3.08(b) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 3.08(e), receive from Brookfield Residential an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the last reported sales price of the Brookfield Residential Common Stock, as reported on the NYSE composite transactions reporting system (as reported in the Wall Street Journal (Northeast edition), or if not reported therein, in another authoritative source mutually selected by Brookfield Office Properties and Brookfield Homes) on the first trading day immediately following the Effective Date.

3.07 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, if Section 262 of the DGCL is applicable to the Merger, shares of Brookfield Homes Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger, who will have delivered, prior to any vote on the Merger, a written demand for the appraisal of such shares in the manner provided in Section 262 of the DGCL and who, as of the Effective Time, will not have effectively withdrawn or lost such right to dissenters’ rights (“Dissenting Shares”) will not be converted into or represent a right to receive the Preferred Merger Consideration pursuant to Section 3.02 but the holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL will receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares will have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder will forfeit the right to appraisal of such shares and each such share will thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Date, into and represent the right to receive distribution from the Surviving Corporation of the Preferred Merger Consideration, as provided in Section 3.02.

(b) Brookfield Homes will give Brookfield Residential (i) prompt notice of any written demand for appraisal, any withdrawal of a demand for appraisal and any other instrument served pursuant to Section 262 of the DGCL received by Brookfield Homes and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under such Section 262 of the DGCL. Brookfield Homes will not, except with the prior written consent of Brookfield Residential, voluntarily make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

3.08 Exchange Agent; Exchange of Shares.

(a) Exchange Agent. Prior to the Effective Time, Brookfield Residential shall designate a bank or trust company reasonably acceptable to Brookfield Homes to act as the exchange agent for the Merger (the “Exchange Agent”). As promptly as practicable following the Effective Time, Brookfield Residential will make available to the Exchange Agent, for the benefit of the holders of shares of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock, the shares of Brookfield Residential Common Stock and Brookfield Residential Preferred Stock to be provided in exchange for Brookfield Homes Common Stock and Brookfield Homes

Preferred Stock, respectively, and cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 3.06, upon consummation of the Merger as set forth in Section 3.01 and Section 3.02, respectively (the “Exchange Fund”).

(b) Exchange Procedure. As promptly as practicable following the Effective Time, and in any event no later than five Business Days thereafter, the Exchange Agent shall, and Brookfield Residential shall cause the Exchange Agent to, mail to each holder of record of a certificate (the “Brookfield Homes Certificates”) that immediately prior to the Effective Time represented outstanding shares of Brookfield Homes Stock or non-certificated shares of Brookfield Homes Stock represented by book-entry (“Book Entry Shares”) whose shares were converted into and became the right to receive shares of Brookfield Residential Stock pursuant to Section 3.01 and Section 3.02, respectively, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Brookfield Homes Certificates shall pass, only upon delivery of the Brookfield Homes Certificates or Book Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Brookfield Residential may reasonably specify) and (ii) instructions for use in effecting the surrender of the Brookfield Homes Certificates or Book Entry Shares in exchange for certificates representing whole shares of Brookfield Residential Stock (the “Brookfield Residential Certificates”) and cash payable in respect thereof in lieu of fractional shares pursuant to Section 3.06. With respect to uncertificated shares of Brookfield Homes Stock held through “direct registration,” Brookfield Residential shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of Brookfield Home Stock and payment of cash in lieu of any fractional shares pursuant to Section 3.06 as promptly as practicable after the Effective Time. Upon surrender of a Brookfield Homes Certificate or Book Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Brookfield Homes Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the number and class of shares of Brookfield Residential Stock which such holder has the right to receive pursuant to the provisions of this Article III (which, at the election of Brookfield Residential, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable laws) and payment in lieu of fractional shares to which such holder is entitled pursuant to Section 3.06, and the Brookfield Homes Certificate so surrendered shall be canceled. In the event of a transfer of ownership of a Brookfield Homes Certificate after the Effective Time, exchange may be made to a Person other than the Person in whose name the Brookfield Homes Certificate so surrendered is registered, if such Brookfield Homes Certificate shall be properly endorsed or otherwise in proper form for transfer and shall be accompanied by evidence satisfactory to the Exchange Agent that any transfer or other taxes required by reason of such exchange in the name other than that of the registered holder of such Brookfield Homes Certificate or instrument either has been paid or is not payable. Until surrendered as contemplated by this Section 3.08, each Brookfield Homes Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Brookfield Residential Certificate or Certificates evidencing the Merger Consideration to which the holder thereof is entitled in accordance with Section 3.01 or Section 3.02, as the case may be, and the right to receive an amount in cash in lieu of any fractional shares in accordance with Section 3.06 and any dividends and other distributions to which such holder is entitled pursuant to Section 3.08(f).

(c) No Further Ownership Rights in Brookfield Homes Stock. All shares of Brookfield Residential Stock issued pursuant to the Merger, including any Brookfield Residential Certificates issued upon the surrender for exchange of Brookfield Homes Certificates or Book Entry Shares in accordance with the terms of this Article III, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Brookfield Homes Stock theretofore represented by such certificates or Book Entry Shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by Brookfield Homes on such shares of Brookfield Homes Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Date. From and after the Effective Date, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Brookfield Homes Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Date, Brookfield Homes Certificates are presented to Brookfield Residential, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by Law.

(d) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund that remains undistributed to the holders of Brookfield Homes Certificates or Book Entry Shares for one year after the Effective Time shall be delivered by the Exchange Agent to Brookfield Residential, upon demand, and any holder of Brookfield Homes Certificates or Book Entry Shares who has not theretofore complied with this Article III shall thereafter look only to Brookfield Residential (subject to abandoned property, escheat or other similar Laws) with respect to the Brookfield Residential Stock, cash in lieu of fractional shares and any dividends or other distributions with respect thereto payable upon due surrender of their Brookfield Homes Certificates or Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Brookfield Residential, Brookfield Homes or the Exchange Agent shall be liable to any holder of a Brookfield Homes Certificate for Brookfield Residential Stock (or dividends or distributions with respect thereto) from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event any Brookfield Homes Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Brookfield Homes Certificate(s) to be lost, stolen or destroyed and, if required by Brookfield Residential, the posting by such Person of a bond in such sum as Brookfield Residential may reasonably direct as indemnity against any claim that may be made against it or Brookfield Homes with respect to such Brookfield Homes Certificate(s), the Exchange Agent will issue the Brookfield Residential Certificates pursuant to Section 3.01 or Section 3.02, as the case may be, deliverable in respect of the shares of Brookfield Residential Stock represented by such lost, stolen or destroyed Brookfield Homes Certificates.

(f) Dividends; Distributions. No dividends or other distributions with respect to Brookfield Residential Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Brookfield Homes Certificate or Book Entry Shares with respect to the shares of Brookfield Residential Stock represented thereby, and all such dividends or other distributions, if any, shall be paid by Brookfield Residential to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Brookfield Homes Certificate or Book Entry Shares in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Brookfield Homes Certificate or Book Entry Shares there shall be paid to the holder of a Brookfield Homes Certificate or Book Entry Shares representing the right to receive shares of Brookfield Residential Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such shares of Brookfield Residential Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Brookfield Residential Stock. Brookfield Residential shall make available to the Exchange Agent cash for these purposes, if necessary.

3.09 Withholding Taxes. Brookfield Residential shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article III any such amounts as are required under the Code, or any applicable provision of federal, state, provincial, local or foreign tax Law; provided, however, that if such withholding may be eliminated or reduced through the delivery of any certificate or other documentation, Brookfield Residential shall provide each holder of Brookfield Homes Stock with a reasonable opportunity to deliver such certificate or other documentation. To the extent that amounts are so withheld by Brookfield Residential, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Brookfield Homes Stock in respect of which such deduction and withholding was made by Brookfield Residential.

Article IV

Pre-Contribution Restructuring and Contribution of Contributed Subsidiaries

4.01 Pre-Contribution Restructuring. Subject to the terms of Section 8.04 and the provisions of the last sentence of this Section 4.01, Brookfield Office Properties hereby agrees to, and to cause the other Brookfield Office Properties Contributing Corporations to, convey, assign and transfer to the Contributed Subsidiaries, immediately prior to the Effective Time, all of the right, title and interest of Brookfield Office Properties and its Subsidiaries in and to: (i) all or substantially all of the tangible and intangible assets, properties, rights and interests (except that any trade name, trademark or service mark using the name “Brookfield” in whole or in part shall not be conveyed, assigned or transferred to Brookfield Residential but will instead be subject to the Trademark License Agreement dated March 23, 2006 between Brookfield Office Properties and Brookfield Global Asset Management Limited) primarily owned or used or held for use primarily in the BPO Residential Businesses as of the date hereof or at any time hereafter and prior to the Effective Time, as described in general terms in Section 1.01 of the Brookfield Office Properties Disclosure Schedule (the “BPO Residential Assets”), and (ii) except as otherwise specifically provided below in Section 9.15 (with respect to Brookfield Office Properties Retained Taxes) of this Agreement, all liabilities or obligations of any nature (whether accrued, absolute, known or unknown, contingent or otherwise, and whether arising in the past, present or future) primarily related to the BPO Residential Assets or primarily related to any business or assets formerly owned or operated by or used primarily in the BPO Residential Businesses or any Contributed Subsidiaries, whether or not related to residential property (collectively, the “BPO Residential Liabilities”), all of which liabilities and obligations shall be assumed by the Contributed Subsidiaries. For purposes of clarification and not in limitation of the foregoing, Brookfield Office Properties will not convey, assign or transfer to the Contributed Subsidiaries or Brookfield Residential any (i) tangible or intangible assets, properties, rights or interests owned, used or held for use in any of Brookfield Office Properties’ or any Affiliate of Brookfield Office Properties’ other business units that are not part of the BPO Residential Businesses or (ii) any of the related liabilities or obligations of any of such business units. In addition, the BPO Residential Liabilities will not include, and Brookfield Office Properties will not convey, assign or transfer to the Contributed Subsidiaries, any liability or obligation in respect of indebtedness for borrowed money other than the Existing Debt.

4.02 Contribution Consideration. In consideration for and simultaneously with the Contribution, (i) Brookfield Residential shall issue shares of Brookfield Residential Common Stock to the Brookfield Office Properties Contributing Corporations equal to, in the aggregate, approximately 50.73891626% of the outstanding shares of Brookfield Residential Common Stock, such percentage to be calculated after giving effect to all of the issuances of Brookfield Residential Common Stock at the Closings (including the issuance pursuant to this Section 4.02) and assuming the conversion of Brookfield Residential Preferred Stock to be issued pursuant to the Merger, and (ii) Brookfield Residential shall issue (A) a senior unsecured promissory note in the original principal amount of CDN $265 million and (B) a junior unsecured promissory note in the original principal amount of CDN $215 million, payable to a Subsidiary of Brookfield Office Properties, which promissory notes shall be in the form attached hereto as Exhibit B.

Article V

Representations and Warranties of Brookfield Homes

Except (i) as set forth in the Brookfield Homes Disclosure Schedule, regardless of whether the relevant section herein refers to the Brookfield Homes Disclosure Schedule, (ii) as specifically disclosed in any reports filed by Brookfield Homes as part of the Brookfield Homes SEC Documents filed prior to the date of this Agreement or (iii) as expressly contemplated by this Agreement (which exceptions shall not apply in the case of Sections 5.01 to 5.05 inclusive, 5.21, 5.22 and 5.23), Brookfield Homes represents and warrants to Brookfield Residential and Brookfield Office Properties as follows:

5.01 Organization, Standing and Corporate Power.

(a) Brookfield Homes is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted. Brookfield Homes is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Brookfield Homes Material Adverse Effect. Brookfield Homes has made available to Brookfield Office Properties complete and correct copies of its Certificate of Incorporation, as amended (the “Brookfield Homes Certificate”), and Bylaws, as amended (the “Brookfield Homes Bylaws”), and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries listed on Exhibit 21 to the Brookfield Homes 10-K, in each case as amended to the date of this Agreement.

(b) For purposes of this Agreement, “Brookfield Homes Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of Brookfield Homes and its Subsidiaries, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), an Brookfield Homes Material Adverse Effect: any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States, Canadian or any international economy or the United States, Canadian or international financial markets in general (provided that Brookfield Homes is not disproportionately affected thereby), (ii) the industry in which Brookfield Homes and its Subsidiaries operate in general (provided that Brookfield Homes is not disproportionately affected thereby), or (iii) the announcement of this Agreement or the transactions contemplated hereby.

5.02 Subsidiaries; Unconsolidated Entities.

(a) Each Subsidiary of Brookfield Homes is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or other entity, as the case may be, and is in good standing in each jurisdiction, where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect. No Subsidiary of Brookfield Homes is obligated to file periodic reports with the SEC pursuant to the 1934 Act. All of the Significant Subsidiaries of Brookfield Homes and their respective jurisdictions of formation are identified in Exhibit 21.1 to the Brookfield Homes 10-K. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Brookfield Homes free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(b) Section 5.02(b) of the Brookfield Homes Disclosure Schedule contains a true and complete list of each enterprise in which Brookfield Homes or its Subsidiaries owns a less than controlling interest with one or more Third Parties.

5.03 Capital Structure.

(a) The authorized capital stock of Brookfield Homes consists of 200,000,000 shares of Brookfield Homes Common Stock and 10,000,000 shares of Brookfield Homes Preferred Stock. At the close of business on August 31, 2010, (i) 29,655,691 shares of Brookfield Homes Common Stock were issued and outstanding, (ii) 2,420,089 shares of Brookfield Homes Common Stock were held by Brookfield Homes in its treasury, (iii) 9,999,440 shares of Brookfield Homes Preferred Stock were issued and outstanding, (iv) 5,000,000 shares of Brookfield Homes Common Stock were reserved for issuance pursuant to the Brookfield Homes Stock Plans (of which 2,343,000 shares of Brookfield Homes Common Stock were subject to outstanding options to purchase shares of Brookfield Homes Common Stock granted under the Brookfield Homes Stock Plans), and (v) approximately 35,712,286 shares of Brookfield Homes Common Stock were reserved for issuance upon conversion of Brookfield Homes Preferred Stock. Except as set forth above in this Section 5.03(a), at the close of business on August 31, 2010, no shares of capital stock or other voting securities of Brookfield Homes were issued, reserved for issuance or outstanding. All outstanding shares of Brookfield Homes Stock have been duly authorized and are validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) Brookfield Homes has delivered to Brookfield Office Properties a correct and complete list, as of August 31, 2010, of all outstanding stock options or other rights to purchase or receive shares of Brookfield Homes Common Stock granted under the Brookfield Homes Stock Plans or otherwise, the number of shares of Brookfield Homes Common Stock subject thereto and expiration dates and exercise prices thereof. All shares of capital stock which may be issued pursuant to the Brookfield Homes Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of Brookfield Homes the holders of which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Brookfield Homes may vote. Except as set forth above in this Section 5.03, (i) there are not issued or outstanding (A) any securities of Brookfield Homes or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of Brookfield Homes or any of its Subsidiaries or (B) any warrants, calls, options, stock appreciation rights, rights to receive shares of Brookfield Homes Common Stock on a deferred basis, other rights that are linked to the value of Brookfield Homes Common Stock or to other rights to acquire from Brookfield Homes or any of its Subsidiaries, or any obligation of Brookfield Homes or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Brookfield Homes or any of its Subsidiaries and (ii) there are not any outstanding obligations of Brookfield Homes or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Brookfield Homes or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Brookfield Homes nor any of its Subsidiaries is a party to any voting agreement in favor of any Person other than Brookfield Homes or its Subsidiaries with respect to the voting of any capital stock of any Subsidiary of Brookfield Homes.

5.04 Authority; Noncontravention.

(a) Brookfield Homes has all requisite corporate power and authority to enter into and deliver this Agreement and, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Brookfield Homes Common Stock (the “Brookfield Homes Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Brookfield Homes and no other corporate proceedings on the part of Brookfield Homes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to receipt of the Brookfield Homes Stockholder Approval. This Agreement has been duly executed and delivered by Brookfield Homes and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Brookfield Homes, enforceable against Brookfield Homes in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)). As of the date hereof, the Board of Directors of Brookfield Homes, at a meeting duly called and held at which all of the directors of Brookfield Homes were present in person or by telephone, adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Brookfield Homes and (iii) recommending that the stockholders of Brookfield Homes adopt this Agreement.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, constitute or result in (i) a violation or breach of, or a default under, the Brookfield Homes Certificate or Brookfield Homes Bylaws or the comparable organizational documents of any of Brookfield Homes’ Subsidiaries, (ii) a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or other assets of Brookfield Homes or any of its Subsidiaries under, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, or instrument (each, a “Contract”) to which Brookfield Homes or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or any Permit to which Brookfield Homes or any of its Subsidiaries is subject or (iii) subject to the governmental filings and other matters referred to in Section 5.05, a violation or breach of any Law applicable to Brookfield Homes or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect, or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Brookfield Homes to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

5.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Brookfield Homes or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Brookfield Homes or the consummation by Brookfield Homes of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) Part IX of the Competition Act and any other applicable filings under foreign competition, merger control or antitrust laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which Brookfield Homes is qualified to do business, (e) any appropriate filings with and approvals of the NYSE and the TSX, (f) any Canadian Securities Laws, state securities or “blue sky” law, and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have an Brookfield Homes Material Adverse Effect, or (y) prevent, materially delay or materially impair the ability of Brookfield Homes to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (g) above are referred to herein as “Necessary Brookfield Homes Consents.”

5.06 Brookfield Homes SEC Filings.

(a) Brookfield Homes has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2008 and has, prior to the date hereof, delivered or made available to Brookfield Office Properties through the SEC’s EDGAR System (i) its annual report on Form 10-K for its fiscal year ended December 31, 2009, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2010 and June 30, 2010, (iii) any proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Brookfield Homes for all meetings held or actions taken since December 31, 2008 and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2008 (the documents referred to in this Section 5.06(a), collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof and prior to the Effective Date, the “Brookfield Homes SEC Documents”).

(b) As of its filing date, each Brookfield Homes SEC Document complied, and each such Brookfield Homes SEC Document filed subsequent to the date hereof and prior to the Effective Date will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Brookfield Homes SEC Document did not, and each such Brookfield Homes SEC Document filed subsequent to the date hereof and prior to the Effective Date on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Homes with respect to statements made or incorporated by reference in any Brookfield Homes SEC Document filed subsequent to the date hereof and prior to the Effective Date based on information supplied by Brookfield Residential or Brookfield Office Properties or its Subsidiaries specifically for inclusion or incorporation therein.

(d) To the knowledge of Brookfield Homes, each director and executive officer of Brookfield Homes has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since January 1, 2009 except as indicated in its SEC filings.

(e) Brookfield Homes is, as of the date of the Agreement, and has been for the period of twelve (12) months prior to the date of this Agreement, a reporting issuer under, and is and has been for such period in compliance in all material respects with, the securities laws of each of the provinces of Canada.

(f) Brookfield Homes is, as of the date of this Agreement, in compliance in all material respects with all applicable requirements of the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act and the NYSE.

(g) As used in this Section 5.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished to the SEC.

5.07 Financial Statements; No Undisclosed Liabilities.

(a) The consolidated financial statements of Brookfield Homes included in the Brookfield Homes SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Regulation S-X for quarterly reports on Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial condition of Brookfield Homes and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the consolidated financial statements (including the notes thereto) included in the Brookfield Homes 10-K or subsequent quarterly reports on Form 10-Q filed by Brookfield Homes and publicly available prior to the date of this Agreement, (ii) as incurred in the ordinary course of business and (iii) as may arise out of or in connection with this Agreement and the transactions contemplated hereby, neither Brookfield Homes nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate would reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(c) Section 5.07(c) of the Brookfield Homes Disclosure Schedule lists, and Brookfield Homes has delivered to Brookfield Office Properties copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Brookfield Homes or its Subsidiaries since January 1, 2010.

(d) Section 5.07(d) of the Brookfield Homes Disclosure Schedule lists all non-audit services performed by Deloitte & Touche LLP for Brookfield Homes and its Subsidiaries since January 1, 2010.

5.08 Financial Controls. The officers of Brookfield Homes required to provide certifications as to Brookfield Homes’ Forms 10-K and 10-Q pursuant to Rule 13a-15 or 15d-15 under the 1934 Act have

(i) designed disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that information required to be disclosed by Brookfield Homes in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and to ensure that information required to be disclosed in the reports that it files or submits under the 1934 Act is accumulated and communicated to its management, including its chief executive officer and chief financial officer, to allow timely decisions regarding required disclosure, and (ii) have disclosed, based on their most recent evaluation of internal control over financial reporting, to Brookfield Homes’ auditors and the audit committee of Brookfield Homes’ Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Brookfield Homes’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Brookfield Homes’ internal control over financial reporting.

5.09 Information Supplied. None of the information supplied or to be supplied by Brookfield Homes or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the registration statement on Form F-4 to be filed with the SEC by Brookfield Residential in connection with the issuance of shares of Brookfield Residential Stock (other than the Brookfield Residential Preferred Stock) in the Merger (and, to the extent permitted under applicable SEC rules and regulations, the Contribution) (as amended or supplemented from time to time, the “Form F-4”) will, at the time the Form F-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the Brookfield Homes Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Brookfield Homes’ stockholders, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of Brookfield Homes and at the time of the Brookfield Homes Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Homes with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement based on information supplied by Brookfield Residential or Brookfield Office Properties or its Subsidiaries specifically for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement.

5.10 Absence of Certain Changes or Events. Since December 31, 2009, Brookfield Homes and its Subsidiaries have conducted their businesses only in the ordinary and usual course (except for actions expressly contemplated by Section 8.01 or set forth in Section 8.01 of the Brookfield Homes Disclosure Schedule) and there has not been (a) any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have an Brookfield Homes Material Adverse Effect or (b) any change by Brookfield Homes in accounting principles or any material accounting practices or methods.

5.11 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Brookfield Homes, threatened against Brookfield Homes or any of its Subsidiaries that would reasonably be expected to result in damages payable by Brookfield Homes or any of its Subsidiaries in excess of $10 million or which, when aggregated with other such suits, actions or proceedings would reasonably be expected to result in damages payable by Brookfield Homes or any of its Subsidiaries in excess of $25 million or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against, or, to the knowledge of Brookfield Homes, pending investigation by any Governmental Authority against, Brookfield Homes or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have an Brookfield

Homes Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

5.12 Contracts.

(a) Section 5.12(a) of the Brookfield Homes Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of the following Contracts to which Brookfield Homes or any of its Subsidiaries is a party (each a “Brookfield Homes Material Contract” and, collectively, the “Brookfield Homes Material Contracts”): (i) all Contracts other than in the ordinary course of business with a term lasting for one year or less which requires or may reasonably be expected to involve the payment of more than $1 million; and (ii) all Contracts other than in the ordinary course of business with a term lasting for more than one year which requires or involves the payment of more than $5 million. True and complete copies of all such Brookfield Homes Material Contracts have been delivered or have been made available by Brookfield Homes to Brookfield Office Properties. Each of the Brookfield Homes Material Contracts is in full force and effect and constitutes the legal, valid and binding obligation of Brookfield Homes or its Subsidiaries, as applicable, and is enforceable in accordance with its respective terms. Neither Brookfield Homes nor any of its Subsidiaries nor, to the knowledge of Brookfield Homes, any other party is in breach of or in default under any Brookfield Homes Material Contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, an Brookfield Homes Material Adverse Effect.

(b) Neither Brookfield Homes nor any of its Subsidiaries is party to any agreement containing any provision or covenant directly or explicitly limiting in any material respect the ability of Brookfield Homes or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Brookfield Homes or any of its Subsidiaries.

5.13 Compliance with Laws; Permits. Brookfield Homes and each of its Subsidiaries is in compliance with all Laws applicable to it, its properties or other assets or its businesses or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had or would not reasonably be expected to have an Brookfield Homes Material Adverse Effect. None of Brookfield Homes or any of its Subsidiaries has received, since December 31, 2007, a written notice alleging or relating to a possible violation of any Laws applicable to its businesses or operations which violation or violations would, individually or in the aggregate, have an Brookfield Homes Material Adverse Effect. Brookfield Homes and its Subsidiaries have in effect all material Permits (including Environmental Permits) necessary to carry on their businesses as now conducted, and there has occurred no violation of or default (with or without notice or lapse of time or both) under any such Permit, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect. There is no event which has occurred that, to the knowledge of Brookfield Homes, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, other than such revocations, cancellations, non-renewals or modifications that individually or in the aggregate would not reasonably be expected to have an Brookfield Homes Material Adverse Effect. The Transactions, in and of themselves, would not cause the revocation, cancellation, non-renewal or adverse modification of any such Permits that individually or in the aggregate would reasonably be expected to have an Brookfield Homes Material Adverse Effect. Brookfield Homes and each of its officers and directors are in compliance, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

5.14 Employee Benefit Plans.

(a) Section 5.14(a) of the Brookfield Homes Disclosure Schedule sets forth a correct and complete list of all Brookfield Homes Plans (defined below).

(b) Correct and complete copies of the following documents, with respect to each of Brookfield Homes Employee Plans (other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or under applicable pension legislation) and Brookfield Homes International Plans for current or former employees of Brookfield Homes or any of its Subsidiaries (the “Employees”) (collectively, the “Brookfield Homes Plans”), have been delivered or made available to Brookfield Office Properties by Brookfield Homes, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c) The Brookfield Homes Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither Brookfield Homes (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Brookfield Homes Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Brookfield Homes Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(d) The Brookfield Homes Plans intended to qualify under Section 401 of the Code or under any favoring provisions of applicable tax Laws are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(e) None of Brookfield Homes, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or under applicable pension Laws. Each Brookfield Homes Plan that is intended to meet the requirements for tax favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of Brookfield Homes Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Brookfield Homes Plans, the assets of any of the trusts under the Brookfield Homes Plans or the sponsor or administrator of any of the Brookfield Homes Plans, or against any fiduciary of the Brookfield Homes Plans with respect to the operation of any of the Brookfield Homes Plans (other than routine individual benefit claims), nor does Brookfield Homes have any knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(h) None of the Brookfield Homes Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA, and at the expense of the participant or the participant’s beneficiary. Each of Brookfield Homes and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(i) Except as specifically provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in and of itself, (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Brookfield Homes Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Brookfield Homes Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under an Brookfield Homes Plan.

(j) Neither Brookfield Homes nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Brookfield Homes Plan or to modify any existing Brookfield Homes Plan, except as required by applicable Law or tax qualification requirement.

(k) Any individual who performs services for Brookfield Homes or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Brookfield Homes or any of its Subsidiaries for federal income tax purposes by Brookfield Homes or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 5.14(c) hereof (without regard to any materiality or Brookfield Homes Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

(l) Neither Brookfield Homes nor any of its Subsidiaries is a party to any Contract or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) (to the extent not properly reflected on Brookfield Homes’ applicable tax returns) or Section 280G of the Code.

5.15 Taxes.

(a) Brookfield Homes and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid.

(b) The most recent financial statements contained in the Brookfield Homes SEC Documents reflect an adequate reserve for all material taxes payable by Brookfield Homes and its Subsidiaries for all taxable periods and portion thereof through the date covered by such financial statements. No material deficiency with respect to taxes has been proposed, asserted or assessed against Brookfield Homes or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer.

(c) The U.S. federal income tax returns of Brookfield Homes and each of its Subsidiaries have been examined by and settled with the IRS (or, to the knowledge of Brookfield Homes, the applicable statute of limitations has expired) for all years through December 31, 2006. All material assessments for such taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither Brookfield Homes nor any of its Subsidiaries has any obligation under any tax sharing or tax indemnification agreement (either with any Person or any taxing authority) with respect to material taxes.

(e) Neither Brookfield Homes nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(f) Neither Brookfield Homes nor any of its Subsidiaries has any liability for the taxes of any Person (other than Brookfield Homes or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, provincial, local or foreign law, as a transferee or successor, by contract or otherwise).

(g) Other than as disclosed on Section 5.15(g) of the Brookfield Homes Disclosure Schedule, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state, provincial or local income or other material taxes of Brookfield Homes or any of its Subsidiaries, and no written notice thereof has been received by Brookfield Homes or any of its Subsidiaries. No issue has been raised in writing by any taxing authority in any presently pending tax audit that could be material and adverse to Brookfield Homes or any of its Subsidiaries for any period after the Effective Date. Neither Brookfield Homes nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements, in any such case in writing, extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, provincial or local income or other material taxes.

(h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where Brookfield Homes or any of its Subsidiaries does not file tax returns that Brookfield Homes or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(i) Brookfield Homes has made available to Brookfield Office Properties correct and complete copies of (i) all U.S. and Canadian federal, state and provincial income, franchise and GST tax returns of Brookfield Homes and its Subsidiaries for the preceding three taxable years and (ii) any audit report with respect to such taxes issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to such taxes of Brookfield Homes or any of its Subsidiaries.

(j) No Liens for taxes exist with respect to any properties or other assets of Brookfield Homes or any of its Subsidiaries, except for Liens for taxes not yet due.

(k) All material taxes required to be withheld by Brookfield Homes or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(l) Brookfield Homes has not undergone an ownership change for purposes of Code Section 382 or Section 111 and 249 of the Income Tax Act (Canada) which could affect the amount of its available tax loss carryforwards.

(m) Neither Brookfield Homes nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

(n) For purposes of this Agreement, (i) “taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, unemployment, alternative or add-on minimum, disability, transfer, production, social security (or similar), registration, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group; (ii) “tax sharing or tax indemnification agreement” shall mean any written or unwritten arrangement for the allocation of, indemnification for or payment of tax liabilities or payment for tax benefits with respect to a consolidated, combined or unitary tax return which tax return includes or has included Brookfield Homes or Brookfield Office Properties, as the case may be, or any of their respective Subsidiaries including, with respect to any tax indemnification agreement, any former Subsidiaries; and (iii) “tax returns” shall mean any return, report, claim for refund, declaration of estimated tax, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

5.16 Labor Matters. Neither Brookfield Homes nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no labor disputes, grievances, labor strikes, slowdowns or stoppages actually pending or, to the knowledge of Brookfield Homes, threatened against or affecting Brookfield Homes or any of its Subsidiaries nor have there been any of such events during the past five years, except as would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect.

5.17 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an Brookfield Homes Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Brookfield Homes, is threatened in writing by any Governmental Authority or other Person against or involving Brookfield Homes or any of its Subsidiaries relating to or arising out of any Environmental Law;

(ii) Brookfield Homes and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of or relating to Brookfield Homes or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) For purposes of this Section 5.17, the terms “Brookfield Homes” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Brookfield Homes or any of its Subsidiaries.

5.18 Intellectual Property.

(a) Brookfield Homes and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, any applications for the foregoing, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of Brookfield Homes and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect, and to the knowledge of Brookfield Homes, all patents and registered trademarks, trade names, service marks and copyrights owned by Brookfield Homes and/or its Subsidiaries are valid and subsisting.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect:

(i) Brookfield Homes is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Brookfield Homes or any of its Subsidiaries is a party and pursuant to which Brookfield Homes or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”);

(ii) no claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by Brookfield Homes or any of its Subsidiaries (the “Brookfield Homes Intellectual Property Rights”), (B) any material trade secret owned by Brookfield Homes or any of its Subsidiaries, or (C) to the knowledge of Brookfield Homes, Third-Party Intellectual Property Rights licensed to Brookfield Homes or any of its Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii) to the knowledge of Brookfield Homes, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by Brookfield Homes or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (B) against the use by Brookfield Homes or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Brookfield Homes or any of its Subsidiaries as currently conducted; (C) challenging the ownership or validity of any Brookfield Homes Intellectual Property Rights or other material trade secret owned by Brookfield Homes; or (D) challenging the license or right to use any Third-Party Intellectual Rights by Brookfield Homes or any of its Subsidiaries; and

(iv) to the knowledge of Brookfield Homes, there is no unauthorized use, infringement or misappropriation or any of Brookfield Homes Intellectual Property Rights by any Person, including any employee or former employee of Brookfield Homes or any of its Subsidiaries.

5.19 Real Property. The real property owned or leased by Brookfield Homes and its Subsidiaries is sufficient for the operation of the business of Brookfield Homes and its Subsidiaries as currently conducted in all material respects.

5.20 Insurance. All insurance policies carried by or covering Brookfield Homes and its Subsidiaries with respect to their businesses, assets and properties are in full force and effect, and no notice of cancellation with respect such insurance policies has been received by Brookfield Homes or any of its Subsidiaries, except with respect to any cancellations or terminations that, individually or in the aggregate, would not reasonably be expected to have an Brookfield Homes Material Adverse Effect.

5.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other similar Person, other than Wells Fargo Securities LLC, the fees and expenses of which will be paid by Brookfield Homes in accordance with Brookfield Homes’ agreement with such firm (a copy of which have been made available to Brookfield Office Properties), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brookfield Homes or its Subsidiaries. The fees of Wells Fargo Securities LLC payable by Brookfield Homes in connection with the Transactions will not exceed, in the aggregate, $700,000, excluding expenses.

5.22 Opinion of Financial Advisor. The Special Committee of the Board of Directors of Brookfield Homes has received the opinion of Wells Fargo Securities LLC, dated the date hereof, to the effect that, as of such date, the exchange ratio of 0.764900530 shares of Brookfield Residential Common Stock to be paid for each share of Brookfield Homes Common Stock in the Merger is fair from a financial point of view to the holders (other than Brookfield Residential) of Brookfield Homes Common Stock, a copy of which opinion will be delivered to Brookfield Office Properties as soon as practicable after the date of this Agreement.

5.23 Anti-takeover Statutes and Rights Plan. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or restrictive provision of any applicable anti-takeover provision in the Brookfield Homes Certificate or Brookfield Homes Bylaws is, or at the Effective Date will be, applicable to this Agreement or any of the transactions contemplated hereby.

Article VI

Representations and Warranties of Brookfield Office Properties

Except (i) as set forth in the Brookfield Office Properties Disclosure Schedule, regardless of whether the relevant section herein refers to the Brookfield Office Properties Disclosure Schedule, (ii) as specifically disclosed in any reports filed by Brookfield Office Properties as part of the Brookfield Office Properties Securities Documents filed prior to the date of this Agreement, or (ii) as expressly contemplated by this

Agreement (which exceptions shall not apply in the case of Sections 6.01 to 6.04 inclusive, 6.23 and 6.24), Brookfield Office Properties represents and warrants to Brookfield Homes and Brookfield Residential as follows:

6.01 Organization, Standing and Corporate Power.

(a) Brookfield Office Properties is and, when formed, each of the other Brookfield Office Properties Contributing Corporations will be, an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has or, in the case of the other Brookfield Office Properties Contributing Corporations, will have all requisite corporate power and authority to own and operate the Contributed Subsidiaries and to carry on the BPO Residential Businesses as now being conducted. Brookfield Office Properties is and, when formed, each of the other Brookfield Office Properties Contributing Corporations will be, duly qualified or licensed to do business as a foreign corporation and Brookfield Office Properties is and, when formed, each of the other Brookfield Office Properties Contributing Corporations will be, in good standing in each jurisdiction in which it operates and the conduct of the BPO Residential Businesses or the ownership or operation of the properties constituting the BPO Residential Businesses makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. Brookfield Office Properties has made available to Brookfield Homes complete and correct copies of its Restated Articles of Incorporation and Amended and Restated Bylaws and the articles of incorporation and bylaws (or comparable organizational documents) of each of Brookfield Office Properties’ Subsidiaries that currently are part of the BPO Residential Businesses, in each case as amended to the date of this Agreement.

(b) For purposes of this Agreement, “Brookfield Office Properties Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of the BPO Residential Businesses, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), a Brookfield Office Properties Material Adverse Effect: any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States, Canadian or any international economy or the United States, Canadian or international financial markets in general (provided that the BPO Residential Businesses are not disproportionately affected thereby), (ii) the industry in which the BPO Residential Businesses operate in general (provided that the BPO Residential Businesses are not disproportionately affected thereby), or (iii) the announcement of this Agreement or the transactions contemplated hereby.

6.02 Subsidiaries.

(a) Section 6.02(a) of Brookfield Office Properties Disclosure Schedule lists all of the Subsidiaries of Brookfield Office Properties that will be, as of the Effective Date, part of the BPO Residential Businesses and, for each such Subsidiary, the state or jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each such Subsidiary and each Contributed Subsidiary (i) is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and (ii) is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) duly qualified to do business as a foreign corporation, limited liability company or other entity, as the case may be, and is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) in good standing in each jurisdiction, where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. No such Subsidiary is obligated to file periodic reports with the SEC pursuant to the 1934 Act. All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary and each Contributed Subsidiary have been (or will be prior to the Effective Date in the case of each Contributed Subsidiary) validly issued and are (or will be prior to the Effective Date in the case of each Contributed Subsidiary) fully paid and nonassessable and are (or will be prior to the Effective Date in the case of each Contributed Subsidiary) owned directly or indirectly by Brookfield Office Properties or one of the other Brookfield Office Properties Contributing Corporations free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(b) As of the Effective Date there will not be issued or outstanding any warrants, calls, options or other rights to acquire from Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries), or any obligation of Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) to issue, sell, redeem, repurchase or otherwise acquire, any shares of capital stock of, or other equity interests in, any Contributed Subsidiary. Neither Brookfield Office Properties nor any of its Subsidiaries (including the Contributed Subsidiaries) will be, as of the Effective Date, a party to any voting agreement with respect to the voting of any capital stock of any Contributed Subsidiary.

(c) There are not, and as of the Effective Date there will not be, any outstanding options or other awards under any stock plan of Brookfield Office Properties for which the holder shall receive a right to shares of Brookfield Residential Common Stock in lieu of common stock of Brookfield Office Properties or any of its Subsidiaries.

6.03 Authority; Noncontravention.

(a) Brookfield Office Properties has all requisite corporate power and authority to enter into and deliver this Agreement and has, and when formed, each of the other Brookfield Office Properties Contributing Corporations will have, all requisite corporate power and authority to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Brookfield Office Properties, and no other corporate proceedings on the part of Brookfield Office Properties are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The consummation of the transactions to be undertaken by the Brookfield Office Properties Contributing Corporations contemplated by this Agreement has been duly authorized by all necessary corporate action on the part of the Brookfield Office Properties Contributing Corporations, and no other corporate proceedings on the part of the Brookfield Office Properties Contributing Corporations are necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Brookfield Office Properties and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Brookfield Office Properties, enforceable against Brookfield Office Properties in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)).

(b) The execution and delivery of this Agreement do not, and the consummation of the Contribution and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, constitute or result in (i) a violation or breach of, or a default under, the Restated Articles of Incorporation of Brookfield Office Properties, as amended, or the Amended and Restated Bylaws of Brookfield Office Properties, as amended, or the comparable organizational documents of any of its Subsidiaries, (ii) as of the Effective Date, a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on the equity interests of any of the Contributed Subsidiaries or on any of the BPO Residential Assets under, any Contract to which Brookfield Office Properties or any of its Subsidiaries is a party which constitutes part of the BPO Residential Businesses or any material Permit to which Brookfield Office Properties or any of its Subsidiaries is subject which constitutes part of the BPO Residential Businesses or (iii) subject to the governmental filings and other matters referred to in Section 6.04, a violation or breach of any Law applicable to Brookfield Office Properties or any of its Subsidiaries operating the BPO Residential

Businesses or to the BPO Residential Businesses, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Brookfield Office Properties to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

6.04 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to

Brookfield Office Properties or any of its Subsidiaries operating the BPO Residential Businesses or the Contributed Subsidiaries in connection with the execution and delivery of this Agreement by Brookfield Office Properties or the consummation by Brookfield Office Properties or any other Brookfield Office Properties Contributing Corporation of the Contribution or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) Part IX of the Competition Act and any other applicable filings under foreign competition, merger control or antitrust laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which Brookfield Homes is qualified to do business, (e) any appropriate filings with and approvals of the NYSE and TSX, (f) any Canadian Securities Laws, state securities or “blue sky” law, and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Brookfield Office Properties Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Brookfield Office Properties or any other Brookfield Office Properties Contributing Corporation to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (g)  above are referred to herein as “Necessary Brookfield Office Properties Consents.”

6.05 Brookfield Office Properties Securities Filings.

(a) Brookfield Office Properties has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the Canadian Securities Commissions or the SEC since January 1, 2008 and has, prior to the date hereof, delivered or made available to Brookfield Homes through Canada’s SEDAR System or the SEC’s EDGAR System (i) its annual report for its fiscal year ended December 31, 2009, (ii) its quarterly reports for its fiscal quarters ended March 31, 2010 and June 30, 2010, (iii) any proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Brookfield Office Properties for all meetings held or actions taken since December 31, 2008 and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the Canadian Securities Commissions or the SEC since December 31, 2008 (the documents referred to in this Section 6.05, collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the Canadian Securities Commissions or the SEC subsequent to the date hereof and prior to the Effective Date, the “Brookfield Office Properties Securities Documents ”).

(b) As of its filing date, each Brookfield Office Properties Securities Document complied, and each such Brookfield Office Properties Securities Document filed subsequent to the date hereof and prior to the Effective Date will comply, as to form in all material respects with the applicable requirements of the Canadian Securities Laws, the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Brookfield Office Properties Securities Document did not, and each such Brookfield Office Properties Securities Document filed subsequent to the date hereof and prior to the Effective Date on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Office

Properties with respect to statements made or incorporated by reference in any Brookfield Office Properties SEC Document filed subsequent to the date hereof and prior to the Effective Date based on information supplied by Brookfield Homes or its Subsidiaries specifically for inclusion or incorporation therein.

(d) Brookfield Office Properties is a “foreign private issuer” for purposes of the U.S. securities laws.

(e) Brookfield Office Properties is, as of the date of this Agreement, in compliance in all material respects with all applicable requirements of the Canadian Securities Laws, the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act, the NYSE and the TSX.

(f) As used in this Section 6.05, the term “file” shall be broadly construed to include any manner in which a document or information is furnished to the Canadian Securities Commissions or the SEC.

6.06 Financial Statements; No Undisclosed Liabilities.

(a) Section 6.06(a) of the Brookfield Office Properties Disclosure Schedule contains (i) the audited combined balance sheet and statement of operations and cash flows as of and for the year ended December 31, 2009 for the operations of the BPO Residential Businesses, together with the appropriate notes to such financial statements, accompanied by the report thereon of Deloitte & Touche LLP, independent public accountants, and (ii) the unaudited combined balance sheet and statement of operations and cash flows as of and for the six-month period ended June 30, 2010 for the operations of the BPO Residential Businesses (the financial statements referred to in clauses (i) and (ii) are collectively referred to herein as the “Brookfield Office Properties Financial Statements”). The Brookfield Office Properties Financial Statements comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial condition of the BPO Residential Businesses as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the Brookfield Office Properties Financial Statements, (ii) as incurred in the ordinary course of business since December 31, 2009 and (iii) as may arise out of or in connection with this Agreement and the transactions contemplated hereby, the BPO Residential Businesses do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate would reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(c) Section 6.06(c) of the Brookfield Office Properties Disclosure Schedule lists, and Brookfield Office Properties has delivered to Brookfield Homes copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Brookfield Office Properties or its Subsidiaries relating to the BPO Residential Businesses since January 1, 2010.

(d) To the knowledge of Brookfield Office Properties without independent investigation, there are no pending or threatened claims, suits, actions or proceedings seeking damages against Brookfield Office Properties or its Subsidiaries involving a material business or facility formerly owned by or used primarily in the BPO Residential Businesses that would reasonably be expected to result in a Brookfield Office Properties Material Adverse Effect.

6.07 Financial Controls. Brookfield Office Properties is not aware of any significant deficiencies or material weaknesses existing in the design or operation of the internal controls over financial reporting of the BPO Residential Businesses that adversely affect Brookfield Office Properties’ ability to record, process, summarize and report to management or the Board of Directors of Brookfield Office Properties material financial information relating to the BPO Residential Businesses. Since January 1, 2009, no fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial reports of the BPO Residential Businesses, as a whole, has been disclosed to Brookfield Office Properties’ auditors, Board of Directors or executive management.

6.08 Information Supplied. None of the information supplied or to be supplied by Brookfield Office Properties or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form F-4 will, at the time the Form F-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of Brookfield Homes and at the time of the Brookfield Homes Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Office Properties with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement based on information supplied by Brookfield Homes or Brookfield Residential specifically for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement.

6.09 Absence of Certain Changes or Events. Since December 31, 2009, Brookfield Office Properties and its Subsidiaries have conducted the BPO Residential Businesses only in the ordinary and usual course (except for actions expressly contemplated by Section 8.02 or set forth in Section 8.02 of the Brookfield Office Properties Disclosure Schedule) and there has not been (a) any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Brookfield Office Properties Material Adverse Effect or (b) any change by Brookfield Office Properties in accounting principles or any material accounting practices or methods.

6.10 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Brookfield Office Properties, threatened (x) against Brookfield Office Properties with respect to, or any of its Subsidiaries (including the Contributed Subsidiaries) operating, the BPO Residential Businesses that would reasonably be expected to result in damages payable by Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) operating the BPO Residential Businesses in excess of $10 million or which, when aggregated with other such suits, actions or proceedings would reasonably be expected to result in damages payable by Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) operating the BPO Residential Businesses in excess of $25 million or (y) against Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) that would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against, or, to the knowledge of Brookfield Office Properties, pending investigation by any Governmental Authority against, Brookfield Office Properties or any of its Subsidiaries (including the Contributed Subsidiaries) that individually or in the aggregate has had or would reasonably be expected to have a Brookfield Office Properties Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

6.11 Contracts.

(a) Section 6.11(a) of the Brookfield Office Properties Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of the following Contracts of the BPO Residential Businesses (each, a “Brookfield Office Properties Material Contract” and, collectively, the “Brookfield Office Properties Material Contracts”): (i) all Contracts other than in the ordinary course of business with a term lasting for one year or less which requires or may reasonably be expected to involve the payment of more than $1 million; and (ii) all Contracts other than in the ordinary course of business with a term lasting for more than one year which requires or involves the payment of more than $5 million. True and complete copies of all such Brookfield Office Properties Material Contracts have been delivered or have been made available by Brookfield Office Properties to Brookfield Homes. Each of the Brookfield Office Properties Material Contracts is in full force and effect and constitutes the legal, valid and binding obligation of Brookfield Office Properties or its Subsidiaries, as applicable, and is enforceable in accordance with its respective terms. Neither Brookfield Office Properties nor any of its Subsidiaries nor, to the knowledge of Brookfield Office Properties, any other party is in breach of or in default under any Brookfield Office Properties Material Contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Brookfield Office Properties Material Adverse Effect.

(b) Neither Brookfield Office Properties nor any of its Subsidiaries is party to any agreement containing any provision or covenant directly or explicitly limiting in any material respect the ability of the BPO Residential Businesses to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the BPO Residential Businesses.

6.12 Compliance with Laws; Permits. Brookfield Office Properties and each of its Subsidiaries is in compliance with all applicable Laws as they relate to the BPO Residential Businesses or the Contributed Subsidiaries, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. None of Brookfield Office Properties or any of its Subsidiaries has received, since December 31, 2007, a written notice alleging or relating to a possible violation of any Laws applicable to the BPO Residential Businesses which violations would, individually or in the aggregate, have a Brookfield Office Properties Material Adverse Effect. Brookfield Office Properties and its Subsidiaries have in effect all material Permits (including Environmental Permits) necessary to carry on the BPO Residential Businesses as now conducted, and there has occurred no violation of or default (with or without notice or lapse of time or both) under any such Permit, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. There is no event which has occurred that, to the knowledge of Brookfield Office Properties, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, other than such revocations, cancellations, non-renewals or modifications that individually or in the aggregate would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. The Transactions, in and of themselves, would not cause the revocation, cancellation, non-renewal or adverse modification of any such Permits that individually or in the aggregate would reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

6.13 Employee Benefit Plans.

(a) Section 6.13(a) of the Brookfield Office Properties Disclosure Schedule sets forth a correct and complete list of all BPO Residential Businesses Plans.

(b) Correct and complete copies of the following documents, with respect to each of BPO Residential Businesses Plans (other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or under applicable pension legislation), have been delivered to Brookfield Homes by Brookfield Office Properties, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c) The BPO Residential Businesses Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and none of the BPO Residential Businesses (or any of their Subsidiaries) or any “party in interest” or “disqualified person” with respect to the BPO Residential Businesses Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA as applicable, except as individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any BPO Residential Businesses Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(d) The BPO Residential Businesses Plans intended to qualify under Section 401 of the Code or under any favoring provisions of applicable tax Laws are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Office Properties Material Adverse Effect.

(e) None of the BPO Residential Businesses or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or under applicable pension Laws. Each BPO Residential Businesses Plan that is intended to meet the requirements for tax favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have an Brookfield Office Properties Material Adverse Effect.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any BPO Residential Businesses Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the BPO Residential Businesses Plans, the assets of any of the trusts under the BPO Residential Businesses Plans or the sponsor or administrator of any of the BPO Residential Businesses Plans, or against any fiduciary of the BPO Residential Businesses Plans with respect to the operation of any of the BPO Residential Businesses Plans (other than routine individual benefit claims), nor do the BPO Residential Businesses have any knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(h) None of the BPO Residential Businesses Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA, and at the expense of the participant or the participant’s beneficiary. Each of the BPO Residential Businesses and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(i) Except as specifically provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, in and of itself, (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any BPO Residential Businesses Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any BPO Residential Businesses Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a BPO Residential Businesses Plan.

(j) The BPO Residential Businesses do not have a contract, plan or commitment, whether legally binding or not, to create any additional BPO Residential Businesses Plan or to modify any existing BPO Residential Businesses Plan, except as required by applicable Law or tax qualification requirement.

(k) Any individual who performs services for the BPO Residential Businesses or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the BPO Residential Businesses for federal income tax purposes by the BPO Residential Businesses is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 6.13(c) hereof (without regard to any materiality or Brookfield Office Properties Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

(l) The BPO Residential Businesses are not a party to any Contract or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) (to the extent not properly reflected on the BPO Residential Businesses’ applicable tax returns) or Section 280G of the Code.

6.14 Taxes.

(a) Brookfield Office Properties and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it with respect to the BPO Residential Businesses, and all such filed tax returns are, with respect to the BPO Residential Businesses, correct and complete in all material respects. All taxes shown to be due on such tax returns with respect to the BPO Residential Businesses have been timely paid.

(b) The most recent Brookfield Office Properties Financial Statements reflect an adequate reserve for all material taxes payable by Brookfield Office Properties and its Subsidiaries with respect to the BPO Residential Businesses for all taxable periods and portion thereof through the date covered by such financial statements. No material deficiency with respect to taxes has been proposed, asserted or assessed against Brookfield Office Properties or any of its Subsidiaries with respect to the BPO Residential Businesses that has not been paid in full or fully resolved in favor of the taxpayer.

(c) The U.S. federal income tax returns filed by each of Brookfield Office Properties’ Subsidiaries involved in the BPO Residential Businesses have been examined by and settled with the IRS (or, to the knowledge of Brookfield Office Properties, the applicable statute of limitations has expired) for all years through December 31, 2006. The Canadian federal income tax returns with respect to the BPO Residential Businesses and those filed by each of Brookfield Office Properties’ Subsidiaries involved in the BPO Residential Businesses have been examined by and settled with the Canadian tax authorities (or, to the knowledge of Brookfield Office Properties, the applicable statute of limitations has expired), for all years through December 31, 2005. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither Brookfield Office Properties nor any of its Subsidiaries has any obligation under any tax sharing or tax indemnification agreement (either with any Person or any tax authority) with respect to material taxes relating to the BPO Residential Businesses.

(e) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state, provincial or local income or other material taxes of Brookfield Office Properties or any of its Subsidiaries relating to the BPO Residential Businesses, and no written notice thereof has been received by Brookfield Office Properties or any of its Subsidiaries. No issue has been raised in writing by any taxing authority in any presently pending tax audit that could be material and adverse to the BPO Residential Businesses for any period after the Effective Date. Neither Brookfield Office Properties nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements, in any such case in writing, extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, provincial or local income or other material taxes relating to the BPO Residential Businesses.

(f) No written claim that could give rise to material taxes with respect to the BPO Residential Businesses has been made within the previous five years by a taxing authority in a jurisdiction where Brookfield Office

Properties or any of its Subsidiaries does not file tax returns that Brookfield Office Properties or any of its Subsidiaries is or may be subject to taxation in that jurisdiction with respect to the BPO Residential Businesses.

(g) Brookfield Office Properties has made available to Brookfield Homes correct and complete copies of (i) all U.S. or Canadian federal income tax returns of Brookfield Office Properties and its Subsidiaries relating to the BPO Residential Businesses for the preceding three taxable years and (ii) any audit report with respect to such taxes issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to the BPO Residential Businesses. To the extent that such tax returns or audit reports do not relate solely to the BPO Residential Businesses, Brookfield Office Properties has provided the portions of such tax returns and audit reports that relate solely to the BPO Residential Businesses.

(h) No Liens for taxes exist with respect to any properties or other assets of the BPO Residential Businesses, except for Liens for taxes not yet due.

(i) All material taxes required to be withheld by Brookfield Office Properties or any of its Subsidiaries with respect to the BPO Residential Businesses have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(j) Neither Brookfield Office Properties nor any of its Subsidiaries has participated in a “listed transaction” with respect to the BPO Residential Businesses within the meaning of Treas. Reg. § 1.6011-4(b).

(k) Neither Brookfield Office Properties nor any of its Subsidiaries has any liability for the taxes of any Person (other than Brookfield Office Properties or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, provincial, local or foreign law, as a transferee or successor, by contract or otherwise).

(l) The Contributed Subsidiaries have not undergone an ownership change for purposes of Code Section 382 or Sections 111 and 249 of the Income Tax Act (Canada) which could affect the amount of its available tax loss carryforwards.

6.15 Labor Matters. Neither Brookfield Office Properties nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization affecting or relating to the BPO Residential Businesses, except as disclosed in Section 6.15 of the Brookfield Office Properties Disclosure Schedule. There are no labor disputes, grievances, labor strikes, slowdowns or stoppages actually pending or, to the knowledge of Brookfield Office Properties, threatened against or affecting the BPO Residential Businesses, nor have there been any of such events during the past five years, except as would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

6.16 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Brookfield Office Properties Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Brookfield Office Properties, is threatened in writing by any Governmental Authority or other Person relating to or arising out of any Environmental Law applicable to the BPO Residential Businesses;

(ii) the BPO Residential Businesses are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of or relating to Brookfield Office Properties or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law applicable to the BPO Residential Businesses and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b) For purposes of this Section 6.16, the terms “Brookfield Office Properties” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Brookfield Office Properties or any of its Subsidiaries.

6.17 Intellectual Property.

(a) Brookfield Office Properties and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, any applications for the foregoing, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the BPO Residential Businesses as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect, and to the knowledge of Brookfield Office Properties, all patents and registered trademarks, trade names, service marks and copyrights owned by Brookfield Office Properties and/or its Subsidiaries that are used in the BPO Residential Businesses and included in the Contributed Subsidiaries are valid and subsisting.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect:

(i) Brookfield Office Properties is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Brookfield Office Properties or any of its Subsidiaries is a party, which are used in the BPO Residential Businesses, and pursuant to which Brookfield Office Properties or any of its Subsidiaries is authorized to use any Third-Party Intellectual Property Rights;

(ii) no claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by Brookfield Office Properties or any of its Subsidiaries and included with the Contributed Subsidiaries (the “Brookfield Office Properties Intellectual Property Rights”), (B) any material trade secret owned by Brookfield Office Properties or any of its Subsidiaries and included within the Contributed Subsidiaries, or (C) to the knowledge of Brookfield Office Properties, Third-Party Intellectual Property Rights licensed to Brookfield Office Properties or any of its Subsidiaries and included within the Contributed Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii) to the knowledge of Brookfield Office Properties, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by the BPO Residential Businesses, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (B) against the use by Brookfield Office Properties or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the BPO Residential Businesses as currently conducted; (C) challenging the ownership or validity of any Brookfield Office Properties Intellectual Property Rights or other material trade secret owned by Brookfield Office Properties; or (D) challenging the license or right to use any Third-Party Intellectual Rights by Brookfield Office Properties or any of its Subsidiaries; and

(iv) to the knowledge of Brookfield Office Properties, there is no unauthorized use, infringement or misappropriation or any of Brookfield Office Properties Intellectual Property Rights by any Person, including any employee or former employee of Brookfield Office Properties or any of its Subsidiaries.

6.18 Indebtedness. Except for the Existing Debt, there is, and at the Effective Date there will be, no indenture, mortgage, promissory note, loan agreement or other commitment providing for, or relating to, the incurrence of indebtedness for borrowed money, other than short-term borrowings in the ordinary course of the BPO Residential Businesses which may be incurred prior to the Effective Time by the BPO Residential Businesses solely for working capital purposes.

6.19 Real Property. The real property owned or leased by Brookfield Office Properties and its Subsidiaries to be included in the Contributed Subsidiaries is sufficient for the operation of the BPO Residential Businesses as currently conducted, in all material respects.

6.20 Insurance. All insurance policies carried by Brookfield Office Properties or its Subsidiaries and covering the BPO Residential Businesses are in full force and effect, and no notice of cancellation with respect such insurance policies has been received by Brookfield Office Properties or any of its Subsidiaries, except with respect to any cancellations or terminations that, individually or in the aggregate, would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect.

6.21 Sufficiency of Contributed Assets. Except as disclosed in Section 6.21 of the Brookfield Office Properties Disclosure Schedule, the BPO Residential Assets constitute all or substantially all of the assets (a) primarily used in the BPO Residential Businesses and (b) necessary to operate the BPO Residential Businesses in substantially the same manner as they were operated prior to the Effective Date; provided, however, that, after the Closings, Brookfield Residential may not have access to all of the services currently provided by Brookfield Office Properties and its Affiliates to the BPO Residential Businesses.

6.22 Affiliate Transactions. Section 6.22 of the Brookfield Office Properties Disclosure Schedule sets forth (a) a description of all material services provided by Brookfield Office Properties or any of its Subsidiaries to the BPO Residential Businesses utilizing assets not to be contributed, assigned, conveyed or transferred to the Contributed Subsidiaries, and the manner in which the costs of providing such services have been allocated to the BPO Residential Businesses, and (b) a description of all material services provided by the BPO Residential Businesses to the operations of Brookfield Office Properties or any of its Subsidiaries other than the BPO Residential Businesses utilizing assets to be contributed, assigned, conveyed or transferred to the Contributed Subsidiaries, and the manner in which the BPO Residential Businesses have been compensated for the costs of providing such services.

6.23 Brokers and Other Advisors. No broker, investment banker, financial advisor or other similar Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Brookfield Office Properties (and not by any of the Contributed Subsidiaries) in accordance with Brookfield Office Properties’ agreements with such firm, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brookfield Office Properties or its Subsidiaries.

6.24 No Vote Required. No vote or other action of the stockholders of Brookfield Office Properties is required by Law, the Restated Articles of Incorporation of Brookfield Office Properties, as amended, or the Amended and Restated Bylaws of Brookfield Office Properties, as amended, or otherwise in order for Brookfield Office Properties to consummate the Contribution and the other transactions contemplated hereby.

Article VII

Representations and Warranties of Brookfield Residential and BR Acquisition Corp.

Except as expressly contemplated by this Agreement, Brookfield Residential represents and warrants to Brookfield Homes and Brookfield Office Properties as follows:

7.01 Organization, Standing and Corporate Power.

(a) Each of Brookfield Residential and BR Acquisition Corp. is an entity duly organized, validly existing and in good standing under the jurisdiction in which it is formed and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Brookfield Residential and BR Acquisition Corp. is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of the properties constituting the BPO Residential Businesses makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Brookfield Residential Material Adverse Effect.

(b) For purposes of this Agreement, “Brookfield Residential Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of Brookfield Residential and its Subsidiaries, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), a Brookfield Residential Material Adverse Effect: any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States, Canadian or any international economy or the United States, Canadian or international financial markets in general or (ii) the announcement of this Agreement or the transactions contemplated hereby.

7.02 Subsidiaries. Except for the capital stock of BR Acquisition Corp. and shares of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock owned by Brookfield Residential, neither Brookfield Residential nor BR Acquisition Corp. owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

7.03 Capital Structure.

(a) The authorized capital of Brookfield Residential consists of an unlimited number of shares of Brookfield Residential Common Stock and an unlimited number of shares of Brookfield Residential Preferred Stock. As of the date of this Agreement, (i) 53,808,461 shares of Brookfield Residential Common Stock are issued and outstanding, (ii) zero shares of Brookfield Residential Preferred Stock are issued and outstanding, and (iii) 53,808,461 shares of Brookfield Residential Common Stock are owned by Brookfield Asset Management Inc. Immediately prior to the Effective Time, the shares of Brookfield Residential Common Stock owned by Brookfield Asset Management Inc. will be consolidated to be reflective of the intended effect of the Transactions. All outstanding shares of capital stock of Brookfield Residential are, and immediately prior to the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Brookfield Residential does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Brookfield Residential to issue, transfer or sell any shares to any Person, other than pursuant to this Agreement.

(b) The authorized capital stock of BR Acquisition Corp. consists of 1,000 shares of common stock, par value $0.01 per share. All of such issued and outstanding shares are owned by Brookfield Residential. BR Acquisition Corp. does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating BR Acquisition Corp. to issue, transfer or sell any shares to any Person, other than pursuant to this Agreement.

7.04 Authority; Noncontravention.

(a) Each of Brookfield Residential and BR Acquisition Corp. has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Brookfield Residential and BR Acquisition Corp., and no other corporate proceedings on the part of Brookfield Residential or BR Acquisition Corp. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Brookfield Residential and BR Acquisition Corp. and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Brookfield Residential and BR Acquisition Corp., enforceable against Brookfield Residential and BR Acquisition Corp. in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)).

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger, the Contribution and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or other assets of Brookfield Residential under, (i) the certificate of incorporation or bylaws of Brookfield Residential or (ii) subject to the governmental filings and other matters referred to in Section 7.05, any Law applicable to Brookfield Residential, other than, in the case of this clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Brookfield Residential Material Adverse Effect, or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Brookfield Residential or BR Acquisition Corp. to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

7.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Brookfield Residential or BR Acquisition Corp. in connection with the execution and delivery of this Agreement by Brookfield Residential or BR Acquisition Corp. or the consummation by Brookfield Residential or BR Acquisition Corp. of the transactions contemplated by this Agreement, except for those required under or in relation to (a) Part IX of the Competition Act and any other applicable filings under foreign competition, merger control or antitrust laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which Brookfield Homes is qualified to do business, (e) any appropriate filings with and approvals of the NYSE and the TSX, (f) any Canadian Securities Laws, state securities or “blue sky” law, and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Brookfield Residential Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Brookfield Residential or BR Acquisition Corp. to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (g) above, together with the Necessary Brookfield Homes Consents and the Necessary Brookfield Office Properties Consents, are referred to herein as the “Necessary Consents.”

7.06 Information Supplied. None of the information supplied or to be supplied by Brookfield Residential specifically for inclusion or incorporation by reference in (a) the Form F-4 will, at the time the Form F-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of Brookfield Homes and at the time of the Brookfield Homes Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Brookfield Residential with respect to statements made or incorporated by reference in the Form F-4 or the Proxy Statement based on information supplied by Brookfield Homes or Brookfield Office Properties specifically for inclusion or incorporation by reference therein.

7.07 Litigation. There is no suit, action or proceeding pending or threatened against Brookfield Residential or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or investigation by any Governmental Authority involving, Brookfield Residential or any of its Subsidiaries which would reasonably be likely to have a Brookfield Residential Material Adverse Effect or materially impair the long-term benefits sought to be derived from the Transactions.

7.08 Brokers and Other Advisors. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brookfield Residential or its Subsidiaries.

7.09 No Business Activities. Neither Brookfield Residential nor BR Acquisition Corp. has conducted any activities other than (i) in connection with the organization of Brookfield Residential and BR Acquisition Corp., (ii) the holding of Brookfield Homes Common Stock and Brookfield Homes Preferred Stock by Brookfield Residential, and (iii) the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Other than 18,370,978 shares of Brookfield Homes Common Stock and 9,922,495 shares of Brookfield Homes Preferred Stock owned by Brookfield Residential, neither Brookfield Residential nor BR Acquisition Corp. has any assets, properties, liabilities, commitments or obligations (contingent or otherwise).

Article VIII

Covenants Relating to Conduct of Business

8.01 Conduct of Business by Brookfield Homes. Except as disclosed in Section 8.01 of the Brookfield Homes Disclosure Schedule, from the date hereof until the Effective Time, Brookfield Homes and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with Third Parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) to the extent that Brookfield Office Properties shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), (ii) with respect to any asset transfers between Brookfield Homes and Brookfield Office Properties or their respective Affiliates, (iii) as expressly contemplated in this Agreement or (iv) as set forth in Section 8.01 of the Brookfield Homes Disclosure Schedule, from the date hereof until the Effective Date:

(a) Brookfield Homes shall not adopt or propose any change to the Brookfield Homes Certificate or Brookfield Homes Bylaws.

(b) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, other than in the ordinary course of business, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Brookfield Homes or any of its Subsidiaries except for (i) a liquidation or dissolution of a wholly owned Subsidiary of Brookfield Homes or a merger or consolidation between wholly owned Subsidiaries of Brookfield Homes or of any wholly owned Subsidiary into Brookfield Homes, or (ii) any such plan or agreement required by or reasonably necessary to effectuate the Transactions.

(c) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, make any equity investment in or acquisition of any Person or any amount of assets material to Brookfield Homes and its Subsidiaries on a consolidated basis, except for (i) capital expenditures (A) permitted by Section 8.01(h), (B) required by Law or Governmental Authorities or (C) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) equity investments in or capital contributions to any wholly owned Subsidiary of Brookfield Homes, (iii) investment activities in the ordinary course of business consistent with past practices, (iv) any such investment or acquisition which would be permitted under the terms of the Brookfield Homes Credit Agreements as they exist on the date hereof, or (v) any other investments or acquisitions not described in clauses (i) –(iv) of this Section 8.01(c) in the ordinary course of business consistent with past practices.

(d) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to Brookfield Homes and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices, (ii) pursuant to Contracts or commitments in existence on the date hereof, (iii) any sales of accounts receivable of the type permitted by the Brookfield Homes Credit Agreements, (iv) any disposition of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practices, (v) any such sale, lease, license or other disposition which would be permitted under the terms of the Brookfield Homes Credit Agreements as they exist on the date hereof or (vi) any other sales, leases, licenses or other dispositions not described in clauses (i)-(v) of this Section 8.01(d) in the ordinary course of business consistent with past practices.

(e) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, (i) other than in the case of any direct or indirect wholly owned Subsidiary of Brookfield Homes, split, combine, subdivide or reclassify any shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than, with respect to clause (ii), (A) dividends or other distributions with respect to equity interests by its direct or indirect Subsidiaries or (B) semi-annual dividends on the Brookfield Homes Preferred Stock not in excess of $1.00 (or the equivalent amount of Brookfield Homes Common Stock) per share per period).

(f) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, (i) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Brookfield Homes or its Subsidiaries (other than (A) issuances pursuant to stock options or stock-based awards granted pursuant to an Brookfield Homes Stock Plan and outstanding on the date hereof or granted pursuant to clause (B) below, (B) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Brookfield Homes Stock Plan as in effect on the date hereof, (C) issuances by any Subsidiary of Brookfield Homes to Brookfield Homes or to any Subsidiary of Brookfield Homes, (D) issuances of Brookfield Homes Common Stock upon conversion of shares of Brookfield Homes Preferred Stock pursuant to their terms, (E) Brookfield Homes Preferred Stock dividends payable in Common Stock or (F) the creation, incurrence or permitting to exist of any Lien upon such securities by any Subsidiary of Brookfield Homes) or (ii) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of Brookfield Homes or any Subsidiary of Brookfield Homes.

(g) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of Brookfield Homes’ capital stock (other than share repurchases in the ordinary course of business necessary to fund the Brookfield Homes Stock Plans).

(h) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures that are material to Brookfield Homes and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices or (ii) as required by Law or Governmental Authorities.

(i) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities, (ii) make any loans or advances to or debt investments in, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of, any other Person or (iii) pledge or otherwise encumber shares of capital stock of Brookfield Homes, except, in the case of clause (i) or (ii), (A) borrowings incurred in the ordinary course of business consistent with past practice, (B) letters of credit obtained in the ordinary course of business consistent with past practice or the refinancing of existing letters of credit under the Brookfield Homes Credit Agreements,

(C) borrowings made in connection with the refunding of existing indebtedness (x) at maturity or upon mandatory final redemption or (y) at a lower cost of funds, (D) borrowings to finance capital expenditures or acquisitions permitted pursuant to this Agreement, (E) as otherwise would be permitted under the terms of the Brookfield Homes Credit Agreements as they exist on the date hereof, (F) continuation of guarantees existing as of the date of this Agreement, (G) loans or advances to or debt investments in Subsidiaries of Brookfield Homes or in Brookfield Homes by its Subsidiaries, or (H) any Subsidiary of Brookfield Homes assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for obligations of Brookfield Homes or any other Subsidiary of Brookfield Homes.

(j) Except as may be required by Law or by existing agreements or arrangements, Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits under any Brookfield Homes Employee Plan or Brookfield Homes International Plan of any director, employee or independent contractor or pay any benefit or compensation not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary, performance bonuses or share based compensation awards in the ordinary course of business consistent with past practices and in light of actual performance, or (ii) arrangements for newly hired individuals that are consistent with existing policies and practices.

(k) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect Brookfield Homes or any of its Subsidiaries (or, following completion of the Merger, Brookfield Residential or any of its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area.

(l) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claim, liability or obligation, other than (i) in the ordinary course of business consistent with past practices, (ii) pursuant to existing contractual obligations or (iii) the payment, discharge, settlement or satisfaction by any Subsidiary of Brookfield Homes of any loans or advances from Brookfield Homes or any other Subsidiary of Brookfield Homes.

(m) Except (i) as may be required by Law or (ii) as a result of a change in GAAP subsequent to the date hereof, Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, materially revalue any of its material assets, make, change or revoke any material tax election or change its method of accounting if such change would materially adversely affect its or any of its Subsidiaries’ taxes payable or would change its fiscal year.

(n) Except as may be required by Law, Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, settle any material audit with respect to taxes or file any amended tax return that would materially alter the tax obligation of Brookfield Homes or any of its Subsidiaries.

(o) Brookfield Homes shall, and shall cause all of its Subsidiaries to (i) timely file or cause to be filed all tax returns that Brookfield Homes or any of its Subsidiaries are required to file, (ii) prepare and file any such tax return consistent with past practice and (iii) timely pay or cause to be paid all taxes that are due and owing by Brookfield Homes or any of its Subsidiaries.

(p) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, adopt, enter into, amend or otherwise modify any collective bargaining agreement or other labor union contract applicable to the employees of Brookfield Homes or any of its Subsidiaries, except such agreements or contracts entered into in the ordinary course of business.

(q) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost.

(r) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of Brookfield Homes hereunder inaccurate at, or as of any time prior to the Effective Date, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have an Brookfield Homes Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article X not being satisfied.

(s) Except as contemplated or permitted pursuant to this Agreement, Brookfield Homes shall not, and shall not permit its Subsidiaries to, enter into any agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

(t) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, amend, modify or seek a waiver with respect to the terms of the Brookfield Homes Credit Agreements; provided, however, that Brookfield Homes may seek an amendment, modification or waiver if the result of obtaining such amendment, modification or waiver will not materially impair the operations of Brookfield Homes or materially increase the cost of borrowing to Brookfield Homes.

(u) Brookfield Homes shall not, and shall not permit any of its Subsidiaries to, authorize or enter into an agreement to do any of the foregoing.

8.02 Conduct of Business by Brookfield Office Properties. Except as disclosed in Section 8.02 of the Brookfield Office Properties Disclosure Schedule, from the date hereof until the Effective Date, Brookfield Office Properties and its Subsidiaries shall conduct the BPO Residential Businesses in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with Third Parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) to the extent that Brookfield Homes shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), (ii) with respect to any asset transfers between Brookfield Homes and Brookfield Office Properties or their respective Affiliates, (iii) as expressly contemplated in this Agreement (including, without limitation, Section 8.04) or (iv) as set forth in Section 8.02 of the Brookfield Office Properties Disclosure Schedule, from the date hereof until the Effective Date, and, in all cases, with respect solely to the BPO Residential Businesses:

(a) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, make any equity investment in or acquisition of any Person or any amount of assets material to the BPO Residential Businesses, except for (i) capital expenditures (A) permitted by Section 8.02(d), or (B) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) equity investments in or capital contributions to any wholly owned Subsidiary not included within the BPO Residential Businesses, (iii) investment activities in the ordinary course of business consistent with past practices, or (iv) any other investments or acquisitions not described in clauses (i)-(iii) of this Section 8.02(a) in an aggregate principal amount not to exceed $10 million.

(b) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to the BPO Residential Businesses on a consolidated basis, except (i) in the ordinary course of business consistent with past practices, (ii) pursuant to Contracts or commitments in existence on the date hereof, (iii) any disposition of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practices or (iv) any other sales, leases, licenses or other dispositions not described in clauses (i)-(iii) of this Section 8.02(b) in the ordinary course of business consistent with past practices.

(c) Other than the Permitted Distribution, Brookfield Office Properties shall not permit any of its Contributed Subsidiaries to declare, set aside or pay any dividend or other distribution payable in cash, stock or other property from the BPO Residential Assets.

(d) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures with respect to the BPO Residential Businesses that are material to the BPO Residential Businesses on a consolidated basis, except (i) in the ordinary course of business consistent with past practices or (ii) as required by Law or Governmental Authorities.

(e) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities to be transferred to Brookfield Residential as part of the Contributed Subsidiaries (other than issuances of commercial paper or borrowings, in the ordinary course of business consistent with past practices) or (ii) make any loans or advances to or debt investments in, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of, any other Person to be transferred to Brookfield Residential, except, in each case, (A) short-term borrowings incurred in the ordinary course of business consistent with past practice for working capital purposes, (B) letters of credit obtained in the ordinary course of business consistent with past practice, (C) borrowings made in connection with the refunding of existing indebtedness (x) at maturity or upon mandatory final redemption or (y) at a lower cost of funds, (D) borrowings to finance capital expenditures or acquisitions permitted pursuant to this Agreement, (E) continuation of guarantees existing as of the date of this Agreement, (F) loans or advances to or debt instruments in Subsidiaries of Brookfield Office Properties, (G) borrowings on existing lines or (H) refinancings of the Existing Debt.

(f) Except as may be required by Law or by existing agreements or arrangements, Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits of any director, employee or independent contractor of any business constituting a part of the BPO Residential Businesses or pay any benefit or compensation to any such individual not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary or performance bonuses consistent with past practices in light of actual performance or (ii) arrangements for newly hired individuals that are consistent with existing policies and practices.

(g) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect the BPO Residential Businesses (or, following completion of the Contribution, Brookfield Residential, Brookfield Homes or any of their respective Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area.

(h) Brookfield Office Properties shall not, and shall not permit any of its Contributed Subsidiaries to, pay, discharge, settle or satisfy any claim, liability or obligation using any of the Contributed Assets, other than (i) claims, liabilities or obligations of the BPO Residential Businesses in the ordinary course of business consistent with past practices or (ii) pursuant to existing contractual obligations.

(i) Except (i) as may be required by Law, (ii) as a result of a change in GAAP subsequent to the date hereof, or (iii) with respect to the Brookfield Office Properties Retained Taxes, Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, materially revalue any of the material assets of the BPO Residential Businesses, make, change or revoke any material tax election or change its method of accounting if such change would materially adversely affect taxes payable by the BPO Residential Businesses for periods subsequent to the Effective Time or would change its fiscal year.

(j) Except as may be required by Law or with respect to the Brookfield Office Properties Retained Taxes, Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, settle any material audit with respect to taxes of the BPO Residential Businesses or file any amended tax return with respect to the BPO Residential Businesses that would materially alter the tax obligation of Brookfield Office Properties or any of its Subsidiaries with respect to the BPO Residential Businesses for periods subsequent to the Effective Time.

(k) Brookfield Office Properties shall, and shall cause all of its Subsidiaries to, (i) timely file or cause to be filed all tax returns relating to the BPO Residential Businesses that Brookfield Office Properties or any of its Subsidiaries are required to file, (ii) except for Brookfield Office Properties Retained Taxes, prepare and file any such tax return consistent with past practice and (iii) timely pay or cause to be paid all taxes that are due and owing by Brookfield Office Properties or any of its Subsidiaries with respect to the BPO Residential Businesses.

(l) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, adopt, enter into, amend or otherwise modify any collective bargaining agreement or other labor union contract applicable to the employees of the BPO Residential Businesses, except such agreements or contracts entered into in the ordinary course of business.

(m) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies covering the BPO Residential Businesses to the extent available for a reasonable cost.

(n) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of Brookfield Office Properties hereunder inaccurate at, or as of any time prior to the Effective Date, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Brookfield Office Properties Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article X not being satisfied.

(o) Except as contemplated or permitted pursuant to this Agreement, Brookfield Office Properties shall not, and shall not permit its Subsidiaries to, enter into any agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

(p) Brookfield Office Properties shall not, and shall not permit any of its Subsidiaries to, authorize or enter into an agreement to do any of the foregoing.

8.03 Control of Other Party’s Business. Nothing contained in this Agreement shall give Brookfield Office Properties, directly or indirectly, the right to control or direct Brookfield Homes’ operations or give Brookfield Homes, directly or indirectly, the right to control or direct Brookfield Office Properties’ operations, in each case, prior to the Effective Date. Prior to the Effective Date, each of Brookfield Homes and Brookfield Office Properties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

8.04 Restructuring of BPO Residential Businesses. Brookfield Office Properties agrees to take all commercially reasonable actions to restructure the assets and liabilities of the BPO Residential Businesses in order to consolidate such assets and liabilities into the Contributed Subsidiaries prior to the Closings; provided, however, that Brookfield Office Properties shall not be obligated to effectuate any such restructuring, including any transfers of assets and related liabilities, prior to the receipt by the parties of all Necessary Consents of applicable Governmental Authorities (other than Necessary Consents which, under applicable Laws, may be obtained subsequent to the Closings without material penalty to Brookfield Residential or Brookfield Office Properties, material delay and the material impairment of the operations of Brookfield Residential or Brookfield Office Properties) including under Part IX of the Competition Act. As soon as practicable, and in any event at least 30 days prior to the earlier of (i) the Effective Time and (ii) the date of consummation of the restructuring of the assets and liabilities of the BPO Residential Businesses as contemplated in this Section 8.04, Brookfield Office Properties shall deliver to Brookfield Homes a written description of the general manner (including a general description of the contributions, transfers and conveyances proposed to effectuate such restructurings) in which Brookfield Office Properties will restructure the BPO Residential Businesses and afford Brookfield Homes the opportunity to ask questions that Brookfield Homes might have regarding the general terms of the proposed restructuring. Brookfield Homes may provide Brookfield Office Properties with comments regarding the restructuring plan; provided, however, that Brookfield Office Properties retains sole and absolute discretion with respect to the manner in which the restructuring is consummated, as long as such restructuring is consummated in a manner consistent with Section 4.01. Brookfield Office Properties agrees to provide Brookfield Homes with copies of conveyance, assignment and transfer documents used to restructure the BPO Residential Businesses reasonably requested by Brookfield Homes not less than five Business Days prior to the execution and delivery thereof and agrees that all conveyance, assignment and transfer documents used to restructure the BPO Residential Businesses will be prepared in a manner consistent with the purpose of consummating the Transactions on the terms and conditions set forth in this Agreement.

8.05 Modification of Transactions. Subject to Section 11.05 of this Agreement, the parties hereto acknowledge that, (i) to the extent deemed necessary by the parties in order to consummate the Transactions contemplated herein in a manner permitted by the Brookfield Homes Credit Agreements, they will consult each other and reasonably consider any proposed modification of the Contribution or the Merger or (ii) subject to Sections 8.01(t) of this Agreement, Brookfield Homes shall be permitted to seek an appropriate waiver or amendment under the Brookfield Homes Credit Agreements solely to effect the Transactions in the manner described in Article II of this Agreement.

8.06 No Solicitation by Brookfield Homes. Brookfield Homes shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit any inquiries or the making of any proposal in respect of the acquisition or potential acquisition of Brookfield Homes (whether by way of merger, consolidation, business combination or otherwise). Nothing contained in this Agreement shall prevent Brookfield Homes or any of its Subsidiaries from responding to any such inquiries or proposals or from engaging in discussions or negotiations with respect to any such transaction or potential transaction with any third party, provided that the Board of Directors of Brookfield Homes has determined, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law, provided further that Brookfield Homes has complied with the immediately preceding sentence, and provided further that Brookfield Homes notifies Brookfield Office Properties in writing of any such inquiry, proposal, discussions or negotiations promptly, and in any event no later than three Business Days, after the same has been made or have commenced (as applicable).

8.07 No Solicitation by Brookfield Office Properties. Brookfield Office Properties shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit any inquiries or the making of any proposal in respect of the acquisition or potential acquisition of the BPO Residential Businesses (whether by way of merger, consolidation, business combination or otherwise). Nothing contained in this Agreement shall prevent Brookfield Office Properties or any of its Subsidiaries from responding to any such inquiries or proposals or from engaging in discussions or negotiations with respect to any such transaction or potential transaction with any third party, provided that the Board of Directors of Brookfield Office Properties has determined, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law, provided further that Brookfield Office Properties has complied with the immediately preceding sentence, and provided further that Brookfield Office Properties notifies Brookfield Homes in writing of any such inquiry, proposal, discussions or negotiations promptly, and in any event no later than three Business Days, after the same has been made or have commenced (as applicable).

Article IX

Additional Agreements

9.01 Preparation of the Form F-4 and the Proxy Statement; Stockholder Meeting.

(a) As soon as practicable following the date of this Agreement, Brookfield Homes shall prepare and file with the SEC the Proxy Statement and Brookfield Residential and Brookfield Homes shall prepare and Brookfield Residential shall file with the SEC the Form F-4, in which the Proxy Statement will be included. Each of Brookfield Residential and Brookfield Homes shall use commercially reasonable efforts to have the Form F-4 declared effective under the 1933 Act as promptly as practicable after such filing and keep the Form F-4 effective for so long as necessary to consummate the Transactions, including procuring any opinions necessary for such declaration. Brookfield Homes shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Brookfield Homes as promptly as practicable after the Form F-4 is declared effective under the 1933 Act. Notwithstanding the foregoing, if, at the time of proposed mailing of the Proxy Statement, Brookfield Office Properties has not furnished Brookfield Homes a written general description of the proposed restructuring of the BPO Residential Businesses, Brookfield Homes may postpone such mailing until such description is provided by Brookfield Office Properties. Each party hereto shall also take any action required to be taken under the 1934 Act and any applicable federal, state or provincial securities Laws in connection with the issuance of shares of Brookfield Residential Stock in the Transactions, and Brookfield Office Properties shall furnish all information concerning Brookfield Office Properties, and Brookfield Homes shall furnish all information concerning Brookfield Homes and use commercially reasonable efforts to furnish all information concerning the holders of shares of Brookfield Homes Common Stock, as may be reasonably requested by Brookfield Residential in connection with any such action. No filing of, or amendment or supplement to, the Form F-4 will be made by Brookfield Residential, and no filing of, or amendment or supplement to the Proxy Statement will made by Brookfield Homes, without providing the other parties hereto, including Brookfield Office Properties, and their counsel a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Date, any information relating to Brookfield Residential, Brookfield Office Properties or Brookfield Homes, or any of their respective Affiliates, directors or officers, should be discovered by Brookfield Residential, Brookfield Office Properties or Brookfield Homes which should be set forth in an amendment or supplement to either the Form F-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC to the extent required by Law, disseminated to the stockholders of Brookfield Homes. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form F-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form F-4 or the Transactions and (ii) all orders of the SEC relating to the Form F-4.

(b) Brookfield Homes shall, as soon as practicable following the date of this Agreement, establish a record date for, and subject to the fourth sentence of Section 9.01(a), promptly after the Form F-4 is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the “Brookfield Homes Stockholders Meeting”) solely for the purpose of obtaining the Brookfield Homes Stockholder Approval. Brookfield Homes shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement.

(c) Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of Brookfield Homes shall be free to modify or withdraw its recommendation to stockholders with respect to the approval of this Agreement and the transactions contemplated hereby if it determines, after consultation with its legal counsel, that not taking such action would be inconsistent with its fiduciary duties or applicable law. Brookfield Residential hereby agrees to vote or cause to be voted all shares of Brookfield Homes Common Stock beneficially owned by it (within the meaning of the rules under Section 13(d) of the 1934 Act) in favor of

Brookfield Homes Stockholder Approval and to waive or cause to be waived any right of appraisal with respect to such shares; provided, however, that if the Board of Directors of Brookfield Homes shall have withdrawn its recommendation with respect to the approval of this Agreement and the transactions contemplated hereby, Brookfield Residential shall be free to vote such shares in its discretion either (A) in favor of this Agreement and the transactions contemplated hereby or (B) against this Agreement and the transactions contemplated hereby in order to permit Brookfield Homes to enter into a definitive agreement for and complete a bona fide third party transaction.

9.02 Brookfield Residential Organizational Documents; Governance Matters; Headquarters.

(a) Subject to the receipt of the Brookfield Homes Stockholder Approval, Brookfield Homes and Brookfield Office Properties shall take all actions necessary to cause the certificate of incorporation of Brookfield Residential (the “Brookfield Residential Certificate of Incorporation”) to be, as of the Effective Time, in the form attached hereto as Exhibit C and the Bylaws of Brookfield Residential (the “Brookfield Residential Bylaws”) to be, as of the Effective Time, in the form attached hereto as Exhibit D. From the Effective Time through the first annual meeting of shareholders following the Closings, Brookfield Residential shall comply with the following (subject to available exemptions, if any, provided by the NYSE):

(i) the Brookfield Residential Board of Directors shall consist of a minimum of six and maximum of nine directors, of which at least a majority shall satisfy the independence requirements of the NYSE and applicable Canadian securities laws;

(ii) the Brookfield Residential Board of Directors shall have standing audit, governance and compensation committees, each comprised of at least three directors;

(iii) the audit committee shall be comprised of members all of whom satisfy the applicable independence and financial literacy requirements of the NYSE and applicable Canadian securities laws applicable to audit committees; and

(iv) any interested party transactions between Brookfield Office Properties and Brookfield Residential would require majority approval of the disinterested members of the Brookfield Residential Board of Directors;.

Notwithstanding any provision herein to the contrary, in the event of a conflict between the provisions of this Section 9.02, on the one hand, and the Brookfield Residential Certificate of Incorporation or Brookfield Residential Bylaws, on the other, the provisions of the Brookfield Residential Certificate of Incorporation or Brookfield Residential Bylaws, as the case may be, shall prevail.

(b) After the Effective Date, the location of Brookfield Residential’s headquarters will be in the Calgary metropolitan area (or as otherwise determined by Brookfield Residential from time to time).

9.03 Access to Information; Confidentiality.

(a) Upon reasonable notice, each party hereto shall afford to the others, and the others’ officers, employees, accountants, counsel, financial advisors and other Brookfield Office Properties Representatives or Brookfield Homes Representatives (as the case may be), reasonable access during normal business hours, during the period ending on the earlier of the Effective Date or the termination of this Agreement, to all its and its Subsidiaries’ (or, in the case of Brookfield Office Properties, the BPO Residential Businesses’) properties, books, Contracts, commitments, personnel and records and, during such period, each party shall make available promptly to the others (i) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of federal, provincial or state securities Laws and (ii) consistent with its legal obligations all other information concerning such party and its Subsidiaries’ business (or, in the case of Brookfield Office Properties, the BPO Residential Businesses), properties and personnel as the other party may reasonably request for the sole purpose of completing the Transactions; provided, however, that any party hereto may restrict the foregoing access to the extent that (A) any Law applicable to such party or any Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, or (B) the information is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or legal proceedings or government investigations. Nothing in this Section 9.03 shall require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in (i) the disclosure of any trade secrets of Third Parties or violate any of its obligations with respect to confidentiality if such party shall have used commercially reasonable efforts to obtain the consent of such Third Party to such inspection or disclosure or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that the parties hereto will provide extracts, summaries, aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure. In connection with and subject to the foregoing, each of Brookfield Office Properties and Brookfield Homes agrees to make available, promptly after they first become available, monthly summary profit and loss statements for such party’s and its Subsidiaries’ business (or, in the case of Brookfield Office Properties, the BPO Residential Businesses, which will be summary management reports customarily provided to Brookfield Office Properties management), consolidated and for each division. Brookfield Office Properties shall also furnish to Brookfield Homes, within 30 days after the end of each fiscal quarter of the BPO Residential Businesses, an unaudited combined balance sheet of the BPO Residential Businesses at the end of such fiscal quarter. All requests for information made pursuant to this Section 9.03 shall be directed to an executive officer of the party or parties hereto, or such other Person as may be designated by such party or parties. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of August 3, 2010, between Brookfield Homes and Brookfield Office Properties (as it may be amended from time to time, the “Confidentiality Agreement”), each party hereto shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(b) No investigation pursuant to this Section 9.03 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

9.04 Cooperation Regarding Taxes. After the Effective Date, Brookfield Residential, Brookfield Homes and their Subsidiaries and Brookfield Office Properties and its Subsidiaries each agree, to the extent necessary to allow the parties to comply with the provisions of Section 9.15, (i) to assist the other in preparing any tax returns with respect to the BPO Residential Businesses, (ii) to cooperate fully in preparing for any audits of or disputes with tax authorities relating to the BPO Residential Businesses, and (iii) to make available all information, records and documentation necessary to prepare such tax returns or respond to such audit or litigation requests. Brookfield Residential, Brookfield Homes and their Subsidiaries and Brookfield Office Properties and its Subsidiaries agree to preserve such information, records and documents that relate to the BPO Residential Businesses, in the original form if in existence, until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by Law.

9.05 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable (subject, however, to the first sentence of Section 8.04 and the fourth sentence of Section 9.01(a)), the Transactions and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Closings to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (v) the use of commercially reasonable efforts (up to, but not beyond, December 31, 2011) to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the Transactions or the other transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. In connection with and without limiting the first sentence of this Section 9.05, each of Brookfield Office Properties and its Board of Directors and Brookfield Homes and its Board of Directors shall (x) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger, the Contribution or any of the other transactions contemplated by this Agreement and (y) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, the Contribution or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger, the Contribution and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, the Contribution and the other transactions contemplated by this Agreement.

(b) Each of Brookfield Office Properties and Brookfield Homes shall, in connection with the efforts referenced in Section 9.05(a) to obtain the Necessary Consents, use commercially reasonable efforts, subject to applicable Law, to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Third Party, (ii) permit the other party to review in advance any proposed written communication between it and any Governmental Authority, (iii) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Third Party, in each case regarding any of the transactions contemplated hereby, (iv) consult with each other in advance, to the extent practicable and to the extent permitted by such applicable Governmental Authority or other Person, of any meeting or conference with any Governmental Authority or, in connection with any proceeding by a private Third Party, with any other Person, and (v) to the extent such party has not been advised by its counsel that disclosure of such information may not comply with applicable Law, give the other party the opportunity to attend and participate in such meetings and conferences referred to in clause (iv) above.

(c) In furtherance and not in limitation of the covenants of the parties hereto contained in Section 9.05(a) and Section 9.05(b), if any administrative or judicial action or proceeding, including any proceeding by a private Third Party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger, the Contribution or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger, the Contribution or the other transactions contemplated hereby, each of Brookfield Office Properties and Brookfield Homes shall use commercially reasonable efforts to obtain all Necessary Consents of applicable Governmental Authorities including under Part IX of the Competition Act. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Brookfield Office Properties or Brookfield Homes to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Brookfield Office Properties or Brookfield Homes or any of their respective Subsidiaries or, assuming the consummation of the Transactions, Brookfield Residential or any of its Subsidiaries, (B) not compete in any geographic area or line of business or (C) restrict the manner in which, or whether, Brookfield Office Properties, Brookfield Homes, Brookfield Residential or any of their respective Affiliates may carry on business in any part of the world, which, in the case of any of clauses (A) through (C) above, would reasonably be likely to have a Brookfield Office Properties Material Adverse Effect, an Brookfield Homes Material Adverse Effect or materially impair the long-term benefits sought to be derived from the Transactions.

9.06 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Date now existing in favor of the Brookfield Homes Covered Persons (as defined below) as provided in the Brookfield Homes Certificate or Brookfield Homes Bylaws (in each case, as in effect on the date hereof) or any indemnification agreement existing on the date of this Agreement including, but not limited to, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of Brookfield Homes or any of its Subsidiaries, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Date and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Brookfield Residential shall indemnify and hold harmless, and provide advancement of expenses to, the Brookfield Homes Covered Persons to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by Brookfield Homes pursuant to the Brookfield Homes Certificate and Brookfield Homes Bylaws or any applicable indemnification agreement and to the fullest extent permitted under the DGCL and not expressly prohibited by the Sarbanes-Oxley Act or other applicable Law; provided, however, that any determination required to be made with respect to whether an Brookfield Homes Covered Person’s conduct complies with the standards set forth under the DGCL, the Brookfield Homes Certificate or Brookfield Homes Bylaws or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Brookfield Homes Covered Person and Brookfield Residential; and provided, further, that nothing in this Section 9.06(a) shall impair any rights of any Brookfield Homes Covered Person.

(b) For six years after the Effective Date, Brookfield Residential shall maintain, at its own expense, tail insurance coverage, also known as sunset coverage, extending the reporting period for directors’ and officers’ liability and fiduciary claims against any of the Brookfield Homes Covered Persons in respect of acts or omissions occurring at or prior to the Effective Date, (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Brookfield Residential may substitute therefor policies of Brookfield Residential containing terms with respect to coverage and amount no less favorable to such Brookfield Homes Covered Persons and subject to review and approval by an insurance designate appointed by the Brookfield Homes Covered Persons.

(c) The term “Brookfield Homes Covered Persons” means the current or former directors and officers, and other persons covered by the existing directors’ and officers’ insurance policy, of Brookfield Homes and its Subsidiaries and including fiduciaries under employee benefit plans of Brookfield Homes. The covenants contained in this Section 9.06 are intended to be for the benefit of, and shall be enforceable by, each of the Brookfield Homes Covered Persons and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Brookfield Homes Covered Person is entitled, whether pursuant to Law, contract or otherwise.

(d) If Brookfield Residential or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Brookfield Residential shall assume all of the obligations set forth in this Section 9.06.

9.07 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated. Notwithstanding the foregoing, in the event that the Transactions are not consummated, Brookfield Office Properties and Brookfield Homes shall each bear and pay (or, if already paid by Brookfield Residential, shall each reimburse Brookfield Residential in respect of) 50% of the reasonable and customary expenses incurred by Brookfield Residential to Third Parties in connection with this Agreement and the transactions contemplated hereby, provided that Brookfield Homes and Brookfield Office Properties shall have first received from Brookfield Residential appropriate evidence with respect to the incurrence and/or payment of such fees and expenses.

9.08 Public Announcements.

(a) Brookfield Office Properties and Brookfield Homes shall develop a joint communications plan with respect to the announcement of the Transactions and this Agreement and each party shall use commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 9.01, neither Brookfield Office Properties nor Brookfield Homes shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Brookfield Office Properties and Brookfield Homes agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

(b) Except to the extent such notice is not practicable, at least two Business Days prior to making or issuing any formal communication or correspondence to its or its Subsidiaries’ employees concerning the transactions contemplated by this Agreement or the effects thereof, each party hereto shall provide the other parties with a copy of such proposed communication or correspondence and give the other parties the opportunity to comment on such communication or correspondence and shall not unreasonably reject any comments the other parties shall make.

(c) Promptly after the date of this Agreement, Brookfield Homes and Brookfield Office Properties may jointly identify the major customers of Brookfield Homes and the BPO Residential Businesses and prepare a communication regarding the Transactions and the consequences of the Transactions to be sent to such customers in form and substance mutually acceptable to such parties. Except as may otherwise be required by Law, prior to the Closings, none of Brookfield Homes, Brookfield Residential or Brookfield Office Properties will, nor will they permit their respective Subsidiaries to, send any other communication to any customer of Brookfield Homes or the BPO Residential Businesses regarding this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld).

9.09 Section 16 Matters. Prior to the Effective Date, Brookfield Residential, Brookfield Office Properties and Brookfield Homes shall take all such steps as may be required to cause any dispositions of Brookfield Homes Common Stock (including derivative securities with respect to Brookfield Homes Common Stock) or acquisitions of Brookfield Residential Common Stock (including derivative securities with respect to Brookfield Residential Common Stock) resulting from the transactions contemplated by Article III or Article IV by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Brookfield Homes to be exempt under Rule 16b-3 promulgated under the 1934 Act. Brookfield Homes, Brookfield Office Properties and Brookfield Residential shall each provide counsel to the other parties with copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

9.10 Stock Exchange Listing. Brookfield Residential shall use its best efforts to, and Brookfield Office Properties and Brookfield Homes shall use their best efforts to cause Brookfield Residential to, cause the shares of Brookfield Residential Stock to be issued in the Transactions and the shares of Brookfield Residential Common Stock to be reserved for issuance upon exercise of the Brookfield Residential Stock Options (following the Transactions) to be approved for listing on the NYSE, subject to official notice of issuance, and on the TSX, subject to customary listing conditions, prior to the Effective Date.

9.11 Stockholder Litigation. Brookfield Homes shall promptly advise Brookfield Office Properties and Brookfield Residential orally and in writing of any stockholder litigation against Brookfield Homes and/or its directors and officers relating to the transactions contemplated by this Agreement and shall keep Brookfield Office Properties and Brookfield Residential fully informed regarding any such stockholder litigation. Brookfield Homes shall give Brookfield Office Properties and Brookfield Residential the opportunity to consult with Brookfield Homes regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Brookfield Office Properties and Brookfield Residential’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration.

9.12 Employee Matters.

(a) Between the date hereof and the Effective Date, Brookfield Office Properties and Brookfield Homes shall cooperate in reviewing, evaluating, and analyzing the BPO Residential Businesses Plans and the Brookfield Homes Plans (collectively, the “Existing Plans”). Brookfield Residential intends to maintain and operate for a period of time the Existing Plans substantially as such plans are in effect immediately prior to the Effective Date; provided, however, that nothing in this Agreement shall prohibit any changes to the Existing Plans, including without limitation changes that may be (x) required by applicable Laws (including any applicable qualification requirements of Section 401(a) of the Code), (y) necessary as a technical matter to reflect the Transactions contemplated by this Agreement or (z) required for Brookfield Residential to provide for or permit investment in its securities.

9.13 Accountants’ Letters.

(a) Brookfield Homes shall use its reasonable best efforts to cause to be delivered to Brookfield Office Properties and Brookfield Residential a letter from Brookfield Homes’ independent accountants, dated a date within two Business Days before the date on which the Form F-4 shall become effective, addressed to each of Brookfield Office Properties and Brookfield Residential, in form and substance reasonably satisfactory to each of Brookfield Office Properties and Brookfield Residential and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

(b) Brookfield Office Properties shall use its reasonable best efforts to cause to be delivered to Brookfield Homes and Brookfield Residential a letter from Brookfield Office Properties’ independent accountants, dated a date within two Business Days before the date on which the Form F-4 shall become effective addressed to each of Brookfield Homes and Brookfield Residential, in form and substance reasonably satisfactory to each of Brookfield Homes and Brookfield Residential and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

(c) Brookfield Residential shall use its reasonable best efforts to cause to be delivered to Brookfield Homes and Brookfield Office Properties a letter from Brookfield Residential’s independent accountants, dated a date within two Business Days before the date on which the Form F-4 shall become effective addressed to each of Brookfield Homes and Brookfield Office Properties, in form and substance reasonably satisfactory to each of Brookfield Homes and Brookfield Office Properties and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

9.14 Indemnity.

(a) Indemnification by Brookfield Office Properties. From and after the Effective Date, Brookfield Office Properties agrees to indemnify and hold harmless (i) Brookfield Residential and each of its Subsidiaries, (ii) the respective directors, managers, officers and employees of each of Brookfield Residential and its Subsidiaries and

(iii) the respective successors and assigns of each of the foregoing (each, a “Brookfield Residential Indemnitee”), on an After-Tax Basis, from and against any and all Losses incurred by such Brookfield Residential Indemnitees in connection with or arising from the failure to pay, perform or discharge any liabilities or obligations of Brookfield Office Properties that are not BPO Residential Liabilities; provided, however, that Brookfield Office Properties shall not be required to indemnify and hold harmless under this Section 9.14(a) with respect to Losses incurred by Brookfield Residential Indemnitees unless the aggregate amount of such Losses subject to indemnification by Brookfield Office Properties exceeds $5 million (other than any Losses in connection with or arising from the failure to pay, perform or discharge any indebtedness for borrowed money other than the Existing Debt, which shall not be subject to such $5 million Loss threshold and which shall be immediately indemnifiable); and provided, further, that Brookfield Office Properties shall not be required to indemnify and hold harmless with respect to Losses incurred by Brookfield Residential Indemnitees unless Brookfield Office Properties shall have received one or more written notices of Losses prior to the third anniversary of the Effective Date.

(b) Indemnification by Brookfield Residential. From and after the Effective Date, Brookfield Residential agrees to indemnify and hold harmless (i) Brookfield Office Properties and each of its Subsidiaries (other than Brookfield Residential and its Subsidiaries), (ii) the respective directors, managers, officers and employees of each of Brookfield Office Properties and its Subsidiaries (other than Brookfield Residential and its Subsidiaries) and (iii) the respective successors and assigns of each of the foregoing (each, a “Brookfield Office Properties Indemnitee”), on an After-Tax Basis, from and against any and all Losses incurred by such Brookfield Office Properties Indemnitees in connection with or arising from the failure to pay, perform or discharge any BPO Residential Liabilities; provided, however, that Brookfield Residential will not be required to indemnify and hold harmless under this Section 9.14(b) with respect to Losses incurred by Brookfield Office Properties Indemnitees unless the aggregate amount of such Losses subject to indemnification by Brookfield Residential exceed $5 million (other than any Losses in connection with or arising from the failure to pay, perform or discharge any Existing Debt, which shall not be subject to such $5 million Loss threshold and which shall be immediately indemnifiable); and provided, further, that Brookfield Residential shall not be required to indemnify and hold harmless with respect to Losses incurred by Brookfield Office Properties Indemnitees unless Brookfield Residential shall have received one or more written notices of Losses prior to the third anniversary of the Effective Date.

(c) Procedure for Indemnification. The procedure for indemnification will be as follows:

(i) The party claiming indemnification (the “Claimant”) will promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a Third Party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a Third Party against Claimant, such notice will be given by Claimant within fifteen (15) Business Days after written notice of such action, suit, or proceeding was given to Claimant. The Claimant’s failure to give such notice timely will not relieve the Indemnifying Party from any liability that it otherwise may have to the Claimant except to the extent the Indemnifying Party is actually prejudiced by such failure.

(ii) With respect to claims solely between the parties hereto, following receipt of notice from the Claimant of a claim, the Indemnifying Party will have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party will immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(iii) With respect to any claim by a Third Party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party will have the right at its own expense, to participate in or assume control of the defense of such claim (subject to subsection (iv) below), and the Claimant will cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any Third-Party claim, the Claimant will have the right to participate in the defense of such claim at its own expense (except that the Claimant will have the right to participate in the defense of such claim at the Indemnifying Party’s expense if (A) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, which will be deemed to include any case where there may be a legal defense or claim available to the Claimant that is inconsistent with those available to the Indemnifying Party, or (B) the Indemnifying Party fails to defend or prosecute such claim within a reasonable time). If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third-Party claim, the Indemnifying Party will be bound by the results obtained by the Claimant with respect to such claim.

(iv) The Indemnifying Party may not control the defense of any claim, without the written consent of the Claimant, if (A) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, or (B) the claim involves any material risk of the sale, forfeiture, or loss of, or the creation of any Lien (other than a judgment lien) on, any material property of the Claimant or could entail a risk of criminal liability to the Claimant.

(v) Indemnification of Losses under this Agreement will be net of any insurance proceeds actually paid to the Claimant with respect to the event giving rise to such Loss, but no Claimant will have, as of the Effective Time, any obligation under this Agreement to make any claim under any insurance policy that may be applicable to such event.

(vi) After the Effective Time, the rights set forth in this Section 9.14 shall be the sole and exclusive remedies of the parties hereto against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein will prevent the parties hereto from bringing an action based upon allegations of fraud in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

(vii) If there shall be any conflicts between the provisions of this Section 9.14(c) and Section 9.15(c) (relating to tax contests), the provisions of Section 9.15(c) shall control with respect to tax contests.

(d) Indemnification Payments on After Tax Basis. The indemnity payments hereunder with respect to any Losses shall be calculated on an “After-Tax Basis”, which shall mean an amount which is sufficient to compensate the indemnified party for the event giving rise to such Losses (the “Indemnified Event”), determined after taking into account (1) all increases in federal, state, local or other taxes (including estimated taxes) payable by the indemnified party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise), provided, however, that the Brookfield Office Properties Indemnitees and Brookfield Residential Indemnitees agree to report each indemnification payment made in respect of any Losses as an adjustment to the amount of the Contribution for federal income tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance), (2) to the extent not previously taken into account in computing the amount of such Losses, all increases in federal, state, local or other taxes (including estimated taxes) payable by the indemnified party for all affected taxable years or periods ending on or before the Effective Date as a result of the Indemnified Event and (3) to the extent not previously taken into account in computing the amount of such Losses, all reductions in federal, state, local or other taxes (including estimated taxes) realized by the indemnified party for all affected taxable years or periods ending on or before the Effective Date as a result of the Indemnified Event. All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the indemnifying and indemnified party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding.

9.15 Tax Matters.

(a) Liability for Taxes.

(i) Brookfield Office Properties shall be liable for and pay, and pursuant to Section 9.14 shall indemnify and hold harmless each Brookfield Residential Indemnitee, on an After-Tax Basis, from and against any and all Losses incurred by any such Brookfield Residential Indemnitee in connection with or arising from (A) all taxes imposed on any Contributed Subsidiary or any Subsidiary thereof, or for which the Contributed Subsidiary or any such Subsidiary may otherwise be liable, as a result of having been a member of a Group (including, without limitation, taxes for which the Contributed Subsidiary or any such Subsidiary may be liable pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign law as a result of having been a member of a Group and any taxes resulting from the Contributed Subsidiary or any such Subsidiary ceasing to be a member of any Group) for any taxable period ending on or prior to the Effective Date, (B) all income taxes payable with respect to any United States federal, state, or foreign, consolidated, combined or unitary income tax return of a Brookfield Office Properties Group (“Brookfield Office Properties Retained Taxes”), and (C) all income or transfer taxes (excluding any value added or similar tax) imposed as a direct result of the restructuring of the BPO Residential Businesses contemplated by Section 8.04, except to the extent such income or transfer tax liability is reflected in the consolidated Net Operating Working Capital of the Contributed Subsidiaries. As used herein, a “Group” is any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Date, includes or has included the Contributed Subsidiary or any Subsidiary thereof or any predecessor of or successor to the Contributed Subsidiary or any such Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Effective Date, files or has filed tax returns on a combined, consolidated or unitary basis with the Contributed Subsidiary or any such Subsidiary or any predecessor of or successor to the Contributed Subsidiary or any such Subsidiary (or another such predecessor or successor); and a “Brookfield Office Properties Group” is a Group that includes Brookfield Office Properties or any direct or indirect Subsidiary of Brookfield Office Properties, but does not include a Group consisting only of Contributed Subsidiaries.

(ii) Brookfield Residential shall be liable for and pay, and pursuant to Section 9.14 shall indemnify and hold harmless each Brookfield Office Properties Indemnitee, on an After-Tax Basis, from and against any and all Losses incurred by any such Brookfield Office Properties Indemnitee in connection with or arising from all taxes imposed on any Contributed Subsidiary or any Subsidiary thereof other than taxes for which Brookfield Office Properties is responsible pursuant to paragraph (a)(i).

(iii) (A) The decision to file any amended tax return or claim for a tax refund attributable to any Contributed Subsidiary or any Subsidiary thereof with respect to any taxable period ending on or prior to the Effective Date shall be made in the sole and absolute discretion of Brookfield Office Properties; provided, however, that no amended tax return or claim for a tax refund attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date shall be filed without the prior written consent of Brookfield Residential.

(B) If Brookfield Office Properties becomes entitled to a credit with respect to, or refund of, taxes for which it is liable under this Agreement, Brookfield Office Properties shall retain the amount of such refund or credit including, without limitation, refunds or credits attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date.

(C) If Brookfield Residential, any Contributed Subsidiary or any Subsidiary thereof receives a credit with respect to, or refund of, any tax for which Brookfield Office Properties is liable under this Agreement, such recipient shall pay over to Brookfield Office Properties the amount of such refund or credit within 15 days after receipt or entitlement thereto including, without limitation, refunds or credits attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date. In the event that any refund or credit of taxes for which a payment has been made to Brookfield Office Properties by such recipient is subsequently reduced or disallowed, Brookfield Office Properties shall indemnify and hold harmless the Brookfield Residential Indemnitees by reason of the reduction or disallowance.

(D) For purposes of the foregoing, tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other taxes payable attributable to such interest after taking into account any offsetting deductions or credits.

(b) Tax Returns.

(i) Brookfield Office Properties shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all tax returns that are required to be filed with respect to Brookfield Office Properties Retained Taxes and (y) all tax returns that are required to be filed by or with respect to each Contributed Subsidiary and each Subsidiary thereof, as the case may be, that are due on or before the Effective Date; in each case Brookfield Office Properties shall remit or cause to be remitted any taxes due in respect of such tax returns.

(ii) Brookfield Residential shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other tax returns that are required to be filed by or with respect to each Contributed Subsidiary and each Subsidiary thereof and Brookfield Residential shall remit or cause to be remitted any taxes due in respect of such tax returns.

(iii) Brookfield Office Properties or Brookfield Residential shall reimburse the other party the taxes for which Brookfield Office Properties or Brookfield Residential is liable pursuant to paragraph (a) of this Section 9.15 but which are remitted in respect of any tax return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Brookfield Office Properties or Brookfield Residential, as the case may be, but in no event earlier than 10 days prior to the due date for paying such taxes. Except as may be required by Law and except for Brookfield Office Properties Retained Taxes, all tax returns which Brookfield Office Properties files or causes to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such tax returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar tax returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which Brookfield Residential is liable under paragraph (a)(ii) of this Section 9.15 or accelerating deductions to periods for which Brookfield Office Properties is liable under paragraph (a)(i) of this Section 9.15).

(c) Contest Provisions.

(i) Brookfield Residential shall promptly notify Brookfield Office Properties in writing upon receipt by Brookfield Residential, any of its Affiliates or, after the Effective Date, any Contributed Subsidiary or any Subsidiary thereof of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of any Contributed Subsidiary or any Subsidiary thereof for any period beginning prior to the Effective Date.

(ii) Brookfield Office Properties shall have the sole right to represent the interests of each Contributed Subsidiary and each Subsidiary thereof in any tax audit or administrative or court proceeding relating solely to tax liabilities for which Brookfield Office Properties would be required to indemnify the Brookfield Residential Indemnitees pursuant to paragraph (a) of this Section 9.15 and to employ counsel of Brookfield Office Properties’ choice at Brookfield Office Properties’ expense. Except for an audit or proceeding relating to Brookfield Office Properties Retained Taxes, Brookfield Residential and its representatives shall be permitted, at Brookfield Residential’s expense, to be present at, and participate in, any such audit or proceeding to the extent related to a Contributed Subsidiary or any Subsidiary thereof. Nothing herein shall be construed to impose on Brookfield Residential or any officer, employee or agent thereof any obligation to defend any Contributed Subsidiary or any Subsidiary thereof in any such tax audit or administrative or court proceeding. Except for an audit or proceeding relating to Brookfield Office Properties Retained Taxes, Brookfield Office Properties shall not settle, either administratively or after the commencement of litigation, any claim for taxes which would adversely affect the liability for taxes of any Contributed Subsidiary or any Subsidiary thereof for any period after the Effective Date without the prior written consent of Brookfield Residential, which consent shall not be unreasonably withheld.

(iii) Brookfield Residential shall have the sole right to represent the interests of each Contributed Subsidiary and each Subsidiary thereof in any tax audit or administrative or court proceeding relating solely to tax liabilities for which Brookfield Office Properties would not be required to indemnify the Brookfield Residential Indemnitees pursuant to paragraph (a) of this Section 9.15 and to employ counsel of Brookfield Residential’s choice at Brookfield Residential’s expense. Brookfield Office Properties and its representatives shall be permitted, at Brookfield Office Properties’ expense, to be present at, and participate in, any such audit or proceeding.

(iv) Except for an audit or proceeding relating to Brookfield Office Properties Retained Taxes, with respect to any tax audit or administrative or court proceeding which jointly relates to Brookfield Office Properties and a Contributed Subsidiary or Subsidiary thereof for periods beginning prior to the Effective Time, Brookfield Office Properties and Brookfield Residential shall try to separate the proceedings into two proceedings, one solely regarding Brookfield Office Properties and one solely regarding the Contributed Subsidiary or Subsidiary thereof. To the extent Brookfield Office Properties and Brookfield Residential are able to separate such proceedings, the proceeding solely regarding Brookfield Office Properties shall be governed by the provisions of paragraph (c)(ii) of this Section 9.15, and the proceeding solely regarding the Contributed Subsidiary or Subsidiary thereof shall be governed by paragraph (c)(iii) of this Section 9.15. To the extent that Brookfield Office Properties and Brookfield Residential are not able to separate such proceedings, Brookfield Office Properties and Brookfield Residential shall cooperate with each other so that the contest of tax liabilities for which Brookfield Office Properties is responsible under paragraph (a)(i) of this Section 9.15 is governed to the greatest extent possible by paragraph (c)(ii) of this Section 9.15 and the contest of tax liabilities for which Brookfield Residential is responsible under paragraph (a)(ii) of this Section 9.15 is governed to the greatest extent possible by paragraph (c)(iii) of this Section 9.15.

9.16 Covenant Not to Compete or Solicit Business.

(a) In furtherance of the Transactions contemplated hereby and more effectively to protect the value and goodwill of the BPO Residential Businesses, Brookfield Office Properties covenants and agrees that, for a period ending on the third anniversary of the Effective Date, Brookfield Office Properties will not, nor will it permit any of its Subsidiaries to, other than by virtue of or through its ownership of shares of capital stock of Brookfield Residential:

(i) directly or indirectly (whether as an equityholder, manager, partner or otherwise) own, manage, operate or Control a business that is engaged in any material respect in competition with the BPO Residential Businesses in North America as conducted by Brookfield Residential and its Subsidiaries immediately after the Effective Time; or

(ii) solicit or actively encourage any employee of Brookfield Residential or its Subsidiaries after the Effective Time to terminate such employment in order to enter into such relationship on behalf of any Third

Party in competition with the BPO Residential Businesses in North America as conducted by Brookfield Residential and its Subsidiaries immediately after the Effective Time.

(b) In the event Brookfield Office Properties or any of its Subsidiaries violates any of its obligations under this Section 9.16, Brookfield Residential may proceed against the breaching party in law or in equity for such damages or other relief as a court may deem appropriate. Brookfield Office Properties acknowledges that a violation of this Section 9.16 may cause irreparable harm which may not be adequately compensated by money damages. Brookfield Office Properties therefore agrees that in the event of any actual or threatened violation of this Section 9.16, Brookfield Residential shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Brookfield Office Properties and its Subsidiaries to prevent any violations of this Section 9.16.

9.17 Permitted Distribution. The parties acknowledge that Brookfield Office Properties shall cause one or more of its Subsidiaries to make the Permitted Distribution.

9.18 Secondary Offering. Each of Brookfield Homes and Brookfield Residential shall take (or cause to be taken) all actions reasonably necessary, and do (or cause to be done) all things reasonably requested by Brookfield Office Properties, to assist Brookfield Office Properties in effecting a public offering or other sale of its Brookfield Residential Common Stock after the Effective Date, including without limitation, the filing of a Brookfield Office Properties registration statement in respect of the relevant shares of Brookfield Residential Common Stock.

Article X

Conditions Precedent

10.01 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closings of the following conditions:

(a) Stockholder Approval. Brookfield Homes Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Brookfield Residential Stock issuable to the stockholders of Brookfield Homes and to the Brookfield Office Properties Contributing Corporations as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance, and on the TSX, subject to any customary listing conditions.

(c) Competition Act. The Commissioner shall have: (i) issued an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to the Closings; or (ii) the obligation to give the notice required under Section 114 of the Competition Act has been waived pursuant to Paragraph 113(c) of the Competition Act and Brookfield Residential shall have been advised in writing that the Commissioner is of the view that sufficient grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement and that the Commissioner, at that time, does not intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (“no-action letter”), and any terms and conditions attached to any such advice are acceptable to Brookfield Residential, acting reasonably, and such advice has not been rescinded prior to the Closings.

(d) Other Competition Approvals. Any mandatory waiting period or required consent under any applicable foreign competition, merger control, antitrust or similar Law shall have expired or been obtained.

(e) No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) restrains or prohibits the consummation of the Transactions, or seeks to place limitations on the ownership or operation by Brookfield Residential of any portion of any business or assets of Brookfield Residential, (ii) prohibits or limits the ownership or operation by Brookfield Office Properties or any of its Subsidiaries or by Brookfield Homes or any of its Subsidiaries of any portion of any business or of any assets of Brookfield Office Properties and its Subsidiaries or Brookfield Homes and its Subsidiaries, respectively, or compels Brookfield Office Properties or any of its Subsidiaries or Brookfield Homes or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of Brookfield Office Properties and its Subsidiaries or Brookfield Homes and its Subsidiaries, respectively, as a result of the Transactions or (iii) obtains from Brookfield Office Properties, Brookfield Homes or Brookfield Residential any damages, which, in the case of clauses (i) (except that actions taken by any federal or state Governmental Authority shall not be subject to the following materiality standards), (ii) and (iii) above, would reasonably be likely to have an Brookfield Homes Material Adverse Effect, have a Brookfield Office Properties Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Transactions (collectively, an “Order”). No Governmental Authority shall have instituted any proceeding that is pending, and no Governmental Authority shall have threatened to institute any proceeding, seeking any such Order.

(f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Transactions, or that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 10.01(e).

(g) Form F-4. The Form F-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(h) Necessary Consents. The Necessary Consents shall have been obtained and shall be in full force and effect, without any conditions which would reasonably be likely to have an Brookfield Homes Material Adverse Effect, have a Brookfield Office Properties Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Merger; provided, however, that if (i) under applicable Law any Necessary Consent may be obtained after the Closings without material delay, without penalty to Brookfield Residential or Brookfield Office Properties and without materially impairing the operations of Brookfield Residential or Brookfield Office Properties, (ii) each of Brookfield Office Properties and Brookfield Homes reasonably believes that such Necessary Consent shall be so obtained after the Closings and (iii) no Governmental Authority shall have advised Brookfield Residential, Brookfield Office Properties or Brookfield Homes that such Governmental Authority has determined definitively to deny the granting of such Necessary Consent, the condition requiring the obtaining of such Necessary Consent prior to the Closings shall be deemed waived.

10.02 Conditions to Obligations of Brookfield Homes. The obligations of Brookfield Homes to effect the Transactions are further subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Brookfield Office Properties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except in any case where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Brookfield Office Properties Material Adverse Effect; provided, that if a representation and warranty is true and correct as of the date of this Agreement but, due to an intervening event not involving a breach by Brookfield Office Properties of its obligations under Section 8.02, is not true and correct as of the Effective Date as though made on the Effective Date, such failure of the representation and warranty to be true and correct will not be deemed to cause the condition in this Section 10.02(a) to be not satisfied unless such failure is also reasonably likely to materially adversely affect or materially impair, after the Effective Date, the business, properties, financial condition or results of operations of Brookfield Residential.

Brookfield Homes shall have received a certificate signed on behalf of Brookfield Office Properties by the chief executive officer and chief financial officer and a senior vice president of Brookfield Office Properties to such effect.

(b) Performance of Obligations of Brookfield Office Properties. Brookfield Office Properties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Brookfield Homes shall have received a certificate signed on behalf of Brookfield Office Properties by the chief executive officer and chief financial officer of Brookfield Office Properties to such effect.

(c) No Material Adverse Change. There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in a Brookfield Office Properties Material Adverse Effect and which change, effect, event, occurrence or state of facts is of such a nature or duration that it will or is reasonably likely to materially adversely effect or materially impair, after the Effective Date, the business, properties, financial condition or operations of Brookfield Residential.

(d) FIRPTA Certificate. Each of the Brookfield Office Properties Contributing Corporations that is directly contributing to Brookfield Residential a United States real property interest within the meaning of Section 897 of the Code shall have delivered to Brookfield Residential a certification of non-foreign status, in form and substance reasonably satisfactory to Brookfield Residential, in accordance with Treas. Reg. § 1.1445-2(b).

(e) Intercompany Debt. All indebtedness of the Contributed Subsidiaries to Brookfield Office Properties or any Subsidiary of Brookfield Office Properties for money borrowed from Brookfield Office Properties or any such Subsidiary shall have been repaid, cancelled or converted into equity and no Contributed Subsidiary will have, as of the Effective Time, any indebtedness for money borrowed from Brookfield Office Properties or any of its Subsidiaries other than the intercompany debt set out in Section 10.02 of the Brookfield Office Properties Disclosure Schedule.

(f) Contribution. The Pre-Contribution Restructuring and Contribution contemplated by Article IV shall have been consummated in accordance with the terms thereof.

10.03 Conditions to Obligation of Brookfield Office Properties. The obligation of Brookfield Office Properties to effect the Transactions is further subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Brookfield Homes contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except in any case where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have an Brookfield Homes Material Adverse Effect; provided, that if a representation and warranty is true and correct as of the date of this Agreement but, due to an intervening event not involving a breach by Brookfield Homes of its obligations under Section 8.01, is not true and correct as of the Effective Date as though made on the Effective Date, such failure of such representation and warranty to be true and correct will not be deemed to cause the condition in this Section 10.03(a) to be not satisfied unless such failure is also reasonably likely to materially adversely affect or materially impair, after the Effective Date, the business, properties, financial condition or results of operations of Brookfield Residential. Brookfield Office Properties shall have received a certificate signed on behalf of Brookfield Homes by the chief executive officer and chief financial officer of Brookfield Homes to such effect.

(b) Performance of Obligations of Brookfield Homes. Brookfield Homes shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective

Date, and Brookfield Office Properties shall have received a certificate signed on behalf of Brookfield Homes by the chief executive officer and chief financial officer of Brookfield Homes to such effect.

(c) No Material Adverse Change. There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in an Brookfield Homes Material Adverse Effect and which change, effect, event, occurrence or state of facts is of such a nature or duration that it will or is reasonably likely to materially adversely effect or materially impair, after the Effective Date, the business, properties, financial condition or operations of Brookfield Residential.

10.04 Frustration of Closings Conditions. None of Brookfield Office Properties, Brookfield Homes or Brookfield Residential may rely on the failure of any condition set forth in Section 10.01, 10.02 or 10.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, the Contribution and the other transactions contemplated by this Agreement, as required by and subject to Section 9.05.

Article XI

Termination, Amendment and Waiver

11.01 Termination. This Agreement may be terminated (with the effect that the Transactions are abandoned) at any time prior to the Effective Date, whether before or after receipt of Brookfield Homes Stockholder Approval:

(a) by mutual written consent of Brookfield Homes and Brookfield Office Properties;

(b) by either Brookfield Homes or Brookfield Office Properties:

(i) if the Transactions shall not have been consummated on or before the later to occur of June 30, 2011, or 60 days after the receipt of the last Necessary Consent of applicable Governmental Authorities, but in no event later than December 31, 2011; provided, however, that the right to terminate this Agreement under this Section 11.01(b)(i) shall not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement and such breach or failure to perform has been a principal cause of or resulted in the failure of the Transactions to be consummated on or before such date;

(ii) if any Restraint having the effect of restraining, enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable;

(iii) if the Brookfield Homes Stockholder Approval shall not have been obtained at the Brookfield Homes Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Brookfield Homes, if Brookfield Office Properties shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.02(a) or (b) and (ii) is incapable of being cured, or is not cured, by Brookfield Office Properties within 30 calendar days following receipt of written notice from Brookfield Homes of such breach or failure to perform; or

(d) by Brookfield Office Properties, if Brookfield Homes shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.03(a) or (b) and (ii) is incapable of being cured, or is not cured, by Brookfield Homes within 30 calendar days following receipt of written notice from Brookfield Office Properties of such breach or failure to perform.

11.02 Effect of Termination. In the event of termination of this Agreement by either Brookfield Office Properties or Brookfield Homes as provided in Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Brookfield Homes, Brookfield Residential or Brookfield Office Properties (or any of their directors, officers, employees, agents, legal and financial advisors or other representatives), other than the provisions of Section 9.07, this Section 11.02 and Article XII, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach hereof.

11.03 Amendment. This Agreement and the Exhibits hereto may be amended by the parties hereto at any time before or after receipt of the Brookfield Homes Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of Brookfield Homes without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.04 Extension; Waiver. At any time prior to the Effective Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 11.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.05 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 11.01 or an amendment of this Agreement pursuant to Section 11.03 shall, in order to be effective, require, in the case of Brookfield Homes or Brookfield Office Properties, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 11.03, the duly authorized committee or other designee of its Board of Directors to the extent permitted by Law.

Article XII

General Provisions

12.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date. This Section 12.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date or which has not been fully satisfied as of the Effective Date including, without limitation, the indemnifications set forth in Section 9.14.

12.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (receipt of which is electronically confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brookfield Homes, to:

Brookfield Homes Corporation

8500 Executive Park Avenue, Suite 300

Fairfax, Virginia 22031

Attn: Shane Pearson

Fax: 858-481-1714

with a copy to:

Dorsey & Whitney LLP

777 Dunsmuir Street, Suite 1605

Vancouver, British Columbia

Canada V7Y 1K4

Attn: Daniel Miller, Esq.

Fax: 604-687-8504

if to Brookfield Office Properties, to:

Brookfield Properties Corporation

Three World Financial Center

200 Vesey Street, 11th Floor

New York, NY 10281

Attn: Brett Fox

Fax: 646-807-4814

with a copy to:

Torys LLP

237 Park Avenue

New York, NY 10017

Attn: Darren Baccus, Esq.

Fax: 212-682-0200

If to Brookfield Residential, to:

Brookfield Residential Properties Inc.

Brookfield Place, Suite 300

Toronto, Ontario

Canada M5J 2T3

Attn: Jeffrey Haar

12.03 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Except where otherwise expressly provided, all references to dollar amounts shall mean United States dollars. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

12.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Brookfield Office Properties Disclosure Schedule and the Brookfield Homes Disclosure Schedule, and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 9.06, are not intended to confer upon any Person other than the Constituent Entities any rights, benefits or remedies.

12.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.07 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

12.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.10 Severability. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.11 Further Assurances.

(a) From and after the Effective Date until the third anniversary of the Effective Date, in addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the other agreements and documents contemplated hereby. Without limiting the foregoing, each party hereto shall cooperate with the other parties hereto, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any Permit or Contract, and to take all such other actions as such party may reasonably be requested to take by the other party from time to time, consistent with the terms of this Agreement, in order to vest in Brookfield Residential or the Contributed Subsidiaries all of the title and ownership interest of Brookfield Office Properties and its Subsidiaries to all of the BPO Residential Assets, to put Brookfield Residential or the Contributed Subsidiaries in actual possession and operating control thereof and to permit Brookfield Residential or the Contributed Subsidiaries to exercise all rights with respect thereto held by the transferor (including, without limitation, rights with respect to assets as to which the consent of any Third Party to the transfer thereof shall not have previously been obtained) and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby. In addition, each party hereto shall execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, undertakings or other documents and take such other actions as such party may reasonably be requested to be taken by any other party from time to time, consistent with the terms of this Agreement, in order to have Brookfield Residential or one of the Contributed Subsidiaries fully assume and discharge the BPO Residential Liabilities and to release Brookfield Office Properties and its Subsidiaries from any liability with respect thereto.

(b) For three years following the Effective Date, if Brookfield Office Properties or Brookfield Residential, as the case may be, identifies any asset then owned or any liability then assumed by either Brookfield Office Properties or any of the its Subsidiaries (as constituted after the Effective Date), on the one hand, or Brookfield Residential or any of the Contributed Subsidiaries, on the other hand, that both Brookfield Office Properties and Brookfield Residential each agree in their good faith judgment more properly belongs to, or should be assumed by, the other party, or a Subsidiary of the other party, then the Brookfield Office Properties Contributing Corporations or Brookfield Residential, as the case may be, shall (i) convey, assign, transfer, contribute and set over any such asset or shall cause any such asset to be conveyed, assigned, transferred, contributed and set over in accordance with this Section 12.11 to the entity identified by Brookfield Office Properties or Brookfield Residential as the appropriate transferee or (ii) convey, assign, transfer and set over any such liability or shall cause any such liability to be conveyed, assigned, transferred and set over, and any such liability shall be assumed in accordance with this Section 12.11 by the entity identified by Brookfield Office Properties and Brookfield Residential as the appropriate obligor. The parties hereto acknowledge and agree that the transfer of assets and liabilities provided for in this Section 12.11(b) are to be made without any additional consideration other than the assumption of liabilities of such transferred assets by the transferee.

(c) All conveyances, assignments, transfers and contributions of assets and liabilities occurring after the Effective Date pursuant to this Section 12.11 are intended by the parties to relate back to the Effective Time and shall be governed by the terms of this Agreement. In furtherance of the foregoing, any such conveyances, assignments, transfers and contributions of assets and liabilities shall be deemed to relate back to the Effective Time and, unless the parties hereto otherwise agree, shall be made without additional consideration other than the assumption of liabilities by the transferee.

(d) Whether or not all of the assets or the liabilities described in Section 4.01 shall have been legally transferred to, or assumed by, Brookfield Residential or one of the Contributed Subsidiaries as of the Effective Date, the parties hereto agree that as between Brookfield Office Properties and Brookfield Residential and their respective Subsidiaries, as of the Effective Date, Brookfield Residential or one of the Contributed Subsidiaries shall have, and shall be deemed to have acquired, complete and sole beneficial ownership over all of the BPO Residential Assets, together with all of Brookfield Office Properties’ and its Subsidiaries’ rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the BPO Residential Liabilities and all of Brookfield Office Properties’ and its Subsidiaries’ duties, obligations and responsibilities incident thereto. In the event that an asset or liability of Brookfield Office Properties or its Affiliates that is not a BPO Residential Asset or BPO Residential Liability is inadvertently transferred to or assumed by Brookfield Residential or one of the Contributed Subsidiaries, the parties hereto agree that as between Brookfield Office Properties and Brookfield Residential and their respective Subsidiaries, as of the Effective Date, Brookfield Office Properties shall be deemed to have retained complete and sole beneficial ownership over such non-BPO Residential Asset or non-BPO Residential Liability, together with all of Brookfield Office Properties’ and its Subsidiaries’ rights, powers and privileges incident thereto, and shall remain liable for all of Brookfield Office Properties’ and its Subsidiaries’ duties, obligations and responsibilities incident thereto.

(e) With respect to claims, litigation or other proceedings involving one or more Third Parties, Brookfield Office Properties and Brookfield Residential shall reasonably cooperate with each other and any applicable insurers at Brookfield Residential’s expense in the prosecution or defense of any such claim, litigation or other proceeding to the extent arising from the ownership or conduct of the BPO Residential Businesses prior to the Effective Time. Brookfield Residential shall bear any insurance retention, deductible and related expenses. To the extent that any liability or obligation of the BPO Residential Businesses assumed by Brookfield Residential pursuant to Section 4.01 exceeding the applicable deductible or self-insured retention amount may be covered by or reimbursable under any liability or casualty insurance policy of Brookfield Office Properties or its Subsidiaries maintained prior to the Effective Time, Brookfield Office Properties will, upon reasonable request from Brookfield Residential, cooperate with Brookfield Residential in evaluating the availability of coverage under any such policy and assist Brookfield Residential in asserting claims for such coverage.

12.12 Schedules. Each of Brookfield Homes and Brookfield Office Properties has set forth certain information in its respective disclosure schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section of the disclosure schedule so long as its relevance to such other section of the disclosure schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such disclosure schedule. The fact that any item of information is disclosed in a disclosure schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Any information or the dollar thresholds set forth in a disclosure schedule shall not be used as a basis for interpreting the terms “material,” “Brookfield Homes Material Adverse Effect” or “Brookfield Office Properties Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in such disclosure schedule.

[REMAINDER OF THIS PAGE INTENTIONALLY

LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Brookfield Homes, Brookfield Residential, BR Acquisition Corp. and Brookfield Office Properties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BROOKFIELD HOMES CORPORATION

By:	/s/ Ian Cockwell
Name:	Ian Cockwell
Title:	President and Chief Executive Officer

BROOKFIELD RESIDENTIAL PROPERTIES INC.

By:	/s/ Jeffrey Haar
Name:	Jeffrey Haar
Title:	Vice President and Secretary

BROOKFIELD RESIDENTIAL ACQUISITION CORP.

By:	/s/ Sachin Shah
Name:	Sachin Shah
Title:	Vice President and Treasurer

BROOKFIELD PROPERTIES CORPORATION

By:	/s/ Ric Clark
Name:	Ric Clark
Title:	Chief Executive Officer

Annex B

ARTICLES OF INCORPORATION AND ARTICLES OF AMENDMENT

OF BROOKFIELD RESIDENTIAL

[To come]

B-1

Annex C

AMENDED AND RESTATED

BYLAWS

of

BROOKFIELD RESIDENTIAL PROPERTIES INC.

(the “Corporation”)

1. DIRECTORS

1.1 Number and Quorum. The number of directors shall be determined by the directors but shall be not fewer than the minimum and not more than the maximum provided in the articles. At least two directors shall not be officers or employees of the Corporation or of any of its affiliates. A majority of directors or such greater or lesser number as the directors may from time to time determine shall constitute a quorum for the transaction of business at any meeting of directors.

1.2 Qualification. No person shall be qualified to be a director if that person is less than eighteen years of age, is of unsound mind and has been so found by a court in Canada or elsewhere, or has the status of a bankrupt. At least twenty-five per cent of the directors shall be resident Canadians. However, if the Corporation has fewer than four directors, at least one director shall be a resident Canadian.

1.3 Election and Term of Office. The directors shall be elected at each annual meeting of shareholders of the Corporation and each director shall hold office until the close of the first annual meeting following the director’s election; provided that if an election of directors is not held at an annual meeting of shareholders, the directors then in office shall continue in office until their successors are elected. Retiring directors are eligible for re-election.

1.4 Vacation of Office. A director ceases to hold office if the director dies, is removed from office by the shareholders, ceases to be qualified for election as a director or resigns by a written resignation received by the Corporation. A written resignation of a director becomes effective at the time it is received by the Corporation, or at the time specified in the resignation, whichever is later.

1.5 Removal of Directors. The shareholders may by ordinary resolution at a special meeting of shareholders remove any director or directors from office provided that where the holders of any class or series of shares have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. A vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed.

1.6 Vacancies. A quorum of directors may fill a vacancy among the directors, subject to the qualification that the total number of directors appointed in this way may not exceed one third of the number of directors elected at the previous annual meeting of shareholders. A director appointed or elected to fill a vacancy holds office for the unexpired term of the director’s predecessor.

1.7 Action by Directors. The directors shall manage, or supervise the management of, the business and affairs of the Corporation. Subject to section 1.8, the powers of the directors may be exercised at a meeting at which a quorum is present or by resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the directors. Where there is a vacancy in the board of directors the remaining directors may exercise all the powers of the board so long as a quorum remains in office.

1.8 Meeting by Telephonic or Electronic Facility. If all the directors present at or participating in a meeting consent, any or all of the directors may participate in a meeting of the directors or of a committee of the directors by means of a telephonic, electronic or other communication facility that permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and any director participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board and of committees of the board held while a director holds office.

1.9 Place of Meetings. Meetings of directors may be held at any place within or outside of Ontario.

1.10 Calling of Meetings. Meetings of the directors shall be held at such time and place as the Chairperson of the Board, the President and Chief Executive Officer or any director may determine.

1.11 Notice of Meeting. Notice of the time and place of each meeting of directors shall be given in the manner provided in section 8 to each director (i) not less than 48 hours before the time of the meeting if the notice is mailed; or (ii) not less than 12 hours before the time of the meeting if the notice is given personally or is delivered or is sent by any means of transmitted or recorded communication or as an electronic document. Meetings of the directors may be held at any time without notice if all the directors have waived or are deemed to have waived notice.

1.12 First Meeting of New Board. No notice shall be necessary for the first meeting of newly-elected directors held immediately following their election at a meeting of shareholders.

1.13 Adjourned Meeting. Notice of an adjourned meeting of directors is not required if the time and place of the adjourned meeting is announced at the original meeting.

1.14 Regular Meetings. The directors may appoint a day or days in any month or months for regular meetings and shall designate the place and time at which such meetings are to be held. A copy of any resolution of directors fixing the place and time of regular meetings of the board shall be sent to each director forthwith after being passed, and no other notice shall be required for any such regular meeting.

1.15 Chairperson. The Chairperson of the Board, or in the Chairperson’s absence the President and Chief Executive Officer if that person is a director, or in the President and Chief Executive Officer’s absence a director chosen by the directors at the meeting shall be the chairperson of any meeting of directors.

1.16 Voting at Meetings. Questions arising at any meeting of directors shall be decided by a majority of votes. In the event that an equality of votes occurs, the motion addressing the question at issue shall be deemed to be defeated, and while the Chairperson may vote as a director, he or she shall not have a second or casting vote.

1.17 Conflict of Interest. A director or officer who is a party to, or who is a director or officer or is acting in a similar capacity of, or has a material interest in, a party to a material contract or material transaction, whether entered into or proposed, with the Corporation shall disclose the nature and extent of the director’s or officer’s interest at the time and in the manner provided by the Act.

1.18 Remuneration and Expenses. The directors shall be paid such remuneration as the directors or a committee thereof may from time to time by resolution determine. The directors shall also be entitled to be paid their travelling and other expenses properly incurred by them in going to, attending and returning from meetings of directors or committees of directors.

2. COMMITTEES

2.1 Committees of Directors. The directors may appoint from among their number one or more committees of directors and delegate to them any of the powers of the directors except those which under the Act a committee of directors has no authority to exercise.

2.2 Transaction of Business. Subject to section 1.8, the powers of a committee appointed by the directors may be exercised at a meeting at which a quorum is present or by resolution in writing signed by all members of the committee entitled to vote on that resolution at a meeting of the committee. Meetings of a committee may be held at any place in or outside Ontario.

2.3 Procedure. The quorum of each committee shall be not less than a majority of committee members. Each committee shall have the power to regulate its procedure, subject to its committee charter, as applicable.

3. OFFICERS

3.1 General. The directors may from time to time appoint a Chairperson of the Board, a President and Chief Executive Officer, one or more Vice Presidents (which include Executive Vice Presidents, Senior Vice Presidents and other Vice Presidents), a Secretary and such other officers as the directors may determine, including one or more assistants to any of the officers so appointed. The officers so appointed may but need not be members of the board of directors except as provided in sections 3.3 and 3.4.

3.2 Term of Office. Any officer may be removed by the directors at any time but such removal shall not affect the rights of that officer under any contract of employment with the Corporation. Otherwise, each officer shall hold office until the officer’s successor is appointed.

3.3 The Chairperson of the Board. The Chairperson of the Board, or, if the directors so decide, the Co-Chairpersons of the Board, if any, shall be appointed from among the directors and shall, when present, be chairperson of meetings of shareholders and directors and shall have such other powers and duties as the directors may determine.

3.4 The President and Chief Executive Officer. Unless the directors otherwise determine, the President and Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general supervision of its business and affairs and in the absence of the Chairperson of the Board shall be chairperson at meetings of shareholders and directors when present.

3.5 Vice President. A Vice President (including any Executive Vice Presidents, Senior Vice Presidents and other Vice Presidents) shall have such powers and duties as the directors or the President and Chief Executive Officer may determine.

3.6 Secretary. The Secretary shall give, or cause to be given, all notices required to be given to shareholders, directors, auditors and members of committees; shall attend and be secretary of all meetings of shareholders, directors and committees appointed by the directors and shall enter or cause to be entered in books kept for that purpose minutes of all proceedings at such meetings; shall be the custodian of the corporate seal of the Corporation and of all records, books, documents and other instruments belonging to the Corporation; and shall have such other powers and duties as the directors or the President and Chief Executive Officer may determine.

3.7 Other Officers. The powers and duties of all other officers shall be such as the directors or the President and Chief Executive Officer may determine. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the directors or the President and Chief Executive Officer otherwise direct.

3.8 Variation of Duties. The directors may, from time to time, vary, add to or limit the powers and duties of any officer.

3.9 Conflict of Interest. An officer shall disclose the officer’s interest in any material contract or material transaction, whether entered into or proposed, in accordance with section 1.17.

3.10 Agents and Attorneys. The directors shall have power from time to time to appoint agents or attorneys for the Corporation within or outside Ontario with such powers (including the power to sub-delegate) of management, administration or otherwise as the directors may specify.

4. PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

4.1 Indemnification of Directors and Officers. The Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity of another entity, and the heirs and legal representatives of such a person to the extent permitted by the Act.

4.2 Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 4.1 to the extent permitted by the Act.

5. MEETINGS OF SHAREHOLDERS

5.1 Annual Meetings. The annual meeting of the shareholders shall be held at the registered office of the Corporation or at such other place within or outside Ontario as the directors may determine, at such time in each year as the directors may determine, for the purpose of receiving the reports and statements required to be placed before the shareholders at an annual meeting, electing directors, appointing an auditor or auditors, and for the transaction of such other business as may properly be brought before the meeting.

5.2 Other Meetings. The directors shall have power at any time to call a special meeting of shareholders to be held at such place within or outside Ontario as the directors may determine, at such time as may be determined by the board of directors.

5.3 Notice of Meetings. Notice of the time and place of a meeting of shareholders shall be given not less than 21 days nor more than 50 days before the meeting to each holder of shares carrying voting rights at the close of business on the record date for notice, to each director and to the auditor of the Corporation. Notice of a meeting of shareholders at which special business is to be transacted shall state the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall include the text of any special resolution to be submitted to the meeting. All business transacted at a special meeting of shareholders and all business transacted at an annual meeting of shareholders, except consideration of the financial statements, auditor’s report, election of directors and reappointment of the incumbent auditor, shall be deemed to be special business.

5.4 Record Date for Notice. For the purpose of determining shareholders entitled to receive notice of a meeting of shareholders, the directors may fix in advance a date as the record date for such determination of shareholders, but the record date shall not precede by more than 60 days or by less than 30 days the date on which the meeting is to be held. Where no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be at the close of business on the day immediately preceding the day on which the notice is given, or, if no notice is given, shall be the day on which the meeting is held. If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register at the close of business on the day the directors fix the record date, notice thereof shall be given, not less than seven days before the date so fixed, by advertisement in a newspaper published or distributed in the place where the Corporation has its registered office and in each place in Canada and the United States where it has a transfer agent or where a transfer of its shares may be recorded and by written notice to each stock exchange in Canada and the United States on which the shares of the Corporation are listed for trading.

5.5 Persons Entitled to be Present. The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors, the auditor and other persons who are entitled or required under any provision of the Act or the articles or by-laws of the Corporation to attend a meeting of shareholders of the Corporation. Any other person may be admitted only on the invitation of the chairperson of the meeting or with the consent of the meeting.

5.6 Chairperson. The Chairperson of the Board, or in the Chairperson’s absence the President and Chief Executive Officer, or in the President and Chief Executive Officer’s absence a vice-president who is a shareholder, shall be chairperson of meetings of shareholders.

5.7 Scrutineers. At each meeting of shareholders one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chairperson with the consent of the meeting.

5.8 Quorum. Two persons holding at least 10% of the outstanding shares present in person or represented by proxy, and each being entitled to vote thereat, shall constitute a quorum for the transaction of business at any meeting of shareholders.

5.9 Right to Receive Notice. The Corporation shall prepare a list of shareholders entitled to receive notice of a meeting, arranged in alphabetical order and showing the number of shares held by each shareholder, which list shall be prepared,

5.9.1 if a record date for notice is fixed under section 5.4, not later than ten days after that record date; and

5.9.2 if no record date for notice is fixed under section 5.4, on the record date for notice established under section 5.4.

5.10 Right to Vote. A shareholder whose name appears in the list prepared under section 5.9 is entitled to vote the shares shown opposite that shareholder’s name at the meeting to which the list relates.

5.11 Joint Shareholders. Where two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them.

5.12 Representatives. Where a body corporate or association is a shareholder of the Corporation, the Corporation shall recognize any individual authorized by a resolution of the directors or governing body of the body corporate or association to represent it at meetings of shareholders of the Corporation. An individual so authorized may exercise on behalf of the body corporate or association the individual represents all the powers it could exercise if it were an individual shareholder.

5.13 Executors and Others. An executor, administrator, committee of a mentally incompetent person, guardian or trustee and, where a corporation is such executor, administrator, committee, guardian or trustee of a testator, intestate, mentally incompetent person, ward or cestui que trust, any duly appointed representative of such corporation, upon filing with the secretary of the meeting sufficient proof of the person’s appointment, shall represent the shares in the person’s or its hands at all meetings of shareholders of the Corporation and may vote accordingly as a shareholder in the same manner and to the same extent as the shareholder of record. If there be more than one executor, administrator, committee, guardian or trustee, the provisions of this by-law respecting joint shareholders shall apply.

5.14 Proxyholders. Every shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent and with the authority conferred by the proxy. A proxyholder or an alternative proxyholder has the same rights as the shareholder who appointed the proxyholder to speak at a meeting of shareholders in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternative proxyholder has conflicting instructions from more than one shareholder, to vote at such meeting in respect of any matter by way of any show of hands. A proxy shall be executed by the shareholder or the shareholder’s attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized and shall be valid only at the meeting in respect of which it is given or any adjournment thereof. A proxy shall be in such form as may be prescribed from time to time by the directors or in such other form as the chairperson of the meeting may accept and as complies with all applicable laws and regulations.

5.15 Time for Deposit of Proxies. The directors may by resolution fix a time not exceeding forty-eight hours, excluding Saturdays, Sundays and holidays, preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at that meeting must be deposited with the Corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting.

5.16 Votes to Govern. Subject to the Act and the articles of the Corporation, at all meetings of shareholders every question shall be decided, either on a show of hands (or its functional equivalent) or by ballot, by a majority of the votes cast on the question. In case of an equality of votes, the chairperson of the meeting shall have a second or casting vote.

5.17 Electronic Meetings and Voting. If the directors call a meeting of shareholders, they may determine that the meeting of shareholders shall be held entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and any vote at that meeting of shareholders shall be held entirely by means of that communication facility. A meeting of shareholders may also be held at which some, but not all, persons entitled to attend may participate and vote by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting/such a communication facility, if the Corporation makes one available. A person participating in a meeting by such means is deemed to be present at the meeting. Any vote at a meeting of shareholders may be also held entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes one available, even if none of the persons entitled to attend otherwise participates in the meeting by means of a communication facility. For the purpose of voting, a communication facility that is made available by the Corporation must enable the votes to be gathered in a manner that permits their subsequent verification and permits the tallied votes to be presented to the Corporation without it being possible for the Corporation to identify how each shareholder or group of shareholders voted.

5.18 Show of Hands. Voting at a meeting of shareholders shall be by show of hands, or the functional equivalent of a show of hands by means of electronic, telephonic or other communication facility, except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting or where required by the chairperson. A ballot may be demanded either before or after any vote by show of hands, or its functional equivalent. Upon a show of hands, or its functional equivalent, every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands, or its functional equivalent, shall have been taken upon a question, unless a ballot thereon be required or demanded, an entry in the minutes of a meeting of shareholders to the effect that the chairperson declared a motion to be carried is admissible in evidence as prima facie proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the motion. A demand for a ballot may be withdrawn at any time prior to taking of a poll on the ballot.

5.19 Ballots. If a ballot is demanded or required, the vote upon the question shall be taken in such manner as the chairperson of the meeting shall direct, or as provided by the electronic, telephonic or other communication facility through which votes may be cast. Each person present and entitled to vote at the meeting shall, unless the articles of the Corporation otherwise provide, be entitled to one vote for each share in respect of which that person is entitled to vote at the meeting.

5.20 Adjournment. The chairperson of any meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the same from time to time and from place to place. If a meeting of shareholders is adjourned for less than thirty days it is not necessary to give notice of the adjourned meeting other than by announcement at the earliest meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of thirty days or more, notice of the adjourned meeting shall be given as for an original meeting. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling such original meeting.

5.21 Resolution in Lieu of Meeting. A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of shareholders except where a written statement in respect thereof has been submitted by a director or where representations in writing are submitted by the auditor of the Corporation, in either case, in accordance with the Act.

6. SHARES

6.1 Issue. Subject to the Act and the articles of the Corporation, shares of the Corporation may be issued at such times and to such persons and for such consideration as the directors may determine, provided that no shares may be issued until fully paid as provided in the said Act.

6.2 Share Certificate. Every shareholder is entitled at the shareholder’s option to a share certificate in respect of the shares held by the shareholder that complies with the Act or to a non-transferable written acknowledgement (“written acknowledgement”) of the shareholder’s right to obtain a share certificate from the Corporation in respect of the shares of the Corporation held by the shareholder, but the Corporation is not bound to issue more than one share certificate or written acknowledgement in respect of a share or shares held jointly by several persons and delivery of a share certificate or written acknowledgement to one of several joint holders is sufficient delivery to all. Written acknowledgements shall be in such form or forms as the directors shall from time to time by resolution determine. The Corporation may charge a fee in accordance with the Act for a share certificate issued in respect of a transfer. Subject to the provisions of the Act and to the requirements of any stock exchange on which shares of the Corporation may be listed, share certificates shall be in such form or forms as the directors shall from time to time approve. Unless otherwise determined by the directors, share certificates shall be signed by the Chairperson of the Board, the President and Chief Executive Officer, or a Vice President or a director and need not be under the corporate seal and certificates for shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned on behalf of such transfer agent and/or registrar. Share certificates shall be signed manually, or signatures shall be printed or otherwise mechanically reproduced on the certificate, and shall include the signature of at least one director or officer of the Corporation or by or on behalf of a registrar, transfer agent or branch transfer agent of the Corporation. If a share certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the share certificate, even though the person has ceased to be a director or an officer of the Corporation, and the share certificate is as valid as if the person were a director or an officer at the date of its issue.

6.3 Transfer Agents and Registrars. For each class of shares issued by it, the Corporation may appoint one or more agents to keep the securities register and the register of transfers and one or more branch registers. Such an agent may be designated as a transfer agent or registrar according to functions and one agent may be designated both transfer agent and registrar. The securities register, the register of transfers and the branch register or registers (the “registers”) shall be kept at the registered office of the Corporation or at such other place inside or outside Ontario designated by the directors. If the registers are kept outside Ontario, the Corporation will make them available for inspection in compliance with the Act.

6.4 Transfer of Shares. Subject to the Act, no transfer of a share shall be registered except upon presentation of the certificate representing such share with an endorsement which complies with the Act, together with such reasonable assurance that the endorsement is genuine and effective as the directors may prescribe, upon payment of all applicable taxes and fees and upon compliance with the articles of the Corporation.

6.5 Non-Recognition of Trust. Subject to the Act, the Corporation may treat the registered holder of any share as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payment in respect of the share, and to exercise all the rights and powers of an owner of the share.

6.6 Replacement of Share Certificates. Where the owner of a share certificate claims that the share certificate has been lost, apparently destroyed or wrongfully taken, the Corporation shall issue or cause to be issued a new certificate in place of the original certificate if the owner (i) so requests before the Corporation has notice that the share certificate has been acquired by a bona fide purchaser; (ii) files with the Corporation an indemnity bond sufficient in the Corporation’s opinion to protect the Corporation and any transfer agent, registrar or other agent of the Corporation from any loss that it or any of them may suffer by complying with the request to issue a new share certificate; and (iii) satisfies any other reasonable requirements imposed from time to time by the Corporation.

7. DIVIDENDS AND RIGHTS

7.1 Declaration of Dividends. Subject to the Act, the directors may from time to time declare dividends payable to the shareholders according to their respective rights and interest in the Corporation.

7.2 Cheques. A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the address of such holder in the Corporation’s securities register, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their address in the Corporation’s securities register. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

7.3 Non-Receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the directors may from time to time prescribe, whether generally or in any particular case.

7.4 Record Date for Dividends and Rights. The directors may fix in advance a date, preceding by not more than 50 days the date for payment of any dividend or the date for the issue of any warrant or other evidence of the right to subscribe for securities of the Corporation, as a record date for the determination of the persons entitled to receive payment of such dividend or to exercise the right to subscribe for such securities, and notice of any such record date shall be given not less than seven days before such record date in the manner provided by the Act. If no record date is so fixed, the record date for the determination of the persons entitled to receive payment of any dividend or to exercise the right to subscribe for securities of the Corporation shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the directors.

7.5 Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

8. NOTICES

8.1 General. A notice or document required by the Act, the regulations thereunder, the articles or the by-laws of the Corporation to be sent to a shareholder or director of the Corporation may be sent by prepaid mail addressed to, or may be delivered personally to, the shareholder or director at the shareholder’s or director’s latest address as shown in the records of the Corporation. A notice or document if mailed to a shareholder or director of the Corporation shall be deemed to have been received at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or the document at that time or at all.

8.2 Electronic Delivery. A notice or document required or permitted by the Act, the articles, the by-laws or otherwise may be sent by electronic means in accordance with the Electronic Commerce Act, 2000 (Ontario).

8.3 Undelivered Notices. If the Corporation sends a notice or document, including a notice or document via electronic mail (“e-mail”) to a shareholder in accordance with this section and the notice, document or e-mail is returned on three consecutive occasions because the shareholder cannot be found, the Corporation is not required to send any further notices, documents or e-mails to the shareholder until the shareholder informs the Corporation in writing of the shareholder’s new address.

8.4 Computation of Time. In computing the time when a notice or document must be given or sent under any provision requiring a specified number of days’ notice of any meeting or other event, the day on which the notice or document is given or sent shall be excluded and the day on which the meeting or other event occurs shall be included.

8.5 Omission and Errors. The accidental omission to give any notice or send any document to any shareholder, director or other person or the non-receipt of any notice or document by any shareholder, director or other person or any error in any notice or document not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded on such notice or document.

8.6 Notice to Joint Shareholders. All notices or documents with respect to any shares registered in more than one name may, if more than one address appears on the securities register of the Corporation in respect of such joint holding, be given to such joint shareholders at the first address so appearing, and all notices so given or documents so sent shall be sufficient notice to all the holders of such shares.

8.7 Proof of Service. A certificate of the Secretary or other duly authorized officer of the Corporation, or of any agent of the Corporation, as to facts in relation to the mailing or delivery or sending of any notice or document to any shareholder or director of the Corporation or to any other person or publication of any such notice or document, shall be conclusive evidence thereof and shall be binding on every shareholder or director or other person as the case may be.

8.8 Signature to Notice. The signature to any notice or document given by the Corporation, if not in electronic form, may be printed or otherwise mechanically reproduced thereon or partly printed or otherwise mechanically reproduced thereon.

8.9 Waiver of Notice. Notice may be waived or the time for the sending of a notice or document may be waived or abridged at any time with the consent in writing of the person entitled thereto. Attendance of any director at a meeting of the directors or of any shareholder at a meeting of shareholders is a waiver of notice of such meeting, except where the director or shareholder attends for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

9. BUSINESS OF THE CORPORATION

9.1 Voting Shares and Securities in Other Corporations. All of the shares or other securities carrying voting rights of any other body corporate or bodies corporate held from time to time by the Corporation may be voted at any and all meetings of holders of such securities of such other body corporate or bodies corporate in such manner and by such person or persons as the directors of the Corporation shall from time to time determine or failing such determination the proper signing officers of the Corporation may also from time to time execute and deliver for and on behalf of the Corporation instruments of proxy and arrange for the issue of voting certificates and other evidence of the right to vote in such names as they may determine.

9.2 Bank Accounts, Cheques, Drafts and Notes. The Corporation’s bank accounts shall be kept in such chartered bank or banks, trust company or trust companies or other firm or corporation carrying on a banking business as the directors may by resolution from time to time determine. Cheques on bank accounts, drafts drawn or accepted by the Corporation, promissory notes given by it, acceptances, bills of exchange, orders for the payment of money and other instruments of a like nature may be made, signed, drawn, accepted or endorsed, as the case may be, by such officer or officers, person or persons as the directors may by resolution from time to time name for that purpose. Cheques, promissory notes, bills of exchange, orders for the payment of money and other negotiable paper may be endorsed for deposit to the credit of any one of the Corporation’s bank accounts by such officer or officers, person or persons, as the directors may by resolution from time to time name for that purpose, or they may be endorsed for such deposit by means of a stamp bearing the Corporation’s name.

9.3 Execution of Instruments. Any one of the Chairperson of the Board, the President and Chief Executive Officer, a Vice President (which includes Executive Vice Presidents, Senior Vice Presidents and other Vice Presidents) or any director, or the Secretary or Assistant Secretary, shall have authority to sign in the name and on behalf of the Corporation all instruments in writing and any instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board of directors shall have power from time to time by resolution to appoint any other officer or officers or any person or persons on behalf of the Corporation either to sign instruments in writing generally or to sign specific instruments in writing. Any signing officer may affix the corporate seal to any instrument requiring the same. The term “instruments in writing” as used herein shall, without limiting the generality thereof, include contracts, documents, powers of attorney, deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property (real or personal, immovable or movable), agreements, tenders, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of shares, stocks, bonds, debentures or other securities, instruments of proxy and all paper writing.

10. INTERPRETATION

10.1 In this by-law, wherever the context requires or permits, the singular shall include the plural and the plural the singular; the word “person” shall include firms and corporations, and masculine gender shall include the feminine and neuter genders. Wherever reference is made to any determination or other action by the directors such shall mean determination or other action by or pursuant to a resolution passed at a meeting of the directors, or by or pursuant to a resolution consented to by all the directors as evidenced by their signatures thereto. Wherever reference is made to the “Business Corporations Act” or the “Act”, it shall mean the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16 and every other act or statute incorporated therewith or amending the same, or any act or statute substituted therefor. Unless the context otherwise requires, all words used in this by-law shall have the meanings given to such words in the Act.

Annex D

October 4, 2010

CONFIDENTIAL

Special Committee of the Board of Directors

Brookfield Homes Corporation

8500 Executive Park Avenue

Suite 300

Fairfax, Virginia 22031

Gentlemen:

You have asked Wells Fargo Securities LLC (“Wells Fargo Securities”) to advise you with respect to the fairness from a financial point of view to the holders (other than Brookfield Residential Properties Inc. (“Brookfield Residential”) and its affiliates) of shares of common stock, par value $0.01 per share (the “Brookfield Homes Common Stock”), of Brookfield Homes Corporation (“Brookfield Homes”), of the Exchange Ratio (as hereinafter defined) to be paid pursuant to an Agreement and Plan of Merger and Contribution (the “Agreement”) to be entered into among Brookfield Homes, Brookfield Residential, Brookfield Residential Acquisition Corp., a wholly-owned subsidiary of Brookfield Residential (“Brookfield Acquisition”), and Brookfield Properties Corporation (“Brookfield Properties”). Pursuant to the Agreement, (i) immediately prior to the Effective Time (as defined in the Agreement), Brookfield Residential will convert its shares of 8% convertible preferred stock, par value $0.01 per share (“Brookfield Homes Preferred Stock”), of Brookfield Homes at par into shares of Brookfield Homes Common Stock in accordance with the terms of the Brookfield Homes Preferred Stock certificate of designations (the “Conversion Transaction”), (ii) Brookfield Properties and/or one or more of its subsidiaries will contribute to Brookfield Residential equity interests in certain entities owning all or substantially all the assets, liabilities and obligations of the BPO Residential Businesses (as defined in the Agreement) (the “Contribution Transaction”) in exchange for shares of common stock, without par value (“Brookfield Residential Common Stock”), of Brookfield Residential equal to 50.73891626% of the shares of Brookfield Residential Common Stock (collectively, the “Contribution Consideration Shares”) outstanding immediately subsequent to the Effective Time (assuming the conversion of the shares of preferred stock, without par value, of Brookfield Residential to be issued pursuant to the Merger Transaction (as defined below)) and a senior unsecured promissory note in the original principal amount of CDN $265 million and a junior unsecured promissory note in the original principal amount of CDN $215 million, in each case in the form attached to the Agreement (the “Notes”), and (iii) Brookfield Acquisition will merge with and into Brookfield Homes (the “Merger Transaction” and together with the Conversion Transaction and the Contribution Transaction, the “Transactions”) and at the Effective Time (A) each outstanding share of Brookfield Homes Common Stock (other than shares held by Brookfield Residential) will be cancelled in exchange for 0.764900530 share of Brookfield Residential Common Stock (the “Exchange Ratio”) plus a cash amount in lieu of a fractional share, (B) each outstanding share of Brookfield Homes Common Stock that is held by Brookfield Residential prior to the Effective Date (as defined in the Agreement) shall remain outstanding and no shares of Brookfield Residential Common Stock, Brookfield Residential Preferred Stock (as defined below), cash or other consideration shall be delivered in exchange therefor and (C) each issued and outstanding share of Brookfield Homes Preferred Stock (other than the Dissenting Shares (as defined in the Agreement)) will be converted into one share of preferred stock, without par value (“Brookfield Residential Preferred Stock”), of Brookfield Residential. Following the Closing (as defined in the Agreement), Brookfield Properties will distribute rights to the holders of shares of common stock of Brookfield Properties, entitling them to acquire, at a purchase price of $10 per share, the Contribution Consideration Shares, and BAM has agreed to exercise the rights it receives to acquire any Contribution Consideration Shares that are not otherwise subscribed for in the rights offering (the “Offering”) at the same price per share as in the Offering.

Special Committee of the Board of Directors

Brookfield Homes Corporation

October 4, 2010

In arriving at our opinion, we have, among other things:

•	Reviewed a draft dated October 4, 2010 of the Agreement, including the financial terms of the Agreement;

•	Reviewed drafts dated October 4, 2010 of the Notes;

•	Reviewed certain business, financial and other information regarding Brookfield Homes that was publicly available;

•

Reviewed certain business, financial and other information regarding Brookfield Homes that was furnished by Brookfield Homes, including financial forecasts and estimates prepared by the management of Brookfield Homes;

•	Reviewed certain business, financial and other information regarding the BPO Residential Businesses that was publicly available;

•

Reviewed certain business, financial and other information regarding the BPO Residential Businesses that was furnished by Brookfield Properties, including financial forecasts and estimates prepared by the management of Brookfield Properties, as approved for our use by you;

•

Discussed with the management of Brookfield Homes and Brookfield Properties the operations and prospects of Brookfield Homes and the BPO Residential Businesses, including the historical financial performance and trends in the results of operations of Brookfield Homes and the BPO Residential Businesses;

•	Discussed with the managements of Brookfield Homes and Brookfield Properties the strategic rationale for the Transactions and the Offering;

•	Reviewed reported prices and trading activity for the shares of Brookfield Homes Common Stock;

•

Compared certain financial data for Brookfield Homes and the BPO Residential Businesses, respectively, with similar data for certain publicly traded companies in the residential development and homebuilding industries that we deemed relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant;

•

Analyzed the net asset value of Brookfield Homes and the BPO Residential Businesses, respectively, based upon book values, and financial forecasts and estimates relating to Brookfield Homes and the BPO Residential Businesses prepared by the managements of Brookfield Homes and Brookfield Properties, respectively, and other assumptions discussed with and confirmed as reasonable by the management of Brookfield Homes and Brookfield Properties, respectively;

•	Considered other information such as financial studies, analyses, and investigations, as well as financial and economic and market criteria, that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, tax and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the management of Brookfield Homes and Brookfield Properties that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates utilized in our analyses, we have been advised and, at your direction, have assumed that they have been reasonably prepared and reflect the best current estimates, judgments and assumptions of the managements of Brookfield Homes and Brookfield Properties as to the future financial performance of

Special Committee of the Board of Directors

Brookfield Homes Corporation

October 4, 2010

Brookfield Homes and the BPO Residential Businesses, respectively. We assume no responsibility for, and express no view as to, such forecasts or estimates or the judgments or assumptions upon which they are based. In addition, we have relied upon, at your direction, the assessments of the managements of Brookfield Homes and Brookfield Properties as to market trends and prospects for the residential development and homebuilding industries and the potential impact of such trends and prospects on Brookfield Homes and the BPO Residential Businesses. In arriving at our opinion, we have not conducted any physical inspection or assessment of the facilities or assets of Brookfield Homes or the BPO Residential Businesses, nor have we made or been provided with any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Brookfield Homes or the BPO Residential Businesses.

In rendering our opinion, we have assumed, with your consent, that the final form of the Agreement and the Notes, when signed by the parties thereto, will not differ from the drafts reviewed by us in any respect material to our opinion, that the Transactions will be consummated in accordance with the terms described in the Agreement and the Notes or as otherwise described to us by representatives of Brookfield Homes and in compliance with all applicable laws, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Transactions, no restrictions will be imposed or action will be taken that will have an adverse effect on Brookfield Homes, the BPO Residential Businesses, Brookfield Residential or the Transactions. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion only addresses the fairness, from a financial point of view, to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes Common Stock of the Exchange Ratio to be paid pursuant to the Agreement to the extent expressly specified herein and does not address any other terms or aspects of the Agreement, the Notes, the Transactions, the Offering or any related transaction, including, without limitation, the form or structure of the Transactions and the Offering, the consideration paid to Brookfield Properties in connection with the Contribution Transaction, any tax or accounting matters relating to the Transactions, the Offering or otherwise, or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the Agreement, the Notes, the Transactions or the Offering, or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Transactions or the Offering, or class of such persons, relative to the Exchange Ratio or otherwise. We did not provide any advice or services in connection with the Transactions or the Offering other than the delivery of this opinion, and we were not requested to, and we did not, participate in the negotiations of the terms of the Agreement, the Notes, the Transactions or the Offering or any related transaction. Our opinion does not address the merits of the underlying decision by Brookfield Homes to enter into the Agreement or the relative merits of the Transactions and the Offering compared with other business strategies or transactions available or that have been or might be considered by the management, the Special Committee of the Board of Directors of Brookfield Homes or the Board of Directors of Brookfield Homes. We have not considered, nor are we expressing any opinion herein with respect to, the price at which shares of Brookfield Homes Common Stock, Brookfield Residential Common Stock or common stock, par value $0.01 per share, of Brookfield Properties, Brookfield Homes Preferred Stock or Brookfield Residential Preferred Stock will trade at any time, the distribution of ownership of, or liquidity of, shares of Brookfield Residential Common Stock and Brookfield Residential Preferred Stock following consummation of the Transactions and the Offering or the impact of the Transactions and the Offering on the solvency or viability of Brookfield Homes, Brookfield Properties or Brookfield Residential or the ability of Brookfield Homes, Brookfield Properties or Brookfield Residential to pay their respective obligations when they come due.

Special Committee of the Board of Directors

Brookfield Homes Corporation

October 4, 2010

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged solely to render this opinion to the Special Committee of the Board of Directors of Brookfield Homes in connection with the Merger Transaction and will receive a fee for rendering this opinion. In addition, Brookfield Homes has agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify us against certain liabilities that may arise out of our engagement. Wells Fargo Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which we and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities or our affiliates in the past have provided, currently are providing, and in the future may provide financial services to Brookfield Homes and Brookfield Properties and their affiliates and in the future may provide financial services to Brookfield Residential and its affiliates, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including having acted as and currently acting as a lender under a credit facility of Brookfield Homes, a swap counterparty to Brookfield Homes, a mortgage lender to Brookfield Properties and a lender under a credit facility to Brookfield Asset Management Inc. (“BAM”). In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade or hold the securities or financial instruments (including bank loans or other obligations) of Brookfield Homes, Brookfield Properties, Brookfield Residential and BAM for our and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is solely for the information and use of the Special Committee of the Board of Directors of Brookfield Homes in connection with its evaluation of the Transactions. This opinion shall not confer any rights or remedies upon the security holders of Brookfield Homes or any other person or be used or relied upon for any other purpose. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work described above, and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid pursuant to the Agreement is fair, from a financial point of view, to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes Common Stock.

Very truly yours,

/s/ WELLS FARGO SECURITIES, LLC

Annex E

DELAWARE GENERAL CORPORATION LAW

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 136 of the Business Corporations Act (Ontario), as amended, provides, in part, as follows:

(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3).

Limitation

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

a. was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b. fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

a. in the individual’s capacity as a director or officer of the corporation; or

b. in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Protection of Directors, Officers and Others

Section 5.1 of the Registrant’s Bylaw No. 1 provides the following in accordance with the Business Corporations Act (Ontario) (the “Act”).

“The Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by the Act.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Brookfield Residential Properties Inc. pursuant to the foregoing provisions, Brookfield Residential Properties Inc. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibits Number	Document Description
2.1	Merger and Contribution Agreement(1)

3.1	Articles of Incorporation of Brookfield Residential Properties Inc.(2)

3.2	Articles of Amendment of Brookfield Residential Properties Inc., effective August 4, 2010(2)

3.3	Articles of Amendment of Brookfield Residential Properties Inc., effective September 29, 2010(2)

3.4	Articles of Amendment of Brookfield Residential Properties Inc., effective October 8, 2010(2)

3.5	Bylaw No. 1 of Brookfield Residential Properties Inc.(2)

4.1	Form of Senior Note(2)

4.2	Form of Junior Subordinated Note(2)

5.1	Opinion of Goodmans LLP regarding legality of the securities being registered(2)

8.1	Opinion of Dorsey & Whitney LLP regarding United States federal tax considerations(2)

8.2	Opinion of Goodmans LLP regarding Canadian federal tax considerations(2)

23.1	Consent of Goodmans LLP (included in Exhibit 5.1)(2)

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1)(2)

23.3	Consent of Deloitte & Touche LLP (Brookfield Residential)

23.4	Consent of Deloitte & Touche LLP (Brookfield Homes)

23.5	Consent of Deloitte & Touche LLP (BPO Residential)

23.6	Consent of Wells Fargo Securities, LLC

24.1	Powers of Attorney (included on the signature page hereof)

99.1	Form of Proxy Card for Brookfield Homes Corporation(2)

(1)	Contained in the proxy statement/prospectus filed herewith.
(2)	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The information in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Brookfield Residential Properties Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on October 12, 2010.

BROOKFIELD RESIDENTIAL PROPERTIES INC.

By:	/s/ JEFFREY HAAR
Jeffrey Haar
Vice President

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sachin Shah and Jeffrey Haar, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in any and all capacities, to sign this registration statement and any and all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SACHIN SHAH Sachin Shah	President and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	October 12, 2010

/s/ JOSEPH FREEDMAN Joseph Freedman	Director	October 12, 2010

/s/ ALEKS NOVAKOVIC Aleks Novakovic	Director	October 12, 2010

/s/ JEFFREY HAAR Jeffrey Haar	Director	October 12, 2010

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Brookfield Residential Properties Inc. in the United States, in the City of New York, New York, on this 12th day of October, 2010.

/s/ BARRY BLATTMAN
Barry Blattman

EXHIBIT INDEX

Exhibits Number	Document Description
2.1	Merger and Contribution Agreement(1)

3.1	Articles of Incorporation of Brookfield Residential Properties Inc.(2)

3.2	Articles of Amendment of Brookfield Residential Properties Inc., effective August 4, 2010(2)

3.3	Articles of Amendment of Brookfield Residential Properties Inc., effective September 29, 2010(2)

3.4	Articles of Amendment of Brookfield Residential Properties Inc., effective October 8, 2010(2)

3.5	Bylaw No. 1 of Brookfield Residential Properties Inc.(2)

4.1	Form of Senior Note(2)

4.2	Form of Junior Subordinated Note(2)

5.1	Opinion of Goodmans LLP regarding legality of the securities being registered(2)

8.1	Opinion of Dorsey & Whitney LLP regarding United States federal tax considerations(2)

8.2	Opinion of Goodmans LLP regarding Canadian federal tax considerations(2)

23.1	Consent of Goodmans LLP (included in Exhibit 5.1)(2)

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 8.1)(2)

23.3	Consent of Deloitte & Touche LLP (Brookfield Residential)

23.4	Consent of Deloitte & Touche LLP (Brookfield Homes)

23.5	Consent of Deloitte & Touche LLP (BPO Residential)

23.6	Consent of Wells Fargo Securities, LLC

24.1	Powers of Attorney (included on the signature page hereof)

99.1	Form of Proxy Card for Brookfield Homes Corporation(2)

(1)	Contained in the proxy statement/prospectus filed herewith.
(2)	To be filed by amendment.